===============================================================================
    As filed with the Securities and Exchange Commission on February 16, 1999
                   Securities Act Registration No. 333-69523
               Securities Exchange Act Registration No. 0-20760
===============================================================================

                         SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                              Amendment No. 2 to

                                   FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         HORIZONTAL VENTURES, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)


       Colorado                            1311                    84-1091986
------------------------         -----------------------       ---------------
(State or other jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
     of incorporation                Classification             Identification
     or organization)                 Code Number)                  Number)

                     630 Fifth Avenue, Suite 1501, New York, NY 10111
                                      (212) 218-4680
               ------------------------------------------------------------
             (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                                  Randeep S. Grewal
                         Chairman and Chief Executive Officer
                              Horizontal Ventures, Inc.
                             630 Fifth Avenue, Suite 1501
                                  New York, NY 10111
                                     (212) 218-4680
                    -------------------------------------------------------
                 (Name, address, including ZIP Code, and telephone number,
                        including area code, of agent for service)

                                          Copies to:

         Roger V. Davidson, Esq.                         Susan M. Whalen, Esq.
    Ballard Spahr Andrews & Ingersoll, LLP             Saba Petroleum Company
     1225 Seventeenth Street, Suite 2300           3201 Airpark Drive, Suite 201
         Denver, CO 80202-5595                          Santa Maria, CA 93455
             (303) 292-2400                               (805) 347-8700
          (303) 296-3956 (FAX)                          (805) 739-0743 (FAX)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the merger contemplated by the Agreement and Plan of Merger dated December 18, 1998 described in the enclosed joint proxy statement/prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering by Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed by Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]


                         Calculation of Registration Fee
===============================================================================
Title of each class of Amount to be  Proposed maximum   Proposed maximum
  securities to be     Registered    offering price      Aggregate     Amount of
   registered                              share(1)     Offering price     Fee
===============================================================================

Common stock, no par value   1,300,000 (1)     N/A    $7,800,000(2)    $2,169(3)
===============================================================================

(1) Represents the estimated number of shares of Horizontal Ventures common stock issuable upon consummation of the merger of Saba Petroleum Company with and into a subsidiary of the Horizontal Ventures. Horizontal Ventures does not expect the number of shares actually issued in the merger to exceed the number indicated.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933 on the basis of $1.00 (the average of the high and low prices of Saba common stock as reported on the American Stock Exchange for February 5, 1999) multiplied by 7,800,000 (the maximum aggregate number of shares of Saba common stock to be acquired in the merger, including approximately 60,000 shares subject to issuance by outstanding stock options and warrants).

(3)   $2,169 previously paid.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
      OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING BY SAID SECTION 8(A), MAY DETERMINE.


                               JOINT PROXY STATEMENT
                         FOR SPECIAL MEETINGS OF SHAREHOLDERS
                             TO BE HELD ON MARCH 19, 1999
                         PROSPECTUS OF HORIZONTAL VENTURES, INC.

     The Boards of Directors of Horizontal Ventures, Inc. and Saba Petroleum Company have approved a merger that would result in Horizontal Ventures buying Saba and Saba becoming a wholly owned subsidiary of Horizontal Ventures.

     The merger provides that approximately 1,240,000 shares of Horizontal Ventures common stock will be issued for all of the shares of Saba common stock outstanding as of the closing of the merger.

     The merger cannot be completed unless the Horizontal Ventures shareholders approve the issuance of up to 1,300,000 shares of Horizontal Ventures common stock by the merger and the Saba shareholders approve the merger. We have each scheduled special meetings for our shareholders to vote on the Horizontal Ventures share issuance and the merger. Horizontal Ventures has also proposed to change the name of the combined companies to GREKA Energy Corporation and to authorize the issuance of up to an additional 2,000,000 shares of its common stock for possible future acquisitions.

     The dates, times and places of the special meetings are as follows:

For Horizontal Ventures shareholders:        For Saba shareholders:
Friday, March 19, 1999, 10:00 a.m.           Friday, March 19, 1999, 2:00 p.m.
3201 Airpark Drive, Suite 201                3201 Airpark Drive, Suite 201
Santa Maria, California                      Santa Maria, California

    Whether or not you plan to attend your company's special meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. The Horizontal Ventures Board of directors recommends voting "FOR" the Horizontal Ventures share issuance, the name change to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock. The Saba Board of directors recommends voting "FOR" the merger.

     This document gives you detailed information about the proposed merger. In addition, please see "Where You Can Find More Information" for additional information about Horizontal Ventures and Saba which is on file with the SEC.

Randeep S. Grewal, C.E.O. of Horizontal Ventures and C.E.O. and President of
Saba

See "RISK FACTORS" beginning on page __ for a discussion of risk factors that should be considered by the Horizontal Ventures shareholders and the Saba shareholders.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger described in this joint proxy statement/prospectus or the Horizontal Ventures common stock to be issued in the merger, nor have they determined if this joint proxy statement/prospectus is accurate or adequate. Furthermore, the Securities and Exchange Commission has not determined the fairness or the merits of the merger. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated February 10, 1999 and is first being mailed to the shareholders of Horizontal Ventures and Saba on or about February 17, 1999.

PAGE

                           HORIZONTAL VENTURES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MARCH 19, 1999


Date:        Friday, March 19, 1999
Time:        10:00 a.m. local time
Place:       3201 Airpark Drive, Suite 201
             Santa Maria, California

     At the special meeting, the shareholders of Horizontal Ventures, Inc.
will vote on the proposal to approve the issuance of up to 1,300,000 shares of Horizontal Ventures common stock by the Agreement and Plan of Merger dated December 18, 1998 among Horizontal Ventures, Horizontal Ventures Acquisition Corporation, and Saba Petroleum Company. Under the merger, Saba will become a wholly owned subsidiary of Horizontal Ventures and each shareholder of Saba other than Horizontal Ventures will receive a pro rata proportion of approximately 1,240,000 shares of Horizontal Ventures issued in exchange for all of the outstanding Saba shares. Additionally, shareholders will be asked to approve a name change to GREKA Energy Corporation and for further approval to issue up to an additional 2,000,000 shares of common stock for possible future acquisitions.

     It is important that your shares be voted. Please vote as soon as possible by completing the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can revoke your proxy and vote at that time. Shareholders of record at the close of business at 5:00 p.m. New York City time on January 22, 1999 are entitled to one vote for each share held. A list of these shareholders is available for inspection at Horizontal Ventures' offices at 630 Fifth Avenue, Suite 1501, New York, New York.

     The board of directors of Horizontal Ventures has determined that the issuance of Horizontal Ventures common stock for the merger is in the best interests of the Horizontal Ventures shareholders, has approved the merger, and recommends that shareholders vote "FOR" approval of the Horizontal Ventures share issuance for the merger, the name change to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock.

                                   By Order of the board of directors,



                                   Randeep S. Grewal
                                   Chairman and Chief Executive Officer


New York, New York
February 10, 1999

-----------------------------------------------------------------------------
It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting. You should review this document before completing the enclosed proxy card.
-----------------------------------------------------------------------------


                                   SABA PETROLEUM COMPANY

                        NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              TO BE HELD ON MARCH 19, 1999


Date:        Friday, March 19, 1999
Time:        2:00 p.m. local time
Place:       3201 Airpark Drive, Suite 201
             Santa Maria, California


     At the special meeting, the shareholders of Saba Petroleum Company will vote upon a proposal to approve the Agreement and Plan of Merger dated December 18, 1998 among Horizontal Ventures, Inc., Horizontal Ventures Acquisition Corporation, and Saba. Under the merger, Saba will become a wholly owned subsidiary of Horizontal Ventures and each shareholder of Saba other than Horizontal Ventures will receive a pro rata proportion of approximately 1,240,000 shares of Horizontal Ventures issued in exchange for all of the outstanding Saba shares.

     It is important that your shares be voted. Please vote as soon as possible by completing the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can revoke your proxy and vote at that time. Shareholders of record at the close of business at 5:00 p.m. New York City time on January 22, 1999 are entitled to one vote for each share held. A list of these shareholders is available for inspection at Saba's offices at 3201 Airpark Drive, Suite 201, Santa Maria, California.

     The board of directors of Saba has determined that the merger is in the best interests of the Saba shareholders, has approved the merger, and recommends that shareholders vote "FOR" approval of the merger.


                                   By Order of the Board of Directors,



                                   Susan M. Whalen
                                   Secretary

Santa Maria, California
February 10, 1999

-------------------------------------------------------------------------------

     It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting. You should review this document before completing the enclosed proxy card.

     You should not send stock certificates with your proxy card.
-------------------------------------------------------------------------------

                                     TABLE OF CONTENTS


Page

SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS
     Questions and Answers . . . . . . . . . . . . . . . . . . . . . . . . .
     The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     The Merger agreement . . . . . . . . . . . . . . . . . . . . . . . . .
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . .
     Selected Historical Financial Data of Saba . . . . . . . . . . . . . .
     Selected Pro Forma Combined Financial Data . . . . . . . . . . . . . .
RISK FACTORS
     The Number of Horizontal Ventures Shares to be Issued
      Will Not Change . . . . . . . . . . . . . . . . . . .. . . . . . . . .
     We Did Not Obtain Fairness Opinions From Independent
      Financial Advisors. . . . . . . . . . . . . . . . . . . . . . . . . .
     Horizontal Ventures Acquired A Control Of Saba Stock
      From A Saba Insider At A Premium . . . . . . . . . . . . . . . . . . .
     We May Not Be Able To Successfully Integrate Our
      Business Operations . . . . . .. . . . . . . . . . . . . . .. . . ...
     Horizontal Ventures May Not be Able To Obtain A
      Nasdaq Listing For The Merger Stock . . . . . . . . . . . . . . . . .
     Horizontal Ventures Has Recently Incurred
      Significant Operating Losses . . . . . . . . . . . . . . . . .. . . .
     The Price of Horizontal Ventures Common Stock
      Could Be Highly Volatile . . . . . . . . . . . . . .. . . . .. .... ..
     Horizontal Ventures Acquisition Strategy Has Risks . . . . . .. . . . .
     Horizontal Ventures Can Issue Significant Amounts
      Of Stock Without Shareholder Approval . . . . . . . . . . .. .. . . .
     There Is Substantial Doubt That Saba Can Continue
      As A Going Concern . . . . . . . . . . . . . . . . .. . . . . . . . .
     Saba's Bank Credit Facility Is In Default . . . . . . . . . . . . . ..
     Recent Oil Price Declines Have Adversely Affected
      Saba's Properties . . . . . . . . . . . . . . . . . . . . . . .. . . .
     Saba Depends On A Few Key Customers . . . . . . . . . . . . . . . . . .
     Saba Does Not Have Complete Control Of Wells
      Operated Under Joint Operating Agreements And
      Other Properties . . . . . . . . . . . . . . . . . . .. . . . . . . ..
     Some Of Saba's Properties Have Other Particular Risks . . . . . . . . .
     Saba's Foreign Operations Have Economic And Political Risks . . . . . .
     Saba's Colombian Operations Have Particular Risks . . . . . . .. . . ..
     Saba's Convertible Securities/ Increasing Dilution
      Caused By Falling Stock Prices . . . . . . . . . . . . . . . . . . . .
     Saba Has A Substantial Number Of Options, warrants
      And Debentures Outstanding With A Potentially
      Dilutive Effect . . . . . . . . . . . . . . . . . . . . . . . . . .. .
     Our Quarterly results May Fluctuate Due To Volatility
      Of Oil And Gas Prices And Markets
     Replacement Of our Oil And Gas Reserves Is Uncertain
     Our Estimates Of Oil And Gas Reserves And Future Net
      Revenues Are Uncertain
     We Face Substantial Operating Hazards And Uninsured Risks
     We Have Substantial capital Requirements
     We Face Substantial Governmental regulation And
      Environmental Risks
THE MERGER
     General
     Background of the Merger
     Horizontal Ventures' Reasons for the Transactions;
      Recommendation of the Horizontal Ventures Board
     Saba's Reasons for the Acquisition; Recommendation of
      the Saba Board
     Composition of the Horizontal Ventures Board
     Interests of Certain Persons in the Transactions
     Federal Income Tax Consequences
     Regulatory Matters
     Anticipated Accounting Treatment
     Other Terms of the Merger agreement
     Percentage Ownership Interest of Saba Shareholders Following
           Consummation of the Merger agreement
     Nasdaq SmallCap Market Listing
     Conversion of Shares in the Merger
     Exchange Agent; Procedure for Exchange of Certificates
     No Fractional Shares
     Representations and Warranties
     Conditions
     Termination
     Fees and Expenses
     Amendment
     Waiver
HORIZONTAL VENTURES REASONS FOR NAME CHANGE AND FUTURE
     SHARE ISSUANCE; RECOMMENDATIONS OF THE HORIZONTAL
     VENTURES BOARD
HORIZONTAL VENTURES SPECIAL MEETING
     Date, Time and Place
     General
     Record date; Vote Required
     Quorum
     Proxies
     Solicitation of Proxies
     Dissenters' Rights
SABA SPECIAL MEETING
     Date, Time and Place
     General
     Record date; Vote Required
     Quorum
     Proxies
     Solicitation of Proxies
     Appraisal Rights
DESCRIPTION OF HORIZONTAL VENTURES SECURITIES
     Horizontal Ventures Common stock
     Shares Eligible for Future Sale
COMPARISON OF THE RIGHTS OF HOLDERS OF HORIZONTAL
     VENTURES COMMON STOCK AND SABA COMMON STOCK
MARKET PRICE OF HORIZONTAL VENTURES COMMON STOCK AND DIVIDENDS
BUSINESS OF HORIZONTAL VENTURES
HORIZONTAL VENTURES PROPERTIES
HORIZONTAL VENTURES LEGAL PROCEEDINGS
HORIZONTAL VENTURES MANAGEMENT'S DISCUSSION AND ANALYSIS
HORIZONTAL VENTURES CHANGES IN AND DISAGREEMENTS WITH
     ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
HORIZONTAL VENTURES MANAGEMENT
HORIZONTAL VENTURES EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF HORIZONTAL VENTURES MANAGEMENT AND OTHERS
BUSINESS OF SABA
SABA PROPERTIES
SABA LEGAL PROCEEDINGS
SELECTED FINANCIAL DATA OF SABA
SABA MANAGEMENT'S DISCUSSION AND ANALYSIS
SABA CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
     ACCOUNTING AND FINANCIAL DISCLOSURE
SABA MANAGEMENT
SABA EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF SABA MANAGEMENT AND OTHERS
CERTAIN RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES                  F-1
ANNEX TO THE Joint proxy statement/prospectus
     Annex I - AGREEMENT AND PLAN OF MERGER                               I-1


The terms below are used in this document and have specific SEC definitions as follows:

     Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.


     Proved developed oil and gas reserves. Proved oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for implementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

PAGE

                          JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and the related issuance of Horizontal Ventures common stock, you should read this entire document carefully, as well as additional documents we refer you to.

                                  QUESTIONS AND ANSWERS

Q.     What am I being asked to vote on?

A. Horizontal Ventures shareholders: You are being asked to approve the issuance of up to 1,240,000 shares of Horizontal Ventures common stock to Saba shareholders for the merger plus an additional 60,000 shares which may be issued to persons who hold Saba options or warrants. You are also being asked to approve the change in Horizontal Ventures' name to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock for possible future acquisitions.

A. Saba shareholders: You are being asked to approve the merger which provides that Horizontal Ventures will buy Saba and Saba common shareholders other than Horizontal Ventures will receive a pro rata proportion of approximately 1,240,000 shares of Horizontal Ventures.

Q.     What do I need to do now?

A. Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at your shareholders meeting.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your Horizontal Ventures or Saba shares only if you provide instructions on how to vote by returning your proxy card.

Q.     Should I send in my stock certificates now?

A. No. If you are a Saba common shareholder, after the merger is completed we will send you written instructions for exchanging your Saba common stock certificates for Horizontal Ventures common stock certificates. If you are a Horizontal Ventures common shareholder, you should retain your stock certificates as the merger will not require surrender of Horizontal Ventures stock certificates at any time.

                                  SUMMARY

THE COMPANIES

Horizontal Ventures
630 Fifth Avenue, Suite 1501
New York, New York 10111
(212) 218-4680

     Horizontal Ventures is an independent energy company engaged primarily in the business of exploiting proven producing oil and gas reservoirs by utilizing a low cost proprietary horizontal drilling technology to increase production rates.

Saba
3201 Airpark Drive, Suite 201
Santa Maria, California 93455
(805) 347-8700

     Saba is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States
and internationally.   Saba  has assembled a portfolio of over 200 potential
development drilling locations and uses advanced drilling and production technologies such as horizontal drilling to enhance the returns from its drilling programs. Saba also owns an asphalt refinery in Santa Maria, California, where it currently processes approximately 4,000 barrels of oil per day.

THE MERGER

     By the merger, Horizontal Ventures will buy Saba and Saba will become a wholly owned subsidiary of Horizontal Ventures.

NUMBER OF SHARES TO BE RECEIVED IN THE MERGER

     As of this date, there are approximately 11,600,000 shares of Saba outstanding. There are also 8,000 shares of Saba Series A preferred stock outstanding that could convert to common stock based on the market price of the Saba common stock.

    Because the conversion price of the Series A preferred stock is based on the market price of Saba common stock, the conversion of the Series A preferred stock could be extremely dilutive to the Saba shareholders by dramatically reducing the number of Horizontal Ventures shares you received in the merger.

    The following table sets forth the variable exchange ratios that result from the dilution if the Saba Series A preferred stock is converted. Column A reflects the conversion price of Saba stock, Column B sets forth the total number of shares of Saba stock that would be outstanding if all of the Series
A preferred were converted at the price and Column C sets forth the number of shares of Horizontal Venture's stock you will receive if all of the Series A preferred were converted at that price prior to the date of closing of the merger. The first set of numbers in the column assume no conversions and is based on a total of approximately 11.6 million shares of Saba common stock currently outstanding.

                            TABLE OF EXCHANGE RATIOS

       A                             B                              C
Saba Series A Preferred   Approximate Resulting No.       Approximate Resulting
Exchange Price                 of Saba Shares             of Horizontal Shares
                                                         per 100 Shares of Saba
(No Conversions)                 11,600,000                        16.7
         $1.00                   18,650,000                         8.9
           .75                   21,000,000                         7.7
           .50                   25,700,000                         6.1
           .25                   39,800,000                         3.4
           .15                   50,480,000                         2.2


The price of Saba stock on the date of the Prospectus-Joint Proxy was $1.0625 per share. For information regarding the present price of Saba stock and the exchange ratio at any time up to the date of the meeting call Horizontal Ventures at 1-800-685-0108.

FRACTIONAL SHARES

   You will not receive fractional shares. Horizontal Ventures will issue you a check for any fractional shares. The amount of your check will be based on the closing bid price of the Horizontal Ventures shares on the closing date of the merger.

DISSENTERS RIGHTS

   Neither the shareholders of Saba nor Horizontal Ventures have the right under the law to object to the terms of the merger or to seek an appraisal of the value of their shares in court.

TAX CONSEQUENCES

     We have received an opinion of our attorneys that if we conclude the merger the way it is set up, it should be treated as a tax free exchange. However, you may be taxed on the money you received for your fractional share, if it results in a capital gain.

INTEREST OF INSIDERS IN THE MERGER

    Ilyas Chaudhary, Saba's former chairman sold about 29% of Saba to Horizontal Ventures for a greater number of shares of Horizontal Ventures than the current Saba shareholders will receive in the merger. Mr. Chaudhary had resigned as an officer and a director prior to either the offer by Horizontal Ventures or the acceptance of that offer. Horizontal Ventures was willing to pay a greater price because this "control block" was important to its efforts to acquire Saba. Additionally, Mr. Grewal, Horizontal Venture's Chairman and CEO, will receive a bonus from Horizontal's board if the merger closes by way of the early vesting of a 30,000 share stock grant.

ACCOUNTING TREATMENT

     We expect that the merger will be accounted for using the purchase method of accounting, which means that the assets and liabilities of Saba will be recorded at their fair values as of the consummation of the merger.

COMPARATIVE PER SHARE DATA

     The following table presents selected comparative per share data for Horizontal Ventures and for Saba on both an historical and unaudited pro forma combined basis giving effect to the acquisition by Horizontal Ventures of all of the issued and outstanding shares of common stock of Saba, including the shares to be acquired by the merger agreement, as if the acquisition had occurred as of the balance sheet dates below for purposes of calculating book value per share amounts, and on January 1, 1997 and 1998 for purposes of calculating net loss per share amounts. Neither Horizontal Ventures nor Saba has paid cash dividends. Accordingly, no information is provided with respect to pro forma combined or pro forma equivalent cash dividends. You should read these tables together with the historical financial statements of Horizontal Ventures and Saba and the unaudited pro forma condensed combined financial information appearing elsewhere in this joint proxy statement/prospectus. You should not assume that these tables are indicative of the results of operations or combined financial position that would have been achieved had the transaction been completed as of the beginning of the periods presented or are indicative of results for future operations.

                                                         At September 30,
                                                               1998
                                                          ----------------
Book value per common share
         Horizontal Ventures historical                         $5.60
         Saba historical                                        $0.00
         Horizontal Ventures/Saba pro forma combined            $1.74


                                                          At December 31,
                                                                 1997
                                                          -----------------

Saba historical book value per common share                     $2.17



                                           For the nine           For the
                                           months ended         year ended
                                        September 30, 1998   December 31, 1997
                                        ------------------   -----------------
Net earnings (loss) per share
      Horizontal Ventures historical         $  (0.76)        $ (1.44)
      Saba historical
           Basic                             $  (2.17)        $  0.23
           Diluted                           $  (2.17)        $  0.22
Horizontal Ventures/Saba pro forma combined  $ (12.54)        $  0.23


PAGE

                     SELECTED HISTORICAL FINANCIAL DATA OF SABA
                       In thousands, except for per share data

                                                        Nine Months Ended
                        Years ended December 31,         September 30,
            ---------------------------------------- --------------------
             1993    1994    1995    1996    1997      1997         1998
          --------- ------- ------ ------   -----    --------     ------
STATEMENT OF
 OPERATIONS DATA
Revenues:

Oil and
 gas sales $ 10,130  $12,170   $16,941  $ 31,521   $ 33,969   $ 25,282  $ 15,769
Other           400      784       753     1,681      2,027      1,496     2,914
            --------  -------   -------  --------   --------   --------   ------
  Total
   revenues  10,530   12,954    17,694    33,202     35,996     26,778    18,683
            --------  -------   -------  --------   --------   --------   ------

Expenses:
Production
 costs        5,857    7,547     10,561   14,604     16,607     12,250    10,140
General and
 Adminis-
 trative      2,503    1,882      2,005    3,920      5,125      3,468     4,974
Depletion,
 Depreciation
 and Amorti-
 zation       1,853    2,041      2,827    5,527      7,265      5,011     5,500
Writedown of
 oil and
 gas
 properties    ---      ---                 ---        ---       ---     17,852
            =======  ========   ========  ========  ========   ========  =======
  Total
   expenses  10,213   11,470     15,393   24,051     28,997     20,729   38,466
            =======  ========   ========  ========  ========   ========  =======

Operating
income (loss)   317    1,484      2,301    9,151      6,999      6,049  (19,783)
            =======  ========   ========  ========  ========    ======== =======


Other income (expense):
Interest
 expense      (443)     (634)    (1,364)  (2,402)    (2,305)    (1,421)  (2,519)
Gain on
 issuance
 of shares of
 subsidiary      1         1        125        8          4        -         -
   Other         1        43        (10)     207       (369)      (190)  (1,125)
               ======    =====     =====    =====     ======      =====  ======
Total other
 income
 (expense)    (442)     (591)    (1,249)  (2,187)    (2,670)    (1,611)  (3,644)
               ======   =====    ======    =====      ======     =====  =======

Income (loss)
 before income
 taxes        (125)      893      1,052    6,964      4,329      4,438  (23,427)
Provision
 (benefit) for
 taxes on
 income        (37)      384        450    2,958      1,876      1,800      149
Minority
 interest in
 earnings
 (loss) of
 Consolidated
 subsidiary      -        -          55      241         56         90      (78)
              ======     ====      =====    =====       =====      =====  ======
  Net income
   (loss)   $  (88)    $ 509    $   547   $3,765    $ 2,397    $ 2,548 (23,498)
              ======     ====      =====    =====       =====    ======  =======

Net earnings
 (loss) per
 share
 Basic     $(0.01)     $0.06    $  0.07  $  0.43    $  0.23     $ 0.24  $(2.17)
 Diluted   $(0.01)     $0.06    $  0.06  $  0.37    $  0.22     $ 0.23  $(2.17)
Weighted average common
 shares outstanding:
 Basic      7,065     7,996      8,327     8,804     10,650      10,596   10,994
 Diluted    7,065     7,996      8,699    11,825     12,001      12,012   10,994


STATEMENT OF CASH FLOW DATA
Net cash
 provided by
 operating
 activities  $ 503   $ 3,346   $  1,736   $6,914    $14,954    $11,977   $ 4,683
Net cash used in
 investing
 activities $(1,439) $(3,930)  $(16,757) $(11,856) $(36,166)  $(30,813)  $ (599)
Net cash provided
 by (used in)
 Financing
 activities  $  958  $   860   $ 14,850   $ 5,037  $ 21,991   $ 18,331  $(4,397)

OTHER FINANCIAL DATA
Capital
 expenditures $ 2,372 $6,573   $ 17,015   $12,776  $ 35,270   $ 29,080  $ 9,216


                                    December 31,                September 30,
                    -----------------------------------------  -------------
                            1993      1994      1995      1996   1997     1998
                            ------    ------    ------  ------  ------    -----
  BALANCE SHEET DATA
Working capital (deficit)  $ (860)  $(2,422)  $ 2,471  $2,418 $(11,724)$(29,752)
Total assets               13,261    18,108    39,751   49,117   77,657   53,921
Current portion of
    long-term debt          1,440     2,357       505    1,806   13,442   25,173
Long-term debt, net         4,875     5,323    23,543   20,812   19,610    5,347
Redeemable preferred stock     -        -          -       -      8,511    7,169
Stockholders' equity        4,407     6,283     7,848   17,715   23,640       30


The following selected pro forma combined financial data is derived from the historical financial statements of Horizontal Ventures and Saba and gives effect to the acquisition of Saba by Horizontal Ventures. In other words the data is what a shareholder would have today if the merger had already happened. See "Pro Forma Condensed Combined Financial Information."

                         SELECTED PRO FORMA COMBINED FINANCIAL DATA
                                Horizontal Ventures and SABA

                                             For the              For the
                                        Nine Months Ended        Year Ended
                                          September 30,          December 31,
                                              1998                  1997
                                        -----------------        ------------
Total Revenues                             $18,766,014           $34,180,847
Total Operating Expense                    $68,875,072           $32,592,381
Net Income (Loss)                         ($52,210,621)         ($   999,882)
Net Income (Loss) Per Share                $    (12.54)         ($      0.23)

                                              As of
                                          September 30,
                                               1998
                                          -------------
Total Assets                               $65,278,840
Total Liabilities                          $58,038,710
Stockholders' Equity                       $ 7,240,130

                                  RISK FACTORS

     In addition to the other information included in this joint proxy statement/ prospectus including the matters addressed in "INFORMATION REGARDING FORWARD LOOKING STATEMENTS", the factors described below should be considered carefully by shareholders of Horizontal Ventures and Saba in determining whether to approve the Horizontal Ventures share issuance or merger.

The Number of Shares To Be Issued in the Merger by Horizontal Ventures Will Not Change Even if the Prices of Either Company's Stock Change

     The merger provides that approximately 1,240,000 shares of Horizontal Ventures common stock will be issued for all of the shares Saba common stock outstanding as of the closing of the merger. The number of Horizontal Ventures shares to be issued to the Saba shareholders will not change even if the relative market values of the two companies should change prior to the shareholders meeting. Changes in the share price of each company may result from many causes such as, Wall Street's assessment as to the likelihood of the merger being completed and general market conditions such as the price of oil, the impact of the Asia markets and other international events such as the bombing in Iraq. Because of all of these variables, it is very difficult to determine precisely the comparable values of Saba and Horizontal Ventures and therefore each voting shareholder must independently assess the reasonableness of Horizontal Ventures' offer to Saba. The shareholders of Horizontal Ventures and Saba are urged to obtain current market quotations when making this decision.

     In addition, you should note that Saba has outstanding 8,000 shares of Series A preferred stock which is convertible into

Saba's Convertible Securities/Increasing Dilution Caused By Falling Stock Prices

     As of December 17, 1998, 8,000 shares of Saba's Series A preferred stock were issued and outstanding all but 691 of these Series A preferred shares are owned by RGC International. Each share of the Series A preferred stock is convertible into such number of shares of Saba common stock as is determined by dividing the per share stated value of the shares of Series A preferred stock as increased by accrued but unpaid dividends as of September 30, 1998 by the then current conversion price, which is determined by reference to the then current market price, but in no event will the Conversion Price be greater than $9.345.

Because the conversion price of the Series A preferred stock is determined based on the market price of Saba common stock, the conversion of the Series A Preferred Stock could be extremely dilutive to the holders of Saba common stock.

The following table sets forth the variable exchange ratios that result from the dilution if the Saba Series A preferred stock is converted. Column A reflects the conversion price of Saba stock, Column B sets forth the total number of shares of Saba stock that would be outstanding if all of the Series A preferred were converted at that price and Column C sets forth the number of shares of Horizontal Venture's stock you will receive if all of the Series A Preferred were converted at that price prior to the date of closing of the merger. The first set of numbers in the column assume no conversions and is based on a total of approximately 11.6 million shares of Saba common stock currently outstanding.

                               TABLE OF EXCHANGE RATIOS

             A                     B                           C

Saba Exchange Price      Approximate Resulting No.    Approximate Resulting No.
for Series A Preferred     of Saba Shares        of Horizontal Shares per 100
                                                         Shares of Saba
(No Conversions)                  11,600,000                      16.7
       $1.00                      18,650,000                       8.9
         .75                      21,000,000                       7.7
         .50                      25,700,000                       6.1
         .25                      39,800,000                       3.4
         .15                      50,480,000                       2.2


The price of Saba stock on the date of the Prospectus/Join Proxy Statement was $1.0625 per share. For information regarding the present price of Saba stock and the exchange ratio at any time up to the date of the meeting call Horizontal Ventures at 1-800-685-0108.

     Horizontal Ventures is required to provide for the conversion of the Series A preferred either by way of conversion into Horizontal Ventures shares or by agreement, by redemption. The merger provides for a set number of Horizontal Venture shares to be issued based on the number of Saba shares outstanding at the time of the original contract. Additionally, the merger allows Horizontal Ventures to terminate the contract if the Series A Preferred convert without its approval.

We Did Not Obtain Fairness Opinions From Independent Financial Advisors

     Neither Horizontal Ventures nor Saba engaged an independent financial advisor to formally evaluate the financial fairness of the number of shares of Horizontal Ventures common stock to be issued for all shares of Saba common stock outstanding on the closing date. As a result, shareholders of each company will need to make their voting and/or investment decisions without an opinion from an independent financial advisor that the merger agreement is fair to such shareholders from a financial point of view. The decision of the relative value of the two parties was based on arm's length negotiations related to the market value of each of the parties shares during the negotiations.

Horizontal Ventures Acquired a Control Block of Saba Stock From a Saba Insider at a Premium

    Saba's former Chairman, Ilyas Chaudhary, through companies owned by him owned approximately 29% of Saba prior to Horizontal Ventures' introduction to Saba. This block of voting interest was considered a "control block" by Horizontal Ventures and Horizontal Ventures deemed it imperative to acquire that control block prior to the commencement of the shareholder voting process. As a result, Horizontal Ventures paid a greater number of shares to Mr. Chaudhary than it has agreed to pay to the shareholders of Saba in general.
Horizontal Ventures ownership of the
control block together with other relevant factors, were considered by the Saba Board of directors in approving the merger.

We May Not Be Able To Successfully Integrate Our Business Operations

     In determining that the merger is in the best interests of Horizontal Ventures or Saba, as the case may be, each of the Horizontal Ventures and Saba boards of directors addressed the complimentary strategic fit between Horizontal Ventures' proprietary horizontal drilling technology and Saba's oil and gas properties which are particularly suited to exploitation by such technology, as well as other synergies that may result from the consummation of the merger agreement. The consolidation of functions and integration of departments, systems and procedures, present significant management challenges and require special attention. We cannot assure you that such actions will be successfully accomplished as rapidly as currently expected or that the combined company will realize any of the anticipated benefits of the merger.


Horizontal Ventures May Not Be Able To Obtain a Nasdaq Listing For The Merger Stock

     Horizontal Ventures cannot assure you that it will be able to list the common stock issued in the merger for trading on the Nasdaq SmallCap or Nasdaq National Market. If the stock cannot be traded on the Nasdaq market, its liquidity may be impaired.

Horizontal Ventures Has Recently Incurred Significant Operating Losses

     During most of 1997, Horizontal Ventures and its subsidiaries were essentially dormant pending reorganization and emergence from bankruptcy. Horizontal Ventures' plan of reorganization was approved by the bankruptcy court on August 28, 1997 and the case was closed on March 26, 1998. Horizontal Ventures has continued to incur operating losses during 1998. Horizontal Ventures had a net loss of $1,188,449 for the nine months ended September 30, 1998 and a net loss of $851,116 for the year ended December 31, 1997. Horizontal Ventures had an accumulated deficit of $2,872,349 as of September 30, 1998.

The Price Of Horizontal Ventures Common Stock Could Be Highly Volatile

     The market value of Horizontal Ventures common stock could be subject to wide fluctuations in response to:

      * quarterly variations in actual or anticipated results of operations of Horizontal Ventures,

      *  changes in securities analysts' earnings estimates,

      * announcements of technological innovations by Horizontal Ventures or its competitors,

      *  general conditions in the oil and gas  industry, or

      *  other factors.

     In addition, the securities markets frequently experience extreme price and volume fluctuations which affect market prices for securities generally. Such fluctuations are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of Horizontal Ventures common stock.

     Further, the trading volume of our stock is relatively small, and the market for our stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of our stock have in the past, and may in the future, cause volatility in the market price to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of our stock.

Horizontal Ventures May Inadvertently Acquire Properties with Problems Environmental or Structural Contamination

     Horizontal Ventures intends to acquire oil and gas properties such as those which are owned by Saba. Although Horizontal Ventures performs a review of the acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, Horizontal Ventures will focus its due diligence efforts on the higher valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities.
Inspections may not be performed on every well, and structural or environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Horizontal Ventures may be required to assume preclosing liabilities, including environmental liabilities, and may acquire interests in properties on an "as is" basis. We cannot assure you that Horizontal Ventures' acquisitions will be successful.

Horizontal Ventures Can Issue Significant Amounts Of Stock Without Shareholder Approval

     Under the Nasdaq SmallCap Market listing requirements, Horizontal Ventures may issue without shareholder approval securities representing the present or potential issuance of up to 20% of the number of shares of common stock outstanding prior to the issuance of such securities. Any such issuances could be used as a method of discouraging, delaying or preventing a change in control of Horizontal Ventures or could significantly dilute the public ownership of Horizontal Ventures, which could adversely affect the market value of Horizontal Ventures common stock. There can be no assurance that Horizontal Ventures will not undertake to issue such shares if it deems it appropriate to do so. The holders of options, warrants and other securities convertible into shares of Horizontal Ventures common stock have the opportunity to profit from a rise in the market price of the Horizontal Ventures common stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders of Horizontal Ventures. The existence of options and warrants granted by Horizontal Ventures may prove to be a hindrance to future equity financing by Horizontal Ventures. Further, the holders of such warrants and options may exercise them at a time when Horizontal Ventures would otherwise be able to obtain additional equity capital on terms more favorable to Horizontal Ventures.

There Is Substantial Doubt That Saba Can Continue As A Going Concern

     In that the current maturities of Saba's bank debt are in excess of Saba's apparent ability to meet such obligations as they come due, Saba's auditors have included an explanatory paragraph in their opinion on Saba's 1997 financial statements to state that there is substantial doubt as to Saba's ability to continue as a going concern. In the past, Saba has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. Further, Saba has listed for sale with sales agents certain of its non-core oil and gas assets and real estate assets located in Louisiana, Michigan, Wyoming, Texas, California and Colombia. The proceeds of such sales, if any, will be applied to reduction of its bank debt. We cannot assure you that Saba will be successful in obtaining capital on favorable terms, if at all. Additionally, we cannot assure you that the assets which are the present object of Saba's divestiture efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.

Saba Cannot Pay its Debts Now Due

     On February 2, 1999, Bank One, Texas accelerated and declared immediately due and payable the total amount of $20 million outstanding under Saba's principal credit facilities. Saba does not presently have the funds to repay the amount due and may be forced into bankruptcy.

Recent Oil Price Declines Have Adversely Affected Saba's Properties Because Their Heavy Oil Costs More to Produce

     Most of the oil produced by Saba is of low gravity. Production costs of such oil are generally much higher than production costs of higher gravity oil. Consequently, heavy oil properties, such as those owned by Saba, tend to become marginally economic in periods of declining oil prices, such as those presently existing. This is true of Saba's California heavy oil properties most of which, at present prices, remain economic to produce; should prices continue to decline, much of Saba's California production will become marginally economic and certain of its properties may be temporarily removed from production.

     During 1997, Saba embarked upon an aggressive development program of its Cat
Canyon and Gato Ridge heavy oil properties. This program included the installation of surface facilities for handling much more oil than Saba presently produces from such properties. The recent decline in prices and the results of the 1997 drilling program render it doubtful that Saba will realize the value of these installations within the foreseeable future.

Saba Depends On a Few Key Customers The Loss of Which Could Adversely Affect
Saba

     Empresa Colombiana de Petroles, which also owns a 50% working interest in Saba's Colombian Nare Association properties, accounted for 31.4% and 33.4% of Saba's total oil and gas revenues in the year ended December 31, 1997, and the nine months ended September 30, 1998, respectively. Prices received from the sale of oil produced at Saba's Colombian properties are determined by formulas set by Ecopetrol. The formula for determining the price paid for crude oil produced at Saba's Colombian properties is based upon the average of specified fuel oil and international crude oil prices, which average is then discounted relative to the price of West Texas Intermediate crude oil. The formula is expected to be adjusted again by Ecopetrol in February 1999. There can be no assurance that Ecopetrol will not decrease the prices it pays for Saba's oil in the future. A material decrease in the price paid by Ecopetrol would have a material adverse effect on Saba's financial condition and future operations. Also, the loss of Ecopetrol as a purchaser could have a material adverse effect on Saba.

Saba Does Not Have Complete Control Of Wells Operated Under Joint Operating Agreements And Other Properties and the Other Parties Who are Involved May Not Act in Saba's Best Interests

     Many of Saba's business activities are conducted through joint operating agreements in which Saba owns a partial interest in oil and gas wells and the wells are operated by Saba or another joint owner. If Saba is the operator, it has the risk that one of the joint owners may not pay the owner's share of costs.
If Saba is not the operator, it has risks because it must reimburse the operator for Saba's share of costs incurred by the operator, and Saba does not have control over operating procedures and expenditures of the operator

     Many of Saba's properties are operated by others and Saba is not in a position to describe remedial actions which may be required on such properties. As is common in the oil and gas industry, oil properties are subject to the risks of contamination, which may occur without knowledge of the executive officers of Saba.

Some Of Saba's Oil and Gas Properties Have Significant Environmental Contamination Risks

     The Cocorna Concession in Colombia located in the Cocorna Association expired in February 1997 in accordance with its governing documents, and the property interest reverted to Ecopetrol. Under the terms of the acquisition of the Concession, Saba and the operator were required to perform various environmental remedial operations. Colombian officials claim that Saba and the operator were obligated to treat the water for disposal on the Concession with a water treatment plant. Colombian officials are requiring that the plant be built.
There can be no assurance as to the amount of future expenditures of Saba associated with the environmental requirements for the Cocorna Concession. The property in Colombia in which Saba has an interest may be subject to additional environmental remedial operations as reported to Saba by a third party who had performed a due diligence review of the property.

     In 1993, Saba acquired a producing mineral interest in California from a major oil company. At the time of acquisition, Saba's investigation revealed that a discharge of diluent a light, oil-based fluid which is often mixed with heavier grades of crude had occurred on the acquired property. The purchase agreement required the seller to remediate the area of the diluent spill. After Saba assumed operation of the property, Saba became aware of the fact that diluent was seeping into a drainage area which traverses the property. Saba requested that the seller bear the cost of remediation. The seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the seller has agreed to remediate. Saba also found a second area of diluent contamination and
is investigating to determine   the  source  of  that   contamination.  Should
Saba be required to remediate the area itself, the cost to Saba could be significant. Present estimates are that the cost of complete remediation could approach $750,000. Since the investigation is not complete, Saba is unable to accurately estimate the cost to be borne by Saba.

     In 1995, Saba agreed to acquire, an oil and gas interest in California on which a number of out of production oil wells had been drilled by the seller. The acquisition agreement required that Saba assume the obligation to abandon any wells that Saba did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to Saba were obtained. Saba was unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $1.5 million. Saba has been unable to determine its exposure to third parties if Saba elects to plug such wells without first obtaining necessary consents. There can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. These environmental compliance costs could materially and adversely affect Saba.

     Saba owns an asphalt refinery in Santa Maria, California, with which significant environmental remediation obligations are associated. Although the party who sold the asphalt refinery to Saba agreed to remediate portions of the refinery property, the extent of such agreement and ultimate responsibility for a complete clean-up is uncertain.

Saba's Foreign Operations Have Currently Exchange and Asset Repatriation Risks

     Saba has producing properties in Colombia and Canada, is undertaking
exploration   operations in Indonesia and Great Britain  and is exploring opportunities in the Peoples Republic of China. Risks inherent in international operations generally include: local currency instability, inflation, the risk of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the ability to repatriate earnings under existing exchange control laws. Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic, risks such as: nationalization, expropriation, contract renegotiation and changes in laws resulting from governmental changes. In addition, many licenses and agreements with foreign governments are for a fixed term and may not be held by production. In the event of a dispute, Saba may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Saba may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

Saba's Colombian Operations Have Personnel Safety, Labor Continuity, Asset Repatriation and Electronic Sanction

     Colombia, which has a history of political instability, is currently experiencing such instability due to, among other factors: insurgent guerrilla activity, drug-related violence and actual and alleged drug-related political payments; kidnapping of political and business personnel; the potential change of the national government by means other than a recognized democratic election; labor unrest, including strikes and civil disobedience; and a substantial downturn in the overall rate of economic growth. There can be no assurance that these matters, individually or cumulatively, will not materially affect Saba's Colombian properties and operations or by affecting Colombian governmental policy, have an adverse impact on Saba's Colombian properties and operations.


     Uncertainties in the United States , Colombia Bilateral Political, Trade and Investment Relations

     By the Foreign Assistance Act of 1961, the President of the United States is required to determine whether to certify that certain countries have cooperated with the United States, or taken adequate steps on their own, to achieve the goals of the United Nations Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances. In 1995, 1996, 1997 and 1998, the President did not certify Colombia. The 1995 and 1998 decertifications were subject to a so-called "national interest" waiver, effectively nullifying its statutory effects. Based on the 1996 and 1997 Presidential decertification, the United States imposed substantial economic sanctions on Colombia, including the withholding of bilateral economic assistance, the blocking of Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and the entry of the United States votes against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank.

     The consequences of continued and successive United States decertifications of Colombian activities are not fully known, but may include the imposition of additional economic sanctions on Colombia in 1999 and succeeding years. The President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia pursuant to the International Emergency Economic Powers Act of 1978, which powers were exercised in 1988 and 1989 against Panama in a dispute over narcotics trafficking activities by the Panamanian government. The Colombian government's reaction to United States sanctions could potentially include, among other things, restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States entities. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect Saba's long-term financial results.

     Colombian Labor Disturbances

     All of the workers employed at Saba's Colombian fields belong to one of two unions. While Saba has experienced organized work disruptions, including intermittent disruption of production during the course of such discussions, there have been no major union disturbances. There can be no assurance, however, that Saba will not experience such disturbances, including significant
production   interruption  due to sabotage, work slowdowns or work stoppages.

     Sale Price of Colombian Oil

     All of Saba's crude oil produced at Saba's properties in Colombia has been sold exclusively to Ecopetrol at negotiated prices. The contract price for the oil in which Saba has an interest may be reduced significantly as of January 1, 1999.


Saba Has a Substantial Number Of Options, Warrants And Debentures Outstanding With a Potentially Dilutive Effect

     At November 30, 1998, Saba had granted outstanding options to employees and consultants to purchase up to 1,028,000 shares of Saba common stock at exercise prices ranging from $1.25 to $15.50 with a weighted average exercise price of $7.71 per share. The terms of such grants may require the shares of Saba common stock to be registered under the Securities Act of 1933 and listed on the American Stock Exchange. Saba has not entered into agreements with some or all of Saba's employees and consultants to whom options to purchase common stock were granted. Additionally, as of November 30, 1998, Saba had outstanding Debentures in the aggregate principal amount of $3,575,000, which may convert into common stock at a price of $4.375 per share (817,143 shares). If Saba common stock prices improve, Saba anticipates calling for the redemption of the Debentures in the next year, which will likely result in a substantial number of the holders converting the Debentures prior to the redemption date. In addition, on December 31, 1997, Saba issued warrants to purchase 269,663 shares of Saba common stock at an amended exercise price. In addition, if Saba redeems the Series A Preferred Stock it will be obligated to issue warrants (the "Redemption Warrants") to purchase 200,000 shares of Saba common stock at an exercise price determined based on the price of the common stock at the time of such redemption. The shares of Saba common stock issuable upon exercise of the Redemption Warrants are being registered pursuant to a Registration Statement filed by Saba.

     The existence of these options, warrants and Debentures may hinder future financings by Saba and the exercise of such options and warrants and conversion of such Debentures will dilute the interests of all other stockholders. The possible future resale of Saba common stock issuable on the exercise or conversion of these options, warrants and Debentures could adversely affect the prevailing market price of the common stock. Further, the holders of options and warrants may exercise them and adversely affect the market price of common stock at a time when Saba would otherwise be able to obtain additional equity capital on terms more favorable to Saba.

Our Quarterly Results May Fluctuate Due To Volatility Of Oil And Gas Prices And Markets

     Horizontal Ventures' revenues, cash flow, profitability and future rate of growth are to some extent dependent upon prevailing prices for oil, gas and commencing after the Saba merger, asphalt. Horizontal Ventures' ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also to some extent dependent on these commodities prices. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of Horizontal Ventures. These factors include:

      *   international political conditions,

      *   the domestic and foreign supply of oil and gas,

      *   the level of consumer demand, weather conditions,

      *   domestic and foreign  governmental  regulations,

      *   the price and availability of alternative fuels, and

      *   overall economic conditions.

    In addition, various factors, including:

      * the availability and capacity of gas gathering systems and pipelines,

      * the effect of federal and state regulation of production and transportation,

      * general economic conditions,

      * changes in supply due to  drilling by other producers, and

      * changes in demand

may adversely affect Horizontal Ventures' ability to market its oil and gas production and its contract services for horizontal drilling. Significant declines in the price of oil or gas, such as the declines in oil prices during 1998, would adversely affect Horizontal Ventures' revenues, operating income and borrowing capacity and may require a reduction in the carrying value of Horizontal Ventures' oil and gas properties.

     Much of Saba's domestic production is heavy, low gravity, viscous crude oil from the Central Coast Fields. Often these crudes contain significant amounts of sulfur and metals, which make it undesirable feedstock for most refineries. In times of excess supply of competitive crudes and low producer prices, these crudes are often the first crudes rejected by California crude purchasers. This means that the demand and price paid for much of Saba's production from the Central Coast Fields can vary significantly.

Replacement Of Our Oil And Gas Reserves Is Uncertain

     Our future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that we conduct successful exploitation and production activities or acquire properties containing proved reserves, our estimated net proved reserves will generally decline as reserves are produced. We cannot assure you that our planned exploitation and production projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells economically. If prevailing oil and gas prices were to increase significantly, our costs to add new reserves could increase. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. In addition, Horizontal Ventures' drilling operations, including its contract services, may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment.

Our Estimates Of Oil And Gas Reserves And Future Net Revenues Are Uncertain

     Included in this joint proxy statement/prospectus are estimates of net proved oil and gas reserves and the future net revenues from those reserves which have been prepared by us and our independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond our control. Reserve engineering is a subjective process of estimating the underground accumulations of oil and gas that cannot be measured in an exact manner. The estimates included in this joint proxy statement/prospectus are based on various assumptions required by the SEC:

            *   including constant oil and gas prices,

            *   operating expenses and,

            *   capital expenditures;

therefore, are inherently imprecise indications of future net revenues. Actual future production, revenues, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves indicated in this joint proxy statement/prospectus.

     In addition, our reserves may be subject to downward or upward revision based upon:

            *   production history,

            *   results of future development,

            *   availability of funds to acquire additional reserves,

            * prevailing oil and gas prices and other factors. In addition, the calculation of the estimated present value of the future net revenue using a 10% discount rate as required by the SEC is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general.

     It is also possible that independent petroleum engineers may make estimates of reserves and future net revenues from the same available data that are different than our estimates or the estimates of different independent petroleum engineers. Should this occur, management would adopt the estimates of its independent engineers. In calculating reserves on a barrels of oil equivalent basis, gas was converted to oil at a certain ratio. While this convention approximates the energy equivalent of oil and gas on a British thermal unit basis, it may not represent the relative prices received by us on the sale of its oil and gas production.

     The estimated future net revenues attributable to net proved reserves are prepared in accordance with SEC guidelines, and are not intended to reflect the fair market value of reserves. In accordance with the rules of the SEC, reserve estimates are prepared using period end prices received for oil and gas. Future reductions in prices below those prevailing at December 31, 1997 would result in the estimated quantities and present values of reserves being reduced.

We Face Substantial Operating Hazards And Uninsured Risks

     The oil and gas business  involves a variety of operating risks, including:

      *  fire

      *  explosions

      *  blow-outs

      *  pipe failure

      *  casing collapse

      *  abnormally pressured formations and environmental hazards such as

      *  oil spills,

      *  gas leaks,

      *  ruptures, and

      *  discharges of toxic  gases

the occurrence of any of which could result in:


      *  substantial losses due to injury and loss of life,

      * severe damage to and destruction of property, natural resources and equipment,

      *  pollution and other environmental damage,

      *  clean-up responsibilities, and

      *  regulatory investigation and penalties and suspension of operations

    We maintain general liability insurance coverage for our operations but have not obtained insurance coverage for certain environmental hazards. The occurrence of a significant unfavorable event not fully covered by insurance will have a material adverse effect on our financial condition and results of operations. Furthermore, we cannot predict whether insurance will continue to be available at a reasonable cost or at all.

We Have Substantial Capital Requirements

     Horizontal Ventures makes, and will continue to make, substantial capital expenditures for the exploitation, production and acquisition of oil and gas reserves. Horizontal Ventures has financed these expenditures primarily from private placements of Horizontal Ventures common stock in 1997. If revenues or Horizontal Ventures' ability to borrow decreases as a result of lower oil and gas prices, operating difficulties or declines in reserves, Horizontal Ventures may have limited ability to fund the capital requirements to undertake or complete future exploitation, production and acquisition programs. Horizontal Ventures cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

     Continuation of Saba's exploratory and development programs will require more cash than Saba's properties will generate from operations at present price levels. Saba plans to attempt to sell or dispose of its non-core oil and gas properties which should result in the receipt of significant amounts of cash by Saba during 1999, a major portion of which may be applied to Saba's bank indebtedness. However, the timing of any sale and the amounts realized therefrom nevertheless may not be sufficient or early enough to permit Saba to make its bank payments and fund its committed exploration activities, in which cases Saba would be required to seek other financing or attempt to reduce its exploratory commitments. There is no assurance that Saba will be able to do either or that the terms of any new financing or reduction in commitments will be favorable to Saba.

We Face Substantial Governmental Regulation And Environmental Risks

    Our business is subject to various laws and regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include:

     *    discharge permits for drilling operations,

     *    drilling bonds,

     *    reports concerning operations,

     *    the spacing of wells,

     *    unitization and  pooling of properties,

     *    taxation, and

     *    environmental protection.

     From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

     Horizontal Ventures could incur substantial costs to comply with environmental laws and regulations.

     Most of the properties that have been purchased by Saba have been in production for a number of years and should be expected to have environmental problems typical of oil field operations generally, and may contain other areas of greater environmental concern. Saba has identified a number of areas in which contamination exists on properties acquired by it.

     Saba has agreed to indemnify some sellers from various environmental liabilities, including those that are associated with the seller's prior obligations. Many of these properties were in production during years in which environmental controls were significantly more lax than they are presently. At the time of an acquisition, there may be unknown conditions which subsequently may give rise to an environmental liability. Consequently, it is difficult to assess the extent of Saba's obligation under these indemnities.

                                   THE MERGER

     The discussion of the merger and the principal terms of the merger agreement contained in this joint proxy statement/prospectus describes the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is annexed hereto as Annex I and incorporated herein by this reference.

GENERAL

     This joint proxy statement/prospectus is being furnished to the holders of common stock, no par value per share of Horizontal Ventures, Inc., a Colorado corporation in connection with the solicitation of proxies by the Board of Directors of Horizontal Ventures for use at a Special Meeting of Shareholders of Horizontal Ventures to be held on March 19, 1999 at the principal executive offices of Saba at 3201 Airpark Drive, Suite 201,
 Santa  Maria, California, and at any  reconvened meeting after any adjournments or postponements thereof. The Horizontal Ventures Special Meeting has been called to consider and vote upon a proposal to approve the issuance by Horizontal Ventures of up to an aggregate of 1,300,000 shares of Horizontal Ventures Common stock by the agreement and plan of merger dated December 18, 1998 among Horizontal Ventures, Horizontal Ventures Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Horizontal Ventures, and Saba Petroleum Company, a Delaware corporation. Of this number of shares, 1,240,000 are for the merger and the balance are to provide for the possible exercise of Saba warrants or options. Horizontal Ventures currently owns
34.7% of
the issued and outstanding shares of Saba common stock, $.001 par value per share. By the Merger agreement, all shares of Saba Common stock other than shares owned by Horizontal Ventures which remain issued and outstanding immediately before the closing of the merger agreement will be exchanged for 1,240,000 shares of Horizontal Ventures Common Stock and Saba will merge with and into Horizontal Ventures Acquisition Corporation with Saba thereby becoming a wholly owned subsidiary of Horizontal Ventures. At the Horizontal Ventures Special Meeting, Horizontal Ventures shareholders will also be asked to approve a change in the name of Horizontal Ventures to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock for possible future acquisitions.

     This joint proxy statement/prospectus is also being furnished to the holders of Saba common stock in connection with the solicitation of proxies by the board of directors of Saba for use at a Special Meeting of Shareholders of Saba to be held on March 19, 1999 at the principal executive offices of Saba at 3201 Airpark Drive, Suite 201, Santa Maria, California and at any reconvened meeting after any adjournments or postponements thereof . The Saba Special Meeting has been called to consider and vote upon a proposal to approve the merger agreement.

     The consummation of the merger agreement is subject to, among other things,


      * the approval of the Horizontal Ventures Share Issuance by an majority of the total votes cast at the Horizontal Ventures Special Meeting, and

      * the approval of the merger agreement by the approved of a majority of the outstanding shares of Saba common stock entitled to vote thereon.

Horizontal Ventures owns 34.7% of the issued and outstanding shares of Saba common stock as of the record date for the Saba Special Meeting and Horizontal Ventures will vote its shares of Saba common stock in favor of the merger agreement.

     This joint proxy statement/prospectus also constitutes the Prospectus of Horizontal Ventures filed as part of a Registration Statement on Form S-4 with the SEC under the Securities Act of 1933, as amended, relating to the shares of Horizontal Ventures common stock to be issued by the merger Agreement, which Prospectus is being furnished to the holders of Saba Common stock. It is anticipated that approximately 1,240,000 shares of Horizontal Ventures common stock will be issued pursuant to the Merger Agreement, representing approximately 30 percent of the shares of Horizontal Ventures common stock expected to be issued and outstanding after giving effect to the consummation of the merger agreement. Approximately 60,000 shares are being reserved to provide for the exchange of outstanding Saba stock options and warrants.

BACKGROUND OF THE MERGER

     In early 1998, the board of directors of Saba engaged an investment banking firm, CIBC-Oppenheimer, Inc., to explore ways to enhance shareholder values. This engagement was prompted by several factors, predominately the declining price of common stock and the lack of working capital available to Saba. In March 1998, Oppenheimer presented the board with its recommendations, which included exploring a possible business combination of Saba with another oil and gas company.

     In March 1998, the Saba achieved a preliminary agreement with Omimex Resources, Inc., a privately held Forth Worth, Texas oil and gas company ("Omimex") which was operating a substantial portion of the company's producing properties, to enter into a business combination. In June 1998, the company entered into a merger agreement with Omimex pursuant to which Omimex would acquire the company in a reverse acquisition. During August 1998, Omimex requested an extension of the October 31, 1998, termination date of the merger agreement. At that time, both the company and Omimex were of the view that it was highly unlikely that a proxy statement could be prepared, filed with the Securities and Exchange Commission and circulated to shareholders in time to meet the termination date. The delay in filing the proxy materials was occasioned by the unavailability to Saba in a timely manner of required Omimex information required for preparation of the proxy materials. This same issue had resulted in the delay of Saba's ability to refile its registration statement to register RGC International common stock required by registration rights granted RGC which in turn placed Saba in default of that agreement. The company declined to extend the termination date, and in September 1998, announced that the proposed merger was terminated by mutual consent. During August 1998, the engagement of Oppenheimer was terminated by Saba.

     In the interim between the execution of the preliminary agreement and the definitive agreement with Omimex, the price of oil continued to deteriorate as did Saba's financial condition and the price of the common stock. Saba's deteriorating financial condition precluded Saba from raising funds with which to redeem the preferred stock as had been Saba's intention. The preferred stock presented a significant risk of dilution to Saba's shareholders.

     Approximately $8.8 million in principal amount of bank debt matured for payment on April 30, 1998. The company and its bank were in discussions to restructure the terms of the loan agreement and extend the maturities of the short-term loans to a time which would accommodate the proposed business combination with Omimex; provided, however, that a $2.0 million payment was made on April 30, 1998 and a definitive agreement with Omimex was executed. The definitive agreement with Omimex was not yet concluded on April 30, 1998 and Saba was unable to make the $2.0 million payment until June 1998.

     As part of the Omimex agreement, in June 1998 Omimex lent to Saba approximately $4.15 million, the proceeds of which were used to redeem $2 million of stated value of the preferred stock (for approximately $2.15 million) and to pay $2 million on Saba's outstanding bank indebtedness. As a result of that payment and the payment of $300,000 which was made in May 1998 by Saba, the bank and Saba entered into a written amendment to the loan agreement providing that the maturities of all three short-term facilities would be extended to July 31, 1998, conditioned upon Saba making minimum $300,000 monthly payments of principal on its bank credit facilities. The last $300,000 minimum monthly payment of principal on its bank credit facilities was paid by Saba in September 1998.

    Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, had not been paid nor extended at September 30, 1998, and the borrowing base deficit of $2.2 million on the revolving loan at September
30, 1998, had not been satisfied, either by providing addition collateral to the bank or reducing the principal balance that was outstanding at September 30, 1998. Additionally, the company was not in compliance with other loan agreement financial covenants at September 30, 1998.

     In September 1998, Saba's loan portfolio was assigned to the bank's managed assets for a workout.

     Saba's auditors included an explanatory paragraph in their opinion on Saba's 1997 yearly financial statements to state that there is substantial doubt as to Saba's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion was the apparent lack of Saba's current ability to service its bank debt as it came due. Reference to this going concern opinion was made in Saba's 1998 quarterly financial statements up to the period ending September 30, 1998.

     Saba's working capital deficit increased $18.1 million to a deficit of $29.8 million at September 30, 1998, from a deficit of $11.7 million at December 31, 1997. This decrease was due in part to the classification of $10.8 million (net of payments during the year 1998) of Saba's revolving long-term debt with its principal commercial lender as a current liability. A net increase of $6.3 million in accounts payable, accrued liabilities and income taxes payable over accounts receivable, cash balances and other current assets during the nine months ended September 30, 1998, was due primarily to costs incurred for Saba's drilling and development activities and contributed to the increase in the working capital deficit.

     General and administrative expenses increased 42.9% to $5.0 million for the nine month period ended September 30, 1998, from $3.5 million for the same period of 1997. In addition, Saba incurred approximately $500,000 in expenses during the nine month period in connection with its efforts to restructure its commercial credit facilities and provide for additional financing and capitalization, including a planned merger with Omimex Resources, Inc.

     Due to the decline in oil prices in the first and second quarters of 1998, the capitalized costs for Saba's United States cost center exceeded the calculated calling amounts at each quarter end by approximately $10.7 million and $6.5 million, respectively, resulting in charges against operations in the respective periods.

     In September 1997, Horizontal Ventures acquired a 200-acre lease adjacent to Saba's in the Cat Canyon Field in California with ten producing wells and ten additional abandoned wellbores. Horizontal Ventures drilled three horizontal re-entries into abandoned wellbores. The final well, which was up-dip and near the border of a much larger acreage position owned by Saba, was the most successful and produced 65 barrels of oil per day at a cost of $100,000. Although Saba's drilling has been successful in producing high initial production rates, its development costs are much higher than those of Horizontal Ventures' test wells and the decline curves experienced were steeper because Saba's longer laterals experience more sand intrusion.

     In April 1998, Randeep S. Grewal, Chairman and CEO of Horizontal Ventures, contacted Ilyas Chaudhary, then the Chairman and CEO of Saba, regarding any possible business opportunities that could be shared by Horizontal Ventures and Saba. Almost immediately the discussions turned to the possibility of engaging in a joint venture whereby Horizontal Ventures would re-enter Saba's existing wells in exchange for a retained interest in production or some other similar arrangement. During these initial discussions Saba's Richfield East Dome Unit field located in Orange County, California ("REDU") also was discussed. After examining the REDU field, Horizontal Ventures entered into a confidentiality agreement with Saba and Horizontal Ventures commenced a due diligence investigation that was intended to lead to the possible acquisition of the REDU field. Through its due diligence efforts, Horizontal Ventures' management learned of the Omimex transaction and that Omimex apparently was not interested in Saba's California assets. In furtherance of the REDU purchase proposal Horizontal Ventures management completed its due diligence, conducted environmental studies, title searches, and had discussions with Saba's management concerning the possible acquisition of other non-core assets of Saba which could utilize Horizontal Ventures' special technology to enhance production. After examining Saba's data on the Cat Canyon field, Horizontal Ventures identified a significant number of sites where Horizontal Ventures' Amoco short radius horizontal drilling technology could be used. Since Horizontal Ventures' technical staff was already familiar with the structure of Saba's reservoirs, Horizontal Ventures believed that an overall combination of Saba's assets with Horizontal Ventures' technology and expertise could enhance the cost effective exploitation potential for both companies.

     This realization led to the commencement of meetings on July 7 and 8, 1998 regarding the acquisition of a controlling interest in Saba by Horizontal Ventures. A revised confidentiality agreement was signed regarding an overall transaction which was structured so as to coordinate the Omimex merger transaction with a complementary plan for the California properties. Horizontal Ventures management met with Saba management at Saba's offices in Santa Maria, California twice during July 1998, and once in Chicago, once in Philadelphia, once in Houston, and finally in the Netherlands during August 1998, where Ilyas Chaudhary was introduced by Randeep Grewal to International Publishing Holding s.a., then Horizontal Ventures' largest shareholder. While in the Netherlands, terms of a proposed transaction that would allow Horizontal Ventures to gain a controlling interest in Saba were discussed. During August 1998, Horizontal Ventures management met with the principals of RGC International Investors LDC, which owned 100% of the issued and outstanding shares of Saba Series A Preferred Stock, and presented them with the idea of purchasing their preferred stock position if and when the Omimex transaction expired. These negotiations resulted in a consent letter being signed by RGC, Horizontal Ventures and Saba providing that in the event Omimex did not close its transaction, the parties to the consent letter would attempt to structure an overall deal. The Omimex merger agreement was not consummated and expired on September 28, 1998.

     While Horizontal Ventures was examining Saba, from May through September 1998, Saba had pursued, unsuccessfully, the sale of certain producing oil and gas assets in Louisiana. In September 1998, Saba listed certain of its California real estate properties with a broker, and in October 1998, Saba listed its domestic non-California producing oil and gas properties with a broker. It was intended that the proceeds from the sale of such properties would be used to reduce bank indebtedness and provide working capital.

     Saba's common stock price continued to decline over 1998. The highest sale price of the common stock during the fourth quarter of 1997 was $14.88 per share.
During the subsequent first, second, third, and fourth (though November 30,
1998)
quarters of 1988, the lowest sale price was $3.38, $1.44, $0.81 and $0.69, respectively, per share.

     In August 1998, Saba was contracted by the American Stock Exchange to discuss and determine Saba's continued listing eligibility of its common stock on the Exchange in consideration of Saba's reported losses, bank default, the going concern opinion of the auditors, and, overall, the financial condition of Saba with respect to the decrease in stockholders' equity. Again, in September 1998, Saba was contracted by the American Stock Exchange to discuss and determine
Saba's continued listing eligibility with respect to Saba's compliance of the AMEX requirement to maintain two disinterested directors in the board.

     During September and early October 1998, Mr. Grewal was in constant discussions with Mr. Chaudhary, as well as with Capco Resources Ltd., a Canadian corporation which owned Capco Aquisub, a California corporation and then the largest single shareholder of Saba. Capco Resources Ltd. is controlled by Mr. Chaudhary. These discussions were intended to result in Horizontal Ventures acquiring Capco's interest in Saba but they stalled.

     As part of Horizontal Ventures' planning process, it contacted several investment banking firms during September 1998 in an attempt to negotiate terms of a letter of intent for a contemplated private placement of Horizontal Ventures securities to finance the acquisition of Saba. In September 1998, Horizontal Ventures negotiated with Jefferies & Company, Inc., a New York-based investment banking firm specializing in the oil and gas industry, to provide for the framework of a possible private placement by Horizontal Ventures to raise funds to acquire Saba in a cash or partial cash transaction. Jeffries & Company was not given any instructions regarding seeking alternative instructions or parties.

     On October 6, 1998, Horizontal Ventures entered into a Preferred Stock Transfer Agreement with RGC, by which Horizontal Ventures acquired 691 shares of the 8,000 shares of issued and outstanding Saba Series A Preferred Stock held by RGC in exchange for cash in the amount of $750,000, of which $500,000 was borrowed from IPH. Horizontal Ventures executed a Promissory Note to repay the $500,000 to IPH without interest on or before December 31, 1998, which maturity date subsequently was extended to January 31, 1999, and further to ten days following the merger, in the form of cash or shares of Saba Series A Preferred Stock held by Horizontal Ventures. The Promissory Note is secured by a pledge of two-thirds of the Saba Series A Preferred Stock held by Horizontal Ventures.

     Under the Preferred Stock Transfer Agreement, Horizontal Ventures was granted the exclusive right until November 6, 1998 to acquire from RGC up to an additional 6,310 shares of Series A Preferred Stock held by RGC in exchange for cash in the amount of approximately $6,859,000, and such exclusive right could be extended until December 6, 1998 by Horizontal Ventures' payment of $500,000, which nonrefundable but if the option is exercised within the extended period is applied to the acquisition price. In addition, Horizontal Ventures was granted the exclusive right to acquire any remaining shares of Series A Preferred Stock held by RGC after it converts a sufficient number of shares of Series A Preferred Stock to cover RGC's short position with respect to 653,000 shares of Saba common stock. The 690 shares of Series A Preferred Stock acquired by Horizontal Ventures and the minimum of 6,310 shares of Series A Preferred Stock which Horizontal Ventures has the exclusive right to acquire from RGC, along with the accrued but unpaid dividends thereon, would be convertible into an estimated aggregate of 5,066,667 shares of Saba common stock. HVI intends to conclude its transaction with RGC following the effectiveness of this registration statement.

     During this same relative time period, Horizontal Ventures conducted negotiations with Saba for an equity investment directly into Saba totaling $7,500,000 at $3 per share. As result, on October 8, 1998 Horizontal Ventures and Saba entered into a Common stock Purchase Agreement by which Saba's Board of directors agreed to issue to Horizontal Ventures an aggregate of 2,500,000 shares of Saba common stock as follows:

     * 333,333 shares of Saba common stock in exchange for $1,000,000 in cash by November 6, 1998; and

     * 2,166,667 shares of Saba common stock in exchange for $6,500,000 in cash by December 4, 1998.

     Upon the execution of the Common Stock Purchase Agreement, Randeep S. Grewal was appointed to the Saba Board of directors. The Common stock Purchase Agreement also provided that upon the December 4, 1998 closing a second director designated by Horizontal Ventures was be appointed to the Saba Board of directors. In addition, the letter agreement dated October 8, 1998 between Saba and Horizontal Ventures provided that upon the closing thereof a third director designated by Horizontal Ventures would be appointed to the Saba Board of directors.

     Also during the same relative time period, IPH in conjunction with Horizontal Ventures made open market purchases of just around 5% of the issued and outstanding shares of Saba common stock. By an Option Agreement dated July 22, 1998 between Horizontal Ventures and IPH, Horizontal Ventures holds a call option to acquire the approximately 568,000 shares of Saba common stock purchased by IPH at an exercise price equal to the cost to IPH of acquiring such shares plus twenty percent, which is estimated to be approximately $1,020,000. Horizontal Ventures has the option of paying such exercise price to IPH in the form of cash or shares of Horizontal Ventures common stock.

     On October 14,  1998,  Horizontal Ventures and IPH as a group filed a
Schedule 13D with the SEC that disclosed the foregoing purchases and contractual arrangements to acquire Saba securities and that Horizontal Ventures was acquiring the securities of Saba for the purpose of gaining control of Saba. Subsequently, Horizontal Ventures during October and early November 1998 directly acquired 80,000 shares of Saba common stock in open market purchases at an aggregate cost of approximately $70,130.

    On October 16, 1998, Horizontal Ventures executed a letter of intent with Jefferies & Company, Inc. which contemplated Jefferies & Company acting as Horizontal Ventures' placement agent in an $18 million private placement of Horizontal Ventures' convertible preferred stock to finance the pending closings of the Preferred Stock Transfer Agreement and the Common stock Purchase Agreement.

     On October 22 and 26, 1998, the Saba Board of directors met to discuss the transactions and a proposed tender offer by Horizontal Ventures for the balance of the outstanding shares of Saba common stock. At the October 22 meeting of the Saba
Board of directors, an ad hoc committee made up of Randeep S. Grewal, William M. Hagler and Susan Whalen was appointed to assist with the consummation of the transaction with Horizontal Ventures that have been entered into with Saba. On October 26, the Saba Board of Directors met specifically to vote whether to support Horizontal Ventures' proposed tender offer. Mr. Grewal and Mr. Chaudhary recused themselves from the vote and the balance of the four directors split. As a result of the deadlock, the motion was tabled.

     On November 6, 1998, Horizontal Ventures paid Saba $1,000,000 for 333,333 shares of Saba common stock under the Common Stock Purchase Agreement and $500,000 to RGC to extend the term until December 6, 1998 of Horizontal Ventures' exclusive right to acquire the Saba Series A Preferred Stock from RGC pursuant to the Preferred Stock Transfer Agreement. These payments were financed by Horizontal Ventures' issuance to IPH on November 4, 1998 of a Promissory Note payable in the amount of $1,500,000, with 6% interest, by December 31, 1998. This note was extended to January 31, 1999 and further to 10 days following the merger. The Promissory Note is secured by Horizontal Ventures' pledge of all of the issued and outstanding shares of Horizontal Ventures Cat Canyon, Inc., a wholly owned subsidiary of Horizontal Ventures.

     After a Saba Board of Directors meeting on November 12, 1998, Saba announced that Ilyas Chaudhary had resigned from all positions with Saba.

     From early October through December, the price of oil on the commodities markets and spot prices declined roughly 30% creating market turmoil in that sector. As a result, the decline in oil price coupled with significant pending due diligence items, neither Horizontal Ventures nor Jefferies and Company, Inc., was able to conclude its proposed private offering to raise the funds necessary to timely complete the Preferred Stock Transfer Agreement. On December 4, 1998, the Board of Directors of Saba met and agreed to extend the Common Stock Purchase Agreement to January 31, 1999. At the same meeting the board was advised that Horizontal Ventures had acquired the control block from its former chairman raising its stake to 34.7%. Additionally, negotiations commenced immediately with RGC to extend the Preferred Stock Transfer Agreement, which negotiations are ongoing.

     To acquire the control block, on November 23,1998, Horizontal Ventures entered into a Stock Exchange Agreement with Saba Acquisub, Inc., which owned 2,976,765 shares of Saba Common Stock and increased HVI's ownership to 34.7%. SAI was controlled by Capco Resources Ltd. which is controlled by Ilyas Chaudhary. Prior to the time of the negotiations to acquire the control block, Mr. Chaudhary had resigned as Chairman of Saba. Under the Stock Exchange Agreement, Horizontal Ventures would acquire the Saba common stock owned by SAI in exchange for the issuance by Horizontal Ventures to the shareholder of SAI an aggregate of 1,340,000 shares of Horizontal Ventures common stock and SAI would merge with and into Horizontal Ventures. The Stock Exchange Agreement also contains the following provisions:

     * By February 18, 1999, Horizontal Ventures shall file a registration statement to register for resale up to 1,000,000 of the 1,340,000 shares Horizontal Ventures common stock issued to Capco Resources Ltd.;

     * Horizontal Ventures shall indemnify the former shareholders of SAI to the fullest extent permissible by law and the corporate by-laws against any claim arising from the Stock Exchange Agreement;

     * Until December 31, 1999 Capco Resources Ltd. or any approved assignee shall give Randeep S. Grewal its proxy to vote the shares of Horizontal Ventures Common stock acquired by it under the Stock Exchange Agreement; and

     * Until December 31, 2001 Horizontal Ventures shall have a right of first refusal with respect to any proposed disposition by Capco Resources, Ltd. of the Horizontal Ventures Common stock acquired by it under the Stock Exchange Agreement.

     Based on this state of affairs, Horizontal Ventures proposed the terms of the acquisition of Saba on December 3, 1998.

     On December 4, 1998, Saba had a board meeting to evaluate the company's status and alternatives. At that time the board discussed its current financial status which was:


     * At September 30, 1998; Saba's current ratio was 0.24, book value of $30,090, debt of $30.5 million with $20 million being current debt and in default. Horizontal Ventures current ratio was 13.24, book value of $8.8 million with debt of $68,054. On a merged basis the company would have a current ratio of 0.26 and a book value of 8,830,260. This was considered to be a significant improvement for the Saba shareholders.

     * Saba's assets at September 30, 1998 had been written down to $54 million compared to liabilities of $47 million providing a net value of $7 million. The continued decline of oil prices may have actually turned the reserve values in some circumstances to plugging liabilities. It is expected that Saba's net book value at year-end will be negative.

     * Saba's board was expecting to receive a letter of default from Bank One which would cause the $20,000,0000 of debt to be accelerated.

     Horizontal Ventures original proposal to Saba's board was based upon terms that included a 20% premium over the average closing price of Saba's common stock from November 2, 1998 through December 2, 1998 in order to calculate the number of shares of Horizontal Ventures to be acquired by Saba shareholders in exchange for Saba common stock. A 20% premium, at the time, resulted in an exchange ratio of 1 share of Horizontal Ventures for 7.4 shares of Saba common stock. Through negotiations, Horizontal Ventures agreed to improve on its offer by increasing the premium from 20% to 55%, resulting in an exchange of 1 share of
Horizontal Ventures for 6 shares of Saba common stock. This ratio was based on exchanging 1,240,000 shares of Horizontal Ventures shares for the then number of Saba shares outstanding of approximately 11,300,000 less those owned by Horizontal Ventures being cancelled and resulted in establishing 1,240,000 shares as the fixed consideration. Based on the fact there were no alternatives available to the board and the fact that the market for its stock continued to drop, management felt the offer as amended was the only one it would receive and it was unanimously accepted by the Saba board with other than one abstention.

     On December 7, 1998, Horizontal Ventures and Saba announced that the Saba Board of directors had approved the proposed acquisition. The exchange ratio is based on the following calculation:

     * a 55% premium for Saba Common Stock ($2.02 per share) above the average closing price of Saba Common Stock over the preceding 31 calendar days ($1.30 per share) as compared to the average closing quotation for Horizontal Ventures Common Stock over the same period with no premium ($12.14 per share); and

     * 11,385,726 shares of Saba Common Stock issued and outstanding, including the 333,333 shares issued to Horizontal Ventures on November 6, 1998.

     Horizontal Ventures' offer and the ability to close the merger is dependent on Bank One's support due to the fact that Saba's loan with the bank is in default. At this time Bank One is supportive of Horizontal Ventures' efforts. Horizontal Ventures' offer was based not only on market variations but also on the realization that Saba would be required to sell assets in order to pay down its substantial and pressing current obligations of which it is supportive.

     Horizontal Ventures also announced that Saba had agreed to extend from December 4, 1998 until January 31, 1999 the final closing deadline of the Common Stock Purchase Agreement and that the merged company intends to divest certain non-core assets to satisfy outstanding liabilities.

     In connection with intended divestiture of certain non-core assets, Saba has commenced negotiations with respect to the following possible disposition transactions:

     * The sale of Saba's wholly owned subsidiary SabaCol, Inc., which holds oil and gas interests in Colombia; and

     * The sale of the assets of Saba's wholly owned subsidiary Saba Energy of Texas, Inc.

These possible dispositions would be subject to the consent of Bank One, which in connection with Saba's line of credit holds security interests covering the property which may be sold. Saba expects to use the proceeds from such dispositions, if they are consummated, primarily to reduce its outstanding indebtedness to Bank One, or possibly to redeem the outstanding Series A Preferred Stock held by RGC and pay other creditors.

     Pending the conclusion of these transactions, on December 11, 1998 SabaCol was forced to file a petition by Chapter 11 of the U.S. Bankruptcy Code to protect against the loss of one of its key assets. This loan is secured by SabaCol's interest in an oil pipeline in Colombia. Additionally, on December 11, 1998 Saba announced that it would be unable to timely pay an interest payment on its outstanding convertible debentures due on December 14. Notwithstanding these troublesome issues, Horizontal Ventures as has determined to continue with the proposed acquisition of Saba.

     On January 11, 1999, an interim management committee for Saba was established, consisting of Randeep S. Grewal and William N. Hagler. In addition, Jan F. Holtrop, a director of Horizontal Ventures, was appointed to the Saba Board of directors.

     On January 15, 1999, Saba announced the appointment of Randeep Grewal as Saba's Chief Executive Officer and President. As a result of Mr. Grewal's appointment, Saba's interim management committee was dissolved. Saba also announced that it paid within the cure period the semi-annual interest payment of $162,000 that was due December 15, 1998 on its 9% Convertible Senior Subordinated Debentures.

HORIZONTAL VENTURE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE HORIZONTAL VENTURES BOARD

     The Horizontal Ventures Board has unanimously determined that the Merger agreement and the transactions by, including the Horizontal Ventures Share Issuance, are in the best interests of Horizontal Ventures and its shareholders and has approved the Horizontal Ventures Share issuance. The Horizontal Ventures Board unanimously recommends that the shareholders of Horizontal Ventures vote "FOR" approval of the Horizontal Ventures Share Issuance at the Horizontal Ventures Special Meeting.

    The Horizontal Ventures Board believes that the Horizontal Ventures Share Issuance represents a unique opportunity to acquire a company with oil and gas properties particularly suited to exploitation by Horizontal Ventures' horizontal drilling technology. Horizontal Ventures believes that Saba's Cat Canyon Field in California is an ideal field to apply short radius horizontal drilling technology for the following reasons:

     * Mature Fields/Extensive Data. Cat Canyon is a mature field, discovered in 1908, that provides numerous abandoned or semi-abandoned wells to re-enter, and extensive geological information from which to develop an exploitation plan without much additional cost;

     * Hedge Against Oil Prices. Saba's Asphalt Refinery is fed by Saba's and Horizontal Ventures' Cat Canyon properties thus greatly reducing oil price risk from Horizontal Ventures' Cat Canyon development strategy. Since 1996, asphalt sales prices from the Asphalt Refinery have varied between $16.09 and $18.41 per ton, -- while oil prices have varied between $7.17 and $17.38 during the same period. The primary objective will be to apply the property cost effective horizontal drilling technology to create additional feedstock for the refinery and capitalize on the $5 pricing per barrel.

     * Heavy Oil. Heavy oil, which is common to California fields, is typically more difficult to recover because much higher pressure differentials are necessary to force the oil up the well. Horizontal drilling allows more of the reservoir to be exposed and more oil to be recovered. Furthermore, short radius horizontals allow the pump mechanism to be placed much closer to the reservoir resulting in substantial productivity;

     *    Abundance  of  Remaining  Reserves.   Because of the difficulty in
          recovering heavy oil from reservoirs, only about 10% of the original oil has been recovered. However, just a 1% increase in the oil recovered from the field would yield large returns for Horizontal Ventures; and

     * California Land Use Laws. Amoco's technology does not require the use of a full-size drilling rig and the building of a drilling site, which can be made prohibitively expensive by California land use laws. Amoco's technology can be applied on a workover rig with no new drilling site, eliminating the requirement for a drilling permit.
          The drilling permit process in California can take over six months to complete while Horizontal Ventures' rework permits typically take four days.

The Asphalt Refinery

     Saba owns an asphalt refinery in Santa Barbara County, California that is fed by production from the Cat Canyon region. Generally, the crude oil produced in these areas is of low gravity and is ideally suited as feedstock for asphalt. Furthermore, asphalt prices have historically been less volatile than feedstock prices, providing Saba with a hedge against oil price movements. This refinery was acquired from Conoco Inc. in 1994 and Conoco retained all environmental liabilities.

     Throughput at the Asphalt Refinery has ranged between 2,000 to 4,500 barrels of oil per day while production capacity is approximately 8,000 Bopd. Only approximately 1,750 Bopd of the throughput has come from Saba's production. Currently, there is not sufficient oil production in Santa Barbara County to provide full utilization of the Asphalt Refinery Horizontal Ventures believes that the Asphalt Refinery's margins will improve significantly as it increases production from the Cat Canyon field, providing additional feedstock and spreading the fixed cost of the refinery over more units produced. Furthermore, Horizontal Ventures intends to increase the throughput to 10,000 Bopd by 2001. Horizontal Ventures estimates that a 1,000 Bopd increase in throughput could yield approximately $2.0 million in additional EBITDA annually.

     The Asphalt Refinery is currently operated through a processing agreement with Crown Energy whereby Crown Energy markets the refined product and maintains the inventory. The majority of the day-to-day operations of the Asphalt Refinery are managed by Saba employees. Saba and Crown Energy each receive approximately 50% of the net income from the Asphalt Refinery. This processing agreement expires on April 30, 1999.

Horizontal Ventures' Strategy for Saba after the Merger:

     * Exploit and Produce Reserves in California. Horizontal Ventures intends to apply Amoco's patented short radius horizontal drilling technology to exploit and produce reserves to maximize cash flow with minimal capital expenditures. Horizontal Ventures intends to first apply the technology on the Cat Canyon field in California;

     * Capitalize on the Asphalt Refinery to Increase Margins. Horizontal Ventures intends to increase throughput at the Asphalt Refinery to take advantage of the oil price hedge provided by the Asphalt Refinery and the significant additional cash flow generated by utilizing its excess capacity. Horizontal Ventures intends to secure extensions of the Conoco agreements with respect to Conoco's obligation to remediate environmental contamination of the Asphalt Refinery;

     * Divest Properties Not Consistent with Focus. Saba owns substantial acreage and exploration concessions in Colombia, Indonesia, Great Britain, Louisiana and New Mexico. Horizontal Ventures intends to sell or farm-out exploration concessions and properties where short radius drilling would not add significant value; and

     * Penetrate New Niche Markets. Horizontal Ventures intends to penetrate new niche markets in gas storage and coal bed methane where there is significant added value for its short radius drilling technology and is currently in discussions with companies.

     The following are the material factors considered by the Horizontal Ventures board in reaching its conclusions, certain of which factors contained both positive and negative elements:

     * The key factor in Horizontal Ventures decision to acquire Saba was the perceived business strategy surrounding the asphalt refinery in conjunction with the heavy oil production of both companies.

     * The judgment, advice and analyses of the Horizontal Ventures Board with respect to the strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Saba. Some of these issues weighed both for and against the merger. Those weighing against effected the pricing of the exchange. But again the refinery and heavy oil assets weighed in favor of the transaction.

     * Information concerning the financial condition, results of operations, prospects, business and past performance of Saba. Other than the value of the assets to Horizontal Ventures this aspect weighed heavily in Horizontal Ventures low valuation of Saba.

     * Current industry, economic and market conditions management felt which make the combination of the two companies much more viable;

     * The synergies, cost reductions and operating efficiencies that may become available to the combined company as a result of the transactions, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two corporations;

     * The opportunities for constructive sharing of resources between Horizontal Ventures and Saba including properties, expertise and personnel. This had the most positive impact on Horizontal Ventures desire to complete the merger.

     * The express terms and conditions of the Merger Agreement, which are viewed as providing an equitable basis for the transactions from the standpoint of Horizontal Ventures.

     The foregoing discussion of the information and factors considered and given weight by the Horizontal Ventures board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the transactions, the Horizontal Ventures board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Horizontal Ventures Board may have given different weights to different factors.

SABA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SABA BOARD

     The Saba board has determined that the terms of the Merger are in the best interests of Saba and its shareholders and has approved the terms of the Merger. The Saba Board recommends that the shareholders of Saba vote "FOR" approval of the Merger agreement at the Saba special meeting. Approval of the merger by the Saba board was unanimous, other than one abstention.

     The Saba board believes that the merger agreement represents a unique opportunity to create a stronger combined company with a broader base of resources and properties. The Saba board also believes that the merger agreement will bring opportunities for cost savings, economies of scale and other synergies, resulting in improved cash flow potential for the long-term growth of the combined company and of shareholder value. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time periods contemplated or that the combined company will be able to secure future financings. For the foregoing reasons, the Saba Board believes that the terms and conditions of the merger agreement are in the best interest of Saba and its shareholders.


     The following are the material factors considered by the Saba board in reaching its conclusions, certain of which factors contained both positive and negative elements:

     * Horizontal ventures business plan based around the asphalt refinery was the key factor for management in light of Saba's dire financial condition.


     * The opportunities for constructive sharing of resources between Saba and Horizontal Ventures including properties, technology, expertise and personnel. This was a strong positive as Horizontal Ventures proposed business plan was perceived as well founded.

     * The perceived ability of Horizontal Ventures to raise debt and equity capital and engage in "work out" arrangements with Saba's creditors. This was deemed imperative to Saba's continued existence.

     * The judgment, advice and analyses of its management with respect to the strategic, financial and operational benefits of the Merger Agreement, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Horizontal Ventures. Once again this was perceived as a positive due to the Amoco technology.

     * Horizontal Ventures financial statements. This was deemed a neutral due to Horizontal Ventures limited operations of recent periods, however, their asset base and limited debt was a positive.

     * Current industry, economic and market conditions which make the combination of the two companies much more viable. While oil prices are at historic lows management believes Horizontal Ventures can raise capital to Purchase production at these historically low prices.

     * The synergies, cost reductions and operating efficiencies that may become available to the combined company as a result of the Merger Agreement, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two corporations.

     * The express terms and conditions of the Merger Agreement, which are viewed as providing an equitable basis for the Merger from the standpoint of Saba based on the market value at the time the merger was announced.

     The foregoing discussion of the information and factors considered and given weight by the Saba Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the transactions, the Saba Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Saba Board may have given different weights to different factors.

     No independent opinion of fairness was sought due to Saba's recent attempt to market itself including the failure of the Omimex transaction. Additionally time was a factor along with the expense which Saba did not want to bear.


MERGER CONSIDERATION

     At the Effective Time all of the shares of Saba Common Stock issued and outstanding immediately before the closing of the Merger agreement, other than shares owned by Horizontal Ventures, will be converted into the right to receive a total of 1,240,000 shares of Horizontal Ventures Common (except that cash will be paid in lieu of any resulting fractional shares as described under " The exchange ratio is not fixed and Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares). Of course is subject to significant dilution should the Saba Series A Preferred convert as set forth in the following table:

The following table sets forth the variable exchange ratios that result from the dilution if the Saba Series A Preferred Stock is converted. Column A reflects the conversion price of Saba stock, Column B sets forth the total number of shares of Saba stock that would be outstanding if all of the Series A Preferred were converted at that price and Column C sets forth the number of shares of Horizontal Venture's stock you will receive if all of the Series A Preferred were converted at that price prior to the date of closing of the merger. The first set of numbers in the column assume no conversions and is based on a total of approximately 11.6 million shares of Saba common stock currently outstanding.

                               TABLE OF EXCHANGE RATIOS

          A                          B                           C

Saba Exchange Price      Approximate Resulting No.    Approximate Resulting No.
for Series A Preferred       of Saba Shares        of Horizontal Shares per 100
                                                        Shares of Saba
(No Conversions)                 11,600,000                      16.7
       $1.00                     18,650,000                       8.9
         .75                     21,000,000                       7.7
         .50                     25,700,000                       6.1


     Shares of Saba common stock owned by Horizontal Ventures or Saba immediately prior to the Effective Time shall be canceled and retired, and no Horizontal Ventures Common stock will be delivered in exchange for those shares.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Saba Common Stock into the right to receive Horizontal Ventures Common Stock will occur automatically at the Effective Time. Prior to the Effective Time, Horizontal Ventures will appoint a commercial bank or trust company to act as the Exchange Agent for the purpose of exchanging stock certificates for the Merger Consideration. As soon as practicable after the Effective Time, the Exchange Agent will send a transmittal letter to each holder of Saba Common Stock. The transmittal letter will contain instructions with respect to obtaining shares of Horizontal Ventures Common stock in exchange for share of Saba common stock.

     Saba shareholders should NOT return stock certificates with the enclosed proxy card.

     Upon surrender of a Saba Common stock certificate to the Exchange Agent together with the letter of transmittal, properly completed and executed in accordance with its instructions, and such other documents that may be required by the Exchange Agent, the holder of such certificate will be entitled to receive therefor:

     * one or more shares of Horizontal Ventures Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive by the Merger agreement; and

     * a check in the amount equal to the cash that such holder has the right to receive by the Merger Agreement with respect to cash in lieu of fractional shares of Horizontal Ventures common stock.

     No interest will be paid or will accrue on any cash payable by the Merger Agreement. In the event of a transfer of ownership of Saba Common stock that is not registered in the transfer records of Saba, three or more shares of Horizontal Ventures Common stock representing, in the aggregate, the proper number of shares of Horizontal Ventures Common Stock to which such holder is entitled pursuant to the Merger agreement, and a check in the proper amount of cash in lieu of any fractional shares of Horizontal Ventures Common stock that may be issued with respect to such Saba Common stock to such a transferee if the Saba certificate representing such shares of Saba Common stock is presented to the Exchange Agent, accompanied by all of the documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    No fractional shares of Horizontal Ventures Common stock will be issued upon the surrender for exchange of Saba Common stock certificates and such fractional share interests will not entitle the owner thereof to vote or have any other rights of a shareholder of Horizontal Ventures. For each fractional share of Horizontal Ventures Common stock that would otherwise be issued, the Exchange
Agent will remit an amount in cash  (without interest)  equal to the product  of
(a)such fractional part of a share of Horizontal Ventures Common Stock multiplied by (b) the closing bid price per share of Horizontal Ventures Common Stock reported on the Nasdaq SmallCap Market in The Wall Street Journal, Eastern edition, as of the Closing Date.

NASDAQ SMALLCAP MARKET LISTING FOR HORIZONTAL VENTURES COMMON STOCK


     Application for listing of the Horizontal Ventures Common Stock to be issued by the Merger Agreement in exchange for Saba Common Stock will be made with the Nasdaq SmallCap Market.

DELISTING AND DEREGISTRATION OF SABA COMMON STOCK

     Once the Merger is consummated, Saba Common stock will be delisted from the American Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. As a result, Saba shareholders will no longer be able to trade Saba Common stock on any exchange.


FEDERAL INCOME TAX CONSEQUENCES


     The following discussion is the opinion of Ballard Spahr Andrews and Ingersoll, LLP, counsel to Horizontal Ventures, as to the material expected federal income tax consequences of the merger to:

     *   Horizontal Ventures,

     *   Horizontal Ventures Acquisition Corporation,

     *   Saba, and to

     * United States persons who hold shares of Saba common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986.

In rendering such opinion, counsel is relying upon representations and covenants of Horizontal Ventures and Saba as to factual matters only. The opinion of counsel is not binding on the Internal Revenue Service or any court. The discussion does not address all tax consequences that might be relevant to Saba shareholders in light of their particular circumstances, including but not limited to Saba shareholders entitled to special treatment under federal income tax law, including:

     *   dealers in securities or foreign currency,

     *   tax-exempt entities,

     *   banks,

     *   trusts,

     *   insurance companies,

     *   persons that hold Saba common stock as part of a:

          *  straddle,

          *  a hedge against currency risk, or a

          *  constructive sale or conversion transaction,

     *   persons that have a functional currency other than the U.S. dollar,

     *   investors in pass-through entities and

     *   foreign persons, including:

          *  foreign individuals,

          *  partnerships and

          *  corporations.

This discussion also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion assumes that Saba shareholders hold their Saba common stock as capital assets within the meaning of Section 1221 of the Code. Each shareholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the merger, including the applicability and effect of foreign, state, local and other tax laws.

     Under currently applicable law, the completion of the merger in accordance with the contract is expected to constitute a tax-free reorganization within the meaning of Code Section 368(a) and Horizontal Ventures, Horizontal Ventures Acquisition Corporation and Saba will each be a party to the reorganization within the meaning of Code Section 368(b). If the merger qualifies as a tax-free reorganization, the federal income tax consequences with respect to Horizontal Ventures, Horizontal Ventures Acquisition Corporation, Saba and holders of Saba common stock will include the following:

     * No gain or loss will be recognized by Horizontal Ventures, Horizontal Ventures Acquisition Corporation or Saba as a result of the merger.

     *  No gain or loss will be recognized by a holder of Saba common stock upon the exchange of shares solely for shares of Horizontal Ventures common stock by the merger.  Any cash received by a shareholder of Saba in lieu of a fractional share of Horizontal Ventures will be treated as having been redeemed by Horizontal Ventures. In that case, either:

     * gain or loss will be recognized based on the shareholder's basis in the Saba common stock allocable to the fractional share interest if the distribution is not essentially equivalent to a dividend or

     * will be a distribution by Horizontal Ventures, taxable as a dividend to the extent of Horizontal Ventures current or accumulated earnings and profits.

        In either case, the amount of income or gain, if any, will be less than the fair market value of a full share of Horizontal Ventures common stock as of the closing.

     * The aggregate tax basis of the shares of Horizontal Ventures common stock received by a holder of Saba common stock solely in exchange for shares of Saba common stock by the merger, including any fractional share of Horizontal Ventures common stock for which cash is received, will be the same as the aggregate tax basis of the shares of Saba common stock surrendered in exchange therefor.

     No ruling has been requested from the IRS concerning the federal income tax treatment of the merger. Therefore, we cannot assure you that the tax treatment of the merger by Horizontal Ventures, Saba and the Saba Shareholders will not be challenged by the IRS or that any such challenge would not be sustained. If the IRS successfully challenges the qualification of the merger as a tax-free reorganization, the federal income tax consequences would be significantly different from the ones described above. A holder of Saba common stock would recognize gain or loss with respect to each share of Saba common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the closing, of the Horizontal Ventures common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the shares of Horizontal Ventures common stock so received, including any fractional share of Horizontal Ventures common stock for which cash is received, would equal the fair market value of such shares.

FORM OF MERGER

     Subject to the terms and conditions of the Merger agreement, at the Effective Time Saba will merge with and into Horizontal Ventures Acquisition Corporation. The separate corporate existence of Saba will then cease and Horizontal Ventures Acquisition Corporation will continue as the surviving corporation under the name "Saba Petroleum Company."

EFFECTIVE TIME

     The Effective Time will be the time of filing of the Certificate of Merger with the Delaware Secretary of State. By the Merger Agreement, the filing of the Certificate of Merger will be made as soon as practicable after the closing of the Merger, which is to occur on the second business day after the satisfaction or waiver of the conditions to the Merger as set forth in the Merger agreement.


REGULATORY MATTERS

     The  Merger  is  not  subject  to  the   notification  and  waiting  period
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, since neither Horizontal Ventures nor Saba has total annual sales or total assets of $100 million or more.

ANTICIPATED ACCOUNTING TREATMENT

    It is anticipated that the acquisition of Saba by Horizontal Ventures by the Merger Agreement will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities.

                       OTHER TERMS OF THE MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains certain customary mutual representations and warranties by each of Horizontal Ventures and Saba relating to, among other things, the following:

          * Corporate existence, good standing, corporate power and similar corporate matters;

          * Capitalization and authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

          * The absence of conflicts, violations and defaults under their certificate or articles of incorporation and by-laws and certain other agreements and documents;

          * The absence of required consents, approvals, orders or authorizations of, or registration, declaration or registration with certain governmental entities;

          * the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

          * this joint proxy statement/prospectus and the accuracy and completeness of the information contained therein and herein;

          * the absence of certain material changes or events with respect to Horizontal Ventures and Saba since September 30, 1998; and

          *    no brokers or finders fees and expenses.

     All representations and warranties of Horizontal Ventures and Saba expire one year from the date of the closing of the merger agreement.

CONDUCT OF BUSINESS BY SABA PENDING THE MERGER

     Saba has agreed that, during the period from the date of the Merger Agreement and continuing until the closing date, except as permitted by the prior consent Horizontal Ventures, it will not:

     * incur any obligations or liabilities except in the ordinary course of business;

     * issue any equity securities except as required by the Common Stock Purchase Agreement dated October 8, 1998 between Saba and Horizontal Ventures;

     * discharge any liens or encumbrances or pay any obligation or liability other than current liabilities as of September 30, 1998 and current liabilities incurred after September 30, 1998 in the ordinary course of business;

     * declare or pay any distributions in respect of any of its capital stock, or redeem or obligate itself to redeem any shares of common stock or other securities except with respect to Saba's Series A Preferred Stock and except as may be required by the terms of Saba's Convertible Debentures;

     *    encumber any of its assets;

     *    sell any material assets or cancel any material debt or claim;

     *    waive any substantially valuable rights; or

     * enter into any other material transaction other than in the ordinary course of business.

CONDITIONS PRECEDENT TO THE MERGER

     The respective obligations of Horizontal Ventures, Horizontal Ventures Acquisition Corporation and Saba to effect the merger are subject to, among other things, the satisfaction or waiver on or prior to the closing date of the following conditions:

     * Approval by the Saba shareholders of the merger agreement and approval by the Horizontal Ventures shareholders of the Horizontal Ventures Share Issuance;

     *    No legal restraints to the merger;

     *    The registration statement has been declared effective by the SEC;

     * Listing with the Nasdaq SmallCap Market of shares of Horizontal Ventures common stock to be issued in the merger;

     * No conversion of Saba Series A Preferred Stock into Saba Common stock without the consent of Horizontal Ventures; and

     * No notice of redemption of Saba Series A Preferred Stock unless redeemed or redeemable out of Saba's available cash.

     In addition, the obligation of each of Horizontal Ventures and Saba to effect the Merger is subject to the satisfaction or waiver of the following conditions:

     * All of the other party's representations and warranties under the Merger Agreement shall be true in all material respects as of the Closing Date; and

     * The other party shall have performed in all material respects its obligations under the Merger agreement required to be performed by it at or prior to the Effective Time.

     It is anticipated that such conditions will be satisfied by the dates of the Special Meetings and the Merger will be consummated promptly following such meetings.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of directors of the terminating party or parties:

     *    By the  mutual  written  consent  of Horizontal Ventures and Saba;

     * By either Horizontal Ventures or Saba if the Effective Time does not occur within three months of the date of the Merger Agreement, subject to the condition that the right to terminate for this reason will not be available to a party whose failure to fulfill any obligation under the Merger agreement resulted in the delay of the Effective Time; or

     * By either Horizontal Ventures or Saba if the shareholders of Saba do not approve the Merger Agreement or the shareholders of Horizontal Ventures do not approve the Horizontal Ventures Share Issuance.

     If the Merger Agreement is terminated as a result of a party's failure to fulfill any of its obligations under the Merger Agreement, the defaulting party must pay to the nondefaulting party a termination fee in the amount of $1,000,000 plus in the case of Saba being the defaulting party all amounts invested into Saba by Horizontal Ventures plus all amounts advanced to Saba by Horizontal Ventures.

FEES AND EXPENSES

     Whether or not the Merger agreement is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

AMENDMENT

     The Merger Agreement may be amended by Horizontal Ventures and Saba at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Saba and the shareholders of Horizontal Ventures. After any such shareholder approval, no amendment can be made without further shareholder approval if required by law or the rules of Nasdaq or the American Stock Exchange. The Merger Agreement may only be amended by an instrument in writing, signed on behalf of each of Horizontal Ventures and Saba.

WAIVER

     The merger agreement permits Horizontal Ventures and Saba at any time prior to the Effective Time to:

     * Extend the time for the performance of any of the obligations of the other parties;

     * waive any inaccuracies in the representations and warranties contained in the Merger agreement or in any document delivered pursuant thereto; and

     * waive compliance with any of the agreements or conditions contained in the Merger agreement.

     If a material condition is waived, we will amend this document and recirculate it and resolicit shareholders.

INTERESTS OF INSIDERS IN THE MERGER

     In considering the recommendation of the Horizontal Ventures Board of Directors with respect to the Horizontal Ventures Share Issuance pursuant to the Merger Agreement, the Horizontal Ventures shareholders should be aware that the Horizontal Ventures Board of directors has agreed to accelerate the vesting of a stock grant of 30,000 shares of Horizontal Ventures Common stock to Randeep
S. Grewal, a member of the Horizontal Ventures Board of directors, upon the Effective Date of the Merger.

     Additionally Saba's former Chairman, Ilyas Chaudhary, through companies owned by him owned approximately 29% of Saba prior to Horizontal Ventures' introduction to Saba. This block of voting interest is considered a control block by Horizontal Ventures and Horizontal Ventures deemed it imperative to acquire that control block prior to the commencement of the shareholder voting process. As a result, Horizontal Ventures agreed to pay a greater number of shares to Mr. Chaudhary through his corporate entities than it has agreed to pay to the shareholders of Saba in general.
Mr. Chaudhary had resigned all positions with Saba before either the offer by Horizontal Ventures or the acceptance of that offer. Such interests, together with other relevant factors, were considered by the Saba Board of directors in approving the Merger agreement.

PERCENTAGE OWNERSHIP INTEREST OF SABA SHAREHOLDERS FOLLOWING THE MERGER

     The number of shares of Horizontal Ventures Common Stock to be issued in the Merger is expected to be approximately 1,240,000 shares, based upon 7,440,000 shares of Saba Common stock being outstanding and not owned by Horizontal Ventures immediately prior to the Effective Time. If the 1,240,000 shares of Horizontal Ventures Common stock are issued to holders of Saba Common Stock, the shares of Horizontal Ventures Common Stock owned by Saba shareholders other than Horizontal Ventures immediately after the Effective Time will represent approximately 30% of the total shares of Horizontal Ventures Common stock then outstanding. Assuming no further dilution caused by conversions of the Preferred shares.

NASDAQ LISTING

     It is a condition to the consummation of the Merger that the shares of Horizontal Ventures Common stock to be issued by the Merger agreement shall be registered under the Securities Act and be authorized for listing on The Nasdaq SmallCap Market, subject only to official notice of issuance. Horizontal Ventures intends to apply for listing of post-Merger Horizontal Ventures on the Nasdaq National Market system if the criteria for such listing are met. However, there can be no assurance that a listing on the Nasdaq National Market system will be obtained.

RESALES OF HORIZONTAL VENTURES COMMON STOCK

    The shares of Horizontal Ventures Common Stock to be issued to shareholders of Saba by the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of Horizontal Ventures after the Merger or who were not "affiliates" of Saba on the date of the Saba Special Meeting. All directors and certain officers and shareholders of Saba may be deemed to have been "affiliates" of Saba within the meaning of such rules. Any such person may resell the Horizontal Ventures Common stock received by him or her in the Merger only if such shares are registered for such resell under the Securities Act or an exemption from such registration under the Securities Act is available. Such persons may be permitted to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become "affiliates" of Horizontal Ventures) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Saba or Horizontal Ventures generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal shareholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.


     Saba has agreed to prepare and deliver to Horizontal Ventures a list identifying each person who, at the time of the Saba Special Meeting, may be deemed to be an "affiliate" of Saba for purposes of Rule 145 under the Securities Act and that, on or prior to the Closing Date, Saba will use all reasonable efforts to cause each affiliate of Saba to deliver a written agreement to the effect that such person will not offer, sell, pledge, transfer or otherwise dispose of any shares of Horizontal Ventures Common stock issued to such person in connection with the Merger in violation of the Securities Act or the rules and regulations thereunder.

     This Joint Proxy Statement/Prospectus does not cover resales of Horizontal Ventures Common Stock received by any person who may be deemed to be an affiliate of Horizontal Ventures or Saba.

HORIZONTAL VENTURES' REASONS FOR THE NAME CHANGE AND AUTHORIZATION OF THE POSSIBLE FUTURE SHARE ISSUANCE; RECOMMENDATION OF THE HORIZONTAL VENTURES BOARD

     The Horizontal Ventures Board has unanimously determined that the name change to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of Horizontal Ventures Common stock for possible future acquisitions are in the best interests of Horizontal Ventures and its shareholders and has approved these proposals. The Horizontal Ventures Board unanimously recommends that the shareholders of Horizontal Ventures vote "FOR" approval of those proposals of the Horizontal Ventures Special Meeting.

     Management of Horizontal Ventures has been advised that its current name, Horizontal Ventures, Inc., really does not link it to the energy industry and several investment banking firms which follow Horizontal Ventures' stock have suggested a name change. The additional stock issuance request is required by the Nasdaq Stock Market rules. By having these shares preapproved by the shareholders, management of Horizontal Ventures believes that it will be able to enter into and close acquisitions of oil and gas producing properties rapidly in one of the best buyers markets on record.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

     This  document  contains  or  incorporates  by  reference   forward-looking
statements with the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that include, among others:

          * statements by Horizontal Ventures or Saba as the case may be, concerning:

          * the benefits expected to result from the Merger Agreement, including, without limitation,

          *      synergies  in the  form of increased  revenues

          * decreased expenses and avoided expenses and expenditures that are expected to be realized by Horizontal Ventures and Saba after the closing of the Merger Agreement, and

          * the complementary nature of Horizontal Ventures' horizontal drilling technology and certain Saba oil reserves, and

          * other statements by Horizontal Ventures or Saba, as the case may be, of:

          *      expectations,

          *      anticipations,

          *      beliefs,

          *      estimations,

          *      projections,

          * and other similar matters that are not historical facts, including such matters as:

          *      future  capital,

          * development and exploration expenditures (including the amount and nature thereof),

          * drilling of wells, reserve estimates(including estimates of future net revenues associated with such reserves and the present value of such future net revenues),

          *      future production of oil and gas,

          *      repayment of debt,

          *      business strategies, and

          *      expansion  and  growth Of business  operations.

These statements are based on certain assumptions and analyses made by Horizontal Ventures or Saba, as the case may be, in light of:

          *      past experience and perception  of:

          *      historical trends,

          *      current conditions,

          *      expected future developments and

          * other factors that Horizontal Ventures or Saba, as the case may be, believes are appropriate in the circumstances.

     The managements of Horizontal Ventures and Saba, respectively, caution the reader that these forward-looking statements are subject to risks and uncertainties, including:

          *      financial,

          *      regulatory environment,

          *      and trend projections,

that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified among other places, under:

          *      "RISK FACTORS,"

          * "Merger agreement - Recommendation of the Horizontal Ventures Board; Horizontal Ventures' Reasons for the Merger,"

          * "MERGER AGREEMENT - Recommendation of the Saba Board; Saba's Reasons for the Merger,"

          * "Horizontal Ventures MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and

          * "SABA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Significant factors that could prevent Horizontal Ventures or Saba, as the case may be, from achieving its stated goals include, but are not limited to:

          * failure by Horizontal Ventures and Saba to consummate the Merger agreement on a timely basis or at all,

          * if the Merger agreement is consummated, failure by Horizontal Ventures to integrate the respective operations of Horizontal Ventures and Saba or to achieve the synergies expected from the Merger,

          *      declines in the market prices for oil and gas, and

          * adverse changes in the regulatory environment affecting Horizontal Ventures and/or Saba.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Horizontal Ventures or Saba or persons acting on its or their behalf. Neither Horizontal Ventures nor Saba undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                               HORIZONTAL VENTURES SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     The Horizontal Ventures Special Meeting will be held on Friday, March 19, 1999, at 10:00 a.m. local time, at the principal executive offices of Saba at 3201 Airpark Drive, Suite 201, Santa Maria, California, to consider and vote upon proposals to approve the Horizontal Ventures Share Issuance, the change in the name of Horizontal Ventures to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of Horizontal Ventures Common stock for possible future acquisitions.

     The Horizontal Ventures board of directors has unanimously determined that the merger agreement is in the best interests of Horizontal Ventures and its shareholders, and has unanimously approved the merger agreement and the Horizontal Ventures share issuance. The Horizontal Ventures board of directors unanimously recommends that the shareholders of Horizontal Ventures vote for approval of the Horizontal Ventures share issuance, the name change to Greka Energy Corporation and the authorization of the issuance of up to an additional
2,000,000 shares of Horizontal Ventures common stock.   See  "The Merger  -
Background of the merger," "-- Horizontal Ventures' Reasons for the merger; Recommendation of the Horizontal Ventures board " and "-- Horizontal Ventures' reasons for the name change and authorization of the possible future share issuance; Recommendation of the Horizontal Ventures board."

     The approval of the Horizontal Ventures Share Issuance by the Horizontal Ventures shareholders is required by the rules of the Nasdaq SmallCap Market because the number of shares of Horizontal Ventures Common Stock to be issued pursuant to the Merger Agreement exceeds twenty percent of the number of shares of Horizontal Ventures Common Stock that would be outstanding immediately before the closing of the Merger agreement. The approval of the Horizontal Ventures Share Issuance is a condition to the obligation of Horizontal Ventures and Horizontal Ventures Acquisition Corporation to close the Merger agreement.

     Horizontal Ventures shareholders are not required by the Colorado Business Corporation Act, Nasdaq SmallCap Market rules or otherwise to approve the Merger
Agreement, and Horizontal Ventures shareholders will not be asked to consider or vote upon any proposal for such purpose.

Record date; SHARES ENTITLED TO VOTE

     Only holders of record of Horizontal Ventures Common Stock at the close of business on January 22, 1999 are entitled to receive notice of and to vote at the Horizontal Ventures Special Meeting. At the close of business on the Horizontal Ventures Record Date, there were 2,910,981 shares of Horizontal Ventures Common stock outstanding and entitled to vote. Each such share owned at the Record date entitles the registered holder thereof to one vote.

QUORUM; VOTE REQUIRED

     The presence in person or by proxy of the holders of one-third of the shares of Horizontal Ventures Common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Horizontal Ventures Special Meeting. Once a quorum has been established, an affirmative vote of a majority votes cast at the Horizontal Ventures Special Meeting will be required for approval of the Horizontal Ventures Share Issuance, the name change and the authorization of the additional share issuance.

     Shares of Horizontal Ventures Common stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. An abstention with respect to any proposal will not be included in determining the number of votes cast for such proposal. Brokers who hold shares of Horizontal Ventures Common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes that are not cast because the nominee-broker lacks such discretionary authority will not be included in determining the number of votes cast for such proposal and will have no effect on the vote.

    In the event that a quorum is not present at the Horizontal Ventures Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

SHARE OWNERSHIP OF HORIZONTAL VENTURES AFFILIATES

     As of the date hereof, the executive officers and directors of Horizontal Ventures have voting power with respect to approximately 51% of the total issued and outstanding shares of Horizontal Ventures Common stock. See "Horizontal Ventures SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The executive officer and directors of Horizontal Ventures have indicated that they will vote in favor of the Horizontal Ventures Share Issuance, the name change and the authorization of the additional share issuance.


PROXIES

     All shares of Horizontal Ventures Common stock which are represented by properly executed proxies received in time for the Horizontal Ventures Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" approval of the Horizontal Ventures Share Issuance, the name change and authorization of the additional share issuance and in the discretion of the proxy with respect to such other business as may properly come before the Horizontal Ventures Special Meeting or any reconvened meeting after any adjournment or postponement thereof.

     Any proxy may be revoked by the shareholder executing it at any time prior to its exercise by the shareholder giving written notice thereof to the Chairman and Chief Executive Officer of Horizontal Ventures, by signing and returning a later-dated proxy or by voting in person at the Horizontal Ventures Special Meeting. Attendance at the Horizontal Ventures Special Meeting will not in and of itself constitute the revocation of a proxy.

    The Horizontal Ventures Board of Directors is not currently aware of any business to be brought before the Horizontal Ventures Special Meeting other than described herein. If, however, other matters are properly brought before the Horizontal Ventures Special Meeting or any reconvened meeting after any adjournment or postponement thereof, the person appointed as proxy will have discretionary authority to vote the shares represented by duly executed proxies in accordance with his discretion and judgment.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Horizontal Ventures Board of directors. The entire cost of proxy solicitation for the Horizontal Ventures Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Horizontal Ventures. In addition to solicitation by mail, officers and regular employees of Horizontal Ventures may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such officers
and regular employees will not be  additionally compensated   for  such
solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

     Holders of Horizontal Ventures Common stock are requested to complete, date and sign the accompanying Horizontal Ventures proxy care and return it promptly in the enclosed postage-prepaid envelope.

DISSENTERS' RIGHTS

     Under the Colorado Business Corporation Act, Horizontal Ventures shareholders are not entitled to assert dissenters' rights in connection with the Merger agreement or the transactions by.

                              SABA SPECIAL MEETING
DATE, TIME AND PLACE

     The Saba Special Meeting will be held on Friday, March 19, 1999, at
2:00 p.m. local time, at the principal executive offices of Saba located at 3201 Airpark Drive, Suite 201, Santa Maria, California to consider and vote upon a proposal to approve the Merger agreement.

     The Saba board of directors has determined that the merger agreement is in the best interests of Saba and its shareholders and has approved the merger agreement. The Saba board of directors recommends that the shareholders of Saba vote "for" approval of the merger agreement at the Saba special meeting.

Record date; VOTE REQUIRED

     Only holders of record of Saba Common Stock at the close of business on January 22, 1999 are entitled to receive notice of and to vote at the Saba Special Meeting. At the close of business on the Saba Record Date, there were 11,385,726 shares of Saba Common stock outstanding and entitled to vote. Each such share owned at the Record date entitles the registered holder thereof to one vote.

QUORUM

     The holders of a majority of the shares of Saba Common Stock outstanding and entitled to vote must be present at the Saba Special Meeting in person or represented by proxy in order for a quorum to be present. Once a quorum has been established, an approved of a majority of the outstanding shares of Saba Common stock will be required for approval of the Merger agreement. Abstentions will have the effect of a vote cast against the Merger Agreement. Brokers who hold shares of Saba Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes that are not cast because the nominee-broker lacks such discretionary authority will have the effect of a vote cast against the Merger agreement.

SHARE OWNERSHIP OF SABA AFFILIATES

     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of shares of issued and outstanding Saba common stock. As of the date hereof, Saba's executive officers and directors, and Horizontal Ventures, the principal shareholder of Saba, own approximately 35% of the total issued and outstanding shares of Saba Common stock. Saba's executive officers and directors and Horizontal Ventures have indicated that they will vote in favor of the Merger agreement.

PROXIES

     All shares of Saba Common stock which are represented by properly executed proxies received in time for the Saba Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" approval of the Merger agreement, and in the discretion of the proxy with respect to such other business as may properly come before the Saba Special Meeting or any reconvened meeting after any adjournment or postponement thereof.

     Any proxy may be revoked by the shareholder executing it at any time prior to its exercise by the shareholder giving written notice thereof to the Secretary of Saba, by signing and returning a later-dated proxy or by voting in person at the Saba Special Meeting. Attendance at the Saba Special Meeting will not in and of itself constitute the revocation of a proxy.

     The Saba Board of Directors is not currently aware of any business to be brought before the Saba Special Meeting other than described herein. If, however, other matters are properly brought before the Saba Special Meeting or any reconvened meeting after any adjournment or postponement thereof, the person appointed as proxy will have discretionary authority to vote the shares represented by duly executed proxies in accordance with her discretion and judgment.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Saba Board of Directors. The entire cost of proxy solicitation for the Saba Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Saba. In addition to solicitation by mail, officers and regular employees of Saba may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

     Holders of Saba common stock are requested to complete, date and sign the accompanying Saba proxy card and return it promptly in the enclosed postage-prepaid envelope.

APPRAISAL RIGHTS

     Holders of shares of Saba Common stock are not entitled to assert appraisal rights under Section 262 of the Delaware General Corporation Law since shares of Saba Common Stock are held of record by more than 2,000 holders and the Merger agreement does not require the holders of Saba Common stock to accept anything other than shares of Horizontal Ventures Common Stock, which will have more than 2,000 record holders, and cash in lieu of fractional shares.

                      DESCRIPTION OF HORIZONTAL VENTURES SECURITIES

     Horizontal Ventures is authorized to issue 50 million shares of Horizontal Ventures common stock and 50 million shares of preferred stock of which 2,910,981 shares of Horizontal Ventures Common stock and no shares of Horizontal Ventures Preferred Stock are issued and outstanding as of the date hereof. All shares of Horizontal Ventures Common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Horizontal Ventures Common stock entitles the holder thereof to:

      * one non-cumulative vote for each share held of record on all matters submitted to a vote of the shareholders,

      * participate equally and to receive any and all such dividends as may be declared by the Horizontal Ventures Board of directors out of funds legally available therefor, and

      * to participate pro rata in any distribution of assets available for distribution upon liquidation of Horizontal Ventures.

     Shareholders of Horizontal Ventures have no preemptive rights to acquire additional shares of Common Stock or any other securities. Horizontal Ventures Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Horizontal Ventures Common stock are fully paid and non-assessable. Additional shares of Horizontal Ventures Common Stock may be issued without shareholder approval, except as limited by the Nasdaq SmallCap Market rules.

SHARES ELIGIBLE FOR FUTURE SALES

     The up to 1,300,000 shares of Horizontal Ventures Common Stock that may be issued pursuant to the Merger will be freely tradeable without restriction or further registration under the Securities Act, except for any Horizontal Ventures Common Stock held by an "affiliate", as defined under the Securities
Act) of Horizontal Ventures.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned "restricted securities", defined generally as shares acquired from the issuer or an affiliate in a non-public transaction for at least one year, as well as any person who purchases unrestricted shares in the open market who may be deemed an "affiliate" of the issuer, is entitled to sell, within any three-month period, a number of shares of Horizontal Ventures Common stock that does not exceed the greater of:

      *      1% of the then outstanding shares, or

      * the average weekly trading volume in the shares during the four calendar weeks preceding each such sale.

A person who is not deemed to be an "affiliate" of Horizontal Ventures and has not been an affiliate for at least three months, and who has held restricted shares for at least two years would be entitled to sell such shares without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales of substantial amounts of restricted shares, or the perception that such sales may occur, could adversely affect prevailing market prices for Horizontal Ventures Common stock.

     There can be no predictions of the effect, if any, that sales of Horizontal Ventures Common Stock under Rule 144 will have on the market price prevailing from time to time. Sales of substantial amounts of Horizontal Ventures Common Stock pursuant to Rule 144 could subsequently adversely affect the market price of Horizontal Ventures Common stock.

CERTAIN CHARTER PROVISIONS

     The Horizontal Ventures Articles of Incorporation provide for a staggered Board of directors consisting of three classes of Directors. Each class must contain one-third of the total number of Directors, or as near thereto as possible. Class A consists of one Director designated as Chairman of the Board, Class B consists of two Directors and Class C consists of two Directors. There currently is one vacancy with respect to Class C. The term of the Class C director will expire at the next annual meeting of shareholders. The terms of the Class B directors will expire at the second annual meeting following adoption of the Staggered Board in July 1998 and the term of the Class A director will expire at the third annual meeting following adoption of the Staggered Board. Following the expiration of their initial terms, Horizontal Ventures Directors will be elected for terms of three years to succeed those whose terms expire.

     The Horizontal Ventures Staggered Board provisions could have the effect of deterring certain third parties from initiating proxy contests or from acquiring substantial blocks of shares of Horizontal Ventures Common stock. Such proxy contests and acquisitions of substantial blocks of shares tend to increase, at least temporarily, market prices for a company's stock. Consequently, the Staggered Board provisions could deprive Horizontal Ventures shareholders of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring proxy contests or acquisitions of substantial blocks of Horizontal Ventures Common stock, the Staggered Board provisions might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control.

     The transfer agent and registrar for Horizontal Ventures Common Stock is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

             COMPARISON OF THE RIGHTS OF HOLDERS OF HORIZONTAL VENTURES COMMON
                         STOCK  AND SABA COMMON STOCK

     Horizontal Ventures is a Colorado  corporation  and the  rights  of its
shareholders  are governed  by  the  Colorado  Business   Corporation  Act
("CBCA") and the Articles of Incorporation and Bylaws of Horizontal Ventures. Saba is a Delaware corporation and the rights of it shareholders are governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Saba. By the Merger agreement, the Saba shareholders will become Horizontal Ventures shareholders and as such their rights will be governed by the CBCA and the Horizontal Ventures Articles of Incorporation and Bylaws.

Significant Differences Between the Corporation Laws of Colorado and Delaware

     The corporation laws of Colorado and Delaware differ in many respects. Although all the differences are not set forth in this joint proxy statement/prospectus, provisions which could materially affect the rights of shareholders are discussed below.

Removal of Directors

     The corporation may remove directors, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, no director may be removed if the number of votes cast against such removal would be sufficient to elect the director.

             Colorado                                         Delaware

A  director  of a corporation that does      A director of a corporation that
not have a staggered board of                does not have a classified board
directors or cumulative voting may be        or cumulative voting may be
removed with or without cause with the       removed with or without cause with
approval of a majority of the outstanding   approval of the majority of the out-
shares entitled to vote at an election of   standing shares entitled to vote at
directors. In the case of a Colorado         an election of directors. In the
Colorado corporation having cumulative       In the case of a Delaware
voting, if less than the entire board is   corporation having cumulative voting,
to be removed, a director may not be        if less than the entire board is to
removed if less than the entire board        be removed, a director may not be
without cause if the number of shares voted  removed without cause if the number
against such removal would be sufficient   of shares voted against such removal
to elect the director under cumulative       would be sufficient to elect the
voting. Horizontal Ventures has a staggered  director under cumulative voting.
                                             A director of a corporation with
                                             classified board of directors may
                                             be removed  only for cause, unless
                                             the certificate  of incorporation
                                             otherwise provides. The Certificate
                                             of Incorporation of Saba does not
                                             provide for a classified board of
                                             directors or for cumulative voting.


Classified Board of Directors

     A classified or staggered (the term in Colorado) board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process.

            Colorado                                          Delaware

The Horizontal Ventures Articles of          Delaware law permits, but does not
Incorporation and Bylaws provide for         require, a classified board of
a staggered board.  Colorado law permits,    directors, by which the directors
but does not require, a staggered board     can be divided into as many as three
of directors, by which the directors         classes with staggered terms of
can be divided into as many as three         office with, only one class of
classes with staggered terms of office,     directors standing for election each
with only one class of directors             The Saba Certificate of
standing for election each year.             Incorporation and Bylaws
                                             do not provide for a classified
                                             board and Delaware presently does
                                             not intend to propose establishment
                                             of a classified board.


Indemnification and Limitation of Liability

     Delaware and Colorado have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

             Colorado                                   Delaware


The Articles of Incorporation of            The Certificate of Incorporation of
Horizontal Ventures eliminate the            Saba also eliminates the liability
liability of directors to the                of directors to the corporation or
corporation to the fullest extent            its stockholders for monetary
permissible under Colorado law.             damages for breach of fiduciary duty
Colorado law does not permit the            as a director to the fullest extent
elimination of monetary liability            permissable under Delaware law, as
where such liability is based on:            such law exists currently or as it
                                             may be amended in the future. Under
                                            Delaware law, such provision may not
                                            eliminate or limit director monetary
                                             liability for:

*   intentional misconduct or knowing       * breaches of the director's duty of
    and culpable violation of law,             loyalty to the corporation or its
                                               stockholders,
*   acts or omissions that a director
    believes to be contrary to the best   * acts or omissions not in good faith
    interests of the corporation or its      or involving intentional misconduct
    shareholders, or that involve the          or knowing violations of law,
    absence of good faith on the part
    of the director,                       * the payment of unlawful dividends
                                               or unlawful stock repurchases or
*   receipt of an improper personal benefit,   redemptions, or

*   acts or omissions that show reckless    * transactions in which the director
    disregard for the director's duty to the   received an improper personal
    corporation or its shareholders, where     benefit.
    the director in the ordinary course of
    performing a director's duties should  Such also may not limit a director's
    be aware of a risk of serious injury      liability for violation of or
    to the corporation or its shareholders,   otherwise relieve Delaware of its
                                              directors from the necessity of
                                              complying with federal or state
*   acts or omissions that constitute an      securities laws, or affect the
    unexcused pattern of inattention that     availability of non-monetary
    amounts to an abdication of the           remedies such as injunctive
    director's duty to the corporation and    relief or recission.
    its shareholders,

*   interested transactions between the
    corporation and a director in which a
    director has a material financial interest, and

*   liability for improper distributions,
    loans or guarantees.



Colorado law generally permits                Delaware law generally permits
indemnification of director expenses,         indemnification of expenses,
including attorney's fees, actually and      including attorney's fees, actually
reasonably incurred in the defense or         and reasonably incurred in the
settlement of a derivative or third-party     defense or settlement of a
action, provided there is a determination     derivative or third-party action,
by a majority vote of a disinterested         provided there is a determination
quorum of the directors, by independent      by a majority vote of disinterested
legal counsel or by a majority vote of a     quorum of directors, by independent
quorum of the stockholders that the person   legal counsel or by a majority vote
seeking indemnification acted in good faith   by a quorum of the stockholders
and in a manner reasonably believed to be     that the person seeking indemni-
in the best interests of the corporation.  fication acted in good faith and in
Colorado law requires indemnification      a manner reasonably believed to be
of director expenses when the individual      in or not opposed to the best
being indemnified has successfully            interest of the corporation.
defended any action, claim, issue or          Delaware law requires indemni-
on the merits or otherwise.                   fication, of expenses when the
                                              individual being indemnified
Except with regard to directors, the          has successfully, defended any
indemnifications provided by statute          action, claim, issue, or matter
shall not be deemed exclusive of any other    therein, on the merits or
right under any bylaw, agreement, vote        otherwise.
of stockholders or directors or otherwise.
Horizontal Ventures has no additional         Delaware law also permits a
rights of indemnification in place except     Delaware corporation to provide
as provided by Colorado law.                  indemnification in excess of that
                                              provided by statute. By contract
                                              to Colorado law, Delaware law does
                                              not require authorizing pro-
                                              visions in the certificate of
                                              incorporation and does not
                                              contain express prohibitions
                                              on indemnification in certain
                                              circumstances; limitations on
                                             indemnification may be imposed by a
                                             court, however, based on principles
                                              of public policy.

                                              A provision of Delaware law states
                                              that the indemnification provided
                                              by statute shall not be deemed
                                             exclusive of any other rights under
                                              any bylaw, agreement, vote of
                                              stockholders or disinterested
                                              directors or otherwise.

     Both Colorado and Delaware law requires indemnification when the individual has defended successfully the action on the merits or otherwise.

     Expenses incurred by an officer or director in defending an action may be paid in advance, under Colorado law and Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Inspection of Shareholder List

     Both Delaware and Colorado law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder.

Dividends and Repurchases of Shares

               Colorado                                          Delaware

Colorado law dispenses with the concepts of  Delaware law permits a corporation
par value of shares as well as statutory     to declare and pay dividends out of
definitions of capital, surplus and the      surplus or if there is no surplus,
like. The concepts of par value, capital     out of net profits for the fiscal
and surplus are retained under Delaware law. year as long as the amount of
Colorado law permits a corporation to       capital of the corporation following
declare and pay dividends unless, after      the declaration and payment of the
giving it effect:                            dividend is not less than the
                                             aggregate amount of the capital
                                             represented by the issued and out-
* the corporation would not be able to pay standing stock of all classes having its debts as they become due in the usual a preference upon the distribution of
   course of business, or                    assets. In addition, Delaware law
                                           generally provides that a corporation
*  the corporation's total assets would be   may redeem or repurchase its shares
   less than the sum of its total            only if the capital of the
   liabilities plus (unless the articles     corporation is not impaired and
   of incorporation permit otherwise) the    such redemption or repurchase would
   amount that would be needed, if the       not impair the capital of the
   corporation were to be dissolved at the   corporation.
   time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Shareholder Voting


          Colorado                                      Delaware

Generally requires that a majority           Delaware law contains a similar
of the shareholders of both acquiring       exception to its voting requirements
and target corporations approve              for reorganizations where
statutory mergers.                           shareholders of the corporation
                                            itself, or both immediately prior to
Does not require a stockholder vote of       the reorganization will own
the surviving corporation in a merger        immediately prior to the
(unless the corporation provides          reorganization will own immediately
otherwise in its certificate of              after the reorganization equity
incorporation) if                            securities constituting more than
parent                                       80 percent of the voting power of
                                             the surviving or acquiring
                                             corporation or its parent entity.
*  the merger agreement does not amend
   the existing certificate of incorporation,

* each share of the stock of the surviving corporations outstanding immediately before the effective date of the merger is an identical outstanding of treasury share after the merger, and

*  either no shares of common stock of the
   surviving corporation and no shares,
   securities or obligations convertible
   into such stock are to be issued or
   delivered under the plan of merger, or
   the authorized unissued shares or the
   treasury shares of common stock of the
   surviving corporation to be issued or
   delivered under the plan of merger plus
   those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Generally requires that a majority of the shareholders of both acquiring and target corporations approve statutory mergers.


     Both Delaware law and Colorado law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

     Both Colorado and Delaware law generally do not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares or where the class of securities designates such a right.

Stockholder Approval of Certain Business Combinations Under Delaware Law

     In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholder, more difficult. Under Section 203 of the Delaware General Corporation Law, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

     Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of fifteen percent (15%) or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder;
sales or
other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation of a direct or indirect majority-owned subsidiary equal in aggregate market value of ten percent (10%) or more of the aggregate market value of either the corporation's consolidated assets or all of its outstanding stock; the issuance of transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

      * prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder,

      * upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least eighty-five percent of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the eighty-five percent calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee  participants the right to decide confidentially whether to accept a tender or exchange offer), or

      * on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent of the outstanding voting stock not owned by the interested stockholder.

     Section 203 only applies to certain publicly held corporations that have a class of voting stock that is:

      *    listed on a national securities exchange,

      * quoted on an interdealer quotation system of a registered national securities association, or

      *    held of record by more than 2,000 stockholders.

    Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, Saba does not intend to so elect.

     Section 203 will encourage any potential acquirer to negotiate with Saba's Board of directors. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for Saba which all stockholders would not be treated equally. Shareholders should note, however, that the application of Section 203 to Saba will confer upon the Board the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for Saba's shares over the then-current market price. Section 203 would also discourage certain potential acquirers unwilling to comply with its provisions.

Interested Director Transactions

     Under both Delaware and Colorado law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under Delaware and Colorado law. Under Delaware and Colorado law, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "fair" to the corporation, or (b) the contract or transaction must have been fair as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

Shareholder Derivative Suits

     Under both Delaware and Colorado law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law.

            Colorado                                       Delaware

Provides that the  corporation or                Does not have a similar bonding
the defendant in a derivative suit                requirement.
may make a motion to the court for
an order requiring the plaintiff
shareholder to furnish a security bond.

Appraisal/Dissenters' Rights

     Under both Delaware and Colorado law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal/dissenters' rights by which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under both Delaware and Colorado law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.

            Colorado                                           Delaware

Dissenters' rights are not available         Appraisal rights are not available
to stockholders of a corporation             (a) with respect to the sale, lease
surviving a merger if no vote of the       or substantially all of the assets of
stockholders of the surviving corporation  a corporation, (b) with respect to a
is required to approve the merger or         merger or consolidation by a corpo-
share  exchange  under certain provisions  ration the shares of which are either
of Colorado law.                             listed on a national securities
                                             exchange or are held of record by
                                             more than 2,000 holders if such
                                             stockholders receive only shares of
                                             the surviving corporation or shares
                                             of any other corporation that are
                                             either listed on a national
                                             securities exchange or held
                                             of record by more than 2,000
                                             holders, plus cash in lieu of
                                             fractional shares of such
                                             corporations, or (c) to
                                             stockholders of a corporation
                                            surviving a merger if no vote of the
                                             stockholders of the surviving
                                             corporation is required
                                             to approve the merger under certain
                                             provisions of Delaware law.


Dissolution

          Colorado                                    Delaware


If the dissolution is initially approved     Unless, the board of directors
by the board of directors, it may be         approves the proposal to dissolve,
approved by a simple majority of the         the dissolution must be approved by
outstanding shares of the corporation's      all of the stockholders entitled to
stock entitled to vote.  In the event of    vote theron. Only if the dissolution
such a board-initiated dissolution,          is initially approved by the board
Colorado law allows a Colorado corporation  of directors may it be approved by a
to include in its certificate of             simple majority of the outstanding
incorporation a supermajority (greater       shares of the corporation's stock
than a simple majority) voting requirement   entitled to vote. In the event of
in connection with dissolutions.  Under      such a board-initiated dissolution,
Colorado law, shareholders may only initiate Delaware law allows a Delaware dissolution by way of a judicial proceeding. corporation to include in its certificate of incorporation a
                                             supermajority (greater than a
                                             simple majority) voting
                                             requirement, in connection with
                                             dissolutions. Saba's Certificate
                                             of Incorporation contains no such
                                             supermajority requirement,
                                             however, and a majority of the
                                            outstanding shares entitled to vote,
                                             voting at a meeting at which a
                                             quorum is present, would be
                                             sufficient to approve a dissolution
                                             of Saba that had previously been
                                             approved by its Board of directors.


MARKET PRICES OF HORIZONTAL VENTURES AND SABA COMMON STOCK AND DIVIDENDS

     Horizontal Ventures Common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "HVNV". Except for a period from August to December of 1997, Horizontal Ventures' common stock has been quoted on NASDAQ since February 19, 1993. Saba Common stock trades on the American Stock Exchange under the symbol "SAB." The following table sets forth, for the periods indicated, the high and low closing bid quotations per share of Horizontal Ventures Common stock as reported on the Nasdaq SmallCap Market and the high and low quarterly closing sales prices of Saba Common stock as reported on the American Stock Exchange. The table also presents trading information for Horizontal Ventures and Saba on December 4, 1998 and February 5, 1999. December 4, 1998 was the last trading day immediately preceding the public announcement of the exchange ratio terms of the merger agreement. February 5, 1999 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus. The Horizontal Ventures Common stock quotations represent the Company's post inter-dealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. There can be no assurance that a public market for Horizontal Ventures' common stock will be sustained in the future. The prices of Saba Common stock set forth below have been adjusted to reflect a two-for-one stock split in the form of a stock dividend paid in December 1996.


                              Horizontal Ventures                  Saba
    Quarter Ended            Low           High             Low        High
    -------------            ---           ----             ---        ----
     March 31, 1996.........$   .19        $  .22           $ 3.56      $ 4.75
     June 30, 1996....    ..    .13           .13             3.88        8.00
     September 30, 1996.....    .25           .31             6.19        9.94
     December 31, 1996..        .19           .25             9.25       27.12

     March 31, 1997...........  .19           .25           $12.75      $25.25
     June 30, 1997...........   .03           .09           $10.75       17.75
     September 30, 1997.......  .03           .03            12.81       20.12
     December 31, 1997........  6.82*       19.00*            8.00       14.88

     March 31, 1998........... 12.00        14.75            $3.38       $8.50
     June 30, 1998...........   8.0625      10.00             1.44        4.12
     September 30, 1998.....    7.25         9.25              .8125      2.125
     December 31, 1998........  8.813       14.938             .625       1.75

    Trading Day

     December 4, 1998 ........  11.00       11.00             1.25     1.375
     February 5, 1999 ........  10.50       10.50             1.00     1.125


*Effective November 8, 1997, a 1 share for 220 share reverse split approved by the U.S. Bankruptcy court was effected thus dramatically affecting the per share price of the Company's stock.

     On January 22,1998, there were approximately _____ registered holders of Horizontal Ventures' Common stock. Based on a broker count, Horizontal Ventures believes at least an additional 1,200 persons are shareholders with street name positions.

     Holders of Horizontal Ventures Common stock are entitled to receive such dividends as may be declared by Horizontal Ventures' Board of directors.
Horizontal Ventures has not yet paid any dividends, and the Board of directors of Horizontal Ventures presently intends to pursue a policy of retaining earnings, if any, for use in Horizontal Ventures' operations and to finance expansion of its business. With respect to the Horizontal Ventures Common
Stock, the declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Horizontal Ventures Board of directors in light of conditions then existing, including Horizontal Ventures' earnings, financial condition, capital requirements and other factors.

     Saba has never paid cash dividends on Saba Common Stock and does not anticipate doing so in the foreseeable future. Saba's Series A Preferred Stock, Debentures and principal revolving credit agreement restrict the payment of dividends by Saba.

                                 BUSINESS OF HORIZONTAL VENTURES

Company Overview

   During 1997, Horizontal Ventures, then named Petro Union, Inc., and all its subsidiaries were essentially dormant pending reorganization and emergence from bankruptcy. During this period of dormancy, management focused all its efforts on its plan of reorganization, acquisitions and mergers, and restructuring the new combined business to its new plan of operation and strategy. The Plan of Reorganization was approved in Bankruptcy Court on August 28, 1997 and case closed on March 26, 1998 following successful implementation of all the objectives under the new management team.

     Horizontal Ventures' objective and strategy is firmly focused on its license to a niche technology developed and patented by Amoco for horizontal drilling. As the first two licensees of the technology, the Horizontal
Ventures'
personnel were instrumental in successfully implementing and applying the technology in the field and have continued field enhancements to the technology since inception.

Business Strategy

     Horizontal Ventures' mission is to provide shareholder value through becoming an industry leader in exploiting declining production wells by capitalizing on its experience and field knowledge to a low cost horizontal drilling technology, developed by and patented by Amoco Corporation, to significantly boost production rates. Horizontal drilling, used in re-developing older reservoirs, increases the recoverable oil in place due to various characteristics, such as, a greater exposure of the reservoir to the well bore. Primary recovery methods leave over 80% of the oil in place leaving significant reserves to be exploited.

     Horizontal Ventures has a two-prong approach capitalizing on this niche technology to obtain its objective and growth: Exploitation & Production and Contract Services.

    Exploitation & Production: Numerous mature fields worldwide are experiencing declining production and even more have been abandoned. Even after the latest recovery methods are applied, vast oil resources are left unrecovered due to unfavorable economics. Horizontal Ventures having amassed the most experience in the industry for applying Amoco's technology, has a low risk, high reward business plan focused on acquiring fields with proven producing wells and applying this niche technology to exploit and produce the remaining reserves.
By targeting these mature fields with the entire production infrastructure in place, Horizontal Ventures substantially reduces the capital costs for production relative to its drilling program. Furthermore, the existing and historical production providing actual reservoir performance along with the comprehensive geological evaluations essentially confirms the targeted zones eliminating the risks to drilling dry holes.

     Horizontal Ventures intends to reactivate existing producing fields that have reached their economic limit. The application of the its short radius horizontal drilling technology in untapped reservoirs within the productive reach of an existing well bore or in a reservoir that may have inefficient characteristics at the vertical bore, which can lead to a several fold increase in production rates. Increasing production rates through such enhancement programs will provide significantly favorable effects to the reserve valuations and relative net present value. Horizontal Ventures made its first such acquisition in September 1997.

     The added strain to the operators of such mature fields as a result of the declining oil prices helps facilitate these acquisitions under favorable terms and further reduces the capital requirements to Horizontal Ventures.

     Contract Services: In the last three years that the technology has been commercialized in the industry, Horizontal Ventures has drilled over forty wells for various clients such as Chevron, Texaco, Exxon, OXY, Oklahoma Natural Gas to name a few.
The Company intends to continue providing its services to the industry on a contract basis. Such contract services are to be scheduled with coordination to Horizontal Ventures' internal drilling programs thus enhancing the productivity and efficiency of its service rigs and crews. Contract services are targeted to begin in the late second quarter of 1998.

     Exploration Strategy: In addition to its exploitation, production and contract services activities, Horizontal Ventures is building a portfolio of exploration prospects where the technical expertise in horizontal drilling adds substantially to its reserve base and provides for internal drilling programs.
Exploration drilling involves substantially more risk than exploitation and development drilling which is Horizontal Ventures' primary focus. Horizontal
Ventures' existing prospects have multiple pay objectives and are commonly located in association with existing producing fields where the management has expertise or previous experience. Horizontal Ventures plans to invest a small portion of its cash flow in exploration ventures.

     Horizontal Drilling: Horizontal drilling has become widely accepted as a standard option for exploiting oil & gas resources. The principle advantage of horizontal drilling is that it results in a substantially greater surface area for drainage, and thus extraction of the oil from the reservoir. In industry terms this is referred to as communicating zones of permeability. The unique method of reentering a well and horizontal drilling patented by Amoco and licensed to Horizontal Ventures, has the ability to turn while drilling causing a vertical well to be horizontal in as little as twenty-five feet. Thus this technology provides considerable flexibility to the geologists and engineers in designing their well plans around geological formation and reservoir constraints to achieve the maximum performance. Furthermore, this technique facilitates multi-laterals off an existing well bore avoiding costly drilling of new wells and has considerable advantages in shallow reservoirs where the traditional horizontal tools cannot be utilized due to their larger radius requirements and related economics.

     Drilling horizontal laterals has the potential to: tap fresh oil by intersecting fractures, penetrating pay discontinuities and drain up-dip traps, correct production problems such as water coning, gas coning, and excessive water cuts from hydraulic fractures which extend below the oil-water contact, and supplement enhanced secondary and tertiary oil recovery techniques.

    The most common method of drilling a curved borehole utilizes a mud-motor to rotate the drill bit. This is often too expensive to be economical for re-entries in mature fields with well bore casings less than 5 1/2 inches. The lack of a cost-effective method to increase production in mature wells led Amoco
Corporation to devote significant resources in research and development in this area. The result was the development of it's patented short radius horizontal drilling system. The primary advantages of the Amoco drilling system are its short radius of curvature, costs approximately one-fifth of mud motors, takes only ten days to drill and yet provides all the benefits of a horizontal well.

     Short Radius Rotary Steerable Horizontal Drilling: The Amoco system is capable of drilling a 3.875" inch hole from inside 4.5" inch casing, or a 4.5" hole from inside 5.5" casing and larger. The radius of curvature ranges from 30 feet and up, with lateral departures up to 1,000 feet. Multiple laterals can be drilled in opposing directions or in the same direction, with kick-off points spaced a minimum of eight feet apart. Compatibility with any circulating medium including mud, foam or air mist allows for a variety of applications.

     The system consistently drills a predictable radius of curvature in the desired direction, resulting in a smoother planar well bore, which facilitates drilling the lateral and completing the well. Vertical target accuracy is plus or minus two feet, and azimuth is plus or minus 20 degrees.

     The system is rotary steerable, and there are no mud motors, steering tools or MWD tools. The system is purely mechanical and very simple in design.

     The Amoco bit is an anti-whirl, bi-center, low-friction PDC bit. Consistent and reliable angle build and improved directional control is a result of stabilizing the PDC bit to continually point along a curved path. The design of the bit enables it to cut only in the direction it is pointed. The cutters are positioned so that they direct a lateral force toward a smooth pad on the gauge of the bit, which contracts the bore hole and acts as a bearing by transmitting a restoring force to the bit. This force rotates with the bit, continually pushing a side of the bit that does not have gauge cuter chips against the bore hole wall. This design minimizes the side cutting action that is typically observed with PDC bits and results in consistent well bore diameter.

     The system drills a curved path by continually pointing the bit along a tangent to the curved path. A contact point on the bit and smooth contact ring at the flexible knuckle joint establishes two contact points and controls the bit tilt. Tool design tilt allows the curve assembly to run smoothly, drill a hole uniform in diameter, and negates the effects of varying lithology changes.
Various radii of curvatures are easily obtained by increasing or decreasing the distance between the two contact points.

     Azimuth or target direction is established by gyro orientation of the eccentric deflection sleeve. Once oriented in the desired direction, the gyro is released and orientation is monitored by pump pressures at the surface. These signals are monitored throughout the curve drilling process, as repositioning of the sleeve is required to maintain target direction.

     Lateral drilling is strictly a rotary process. The lateral drilling assemblies are not steerable, and there are no deflection sleeves or orientation signals. At present, there are two lateral drilling assemblies, and both use the anti-whirl PDC bit to achieve a smooth well bore and obtain fairly consistent responses. Of the two lateral assemblies, one is engineered for gentle rise wit angle build rates of 7 to 11 degrees per 100 feet. The second is for maintaining inclination, and produces near-neutral responses of -2 to 2 degrees per 100 feet. The assemblies work on the same principle as any directional drilling assembly. Both have been found to drill with minimal walk, right or left, but inclination is somewhat sensitive to formation and weight on the bit.

     The predominate application of short-radius horizontal drilling is for re-entries, a procedure that requires the sectional milling of at least 20 feet of casing. Following sectioning, a cement kick-off plug is set in the vertical well bore just below the kick-off depth. Cement is brought up through the sectioned interval, and 60 to 100 feet inside the casing. This multi-purpose plug must provide zone isolation from the original completion and mechanical strength for the curve assembly to side track. Open-hole completions, either from existing wells or new wells, can be kicked off from formation or a squeeze cement plug. Torque, weight of the bit, drill-off rate, and cuttings are monitored during the kick-off procedure as the bit makes the transition from drilling 100 percent cement to 100 percent formation. This transition usually occurs after drilling a minimum of six feet, and can be greater depending on the radius of curvature.

     With regard to equipment requirements, many types of workover rigs have been used in conjunction with the system, ranging from small pole units to five and six axle carriers. Drilling rigs have been used in several instances, but are not necessary. A top-drive power swivel, the most predominate of which is the Bowen 2.5, is used to rotate the drill string and bit. A single conductor wireline unit is used for gyro orientation and to run all electronic and magnetic surveys. Circulating and solids control equipment vary depending on formation conditions.

     Management of Horizontal Ventures considers this proprietary technology a leading edge and a ground floor opportunity as both a producer and service provider to other producers. It is believed by management that through the utilization of the system Horizontal Ventures has the ability to cost-effectively drill lateral completions and re-entries in shallow oil and gas producing zones where existing technology has not been available or affordable. As drilling new wells from the surface is not a necessity and current production infrastructures can be utilized, it is anticipated that the economics will be improved. Potential zones such as shale gas and coalbed methane that contain trillions of cubic feet of untapped reserves in the United States are believed by management to be candidates for short radius horizontal drilling technology. Drilling horizontal laterals has the potential to: tap fresh oil by intersecting fractures, penetrating pay discontinuities and drain up-dip traps, correct production problems such as water coning, gas coning, and excessive water cuts from hydraulic fractures which extend below the oil-water contact, and supplement enhanced secondary tertiary oil recovery techniques.

History and Organization

     1997 Events:

     Current management was actively involved in significant corporate re-structuring focused on creating a critical mass around the niche technology patented by Amoco and raising the necessary working capital to implement the new business strategy. The major milestones during 1997 were:

     April:  Takeover control of an Oklahoma  company named Horizontal Ventures
Inc (Horizontal Ventures) which was the first licensee of the Amoco technology.
Horizontal Ventures was clearly recognized as the leader of field applications with a track record of technical success with major companies in performing horizontal drilling on a contract basis. It soon became apparent that while the technical aptitude was impeccable the management had not been able to capitalize on their technical success and thus the company was not commercially successful.
Horizontal Ventures had the license from Amoco to perform services in Europe in addition to the U.S.

     June: As part of Horizontal Ventures' strategy to acquire all the field talent on the Amoco technology, a merger agreement was signed with Petro
Union
Inc, pending bankruptcy court approval, which was the second licensee of the technology and the only other technically successful company in the field. To facilitate this merger, the current management successfully negotiated a reverse merger and thus took control of Petro Union Inc, which had been in bankruptcy since May 1996.

     August:  Management's  re-organization plan was approved by court on August
28th. Petro Union was notified by NASDAQ of being de-listed. Negotiations begin for the re-acquisition of the Hayes Field in Illinois.

     September:  Horizontal Ventures and Petro  Union  merger is concluded.
NASDAQ de-listing hearings and appeals continue. The Hayes field lease is acquired. Negotiations begin on the acquisition of the Cat Canyon field in California.

     October:   Regulation  S  offering   successfully   completed  for  initial
capitalization  of the Horizontal Ventures. $2.55 million was raised at a price of $10 per share with one $15.00  warrant given for every two shares.
The warrants are effective
January 1, 1998 and expire December 31, 1999. Cat Canyon field is acquired.

     November: Regulation S offering successfully completed for the continued capitalization of Horizontal Ventures. $2.265 million was raised at a price of $10 per share. Cat Canyon production operations were begun.

     December: Re-listed on Nasdaq. Partial closing of third Regulation S successfully concluded for continued capitalization of Horizontal Ventures.
$1.171 million was raised at a price of $13.875 per share. First horizontal well was drilled in Cat Canyon.

     1998 Event:

     Management continued to focus in the first quarter on its drilling program at Cat Canyon to emphasis the success of its horizontal drilling niche technology in mature fields. Two horizontal wells have been drilled with a third in progress.

     Petro Union, Inc., was organized under the laws of the State of Colorado on June 27, 1988 as Kiwi III, Ltd. to complete a public offering to raise funds to acquire or merge with an operating business.

    On September 29, 1989, Horizontal Ventures executed an agreement and plan of reorganization to acquire all of the issued and outstanding shares of Beat the House Enterprises, Inc., a closely-held Delaware corporation, in exchange for 151,000,000 shares of Horizontal Ventures' Common Stock. BTHE's plans never successfully materialized and until July 28, 1992 Horizontal
Ventures had no operations.

     On July 28, 1992, Horizontal Ventures executed an agreement and plan of reorganization to acquire Petro Union, Inc., an Indiana corporation, whereby
Horizontal Ventures acquired 100% of the outstanding shares of Petro Union, Inc., in exchange for the issuance of 7,240,000 shares (90.5%) of Horizontal
Ventures' common stock. Kiwi III, Ltd. then changed its name to Petro Union Inc.
to reflect the new business of the Company. Petro Union has the following subsidiaries: Calox, Inc., and American Energy Corporation.

     On April 10, 1993, Horizontal Ventures acquired all of the issued and outstanding shares of Green Coal Company, Inc. for $100,000 in cash, a promissory note of $2,952,000 originally payable August 15, 1993, subsequently extended by mutual consent, 1,000,000 shares of Horizontal Ventures' restricted common stock valued at $3,950,000, and a 1% overriding royalty interest. The parties to this transaction agreed that, at the time of payment of the balance due, Registrant could forgive the note due the former principal shareholder in the amount of $1,052,000 in exchange for payment in cash of that amount, leaving cash due of $1,900,000. As a result of this transaction Green Coal became a wholly owned subsidiary of Horizontal Ventures. On July 11, 1994, Horizontal
Ventures filed a voluntary petition in the United States Bankruptcy Court of the
Western District of Kentucky, seeking to reorganize Green Coal under Chapter 11 of the United States Bankruptcy Code. The filing for protection under the Code was necessary due to the severe liquidity problems caused by substantial increases in existing high debt service demands and lack of profitability on some existing coal contracts. Due to these liquidity problems, the Company and Green Coal were unable to pay the acquisition liabilities due to the former stockholders of Green Coal. As a result, in August of 1994, the bankruptcy court returned ownership of Green Coal to the original owners.

     On May 13, 1996, the Company filed a voluntary petition for relief pursuant to Chapter 11 of the United States Bankruptcy Code. On August 28, 1997, the
Bankruptcy Court for the Southern District of Indiana issued an order confirming the Company's First Amended Plan of Reorganization. The material features of the Plan were as follows: The Company paid all of its administrative and priority claims in full. The reorganized Company assumed the loans entered into with its two secured creditors, Ford Motor Credit Company and National City
Bank of Evansville. The unsecured creditors of the Company received an aggregate of 100,000 shares of the Common Stock of the Company (for clarity, the no par value Common stock is sometimes referred to herein as the "New
Common stock"). The holders of the Company's $.125 par value common stock ("Old Common Stock") received one share of New Common stock for each 220 shares of Old Common stock held, and the Old Common stock was cancelled.
Fractional shares were rounded up. Accordingly, the 17,537,945 outstanding shares of Old Common stock were converted into approximately 80,000 shares of New Common stock.

     The Company satisfied the claims of its two debtor-in-possession financiers, Pembrooke Holding Corporation and International Publishing Holding s.a. as follows. Pembrooke received $100,000 in cash and 49,999 shares of New
Common stock. IPH received 40,000 shares of New Common Stock and a call option exercisable for a period of 36 months to acquire ninety percent of the Company's wholly-owned subsidiary, Calox Corporation, which holds as its only asset a limestone reserve in Monroe County, Indiana. The purchase price for such ninety percent interest will be $3.5 million.

     The Plan provided for issuance of 70,000 shares of New Common Stock to Randeep S. Grewal, the Company's new Chief Executive Officer, and 70,000 shares to Richard D. Wedel, the former C.O.O. of the Company, for services performed by each of them during bankruptcy proceedings.

     The Plan further provided for a share exchange transaction by which the shareholders of Horizontal Ventures, Inc., an Oklahoma corporation
("Horizontal Ventures"), acquired 590,000 shares of New Common Stock in exchange for all of the issued and outstanding capital stock of Horizontal
Ventures. Randeep S. Grewal was the President of Horizontal Ventures. The share exchange transaction closed on September 9, 1997, subject to an Agreement to Close which provided that the share exchange would be terminated and unwound if certain contingencies were not met within sixty days. Pending resolution of those contingencies, the Company suspended issuance of all shares of New
Common stock. Horizontal Ventures waived those contingencies on October 10, 1997, and accordingly the Company directed its transfer agent to issue all shares of New Common Stock on October 15, 1997. The Bankruptcy court approved the final accounting and closed the case on March 26, 1998.

     The Plan also provided for the amendment and  restatement  of the Company's
Articles of Incorporation:

      * to cancel the existing authorized series of Old Common Stock and $.0001 par value preferred stock and to authorize the New Common Stock as the sole class of voting stock,

      *    to fix the  number  of directors at five, and

      * to eliminate the liability of officers and directors to the extent allowed by Colorado law.

     The Company filed Restated  Articles of Incorporation  with the Colorado
Secretary of State reflecting the foregoing amendments on September 9, 1997.

Recent Developments

     As a part of the decision to acquire Saba, management recently decided not to continue to pursue the Illinois properties. This effectively eliminates
94,080
bbls of Proven Developed Non-Producing oil and 1,732,305 bbls of Proven
Undeveloped oil from the 1997 reserves set forth below. This has the additional effect of reducing future net reserves in all categories except Proven Developed
Producing by approximately two-thirds.

Exploitation and Production

California Cat Canyon Field

     Horizontal Ventures acquired a 200 acre lease within the Santa Maria basin in California. The purchase price was $1.65 million and included all the formations along with all the infrastructures that includes two separate gathering systems and 20 well bores of which ten are producing.

     Following in-depth evaluations, Horizontal Ventures believes that significant enhancements focused primarily on its niche short-radius horizontal drilling know-how can result in sustained increase of oil production. Based on these evaluations, a drilling program funded by Horizontal Ventures' financial resources has been activated that will result in the drilling of six horizontals and other related re-work programs. Horizontal Ventures has established a target of 500 barrels of production from this field, which was producing 35 barrels of oil and had essentially been abandoned when acquired by Horizontal Ventures.

     Horizontal Ventures  re-entered a well bore and drilled a lateral  early
November and thus met its first requirement. In view of the subsequent acquisition in California where all the gathering systems are already in place, the management made the decision to focus its activities in California and thus placed the program in Illinois on hold until preferable weather conditions in the summer to commence drilling and completion programs.

Contract Services

     In 1994, Horizontal Ventures acquired from Amoco Production Company a U.S.
license  to  Amoco's  Patented  Slim  Hole Short Radius  Horizontal Drilling
Technology. Amoco initiated a project in 1989 to develop a short radius drilling system for completing and re-completing wells to enhance the economical production of oil and gas. The system has been developed and tested to the point where, in management's opinion, it can now be offered as a commercial service to other producers.

     Horizontal Ventures assembled one (1) Amoco technology specific set of horizontal drilling equipment and commenced field operations late in 1995. As a result of the acquisition of Horizontal Ventures in October of 1997 it acquired three additional sets of horizontal drilling and other related equipment.
Horizontal Ventures continues to provide its horizontal drilling services on a fee basis or partial fee plus working interest basis in wells where its technology is used.

     In the last three years that the technology has been commercialized in the industry, Horizontal Ventures has drilled over forty wells for various clients such as Chevron, Texaco, Exxon, OXY, Oklahoma Natural Gas and Newstar Energy
USA, Inc. to name a few. Horizontal Ventures intends to continue providing its services to the industry on a contract basis. Such contract services are to be scheduled with coordination to Horizontal Ventures' internal drilling programs thus enhancing the productivity and efficiency of its service rigs and crews. Contract services are targeted to begin in the late second quarter of 1998.

Oil and Gas Reserves

     Horizontal Ventures' oil and gas properties are primarily based in California and Illinois though the area of focus since the acquisitions had been primarily California. Horizontal Ventures engaged Netherland, Sewell &
Associates, Inc. to evaluate the California properties while the Illinois properties were evaluated by independent engineers and geologists namely Mr.
John Combs and Joseph Wilderman. Estimates are based on a review of production histories and geologic reports provided to the independent engineers by Horizontal Ventures.

As a part of the decision to acquire Saba, management recently decided not to continue to pursue the Illinois properties. This effectively eliminates 94,080 bbls of Proven Developed Non-Producing oil and 1,732,305 bbls of Proven
Undeveloped oil from the 1997 reserves set forth below. This has the additional effect of reducing future net reserves in all categories except Proven Developed
Producing by approximately two-thirds.

     The present values of estimated future net revenues (discounted at 10% per annum) shown in the table are not intended to represent the current market value of the estimated oil and gas reserves owned by Horizontal Ventures. For further information concerning the present value of future net revenue from these proved reserves, see the Notes to Consolidated Financial Statements.


                            1997
                            ----
                          Reserves                        Future Net
                                                           Revenue

                       Oil         Gas                   (1)
                      (bbls)      (mcf)           Total            Total
PV-10
Proven Developed
Producing          78,329         -        78,329         $  96,500    $ 70,600

Proven Developed
Non-Producing      153,429         -        153,429     $  1,841,992   $ 277,702

Proven
Undeveloped      2,321,249         -      2,321,249     $ 33,080,708  $4,578,798

Total Proven     2,553,007         -      2,553,007     $ 35,019,200  $4,927,100

Other            1,846,000         -      1,846,000     $ 15,177,000  $8,452,400

Total Reserves   4,399,007         -      4,399,007     $ 50,196,200 $13,379,500


(1) Natural gas converted to oil at the ratio of six mcf of natural gas to one bbl of oil. Natural gas liquids are included as natural gas in this calculation without adjustment for higher BTU value.


     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth above represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment and the existence of development plans. As a result, estimates of different engineers often vary. For example, Horizontal Ventures has substantially increased its proved undeveloped reserves from initial reserve estimates made at the time of certain acquisitions.
In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geologic success, prices, future production levels and costs, that may not prove correct over time. Predictions about prices and future production levels are subject to great uncertainty, and the meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Oil and gas prices have fluctuated widely in recent years. The weighted average sales price utilized for the purposes of estimating Horizontal Ventures' proved reserves and future net revenues therefrom as of December 31, 1997 was $15.81 per Bbl for oil.

Production

     The following table sets forth the average sale price, the average production cost (lifting costs) and net production to Horizontal Ventures for each of the last three fiscal years of oil and gas production in the Illinois Basin (Illinois, Indiana, and Kentucky) per unit of production (oil barrels, bbl; gas, mcf;):

                                                    Illinois
                                                   -----------

                                    1995              1996              1997
                                    ----              ----              ----
Average Sales Price
    Per Unit:
         Oil                       $16.73            $20.42            $19.21
         Gas                           -0-              -0-                -0-

Lifting Costs Per Unit:
         Oil                       $11.88            $10.94            $ 6.80
         Gas                           -0-               -0-               -0-

Net Production to
    Horizontal Ventures:
         Oil                         1203              1252                450
         Gas                           -0-               -0-                -0-

                                                   California
                                                   ----------

                                   1995*             1996*              1997
Average Sales Price
    Per Unit:
         Oil                          -                 -              $10.55
         Gas                          -                 -                --

Lifting Costs Per Unit:
         Oil                          -                 -              $ 5.31
         Gas                          -                 -                --

Net Production to
    Horizontal Ventures:
         Oil                          -                 -               1,832
         Gas                          -                 -                --

*There was no activity in California prior to 1997.


Acreage

     The following table sets forth the gross and net acres of developed and undeveloped oil and gas leases held by Horizontal Ventures as of December 31, 1997, and includes the 854 net acres owned as of year end. Undeveloped acreage includes leasehold interests which may already have been classified as containing proved undeveloped reserves.

                         Developed Acreage(1)      Undeveloped Acreage
                         --------------------      -------------------

                           Gross       Net         Gross         Net
California                 190         150           -           -
Illinois                   115          80          754          377

    Total                  305         230          754          377


Drilling Activity

     The following table sets forth the wells drilled and completed by Horizontal Ventures during the periods indicated:

                             Years ended December 31

                                1995                1996              1997
                                ----                ----              ----
                            Gross   Net         Gross    Net       Gross   Net
Development:
      Oil                    1    .125            3       .375       2    1.67
      Gas                    -       -            -         -        -     -
      Non-Productive         -       -            -         -        -     -

   Total                     1    .125            3       .375       2    1.67


(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of Horizontal Ventures' properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations, but have only been included as developed acreage in the presentation above.

The following table sets forth information relating to the number of oil wells in which Horizontal ventures owned a working interest:


                                                          Gross     Net
Proven Developed Producing                                  6        6
Proven Developed Non-Producing                              2        2
Proven Undeveloped - Re-Entries
 of Existing Wells                                          7        7
Proven Undeveloped - New Wells                              2        2

Horizontal Ventures has a 100% working interest in all of the above wells.

Development Exploitation Acquisition Expenditures

     The following table sets forth certain information regarding the costs incurred by Horizontal Ventures in its development, exploration and acquisition activities during the periods indicated:


                                             Years Ended December 31,

                                 1995              1996                1997
                                 -----             ----                ----
Development Costs               $108,229           $90,000          $  132,564

Exploration Costs                      -                -                   -

Acquisition Costs:
   a) Unproved Properties              -                -                   -
   b) Proved Properties                -                -            $1,650,000

Total Capital Expenditure        $108,229           $90,000          $1,782,564



Marketing

     Exploitation, Development and Production. Significant and lucrative markets exist for the application of the niche technology for Horizontal Ventures' short radius horizontal drilling know-how. Mature fields are in abundance throughout the world where the operators are faces with declining production, uncertain oil prices and upcoming costs to abandon and plug the uneconomic wells at their production rates. Such an environment creates a unique market for Horizontal Ventures in being able to acquire through a conservative selection process. Primary acquisitions candidates will have existing production, existing operating infrastructure and facilities, geological formations conducive to the technology, well bores and pay zones under ten thousand feet with sufficient recoverable oil in place. As an example, Horizontal Ventures has found that California is a unique opportunity due to its stringent new drilling regulations. Horizontal Ventures' activities are essentially "re-work" negating any lengthy approvals through the regulatory authorities. Such an environment has created "pockets" of opportunity whereby significant recoverable oil has been left in place by the majors and thereafter operators rather than attempt a costly endeavor to drill new wells in urban areas. Horizontal Ventures intends to pursue such opportunities.

     Service Marketing. As experienced by Horizontal Ventures, there exists a substantial market for cost-effective horizontal drilling. Horizontal Ventures intends to concentrate its services to drilling for majors and larger independents on a multi-well program basis rather than a single well approach for a small independent. Past experience has proven that the success of its short radius drilling program is highly dependent on the thorough evaluation, planning and discipline at the well bore which the majors and largerindependents value immensely. Horizontal Ventures has successfully performed services for Texaco, Chevron, OXY, Exxon to name a few and intends to focus on similar activities. Additionally, Horizontal Ventures intends to market its service within Europe where the shallow fields, cost structure, lack of horizontal drilling application are all ideal characteristics for an ideal service market.

Competition

     Despite being a relatively small and young company, management of Horizontal Ventures believes it has an advantage over its competition due to its level of field expertise in applying the patented Amoco Short Radius Horizontal Drilling technology and its ability to provide these at a fraction of the cost of the competition. Although, Amoco has provided licenses to others, Horizontal Ventures feels that its experience and two prong global approach is sheltered from any of the other licensees who are concentrating on services within their respective geographical area. The acquisition criteria is also unique to the application of the niche short radius horizontal technology and as to the best of management's knowledge, none of the other licensees are drilling for their own account, the Company has not felt any competitive pressure relative to its acquisition strategy to date.

Regulation

     The following discussion of regulation of the oil and gas industry is necessarily brief and is not intended to constitute a complete discussion of the various statutes, rules, regulations or governmental orders to which operations of Horizontal Ventures may be subject.

Price Controls on Liquid Hydrocarbons

     Oil sold by Horizontal Ventures is no longer subject to the Crude Oil Windfall Profits Tax Act of 1980, as amended, which was repealed in 1988. As a result, Horizontal Ventures sells oil produced from its properties at unregulated market prices.

Federal Regulation of First Sales and Transportation of Natural Gas

     The sale and transportation of natural gas production from properties owned by Horizontal Ventures may be subject to regulation under various federal and state laws including, but not limited to, the Natural Gas Act and the Natural Gas Policy Act, both of which are administered by the Federal Energy Regulatory Commission. The provisions of these acts and regulations are complex. Under these acts, producers and marketers have been required to obtain certificates from FERC to make sales, as well as obtaining abandonment approval from FERC to discontinue sales. Additionally, first sales have been subject to maximum lawful price regulation. However, the NGPA provided for phased-in deregulation of most new gas production and, as a result of the enactment on July 26, 1989 of the Natural Gas Wellhead Decontrol Act of 1989, the remaining regulations imposed by the NGA and the NGPA with respect to "first sales" were terminated by not later than January 1, 1993. FERC jurisdiction over transportation and sales other than "first sales" has not been affected.

     Because of current market conditions, many producers, including Horizontal Ventures, are receiving contract prices substantially below most remaining maximum lawful prices under the NGPA. Management believes that most of the gas to be produced from Horizontal Ventures' properties is already price-deregulated.
The price at which such gas may be sold will continue to be affected by a number of factors, including the price of alternate fuels such as oil. At present, two factors affecting prices are gas-to-gas competition among various gas marketers and storage of natural gas. Moreover, the actual prices realized under Horizontal
Ventures' current gas sales contracts also may be affected by the nature of the decontrolled price provisions included therein and whether any indefinite price escalation clauses in such contracts have been triggered by federal decontrol.

     The economic impact on Horizontal Ventures and gas producers generally of price decontrol is uncertain, but it currently appears to be resulting in lower gas prices. Currently, there is a surplus of deliverable gas in most areas of the United States and, accordingly, it remains possible that gas prices will continue to remain at relatively depressed levels or decrease further. Moreover, many gas sales contracts provide for price redetermination upon decontrol, and, as a result, it is possible that the newly redetermined prices applicable under such contracts are likely to reflect the lower prices prevalent in today's market. Producers such as Horizontal Ventures or resellers may be required to reduce prices in order to assure continued sales. It is also possible that gas production from certain properties may be shut-in altogether for lack of an available market.

     Commencing in the mid-1980's, FERC promulgated several orders designed to correct market distortions and to make gas markets more competitive by removing the transportation barriers to market access. These orders have had a profound influence upon natural gas markets in the United States and have, among other things, fostered the development of a large spot market for gas. The following is a brief description of the most significant of those orders and is not intended to constitute a complete description of those orders or their impact.

     On April 8, 1992, FERC issued Order 636, which is intended to restructure both the sales and transportation services provided by interstate natural gas pipelines. The purpose of Order 636 is to improve the competitive structure of the pipeline industry and maximize consumer benefits from the competitive wellhead gas market. The major function of Order 636 is to assure that the services non-pipeline companies can obtain from pipelines is comparable to the services pipeline companies offer to their gas sales customers. One of the key features of the Order is the "unbundling" of services that pipelines offer their customers. This means that pipelines must offer transportation and other services separately from the sale of gas. The Order is complex, and faces potential challenges in court. Horizontal Ventures is not able to predict the effect the Order might have on its business.

     FERC regulates the rates and services of "natural-gas companies", which the NGA defines as persons engaged in the transportation of gas in interstate commerce for resale. As previously discussed, the regulation of producers under the NGA is being gradually phased out. Interstate pipelines, however, continue to be regulated by FERC under the NGA. Various state commissions also regulate the rates and services of pipelines whose operations are purely intrastate in nature, although generally sales to and transportation on behalf of other pipelines or industrial end-users are not subject to material state regulation.

     There are many legislative proposals pending in Congress and in the legislatures of various states that, if enacted, might significantly affect the petroleum industry. It is impossible to predict what proposals will be enacted and what effect, if any, such proposals would have on Horizontal Ventures.

State and Local Regulation of Drilling and Production

     State regulatory authorities have established  rules and regulations
requiring   permits for drilling, drilling bonds and reports concerning operations. The states in which Horizontal Ventures operates also have statutes and regulations governing a number of environmental and conservation matters, including the unitization and pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells. A few states also pro-rate production to the market demand for oil and gas.

Limestone Properties

     Indiana - Monroe Field. Horizontal Ventures owns through its wholly owned subsidiary, Calox Inc, a 355 acre limestone property located in Monroe County, Indiana. Horizontal Ventures owns the land, timber and all the mineral rights associated with the property. The limestone deposits are made up of Salem limestone, which produces a high industrial grade calcium oxide or calcium carbonate used in scrubbing machinery that cleans the gaseous emissions from coal burning generators.

     As Horizontal Ventures is focused on its oil and gas activities, this property has been identified as a non-core unit and thus optioned out. International Publishing Holding s.a., Horizontal Ventures' largest shareholder, holds a three year option expiring on September 9, 2000 to acquire 90% of the shares of Calox for $3.5 million. Thus, Horizontal Ventures will retain a 10% interest in the reserve, divest itself from its non-oil and gas activity and obtain $3.5 million of funds to invest in its core industry. In the event IPH does not exercise its option, Horizontal Ventures is confident that it will be able to divest this lucrative property for at least the same value to another company.

Environmental Regulations

     Operations of Horizontal Ventures are subject to numerous laws and regulations governing the discharge of materials into the environmental or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, prohibit drilling activities on certain lands lying within wilderness and other protected areas and impose substantial liabilities for pollution resulting from drilling operations. Such laws and regulations may also restrict air or other pollution resulting from Horizontal Ventures' operations. Moreover, many commentators believe that the state and federal environmental laws and regulations will become more stringent in the future. For instance, proposed legislation amending the federal Resource Conservation and Recovery Act would reclassify oil and gas production wastes as "hazardous waste". If such legislation were to pass, it could have a significant impact on the operating costs of Horizontal Ventures, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, including states in which Horizontal Ventures has operations, and these various initiative could have a similar impact on Horizontal Ventures.

     Horizontal Ventures has not filed any reports with estimates of its reserves with any federal authority or agency, other than the Securities and Exchange Commission and the Department of Energy.


Title to Properties

     Substantially all of Horizontal Ventures' property interests are held by leases from third parties. A title opinion is typically obtained prior to the commencement of drilling operations on properties. Horizontal Ventures has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. Horizontal Ventures' properties are subject to customary royalty interests, liens for current taxes and other burdens which Horizontal Ventures believes do not materially interfere with the use of or affect the value of such properties. Horizontal Ventures performs only a minimal title investigation before acquiring undeveloped properties.

Operational Hazards and Insurance

     Horizontal Ventures' operations are subject to the usual hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

     Horizontal Ventures has $2,000,000 of general liability insurance. Horizontal Ventures' insurance does not cover every potential risk associated with the drilling and production of oil and gas. In particular, coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on Horizontal Ventures' financial condition and results of operations. Moreover, no assurance can be given that Horizontal Ventures will be able to maintain adequate insurance in the future at rates it considers reasonable.

Employees

     As of November 30, 1998, Horizontal Ventures had 15 employees, consisting of 12 full-time employees and 3 are part-time employees. None of Horizontal Ventures' employees is subject to a collective bargaining agreement. Horizontal Ventures considers its relations with its employees to be good.

Offices

     Horizontal Ventures leases approximately ____ square feet of office space at 630 Fifth Avenue, Suite 1501, New York, New York, for its executive offices on a one year lease. Horizontal Ventures' operational headquarters is located in Tulsa, Oklahoma, where Horizontal Ventures leases 1,500 square feet on a month to month basis. If it were to require added space, Horizontal Ventures believes that additional space is readily available for lease. Horizontal Ventures also leases field offices and storage facilities in Spencer County, Indiana, Santa Monica, California and owns a field office in Kiefer, Oklahoma.


DESCRIPTION OF PROPERTIES

     Except for the Kiefer, Oklahoma field office which is owned in fee, all of Horizontal Ventures' property interests are held by leases from third parties. A title opinion is typically obtained prior to the commencement of drilling operations on properties. Horizontal Ventures has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. Horizontal Ventures' properties are subject to customary royalty interests, liens for current taxes and other burdens which Horizontal Ventures believes do not materially interfere with the use of or affect the value of such properties. Horizontal Ventures performs only a minimal title investigation before acquiring undeveloped properties.

                              HORIZONTAL VENTURES LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which Horizontal Ventures is a party or to which any of its property is subject except as set forth below.

     On March 11, 1997, Horizontal Ventures commenced a lawsuit in the District Court for Tulsa County, Oklahoma against David J. LaPrade, a former officer and director of an Horizontal Ventures predecessor entity, and Mr. LaPrade's current employer. Horizontal Ventures seeks to recover losses from the alleged breach of fiduciary duty, misappropriating confidential information and property of Horizontal Ventures, using it in unfair competition with Horizontal Ventures, interfering with Horizontal Ventures' existing and prospective relationships with its customers, interfering with Horizontal Ventures' relationships with its employees, and conversion of Horizontal Ventures property. Mr. LaPrade has made counterclaims against Horizontal Ventures for breach of his employment agreement, libel and slander, and intentional infliction of emotional distress; he seeks actual damages in excess of $10,000 and punitive damages in an unspecified amount. Horizontal Ventures believes that the ultimate outcome of this litigation will not have a material adverse effect on Horizontal Ventures' financial condition or results of operations.

         HORIZONTAL VENTURES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Joint proxy statement/prospectus.

Overview

     In view of significant material changes to Horizontal Ventures during 1997, management believes that the revenue and results of operations reported herein are not indicative of future operations and the results thereof. Furthermore, in accordance with the pertinent accounting regulations related to the reverse mergers, the income statements are not reflective of the combined revenues of the merged companies on an annualized basis but rather reflect the combined income from the merger date of September 9, 1997. Current management was appointed during the latter part of the third quarter of 1997 and spent the balance of the year re-structuring, re-capitalizing, and completing mergers and acquisitions that all were part of a specific and focused strategy. Management has established a clear directive to focus on capitalizing on its experience with the low cost horizontal drilling technology developed and patented by Amoco Corporation and thereafter licensed to Horizontal Ventures. It is the intent of management to become a leader in applying this horizontal drilling technology and exploiting declining production wells on properties acquired by Horizontal Ventures or on a service basis for major oil and gas companies.

     Since August of 1997 Horizontal Ventures, under its new management, emerged from bankruptcy, accomplished a strategic merger with another Amoco technology licensee, re-capitalized through three private placements, acquired two development properties, commenced horizontal drilling operations on the newly acquired Cat Canyon field, continued to perform horizontal drilling services on a contract basis and optioned out its non-oil and gas businesses.

     Horizontal Ventures' final accounting of the bankruptcy case was accepted and the case was closed by the Bankruptcy Court for the Southern District of Indiana on March 26, 1998. This marked the end of almost a year of re-structuring by Horizontal Ventures. Management spent a considerable amount of its time in this process and intends to now focus on implementing its business strategy hereon.

    Horizontal Ventures' business strategy since its emergence from bankruptcy in March 1998 has been to pursue acquisitions of oil and gas properties particularly suited to exploitation by Horizontal Ventures' horizontal drilling technology. In connection therewith, the Company has acquired 34.7% of Saba Common Stock and has entered into the Merger Agreement with Saba whereby Saba is to become a wholly owned subsidiary of Horizontal Ventures.

Since 1997, Horizontal Ventures has focused on its corporate restructuring and acquisition efforts and its investment in a horizontal drilling pilot program in the Cat Canyon field in California. During the first nine months of 1998, Horizontal Ventures drilled three horizontal wells in the Cat Canyon field, namely UCB-09, UCB-38 and UCB-28. Each well was drilled utilizing Horizontal Ventures' Short Radius horizontal drilling technology, and resulted in a 47 foot radius with a 435 foot lateral on UCB-09, a 60 foot radius with a 414 foot lateral on UCB-38 and a 50 foot radius with a 252 foot lateral on UCB-28. In view of Horizontal Ventures' long-term strategy and the known sand problem in the Cat Canyon basin, Horizontal Ventures completed each well with a different technique to establish a standard. UCB-09 was completed with a standard Ace down-hole pump and a KD system, UCB-38 was completed with a KUDU pump, and UCB-28 was completed with a Ace Teflon-Luber Plunger down-hole pump. The kick-off point for each well was at a depth of 2,940-3,000 feet.

The variances in the completions allowed Horizontal Ventures to obtain direct experience on the production capability from each of the techniques. UCB-09 net production stabilized at 20 barrels of oil per day, UCB-38 sanded up following a few weeks of production, while UCB-28 has net production of 65 barrels of oil per day. Each of these wells were re-entries into an abandoned well bore in the Sisquoc formation, which is one of the two pay zones within Horizontal Ventures' lease in the Cat Canyon basin. Following this drilling operation and completion technique definition, Horizontal Ventures proceeded with its discussions with Saba with the intent of applying this technique on Saba's reserves.

Horizontal Ventures has primarily been focused on the Saba transactions and considerable expenses have been incurred in connection with the Saba transactions.
Additional expenses are expected through the closing of the Merger agreement.

Due to the significance to Horizontal Ventures of the Saba transactions, Horizontal Ventures' management and staff have devoted a substantial amount of time and effort to the acquisition. Accordingly, levels of other operational activities such as prior contract drilling programs have declined. In connection with the Saba transactions, Horizontal Ventures plans to establish and develop an extensive drilling program on Saba's properties in California and commence such program late in the fourth quarter of 1998.

In view of the significant differences between Horizontal Ventures' corporate structure and during the three months and nine months ended September 30, 1997 and that during the comparable periods ended September 30, 1998, comparisons of
Horizontal Ventures' results of operations   for  those  periods  are considered
by management not to be representative of the Company's long-term potential.

Results of operations

Comparison of the Years Ended December 31, 1997 and 1996.

Revenues decreased from $604,475 in 1996 to $211,696 in 1997. The 65% decline in revenue was as a result of the dormancy state of Horizontal Ventures through its re-structuring process. Minimum operations were maintained with only long-term service contracts completed. As during these years Horizontal Ventures was primarily focused on providing regional horizontal drilling services, the services were not marketed nationally or overseas.

Cost of sales decreased from $367,419 in 1996 to $247,979. The 33% decline is directly related to Horizontal Ventures' dormancy state in 1997. The decline in the cost of sales is not directly proportional to the declines in revenue due to a continued re-furbish program on some of the drilling assets which were continued to maintain the equipment.

General and administration increased from $594,402 in 1996 to $780,373 or 31%. The increase in general and administrative expenses was primarily associated with the costs incurred in re-structuring Horizontal Ventures through bankruptcy and related legal and accounting expenses.

Comparison of Three-Month Periods Ended September 30, 1998 and 1997

Revenues decreased from $31,659 for the third quarter of 1997 to $9,704 for the third quarter of 1998. Third quarter 1998 revenues were from oil production at the Cat Canyon field and reflect the decline of oil prices.

Cost of Revenues increased from $19,165 for the third quarter of 1997 to $29,942 for the third quarter of 1998. The nature and levels of such costs are dissimilar since third quarter 1997 costs were related to contract drilling while third quarter 1998 costs were related to production in California as a result of Horizontal Ventures' change in business strategy.

General and Administrative expenses increased from $124,423 for the third quarter of 1997 to $394,967 for the third quarter of 1998. The increase was primarily attributable to legal and consulting fees resulting from Horizontal Ventures' acquisition and financing efforts related to the Saba transactions.

Comparison of Nine-Month Periods Ended September 30, 1998 and 1997

Revenues decreased from $160,824 for the nine months ended September 30, 1997 to $129,852 for the nine months ended September 30, 1998. Revenues for the nine months ended September 30, 1998 were from oil production at the Cat Canyon field. The decline in oil prices of over 50% coupled with the El Nino storms in California that essentially shut the field down during February 1998 caused revenues to be lower than initially expected.

Cost of Revenues decreased from $133,029 for the nine months ended September 30, 1997 to $119,334 for the nine months ended September 30, 1998. Planned pilot program drilling operations in the Cat Canyon field account for most of the expenses during the nine months ended September 30, 1998, and such expenses are not proportional to revenues since the three wells drilled in the Cat Canyon field were not in production during the entire period. In addition, Horizontal Ventures incurred significant repair expenses resulting from the El Nino storms in California during February 1998.

General and Administrative expenses increased from $296,509 for the nine months ended September 30, 1997 to $1,270,978 for the nine months ended September 30, 1998. The increase was primarily attributable to legal and consulting fees resulting from Horizontal Ventures' acquisition and financing efforts related to the Saba transactions, the completion of Horizontal Ventures' bankruptcy reorganization, and related SEC reporting requirements.

Liquidity and Capital Resources

Working capital increased approximately $3.4 million from a negative $275,880 at December 31, 1996 to $3,132,934 at December 31, 1997. Current liabilities increased from $369,512 in 1996 to $820,327 in 1997. The $450,812 increase in current liabilities was primarily due to the horizontal drilling programs on Horizontal Ventures' Cat Canyon field in California. Total liabilities decreased from $910,945 in 1996 to $897,413 or 1.5%.

During the fourth quarter of 1997, Horizontal Ventures successfully concluded three private placements to re-capitalize the reorganized company. The first two placements were done at $10 per share while the third was concluded at $13 7/8 per share. Horizontal Ventures issued a total of 552,470 shares with gross proceeds of approximately $5,801,518 that resulted in net proceeds of approximately $5,627,472.

On December 31, 1997 Horizontal Ventures' liquid assets totaled $3,932,647 which includes cash and cash equivalents, time deposits and funds held in escrow. Horizontal Ventures' liquidity position is primarily due to its successful re-capitalization activities during the latter half of 1997 through private placements. As of September 30, 1998, Horizontal Ventures had current assets in the amount of $854,482, including cash and cash equivalents of $838,547, while current liabilities amounted to $75,443. The $2,353,895 decrease in working capital from December 31, 1997 to September 30, 1998 was primarily attributable to Horizontal Ventures' final payment on the Cat Canyon field and the drilling program expenditures related thereto, and legal and consulting fees resulting from Horizontal Ventures' acquisition and financing efforts during 1998. Long-term liabilities as of September 30, 1998 amounted to $52,283.

In connection with the proposed merger with Saba, Horizontal Ventures is endeavoring to obtain bridge financing in the form of a $2 million 15% debenture secured by its limestone reserves.

Horizontal Ventures' net cash used by operating activities increased from $170,682 for the nine months ended September 30, 1997 to $1,973,184 for the nine months ended September 30, 1998. This increase was primarily attributable to the Cat Canyon drilling program expenditures and legal and consulting payments resulting from Horizontal Ventures' acquisition and financing efforts during 1998.

Horizontal Ventures' net cash used by investing activities increased from $76,477 for the nine months ended September 30, 1997 to $1,180,560 for the nine months ended September 30, 1998. This increase was primarily attributable to the payments for the Cat Canyon field and other capital expenditures related thereto.

Horizontal Ventures' net cash provided by financing activities decreased from $602,722 for the nine months ended September 30, 1997 to $59,644 for the nine months ended September 30, 1998. Net cash provided by financing activities for the nine months ended September 30, 1997 included the issuance of common stock for cash in the amount of $600,000 and financing transactions related to the acquisition of a limited partnership.

Generally the Company has few problems with accounts receivable. Occasionally disputes over results of contract drilling arise which result in reclassification of accounts receivable to "doubtful." Since service drilling is no longer a principal objective of the Company we expect these problems to have only a limited impact on future operations and liquidity.


LIQUIDITY

     Under the direction of Horizontal Ventures' management and strategy, the merged company will have a high liquidity and low capital requirements. Specifically, Horizontal Ventures' intends to achieve the following:

     *    Sell non-core assets to offset approximately $25,000,000 in Saba debt.

     * Recapitalize the merged company with $20,000,000 through a financing. HVI has concluded discussions with a financial institution that could provide such finances to the merged company. The finances are subject to customary due diligence.

     * The utilization of the in-house proprietary and cost effective horizontal drilling technology, self operated fields, wholly-owned asphalt refinery collectively provide for a low copex and high cash flow. The merged company expects to have an annual copex of $5,000,000 funded by its cash flow.

     The Horizontal Ventures board also believes that the acquisition of Saba through the Horizontal Ventures share issuance will bring opportunities for cost savings, economies of scale and other synergies, resulting in improved cash flow potential for the long-term growth of Horizontal Ventures and of shareholder value. Further, the acquisition of Saba will give Horizontal Ventures a stronger consolidated asset base upon which it can rely in securing future financings, both equity and debt. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time periods contemplated, or that Horizontal Ventures will be able to secure future financings. For the foregoing reasons, the Horizontal Ventures Board believes that the Horizontal Ventures Share Issuance is in the best interest of Horizontal Ventures and its shareholders.

RECENT ACCOUNTING PRONOUNCEMENTS:

The following new accounting pronouncements have been issued which may affect the Company upon their adoption in future accounting periods.

Statement Of Position Number 98 - 5, issued by the Accounting Standards
Executive
Committee of the American Institute of CPAs, entitled Reporting On The Cost Of Start-Up Activities, became effective January 1, 1999. This pronouncement requires that costs of start-up activities, including organization costs, be expensed as incurred. Initial application of this SOP will be reported by the Company as the cumulative effect of a change in accounting principle, as described in Accounting Principles Board Opinion No. 20, Accounting Changes. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The Company will expense approximately $25,000 in 1999 as a result of the implementation of this pronouncement.

FASB Statement Number 132, Employers Disclosures about Pensions and Other Postretirement Benefits, becomes effective in 1999 and revises employers' disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of those plans. Because the Company does not currently have in effect any pension or postretirement plans, this pronouncement is not expected to affect the Company.

FASB Statement Number 133, Accounting for Derivative Instruments and Hedging Activities, becomes effective for all fiscal quarters beginning after June 15, 1999, and prescribes accounting and disclosure requirements for derivative instruments and hedging activities. This pronouncement is not expected to affect the Company because it has no such investments.

YEAR 2000

Computer programs or other embedded technology that have been written using two digits (rather than four) to define the applicable year and that have time-sensitive logic may recognize a date using "00" as the Year 1900 rather than the Year 2000, which could result in widespread miscalculations or system failures. Both information technology ("IT") systems and non-IT systems using embedded technology may be affected by the Year 2000. Horizontal ventures' drilling and other equipment does not make use of embedded chips, and Horizontal Ventures believes that its equipment will not be affected by the Year 2000. Horizontal Ventures does not utilize any proprietary computer software, but uses commercially available accounting and drilling plan software programs such as Excel from vendors such as Microsoft Corporation and Peachtree. Horizontal Ventures has been advised that the software it uses is Year 2000 compliant.

    Horizontal Ventures has not completed its assessment of Year 2000 issues, in particular the process of verification of whether vendors, suppliers and significant customers with which Horizontal Ventures has material relationships are Year 2000 compliant. Under a worst-case scenario, if Horizontal Ventures and such third parties are unable to address Year 2000 issues in a timely manner, it could result in material financial risk to Horizontal Ventures, including supplier and service customer delays resulting in short-term delay of revenue and substantial unanticipated costs. Accordingly, Horizontal Ventures plans to devote all resources necessary to resolve significant Year 2000 issues in a timely manner. Horizontal Ventures does not expect that costs of remediating its Year 2000 issues will be material. Horizontal Ventures does not currently have a Year 2000 contingency plan. Horizontal Ventures is currently not able to determine whether the Year 2000 will have a material effect on Horizontal Ventures' financial condition, results of operations or cash flows.

INFLATION

     Horizontal Ventures does not believe that inflation will have a material impact on Horizontal Ventures' future operations.

HORIZONTAL VENTURES CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     During Horizontal Ventures' two most recent fiscal years and through the date of this Joint Proxy Statement/Prospectus, Horizontal Ventures has not had any changes in or disagreements with its independent accountants on matters of accounting and financial disclosure.

                     DIRECTORS AND EXECUTIVE OFFICER OF HORIZONTAL VENTURES

     The directors and executive officer of Horizontal Ventures are as follows:


        Name                       Age            Positions
        ----                       ---            ---------
  Randeep S. Grewal (A)            33      Chairman and Chief Executive Officer
                                           and a Director(1)
  Dr. Jan F. Holtrop (B)           62      Director(1)
  George G. Andrews (B)            72      Director(1)
  Dirk Van Keulen (C)              39      Director(1)


(1)  The directors are divided into three  classes,  Class A, Class B, and Class
     C, with each director serving for three years and rotating the class up for election at each annual meeting.
(A)  Class A Director.
(B)  Class B Director.
(C)  Class C Director.

     Randeep S. Grewal - Chairman,  Chief  Executive  Officer and Director.  Mr.
Grewal most recently  served as the corporate  Vice President of the Rada Group.
His responsibilities within Rada were focused on a market penetration and globalization of a new high-tech product resulting in the conversion of the Rada
Group from being primarily a defense contractor into a diversified commercial industry. He has been involved in various joint ventures, acquisitions, mergers and reorganizations since 1986 in the United States, Europe and the Far East within diversified businesses. In October 1998, Mr. Grewal was appointed to the Board of directors of Saba, a publicly reporting company. In January 1999, Mr. Grewal was appointed as Saba's Chief Executive Officer and President. Mr.
Grewal has a Bachelor of Science degree in Mechanical Engineering from Northrop
University.

     Dr. Jan Fokke Holtrop - Director.  Mr. Holtrop has been a senior Production
Technology professor at the Delft University of Technology within the Faculty of Petroleum Engineering and Mining in The Hague, Netherlands since 1989. Prior to the Delft University, he served in various positions within the Shell Oil
Company where he started his career in 1962. Mr. Holtrop has almost forty (40) years of experience within the oil and gas exploration, drilling and production industry with a global hands-on background. In January 1999, Mr. Holtrop was appointed to the Board of directors of Saba. Mr. Holtrop has a Ph.D. and a MSC in Mining Engineering from the Delft University of Technology.

     George G. Andrews - Director. Mr. Andrews has been a consultant and private investor since his retirement  from the oil and gas industry in 1987.  From 1982 until 1987 he was  employed as  corporate  Vice  President  of  Intercontinental
Energy Corporation  of  Englewood,   Colorado  directing  the  company's  land
acquisition,  lease and  management  operations.  Between June 1981 and November
1982 Mr.  Andrews was Vice  President of Shelter  Hydrocarbons,  Inc. of Denver,
Colorado  where  he  directed  all  land  management  and  operation  procedures including contract systems and negotiations of acquisition agreements. From 1979 to June of 1981 Mr.  Andrews  was Senior  Landman for the  National  Cooperative
Refinery   Association  in  Denver,   Colorado  where  he  was  responsible  for
negotiation and acquisition of oil and gas leases, certifying title requirements and ongoing daily operations in his office. Mr. Andrews obtained his B.S. degree from the  University  of Tulsa,  Tulsa,  Oklahoma  in 1947  where he  majored in
Economics.

     Dirk Van Keulen - Director. Mr. Van Keulen has served since January 1996 as a Director of Horizontal Ventures, Inc., which was one of the first licensees of the Amoco technology and is currently Petro Union's core business. He served as a tax official in the Dutch Ministry of Finance from 1979 through 1987 and then as a tax consultant with Koolman & Co., until 1989. Since 1984 Mr. Van
Keulen has been actively involved in various investment activities. He studied higher education in fiscal law and accounting under the Dutch Ministry of Finance.

     There are no family relationships among the directors. There are no arrangements or understandings between any director and any other person by which that director was elected.

     During the past five years, there have been no petitions under the Bankruptcy Act or any state insolvency law filed by or against, nor have there been any receivers, fiscal agents, or similar officers appointed by any court for the business or property of any of Horizontal Ventures' directors or executive officers, or any partnership in which any such person was a general partner within two years before the time of such filing, or any corporation or business association of which any such director or executive officer was an executive officer within two years before the time of such filing. During the past five years, no incumbent director or executive officer of Horizontal
Ventures has been convicted of any criminal proceeding (excluding traffic violations and other minor offenses) and no such person is the subject of a criminal prosecution which is presently pending.

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth in summary form the compensation received during each of Horizontal Ventures' last two completed fiscal years by Horizontal Ventures' Executive Officers.

     (a) Summary Compensation Table
         --------------------------


                       Annual                          Long Term
                      Compensation                     Compensation
                     ------------                     ------------

                    Year     Salary   Bonus(2)              Awards
                                                   Stock Awards     Options
Name/Position
Randeep S. Grewal   1997    $120,000      0             70,000(3)       150,000
 Chairman and Chief
 Executive Officer

Richard Wedel,      1997     $ 90,000     0             70,000(3)
 COO                1996       90,000(1)  0
 Resigned 3/12/98

-------------
(1) Salaries were accrued, but not paid in cash. A total of 2,273 shares of Common Stock were issued to Mr. Wedel in 1996 as payment in full for the $90,000 of salary accrued in 1995.
(2) During the period covered by the Table, Horizontal Ventures did not pay its executive officers any bonuses or other compensation.
(3) Stock grants approved as part of Horizontal Ventures' bankruptcy reorganization plan.

     No other officer, director or employee of Horizontal Ventures or its subsidiaries received total compensation in excess of $100,000 during the last two fiscal years. The Company has an employment agreement with Randeep S. Grewal. No other form of compensation was paid during 1997.

     (b) Option and Long-Term Compensation Tables

                             Long Term Compensation

                          Awards                     Payouts
                         ------                     -------

                              Restricted      Securities         LTIP
                            Stock award(s)     Underlying        Payouts
                              ($)            Options/SAYS (#)     ($)
                             -------------     ----------------    ------
Name/Position
-------------
Randeep S. Grewal   1997         70,000            $80,000(1)
Chairman and Chief
Executive Officer

Richard Wedel,      1997         70,000
COO, CEO            1996
Resigned 3/12/98


(1) Includes 150,000 stock options and a 30,000 share deferred stock grant both issued as part of the bankruptcy reorganization.

     (c) Options and Stock Appreciation Rights
         -------------------------------------

                             Option/SAR Grants in Last Fiscal Year

                                      (Individual Grants)
        Number of Securities       Percent of total        Exercise
             Underlying          options/SAYS granted      or base
            Options/SAYS         granted(#) to employees    price     Expiration
Name           granted #             in fiscal year           ($/Sh)    date
----          ---------             --------------           ------     ----
Randeep S.
Grewal          150,000                    100%                $5.00    9/7/07



       Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                                               Value of
                                          Number of        unexercised in-the-
                                       unexercised options   money options/SAYS
              Shares                   SAYS at FY-end (#)     at FY-end (4)
           acquired on        Value      exercisable/        exercisable/
Name       exercise (#)   realized ($)  un-exercisable       un-exercisable
----       ------------   ------------   --------------
Randeep S.
Grewal         ---            ---             0/150,000            0/$975,000



     Horizontal Ventures has not granted any other options or stock appreciation rights to any of its directors or executive officers.

     (d) Employment Contracts and Termination Agreements
         -----------------------------------------------

     On September 9, 1997, Horizontal Ventures entered into an employment agreement with Mr. Grewal for a five-year term. His current salary is $120,000 per year. Compensation is reviewed annually. Mr. Grewal participates in Horizontal Ventures' benefit plans and is entitled to bonuses and incentive compensation as determined by the Board of directors of Horizontal Ventures. The agreement is terminable for cause or by the death or disability of Mr. Grewal. Upon termination of the agreement by the Company for any reason other than for cause, death or disability, the Company is obligated to pay within 30 days after the date of termination (1) Mr. Grewal's Base Salary through the date of the Severance Period, (2) Mr. Grewal's base salary for the balance of the term of the agreement if the Date of Termination is within the first three years of the Employment Agreement (Base Salary is the rate in effect at the Date of Termination), (3) the Annual Bonus paid to Mr. Grewal for the last full fiscal year during the Employment Period and (4) all amounts of deferred compensation, if any. The agreement allows Mr. Grewal to receive an assignment of 2% overriding royalty of all oil and gas production received by Horizontal Ventures.

     On March 12, 1998, Horizontal Ventures entered into a Confidential Termination and Settlement Agreement and Complete Release with Mr. Wedel relating to his resignation as an executive of Horizontal Ventures and as a member of the Board of Directors. Mr. Wedel will receive a $50,000 one-time severance payment. Additionally, Horizontal Ventures agreed to loan to Mr. Wedel $100,000 with interest payable at the prime rate as established by the Wall Street Journal secured by a stock pledge agreement and 10,000 shares of Horizontal Ventures' common stock. Horizontal Ventures agreed to maintain Mr. Wedel's medical insurance coverage as currently in effect through July 31, 1998. In exchange for the above consideration, Mr. Wedel agreed not to compete with Horizontal Ventures and specifically with Horizontal Ventures' Amoco technology based horizontal drilling business for a period of three years after his date of termination. Mr. Wedel also agreed not to disclose any confidential information of Horizontal Ventures which he acquired as a result of his employment. Horizontal Ventures and Mr. Wedel agreed to mutually release the other from any claim or action arising from Mr. Wedel's Executive Employment Agreement with Horizontal Ventures.

     (e) Director Compensation
         ---------------------

     Each director who is not an employee of Horizontal Ventures (the "Outside Directors") will be reimbursed for expenses incurred in attending meetings
of the Board of Directors  and  related  committees.   As of  the  date of this
Joint Proxy Statement/Prospectus, Horizontal Ventures has three Outside Directors. No compensation was paid to any Outside Director during fiscal 1997 and is none is planned for the immediate future.

    Horizontal Ventures has no knowledge of any arrangement or understanding in existence between any executive officer named above and any other person by which any such executive officer was or is to be elected to such office or offices. All officers of Horizontal Ventures serve at the pleasure of the Board of Directors. No family relationship exists among the directors or executive officers of Horizontal Ventures. All Officers of Horizontal Ventures will hold office until the next Annual Meeting of the shareholders of Horizontal Ventures. There is no person who is not a designated
Officer who is expected to make any significant contribution to the business of Horizontal Ventures. The executive officers of Horizontal Ventures serve at the pleasure of the Board of directors and do not have fixed terms. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment the best interests of Horizontal Ventures will be served thereby without prejudice, however, to contractual rights, if any, of the person so removed.

Working Interests
-----------------

     There are no agreements in which any employee of Horizontal Ventures receives a working interest in Horizontal Ventures' oil and gas properties.

Overriding Royalty Income
-------------------------

     Horizontal Ventures has historically assigned overriding royalty interests to certain of its employees. Employees own overriding royalty interests on oil and gas wells invested in by Horizontal Ventures. Conflicts of interest may arise between employees owning overriding royalty interests in Horizontal Ventures-operated locations and Horizontal Ventures.

     As part of Mr. Grewal's employment agreement, he is to receive a two percent (2%) overriding royalty of all oil and gas production received by Horizontal Ventures. Josh Stark, Vice President of Exploitation and Exploration will receive 2% override on the Ohio and Reo oil prospects should they be developed.


Future Transactions
-------------------

     All transactions between Horizontal Ventures and an officer, director, principal stockholder or affiliate of Horizontal Ventures will be approved by a majority of the uninterested directors, only if they have determined that the transaction is fair to Horizontal Ventures and its stockholders and that the terms of such transaction are no less favorable to Horizontal Ventures than could be obtained from unaffiliated parties.

       HORIZONTAL VENTURES SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 22, 1999, the Common stock ownership of each person known by Horizontal Ventures to be the beneficial owner of 5% or more of Horizontal Ventures Common Stock, all directors and the executive officer individually and all directors and the executive officer of Horizontal Ventures as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown. There are no contractual arrangements or pledges of the Company's securities, known to Horizontal Ventures, which may at a subsequent date result in a change of control of Horizontal Ventures. As of January 22, 1999, there were 2,910,981 shares of Horizontal Ventures Common stock issued and outstanding.

                              Amount of Beneficial
                                    Ownership
                                    ---------

      Name and Address                      Common            Percent of
      of Beneficial Owner                  Stock(1)             Class
      -------------------                  --------            --------
      International Publishing             276,093                9.5%
      Holding s.a.
      Postbus 84019
      2508 AA The Hague
      The Netherlands

      Capco Resources Ltd.(2)            1,340,000               46.0%
      3201 Airpark Drive, Suite 201
      Santa Maria, CA  93455

      Randeep S. Grewal                  1,560,000 (3)           51.0%
      Chairman and
      Chief Executive Officer
      10815 Briar Forest Drive
      Houston,  TX 77042/
      630 Fifth Avenue,  Suite 1501
      New York, NY 10111

      Dr. Jan F. Holtrop                      6,108               -0-%
      Director
      Van Alkemadelaan
      2596 AS The Hague
      The Netherlands

      Dirk Van Keulen                          -0-                -0-%
      Director
      Heemraadslag 14
      2805 DP Gauda
      The Netherlands

      George G. Andrews                           0         Less than 1%
      Director
      7899 West Frost Drive
      Littleton, CO 80123
                                            --------          -------

      All directors and the
      executive officer                     1,566,117          51.2%
      as a group (4 persons)

---------------

(1) Rule 13d-3 under the Securities Exchange Act of 1934, as amended, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including but not limited to, the exercise of any option, warrant or conversion of a security.

(2) Capco Resources Ltd. is controlled by Ilyas Chaudhary, a former executive officer, director and principal shareholder of Saba. By a Stock Exchange Agreement dated November 23, 1998, among Horizontal Ventures and the former shareholders of Saba Aquisub, Inc., including Capco, Capco has delivered a proxy to Randeep S. Grewal conferring on Mr. Grewal voting power with respect to the Horizontal Ventures Common stock owned by Capco.

(3) Includes presently exercisable options to acquire 150,000 shares of Horizontal Ventures Common stock and 1,340,000 shares as to which Mr. Grewal has voting power under a proxy from Capco.

RELATED PARTY TRANSACTIONS

     During the last two fiscal years, there have been no transactions between Horizontal Ventures and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of Horizontal Ventures' outstanding shares, nor any member of the above referenced individuals' immediate family, except as set forth below.

     Randeep S. Grewal, Horizontal Ventures' Chairman and Chief Executive Officer, also receives an overriding royalty of 2 percent of all oil and gas production received by Horizontal Ventures during the term of his employment. The Horizontal Ventures Board of directors has authorized the issuance of 30,000 shares of Horizontal Ventures Common stock to Mr. Grewal upon the Effective Date of the Merger.

     On March 12, 1998, Richard Wedel, then an executive officer and director of Horizontal Ventures, resigned and entered into an agreement providing for certain severance benefits and mutual covenants. Horizontal Ventures agreed to pay Mr. Wedel a severance payment of $50,000, and agreed to loan him $100,000 at prime, payable in full in six months, secured by shares of Horizontal Ventures Common stock held by Mr. Wedel.

     It is Horizontal Ventures' policy that any future material transactions between it and members of its management or their affiliates shall be on terms no less favorable than those available from unaffiliated third parties.

                                BUSINESS OF SABA

     Saba Petroleum Company is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States and internationally. Saba has grown primarily through the acquisition and exploitation of producing properties in California, Louisiana and Colombia. Saba has assembled a portfolio of over 200 potential development drilling locations. Based on current drilling forecasts, Saba estimates that such locations represent a five-year drilling inventory. The preponderance of those drilling locations are in Colombia's Middle Magdalena Basin. Saba also has drilling locations in California, New Mexico and Louisiana. Saba however is pursuing the sale of its interests in properties located in Louisiana. Saba intends to continue using advanced drilling and production technologies to enhance the
returns from its drilling  programs. On  its  California   properties, Saba has
used horizontal drilling and high-efficiency cavitation pumps, and drilled its first steam assisted gravity drainage ("SAGD") pair of wells in California in 1997, on which producing operations have been held in abeyance awaiting a permit and oil price increases in 1998, Saba initiated exploration projects in California, Indonesia and Great Britain. (See Note 16 to the Consolidated Financial Statements for a description of operating results by geographic region)

     Saba depends on three material customers. These customers are Ecopetrol, Petrosource Refining Corp. and Omimex Resources, Inc.

     At December 31, 1997, Saba had estimated proved reserves of 29.1 MMBOE, consisting of 23.9 MMBbls of oil and 31.3 Bcf of gas (5.2 MMBOE), with a standardized measure value of $118.6 million. Since quantities of oil and gas recoverable from a property are price sensitive, declines in oil and gas prices from December 31, 1997 postings may be expected to result in a reduction of the quantities of oil and gas included in Saba's proved reserves and with the standardized measure value of such reserves. See "Properties - Reserve Estimates."

     Saba also owns an asphalt refinery in Santa Maria, California, where it currently possesses approximately 4,000 Bopd. See "Description of Property - Asphalt Refinery". Incident to its gas and oil operations, Saba has acquired fee interests in real estate. See "Description of Property - Principal Properties - Colombian Properties".


                              RECENT DEVELOPMENTS

     GOING CONCERN STATUS

     Saba's auditors included an explanatory paragraph in their opinion on the Company's 1997 financial statements to state that there is substantial doubt as to the Company's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of the company's current ability to service its bank debt as it comes due (See Note 8 to Consolidated Financial Statements). While Saba is attempting to address funding the current deficit, there is no assurance that it will be able to do so timely. Further while Saba is in discussion with its primary lender to address the Company's non-compliance with the loan agreement's financial covenants at September 30, 1998, there is no assurance that the preconditions to the resolved discussions will be met or a satisfactory resolution accomplished. Finally, as discussed below, the Company has terminated a definitive agreement that is had previously entered into with Omimex Resources, Inc. to conclude a business combination. As a result of this termination, Saba's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of the Company, became due and payable in its entirety on December 14, 1998. The promissory note was not paid in full by December 14, 1998. On December 11, 1998 Sabacol filed for protection of its assets under Chapter 11 of the United States Bankruptcy Code. (see "Saba - Recent Developments - Bankruptcy of Sabacol, Inc.")

     TERMINATED BUSINESS COMBINATION

     In early 1998, the Board of Directors of the Company engaged CIBC-Oppenheimer, Inc., an investment banking firm, to explore ways to enhance shareholder value. This engagement was prompted by several factors, predominately the declining price of Common stock of Saba and the lack of working capital available to Saba. In March 1998, Oppenheimer presented the Board with its recommendations, which include exploring a possible business combination of Saba with another oil and gas company. In March 1998, Saba entered into a preliminary agreement with Omimex, a privately held Fort Worth, Texas oil and gas company which operates a substantial portion of Saba's producing properties, to enter into a business combination (the "Merger").
Subsequent to the execution of the preliminary agreement, Saba negotiated a required consent from the holder of its Series A Convertible Preferred Stock. In the interim between the execution of the preliminary agreement and the definitive Plan and Agreement of Reorganization, the price of oil continued to deteriorate as did Saba's financial condition and the price of the Common stock. Saba's deteriorating financial condition precluded Saba from raising funds with which to redeem the Series A Preferred Stock as had been Saba's intention.

     In June 1998, Saba, Omimex, the shareholders of Omimex and, for limited purposes, Mr. Ilyas Chaudhary, an officer and director of Saba at that time, entered into the Merger Agreement. As part of the Merger Agreement, Omimex lent to Saba approximately $4.2 million, the proceeds of which were used to redeem $2 million of stated value of the Series A Preferred Stock (for approximately $2.15 million) and to pay $2 million on Saba's outstanding bank indebtedness. The Loan by Omimex originally accrued interest at prime plus two percent and was due 90 days after termination of the Merger Agreement in the event that the merger was not consummated. The Merger Agreement provided that if another party acquired control of Saba and as a result thereof the Merger be cancelled, Saba was required to pay a break-up fee of $1 million to Omimex.

     In July 1998, Saba terminated the engagement of Oppenheimer effective August 1998.

     The Parties agreed by mutual consent to terminate and release each other from the Merger agreement effective September 15, 1998 as the proposed business combination could not be completed by the expiration date of October 31, 1998 as required under the terms of the Merger Agreement. As part of the Mutual Termination and Release Agreement, the interest rate on the secured Loan payable to Omimex and due by December 14, 1998, in the principal amount of approximately $4.2 million was reduced from prime plus two percent to prime. In compliance with procedures for securing the Loan from Omimex, Sabacol's legal representative in Colombia executed, but did not present for notarial inscription by a Colombian notary public, a public deed or deeds to transfer to Omimex all of the right, title and interest of Sabacol in and to the
Velasuez-Galan pipeline and delivered the deed(s) to Bank One, Texas, N.A., which is acting as the escrow agent. Sabacol also delivered to the escrow
agent  an  irrevocable   letter  of  authority authorizing  the  completion of
the execution of the deed(s) before a Colombian notary public. The escrow agent had been instructed, by terms of an escrow agreement entered into between Sabacol, Omimex and Bank One, Texas, N.A. that in the event full payment of the Loan was delivered by December 14, 1998, then the escrow agent shall have immediately delivered to Omimex the payment and to Sabacol the deeds and the irrevocable letter of authority relating thereto for cancellation. In the event payment of the Loan in full was not delivered by December 14, 1998, then the escrow agent shall have immediately delivered to Omimex the deeds and the irrevocable letter of authority relating thereto. Thereafter, Omimex shall deliver the deeds and the irrevocable letter of authority to Omimex de Colombia, Ltd., a Delaware corporation and a wholly owned subsidiary of Omimex, for completion of the execution of the deeds before a Colombian notary public by Sabacol's legal representative. Full payment of the Loan was not delivered by December 14, 1998 to the escrow agent. On December 11, 1998, Sabacol filed for protection of its assets under Chapter 11 of the United States Bankruptcy Code. (see "The Company - Recent Developments - Bankruptcy of Sabacol, Inc.") The deeds and the irrevocable letter of authority relating thereto were not delivered to Omimex on December 14, 1998 under the escrow agreement and the requirement to do so has been stayed pursuant to the Sabacol's petition for bankruptcy.

     BANK INDEBTEDNESS

     As indicated above, as part of the Merger Agreement, Omimex lent to Saba $4.2 million, of which $2 million was applied to Saba's existing bank indebtedness with Bank One, Texas, N.A. The Bank consented to the borrowing from Omimex described in the preceding section and the application of the proceeds of the loan, including the redemption of $2 million stated value of the Series A Preferred Stock. As a result of that payment and a payment of $300,000 which was made in May 1998 and continued to be payable each month thereafter by Saba, the Bank and Saba entered into a written amendment to the existing loan agreement extending the maturities of all three short term facilities to July 31, 1998. Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, has not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan at September 30,
1998, has not been satisfied, either by providing additional collateral to the Bank or reducing the principal balance that was outstanding at September 30, 1998.
Saba's entire principal indebtedness to the Bank of $20.1 million was classified by Saba as currently payable at September 30, 1998. Additionally, Saba was not in compliance with the loan agreement's financial covenants at September 30, 1998. Saba and the Bank are in discussions to address such non-compliance. There is not any assurance that Saba will be successful in its discussions with the Bank to address such non-compliance.

     On November 12, 1998, Ilyas Chaudhary resigned as Saba's Chairman, chief Executive Officer, and President. In connection with various borrowings from the bank, Mr. Chaudhary has guaranteed payment of approximately $3,000,000 of Saba's debt to such bank.

     SALE OF CERTAIN ASSETS

     Saba has negotiated, and continues to pursue, the sale of certain producing oil and gas assets and real estate assets, the proceeds of which have been and will continue to be applied to reduce bank indebtedness and provide working capital. Saba sold its interest in over 150 producing wells in Michigan in July 1998 for a contract price of $3.7 million and two producing wells in Alabama in September 1998 for a contract price of $800,000. In December 1998, Saba entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc., for a contract price of $5 million and a closing scheduled for December 31, 1999, subject to certain conditions and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests of SETI located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excludes interests located in Louisiana. (see "Management
- Certain Relationship and Related Transactions")

     TRANSACTIONS INVOLVING HORIZONTAL VENTURES, INC.

   In October 1998, Horizontal Ventures, Inc. entered into certain transactions that relate to the acquisition of securities of Saba, which have been reported in a Schedule 13# filed by Horizontal Ventures. Horizontal Ventures is a publicly traded corporation engaged primarily in the business of exploiting proven producing reservoirs by utilizing a low cost proprietary horizontal drilling technology to increase production rates.

     On October 6, 1998, Horizontal Ventures entered into a Preferred Stock Transfer Agreement with RGC International Investors, LDC, by which Horizontal Ventures acquired 690 shares of the 8,000 shares of issued and outstanding Series A Preferred Stock of Saba held by RGC in exchange for cash in the amount of $750,000, of which $500,000 was borrowed from International Publishing Holding s.a., the largest shareholder of Horizontal Ventures.

     Under the Preferred Stock Transfer Agreement, Horizontal Ventures had the exclusive right until November 5, 1998 to acquire from RGC up to an additional 6,310 shares of Series A Preferred Stock held by RGC in exchange for cash in the amount of approximately $6.9 million, and such exclusive right was extended for an additional thirty days by Horizontal Ventures' payment of $500,000 to RGC. Horizontal Ventures however did not exercise its right to acquire the additional 6,310 shares of Series A Preferred Stock prior to the expiration of the extension period. The 690 shares of Series A Preferred Stock acquired by Horizontal Ventures, along with the accrued but unpaid dividends thereon, is currently convertible into an aggregate of 300,012 shares of Saba's Common Stock based on a conversion price negotiated by Horizontal Ventures and Saba. See "Preferred Stock." Horizontal Ventures currently is negotiating with RGC to extend and amend the Preferred Stock Transfer Agreement to enable Horizontal Ventures to acquire the additional 6,310 shares of Series A Preferred Stock held by RGC.

    On October 8, 1998, Horizontal Ventures entered into a Common stock Purchase Agreement by which Saba agreed to sell and issue to Horizontal Ventures by December 4, 1998, an aggregate of 2.5 million shares of Saba's Common stock in exchange for cash in the aggregate amount of $7.5 million. Horizontal Ventures delivered to Saba on November 6, 1998 $1.0 million in exchange for 333,333 shares of Saba's Common stock as part of an interim closing of the Common stock Purchase Agreement. On December 3, 1998, Saba and Horizontal Ventures extended the final closing date of the Common stock Purchase Agreement from December 4, 1998 to January 3, 1999.

     Pursuant to an Option Agreement dated July 22, 1998, between Horizontal Ventures and IPH, Horizontal Ventures holds a call option to acquire the 500,000 shares of the Company's Common stock held by IPH at an exercise price equal to 120% of the cost to IPH of acquiring such shares, which is estimated to be approximately $1.0 million. Horizontal Ventures has the option of paying such exercise price to IPH in the form of cash or shares of Horizontal Ventures common stock.

     Horizontal Ventures also has 3,080,000 shares of Saba's Common Stock in open market purchases and other negotiated transactions.

     Upon the execution of the Common Stock Purchase Agreement, Randeep S. Grewal, a director and executive officer of Horizontal Ventures, was appointed to Saba's Board of Directors. Upon the closing of the Common stock Purchase Agreement, a second director designated by Horizontal Ventures is to be appointed to Saba's Board of directors. In addition, a letter agreement between Horizontal Ventures and Saba dated October 8, 1998, provided that upon Horizontal Ventures' conversion of the 7,000 shares of Series A Preferred Stock purchased from RGC a third director designated by Horizontal Ventures was to be appointed to Saba's Board of directors. In connection with the foregoing, Saba agreed to obtain the resignations of three of its directors, resulting in the three designees of Horizontal Ventures representing a majority of seats on Saba's five member Board of directors.

     On December 7, 1998, Horizontal Ventures and Saba disclosed that the Board of directors of Saba approved HIV's proposal to merge with Saba. A majority of Saba's disinterested Board of directors voted in favor of the proposed merger. Saba's Board of directors plans to call a special meeting of Saba's stockholders to approve the merger. Under the proposed merger, Saba's stockholders will receive one share of Horizontal Ventures common stock for each six shares of Saba's common stock outstanding. That exchange ratio is based upon:

      * a total of 11,385,726 shares of Saba common stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to Horizontal Ventures on December 7, 1998),

      * a price of $2.02 for Saba's common stock based on a 55 percent premium over the average closing price of Saba's common stock from November 2, 1998 through December 2, 1998, and


      * the average closing price of Horizontal Ventures' common stock of $12.14 during the same period.

    Proforma financial statements of Horizontal Ventures and Saba as a combined company have been included with this document. See "Unaudited Pro Forma Combined Financial Statements."

     PREFERRED STOCK

     Saba has outstanding 8,000 shares of Series A Preferred Stock. The Certificate of Designations, Preferences and Rights of the Series A Preferred provides that such shares are convertible into such number of shares of Common Stock as is determined by dividing the per share stated value ($1,000) of the shares of Series A Preferred Stock (as increased by accrued but unpaid dividends) by the average of the closing prices for the Common Stock for any three consecutive trading days during the preceding thirty day period ending one day prior to conversion (but in no event will the conversion Price be greater than $9.345).

     The Series A Preferred Stock agreements effectively prohibited Saba from performing the Merger Agreement with Omimex without the consent of the Holders of the Series A Preferred Stock. Concurrently with the execution of the Merger Agreement, Saba and the Holders executed a letter agreement, which was approved by Omimex, by which Saba redeemed 2,000 shares of then outstanding Series A Preferred Stock in the face amount of $2.0 million at a total cost of $2.15 million, which included a 5% redemption premium of $100,000 and accrued dividends of $51,000 and modified the terms of the conversion rights of the Holders. Under the letter agreement, the 8,000 shares of Series A Preferred Stock may currently be converted by the Holders and remains subject to redemption by Saba on the basis of:

      *    115% of the stated value  plus  accrued  dividends, and

      * issuance of a five-year warrant to purchase 200,000 shares of Common stock at 105% of the average closing price of the Common Stock for the five consecutive trading days ending one trading day prior to redemption.

     The Certificate of Designations, Preferences, and Rights of the Series A Preferred Stock provides that Saba cannot issue more than 2,153,344 shares of Common stock underlying the Series A Preferred Stock (19.9% of the total number of shares of Saba's Common stock outstanding as of December 31, 19997) without stockholder approval or a waiver from the American Stock Exchange Rule 713.AMEX Rule 713 provides that a company listed on AMEX may not issue 20% or more of the then outstanding shares of the company's common stock without first obtaining stockholder approval. Prior to the issuance of any shares of Saba's Common Stock underlying the Series A Preferred Stock in excess of 2,153,344 shares and the resale of those shares by this Prospectus, Saba will obtain stockholder approval of the issuance of those shares or a waiver from AMEX Rule 13.

BANKRUPTCY OF SABACOL, INC.

     On December 15, 1998, Saba disclosed that Sabacol, Inc., a wholly-owned subsidiary of the Company, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California on December 11, 1998. Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. At the time of filing,  Sabacol had a net book value of approximately
$5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a re-organization plan. Sabacol intends to file a reorganization plan that may include the disposition of its Colombian assets. A new management team has been appointed for Sabacol to protect its assets and develop an effective re-organization plan. There is no assurance, however, that a reorganization plan beneficial to Sabacol will be consummated. Saba is not involved the bankruptcy proceedings, has not guaranteed any of the Sabacol debt, and Sabacol's creditors do not have any right to proceed against Saba. Therefore, the filing is not expected to have any material adverse effect on the Company and does not change any terms of the proposed merger with Horizontal Ventures, Inc.

American Stock Exchange Listing

     In August 1998, and again in December of 1998 the American Stock Exchange contacted Saba to inquire about Saba's continued listing eligibility following its report of losses, bank indebtedness, going concern, to inquire about the independent status of Saba's outside directors and in December relative to the Sabacol bankruptcy. To date the listing has been consented to until the merger is completed.

                            PRINCIPAL PROPERTY AREAS

     Saba owned interests in approximately 845 wells at September 30, 1998. The majority of these wells are concentrated along the central cost of California and in the Middle Magdalena Basin of Colombia. These regions, which primarily produce a low gravity/high viscosity or "heavy" oil, will be the focus of Saba's near-term development drilling activities. Saba also operates wells and has exploration and development activities in several states outside of California and, through a majority-owned subsidiary, in western Canada. Saba's evaluation of international projects resulted in the acquisition of exploration projects in Indonesia and Great Britain.

UNITED STATES

     CALIFORNIA

     Approximately 20.3% of Saba's proved reserves at December 31, 1997 (5.9 MMBOE)were located in four onshore fields in California's central coast region. Daily production from the Central Coast Fields averaged 1,484 BOE for the nine months ended September 30, 1998, representing 23.3% of the Saba's total production. Saba operates all of its wells in the Central Coast Fields. Saba also holds interests in other California areas, which represented 7.2% (2.1 MMBOE) of Saba's proved reserves at December 31, 1997. Daily production from these other interests averaged 658 BOE for the nine months ended September 30, 1998, representing 10.3% of Saba's total production. Further, Saba has interests in several high risk exploratory projects.

     LOUISIANA

     Approximately 11.0% of Saba's proved reserves at December 31, 1997 (3.2 MMBOE) were located in two fields in Louisiana. An interest in one of these fields was first acquired during 1996, the other in 1997, with additional interests in both fields acquired in April of 1998. Saba's share of daily production from the Louisiana fields averaged 644 BOE for the nine months ended September 30, 1998, representing 10.1% of the Company's total production.

     OTHER STATES

     In addition to its California and Louisiana properties, Saba owns producing properties in a number of other states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented 9.3% of Saba's proved reserves at December 31, 1997 (2.7 MMBOE). Daily production from these properties averaged 778 BOE for the nine months ended September 30, 1998, representing 12.2% of Saba's total production. The Company however plans to sell some of the Company's non-core assets in some of those states. See "The Company - Recent
Developments - Sale of Certain Assets."

INTERNATIONAL

     COLOMBIA

     Approximately 43.3% of Saba's proved reserves at December 31, 1997 (12.6 MMBOE) were located in several fields in Colombia's Middle Magdalena Basin. Daily production from these fields averaged 2,302 Bopd for the nine months ended September 30, 1998, representing 36.2% of Saba's total production. Saba also holds a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to a 250,000 Bopd government-owned refinery at Barrancabermeja. See "The Company - Recent Developments - Terminated Business Combination." Saba and Omimex, the operator of the fields, have formulated a plan for drilling approximately 200 development wells.

     During 1997, Saba and the operator participated in the drilling or recompletion of thirteen wells in the Teca and South Nare Fields. All of the wells drilled were productive and the operator is installing steaming equipment. Saba and the operator also reentered a suspended well acquired from Texaco and drilled to an are under the Magdelena River and recompleted the well as productive of approximately 30 Bopd without artificial stimulation. Both Saba and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. During the nine months ended September 30, 1998, Saba and the operator participated in the drilling and completion of seven wells in the Teca and South Nare Fields. Three additional wells were recompleted during the nine months ended September 30, 1998. SabaCol, the Company's wholly-owned subsidiary and owner of the Company's properties in Colombia, has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     CANADA

     Approximately 8.9% of Saba's proved reserves at December 31, 1997 (2.6 MMBOE) were located in Canada. Daily production from these properties, which are owned through an approximately 74%-owned subsidiary of Saba, averaged 495 BOE for the nine months ended September 30, 1998, representing 7.8% of Saba's total production.

     OTHER INTERNATIONAL PROPERTIES

     In September 1997, Saba and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. This agreement will require Saba to spend approximately $17.0 million over the next three years on this project. In addition to the approximate $1.4 million expended as of December 31, 1997. Saba is seeking a joint venture partner to share the costs of this project; however, the recent economic turmoil in Indonesia may affect the timing and terms of such agreement.

     In July 1997, Saba entered into an agreement to become the operator and a 75% working interest holder of two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain. On March 31, 1998, Saba assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, Saba sold on behalf of its net interest in this concession to Omimex at Saba's cost. A formal assignment has not been conveyed to Omimex and Saba continues to hold Omimex's interest in the prospect in trust. Saba has incurred costs of approximately $766,000 as of September 30, 1998, in connection with the concession acquisition and drilling of an exploratory well on the concession. The well did not encounter hydrocarbons and has been abandoned. Results from the initial well did not condemn the entire prospect and data obtained from the test well is being evaluated for further interpretation. Saba has not yet executed the joint operating agreement for the prospect. While holding Omimex's interest in trust, Saba may be liable to Omimex if it were to execute the joint operating agreement that provides for foreclosure upon a working interest owner due to non-payment.

                                BUSINESS STRATEGY

     Saba's strategy is to emphasize growth through exploration and development drilling. Saba intends to continue to increase its proved reserves, production rates and operating cash flow through a program which includes the following key elements:

          Development of existing hydrocarbon base. Saba has an extensive inventory of drilling locations, which Saba intends to exploit over the next five years. Saba's program includes exploitation of existing producing properties
located in California, Colombia, New Mexico and Louisiana. Saba believes that this program will provide it with a cost-effective means to significantly increase proved reserves, production rates and operating cash flow. Saba is pursuing the sale of certain producing oil and gas assets in these areas. (See "Saba - Recent Developments - Sale of Certain Assets").

          Acquisition of producing properties with significant development potential. Saba seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. Saba intends to concentrate these domestic activities in California where Saba believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms.

          Selective pursuit of exploration prospects. Saba plans to expand its reserve base by acquiring or participating in exploration prospects in California,
New Mexico, Louisiana and internationally. Saba believes these activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, Saba plans to use advanced technologies, including 3-D seismic and satellite imaging, where appropriate. Saba intends to increase its exposure to natural gas and lighter oil prospects. In addition, Saba may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships.

     There is not any assurance that Saba will be successful in pursuing such strategies.

     HISTORY OF SABA

     Saba's initial efforts focused on the acquisition of producing properties with positive cash flow, development potential and an opportunity to improve cash flow through more efficient operations. Saba has acquired several properties that meet these criteria, including the 1993 acquisition of Cat Canyon and the other properties that comprise the California Central Coast Fields. These heavy oil properties were attractive acquisitions because Saba believed it could acquire the properties on the low end of a market cycle, reduce the relatively high operating cost on the fields, and significantly develop their proven reserve base through low risk drilling and workover activities. As Saba grew through such acquisitions, it developed expertise in heavy oil projects, drilling and enhanced recovery techniques, field management and cost controls. Saba expanded its operations internationally by acquiring an interest in oil and gas properties in Canada in 1994 and heavy oil production in the Middle Magdalena Basin of Colombia in 1995.

     From January 1, 1992 through December 31, 1997, Saba completed 26 property acquisitions with an aggregate purchase price of approximately $43 million. These properties, as improved through Saba's development efforts and including associated drilling activities, represented approximately 29.1 MMBOE of proved reserves as of December 31, 1997. Saba's all-in-finding costs for these acquisitions and related activities have averaged $2.71 per BOE.

     EXPLORATION AND DEVELOPMENT DRILLING ACTIVITIES

     Saba has identified over 200 potential drilling locations on its properties in Colombia, which represent an estimated five year inventory at planned drilling rates. In addition, Saba has identified a number of drilling locations on its properties located in the United States, primarily in California, Louisiana and New Mexico. Saba also pursues the acquisition of high potential exploration prospects to enhance its inventory of drilling opportunities. Beginning in 1997, Saba initiated exploration activities in Indonesia, Great Britain and California. It has recently completed the analysis of a 3-D seismic survey covering some 10,500 acres of land in which it has interests in the area of the Coalinga oil field in Kern County, California, resulting in defining a number of drillable prospects; has entered into an agreement with a subsidiary of Chevron Corp. by which Saba will analyze Chevron 3-D seismic data covering lands in Kern County, California, and if warranted, will drill exploratory wells on Chevron fee lands. See "Property - California Exploration Ventures" and "Exploration and Development Drilling Activities - Other International Properties."

     Saba's capital expenditure budget for 1998 is dependent upon the price for which its oil is sold and upon the ability of Saba to obtain external financing. Subject to these variables, Saba originally budgeted a minimum of $12.0 million and a maximum of $18.3 million for capital expenditures during 1998. In Saba's present financial condition, it is budgeting, on a current basis, only absolutely essential capital expenditures. Saba currently is budgeting one year at a time and has deferred any long term capital expenditure program. Saba has deferred certain capital expenditures in the following areas:

      *     Coalinga exploration project in California,

      * other California projects, where Saba is actively seeking a farmout for some of its properties and where development work has been delayed,

      *     Indonesia, where spending  has  been  significantly reduced, and

      * Louisiana, where a seismic study and other developmental work has been delayed.

     Those deferments may have an adverse effect on Saba's growth rate. Saba may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998 drilling results, improve oil prices and the availability of external financing.

     Beginning in June 1997, Saba initiated use of another enhanced production technique known as SAGD. This technique involves drilling two horizontal wells in a parallel configuration, one above, and within a short distance of, the other. After drilling is complete, steam is injected into the upper wellbore, which creates a steam chamber and heats the oil so that it may flow by gravity to the lower producing wellbore for extraction. The SAGD process has been successfully employed by other companies in Canada in thick reservoirs containing viscous oils, similar to those found in areas of the Central Coast Fields. Although this technique is initially more costly than employing a single horizontal well, Saba anticipates that it will result in increased rates of production and recovery and lower per-unit production costs. Saba has drilled one pair of SAGD wells on its Gato Ridge Field and is awaiting local permits before initiating steaming operations, but does not anticipate commencing such operations until oil prices improve.

     CALIFORNIA

     Saba's drilling operations in California are focused on the Central Coast Fields, which consist of four onshore fields that collectively comprise approximately 4,525 gross (4,487 net) developed acres and 1,139 gross (1,138 net) undeveloped acres. Saba intends to capitalize on the potential of these properties through a five year multiwell drilling program. The Central Coast Fields consist of the Cat Canyon, Gato Ridge, Santa Maria Valley and Casmalia fields. Saba also has producing properties in Ventura, Solano, Kern and Orange Counties, California. Of these properties, Saba regards the Cat Canyon and Gato Ridge fields, both heavy oil properties, as the most significant and upon which it has focused its development drilling efforts. Aggressive development activities during 1997, in contemplation of significantly increased production, included the installation of surface facilities for handling much more oil than Saba presently produces from the properties. The recent decline in oil prices coupled with the drilling results of the 1997 program render it doubtful that Saba will realize its initially projected rates of return. In addition to the producing properties, Saba has several exploratory projects in California. See "Property-California Exploration Ventures."

     Overall, Saba during 1997 experienced a 38% increase in annual production from its California properties (from 654 MBOE in 1996 to 904 MBOE in 1997). The development costs incurred by Saba in California during 1997 were $12.8 million. The economic benefits derived from the program were substantially below Saba's expectations. Notwithstanding the 1997 results, Saba continues to believe that its focus on the Central Coast Fields will ultimately be justified. This opinion is based in part on the established synergy between Saba's production from the Central Coast Fields and its asphalt refinery located in Santa Maria, in that Saba is able to sell its production to the refinery at a price reflecting a premium to market. Generally, the crude oil produced by Saba and other producers in the Santa Maria Basin is of low gravity and makes an excellent asphalt.
Recent prices for asphalt exceed market prices for crude oil and costs of operating the refinery. Saba believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.


     To date, Saba has drilled and completed thirteen horizontal wells in the Sisquoc sands of the Cat Canyon Field. Twelve of these wells are currently producing at rates from 40 to 140 Bopd; the thirteenth well has encountered a sand intrusion problem which Saba is attempting to rectify. Saba also drilled one pair of SAGD wells in the Gato Ridge Field, which is awaiting local permits and oil price increases before production will be attempted. Two horizontal wells drilled to test a different zone in this field have encountered severe sand production and are presently planned to undergo recompletion operations during 1999. During 1997, Saba drilled one well in the Casmalia Field which was non-productive.

     LOUISIANA

     Saba acquired an 80% working interest in the Potash Field in September 1997 and the remaining 20% working interest in April 1998. Proved reserves of Saba's interest in the field were approximately 13.9 Bcf and approximately 1.3 MMBbl at December 31, 1997. Saba's share of daily production from the Potash Field, including the 1998 acquired interest, averaged 91 Bopd and 2.1 MMcfd for the nine months ended September 30, 1998. Increases in productivity and possibly reserves are expected to be achieved through completion of a number of potential zones presently behind pipe in existing wells. These potential producing zones range in depth from 1,500 to 15,000 feet. Further technical programs, including a possible 3-D seismic shoot, are planned to evaluate the exploration potential of Saba lands associated with this field. Saba owned a 40.5% working interest in the
Manila Village Field and acquired an additional 10.2% working interest in April 1998. Saba may be subject to certain environmental liabilities with respect to its interest in the Manila Village Field. See "Risk Factors - Property Matters." Saba's net reserves at December 31, 1997, including the 1998 acquired interest, were approximately 327 MBbl and 156 MMcf. Saba's share of daily production, including the 1998 acquired interest, averaged 211 BOEPD for the nine months ended September 30, 1998. A 3-D seismic program is scheduled for 1999 or beyond to determine additional opportunities to further develop this field.

     COLOMBIA

     Saba owns interests in two Association Areas (Cocorna and Nare) and one fee property (Velasquez) all of which are located in the Middle Magdalena Basin, some 130 miles northwest of Bogota, Colombia. The Association Areas encompass several fields, some of which are partially developed and some of which await
development.   The Teca, Nare  and  Velasquez   fields  are  presently  under
development. The Association Areas, Nare and Cocorna, are held under Articles of Association between Empresa Petroleos Colombiana and Saba's predecessor in interest, a subsidiary of Texaco, Inc. Each Association Area is large enough to encompass more than one commercial area or field.

     Saba and Omimex, the operator of the fields, have formulated a development program which includes, pending regulatory approval, the drilling of approximately 200 development wells through the year 2001 at an average depth of 2,900 feet. During 1997, Saba and its operator successfully completed or reworked fourteen wells of the development program, which wells have met or exceeded initial production expectations. The 200 well program is a refinement of an approximate 600 well program originally designed by Texaco. The Texaco program was not implemented due to what Saba believes was Ecopetrol's concern with refinery capacity and oil prices. The ability of Omimex, as operator of the fields, to implement the development program is dependent on the approval of Ecopetrol and the Colombian Ministry of the Environment. Saba and Omimex have submitted an application for an omnibus approval of the drilling of the remainder of the 200 well program; failing receipt of the omnibus approval, the companies would continue to seek approval for drilling such wells in segments. In 1997, approval was obtained for the drilling of 21 development wells in the Teca and Nare Fields, 13 of which were completed during the year. Also, a well under the Magdalena River was recompleted and plans to drill two additional wells which, if commercial, should establish a new commercial area for development. In the Velasquez Field, the operator recompleted a behind pipe zone in three gross (0.75 net) wells in 1997. Initial per well production rates ranged from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 wells with behind pipe zones suitable for recompletion. During the nine months ended September 30, 1998, seven wells were drilled and completed in the Teca and Nare Fields and three wells were recompleted in the Velasquez Field. Saba continues its plans to increase production from the property. Saba is also pursuing selected exploration opportunities in Colombia including acquiring third party 3-D seismic data on the currently producing Velasquez Field to determine its exploration potential. (See "Business Strategy - Property - Colombian Properties").

     CANADA

     Saba's Canadian properties, which are owned through Beaver Lake (Alberta Stock Exchange), represented approximately 8.5% of Saba's standardized measure value at December 31, 1997. The Canadian properties produced an average of 495 BOEPD for the nine months ended September 30, 1998, from 142 wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These properties had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others. See "Business -- Exploration and Development Drilling Activities -- Other United States and Canadian Properties."

     OTHER INTERNATIONAL PROPERTIES

     In September 1997, Saba and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. Saba is required to spend approximately $17.0 million over the next three years on this project, in addition to the approximate $1.4 million expended as of December 31, 1997 on bonus payments, data acquisition and geophysical investigation. Saba expects to identify drilling locations based on geologic trends identified through its review of existing seismic data, satellite images and the results of a potential 3-D seismic program to be performed in 1998 and 1999. Saba has held discussions with several potential joint venture partners with a view to negotiate a participation agreement. In view of this, Saba has slowed its pace of activity. The recent civil and economic turmoil in Indonesia may affect the timing and the terms of such agreement.

     In July 1997, Saba entered into an agreement to participate in two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain in which Saba had a right to acquire a 75% working interest earned upon drilling and payment of its share of costs. On March 31, 1998, Saba assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, Saba sold one half of its net interest in this concession to Omimex at Saba's cost. A formal assignment has not been conveyed to Omimex and the Company continues to hold Omimex's interest in the prospect in trust. Saba had incurred costs of approximately $766,000 at September 30, 1998 in connection with the concession acquisition and drilling of an exploratory well on the concession. The well did not encounter hydrocarbons and has been abandoned. Results from the initial well did not condemn the entire prospect and data obtained from the test well is being evaluated for further interpretation. Saba has not yet executed the joint operating agreement for the prospect. While holding Omimex's interest in trust, Saba may be liable to Omimex if it were to execute the joint operating agreement that provides for foreclosure upon a working interest owner due to non-payment.

     OTHER UNITED STATES PROPERTIES

     Other than its California and Louisiana properties, Saba had interests in over 290 oil and gas wells at December 31, 1997, located principally in Texas, Michigan, New Mexico and Oklahoma, with other interests located in Utah, Wyoming, and Alabama. Saba seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. Saba believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms. As the market for acquisitions has become more competitive in recent years, Saba has taken the initiative in creating acquisition opportunities, particularly with respect to adjacent properties, by directly soliciting fee owners, as well as working and royalty interest holders, who have not placed their properties on the market. Saba also plans to expand its
existing reserve base by acquiring  or   participating  in  high  potential
exploration prospects  in  known  productive  regions.   Saba  believes  these
activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, Saba may use advanced technologies, including 3-D seismic and satellite imaging. In addition, Saba may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships. In July 1998 and September 1998, Saba sold its interest in over 150 wells in Michigan and two wells in Alabama, respectively.

PROPERTY

     At December 31, 1997, on a standardized measure value basis, approximately 16.9% of Saba's proved reserves were in California, primarily in the Central Coast Fields and approximately 48.2% were attributable to Saba's Colombian properties.

     The following table summarizes Saba's estimated proved oil and gas reserves by geographic area as of December 31, 1997. The following table includes both proved developed (producing and non-producing) and proved undeveloped reserves. Approximately 33.0% of the total reserves reflected in the following table are proved undeveloped. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Uncertainty of Estimates of Reserves and Future Net Revenues." There can be no assurance that the timing of drilling, reworking and other operations, volumes, prices and costs employed by the independent petroleum engineers will prove accurate. Since December 31, 1997, oil and gas prices have generally declined. At such date, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $18.30 per Bbl and the comparable price at November 30, 1998 was $11.22. Quotations for the comparable periods for natural gas were $2.45 per Mcf and $1.98 per Mcf, respectively.

     The proved developed and proved undeveloped oil and gas reserve figures are estimates based on reserve reports prepared by its independent petroleum engineers Netherland, Sewell & Associates and in Canada, Sproule Associates Ltd. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending, in part, on the assumptions made, and may be subject to material adjustment. Estimates of proved undeveloped reserves (see "Glossary" for a definition), comprise a substantial portion of Saba's reserves and, by definition, had not been developed at the time of the engineering estimate. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in changes to such estimates. The estimates of future net revenues in this report reflect oil and gas prices and production costs as of the date of estimation, without escalation, except where changes in prices were fixed under existing contracts. There can be no assurance that such prices will be realized or that the estimated production volumes will be produced during the periods specified in such reports. The estimated reserves and future net revenues may be subject to material downward or upward revision based upon production history, results of future development, prevailing oil and gas prices and other factors. A material decrease in estimated reserves or future net revenues could have a material adverse effect on Saba and its operations.


                                   December 31, 1997

--------------------------------------------------------------------------------
                       Proved Reserves, net                     PV-10 Value
                  Gross        Oil          Gas
 Property        Wells (1)   (MBbls)      (MMcf)  MBOE   Dollar Value Percentage
 --------        ---------   -------      ------  ----  ------------   ---------
                                                         (In thousands)
California
Cat Canyon          51       4,483         485    4,564     $10,320        8.7
Casmalia            26         259          10      260         328        0.3
Santa Maria         20         558         822      695       2,127        1.8
Gato Ridge           9         399           5      400         816        0.7
Other               77       2,034         623    2,138       6,466        5.4
                    --       -----              -----       -----
  Total
   California      183       7,733        1945    8,057      20,057       16.9
                           -----        ----    -----      ------       ----
Louisiana
Potash Field        37       1,066      11,116    2,919      15,917       13.4
Manila Village      10         262         125      283       2,186        1.9
                    --         ---                ---       -----        ---
  Total
   Louisiana        47       1,328      11,241    3,202      18,103       15.3
                    --       -----      ------    -----      ------       ----
Other United States
Michigan           185         560       3,889    1,209       4,743        4.0
Texas               48         397       1,141      587       2,794        2.4
New Mexico          23         474       1,133      662       4,576        3.9
Other               38          58         961      218       1,172        0.8
                    --          --         ---      ---       -----        ---
  Total Other
   United States   294       1,489       7,124    2,676      13,285       11.1
                   ---       -----       -----    -----      ------       ----
  Total United
   States          524      10,550      20,310   13,935      51,445       43.3
                   ---      ------      ------   ------      ------       ----
Colombia           511      12,568        --     12,568      57,136       48.2
Canada             168         807      10,986    2,638      10,048        8.5
                   ---         ---      ------    -----      ------        ---
  Total
   International   679      13,375      10,986   15,206      67,184       56.7
                          ------      ------   ------      ------       ----

Total            1,203      23,925      31,296   29,141    $118,629      100.0
                 =====      ======      ======   ======     ========     =====

--------------
(1) Includes locations attributed to proved undeveloped reserves and wells in which Saba holds royalty interests.


     CALIFORNIA

     PRODUCING PROPERTIES

     Saba operates all of its wells in the Central Coast Fields and maintains an average working interest in these wells of 98.8% and an average net revenue interest of 89.4%. These fields produced 1,808 net BOEPD for the year ended December 31, 1997 and 1,484 net BOEPD for the nine months ended September 30, 1998, and had proved reserves at December 31, 1997 of 5.9 MMBOE.

     Cat Canyon Field. The Cat Canyon Field is Saba's principal California producing property, representing approximately 8.7% of Saba's standardized measure value at December 31, 1997. This field, which covers approximately 1,775 acres of land is located in northern Santa Barbara County and was acquired by Saba in 1993. At the time of acquisition, there were 89 producing wells and 74 suspended wells, all of which were vertically drilled to either the Sisquoc or Monterey Formations (lying between approximately 2,400 feet and 3,400 feet and 4,000 feet and 6,600 feet, respectively). At the time of acquisition, average production was 425 Bopd and for the nine months ended September 30, 1998, average production was approximately 1,002 Bopd. Daily production varies depending upon various factors, including normal decline in production levels, the production of newly drilled wells and whether remedial work is being done on wells in the field. The field produces a heavy grade of viscous oil, which is in demand at Saba's Santa Maria Refinery. The property is considered (as are many heavy oil properties) a high production cost field and reductions in prices paid for crude generally affect such properties more dramatically than higher gravity lower production cost fields.

     Saba owns a 100% working interest (99.7% net revenue interest) in approximately 45 producing wells and a number of non-producing wells located in this field which consists of two major producing horizons, the Sisquoc and the Monterey. The Sisquoc formation, which consists of a number of separate zones, is divided by two major north-south trending faults into three separate and distinct areas. The area between the faults contains the bulk of the productive reservoir volume and has the highest cumulative production. A portion of that area was the subject of a waterflood instituted in 1962 by a previous operator. The waterflood was not economically successful. Saba believes that the two faults are sealing faults, thus preventing communication with the portions of the field lying outside of the fault block, which areas were not the subject of waterflood operations.

     In 1995, Saba drilled its first horizontal well into the Monterey formation. The well developed mechanical problems and operations were suspended. Saba has deferred attempts to correct the problem until such time as oil prices increase sufficiently to justify further efforts. In 1996, Saba initiated its present horizontal well drilling program in the Cat Canyon Field by drilling five horizontal wells into the Sisquoc formation S1b sand (which is one of the multiple separate sand bodies comprising the Sisquoc formation). Of the five wells, three wells were drilled in the central fault block, on which a waterflood operation was previously conducted, and one in each of the eastern and western portions of the field. The well in the western portion of the field initially produced at rates approaching 400 Bopd and, as expected, has declined to a present rate of approximately 130 Bopd. Wells drilled into the Sisquoc formation may be expected to produce varying amounts of formation water as part of the production process. The well drilled in the eastern portion of the field has encountered mechanical problems and plans are to rework the well during 1998. The three wells drilled in the central portion, or waterflood area of the field, developed initial production rates of approximately 150 Bopd per well and have declined to approximately 40 Bopd per well. In 1997, Saba continued its horizontal drilling program in the Cat Canyon Field by drilling eight additional wells into the Sisquoc S1b sand. Of the eight wells, five were drilled into the waterflood area and the remaining three were drilled into other areas. Year end average production rates for the wells in the waterflood area were 82 Bopd and 1,100 barrels of water per day per well. Production rates for the other wells were 88 Bopd and 13 barrels of water per day per well. The wells drilled into the central waterflood area, as expected, are producing oil with high volumes of residual water from the prior waterflood operations. Saba believes that by using high volume pumps and lifting large volumes of fluid, the ratio of oil to total fluids produced will gradually increase. Production declines have been in line with Saba's expectations of roughly a 40-50% decline in production during the first 12 months of the wells' operation, followed by a more moderate 10% annual decline in production. Results from the horizontal well drilling program have not met Saba's expectations and continuing study is being given to the field to determine how to maximize production. In addition, Saba has implemented measures designed to ensure that operations are conducted with greater efficiency than was the case during 1997.

     In addition to the Cat Canyon Field, Saba has interests in a number of fields in California, none of which had a standardized measure value equal to five percent or more of the standardized measure value of Saba's proven reserves at December 31, 1997. Among such fields are the following:

     Gato Ridge Field. The Gato Ridge Field, which represented approximately 0.7% of Saba's standardized measure value at December 31, 1997, is located in the Santa Maria Basin adjacent to the Cat Canyon Field and covers approximately 405 acres. Saba owns a 100% working interest and net revenue interests ranging from 86% to 100% in seven producing wells in the Gato Ridge Field. The existing vertical wells primarily produce a heavy oil (11(Degree)) from the same formations as those underlying the Cat Canyon Field. In 1997, Saba drilled a pair of SAGD wells, to the Sisquoc formation at a total cost of $1.8 million, including related surface equipment. In addition, two horizontal wells were drilled to a different zone in the Sisquoc formation, at an average cost of $537,000, both of which experienced sand intrusion problems. One well initially produced at a rate of 300 Bopd before sand infiltrated the well bore necessitating a reduction in production levels to approximately 20 Bopd. Operations on the other well have been suspended. Saba is of the view that it will be able to rectify the sand intrusion in these wells and establish the wells as commercial producers. The pair of SAGD wells drilled on this property during 1997 have been completed and the initiation of steaming operations is awaiting the issuance of county permits and a recovery in oil prices. At such time steam will be injected into the upper well and thereafter production will commence from the lower well. Should this procedure prove economically successful, Saba plans to initiate other SAGD projects on its Central Coast Fields.

     Richfield East  Dome Unit (REDU).   The REDU unit, which represented
approximately 2.4% of Saba's standardized measure value at December 31, 1997, is located in Orange County, California and covers approximately 420 acres. Saba is the operator of this unit and owns a working interest of 50.6% and a net revenue interest of 40.8%. The unit is under waterflood in the Kraemer and Chapman formations and contains approximately 68 producing wells, 39 shut-in wells and 54 water injection wells. Saba conducted remedial operations on this property during 1997 which resulted in increasing production by approximately 100 Bopd. Saba owns fee interests in lands in this unit which it believes will be developable for real estate purposes as oil operations are curtailed.

     Other. Saba also owns other producing properties located in Santa Barbara, Ventura, Solano, Kern and Orange counties, California, which in the aggregate represented approximately 5.1% of Saba's standardized measure value at December 31, 1997.

     CALIFORNIA EXPLORATION VENTURES

     Coalinga Exploratory Prospect, Kern County, California. Saba has acquired leases covering approximately 3,600 acres of land and contractual rights covering an additional approximate 7,000 acres of land in the region of the prolific Coalinga oil field in the San Joaquin Valley of California. Saba has participated in a 16 square mile 3-D seismic survey covering this area and has partially interpreted the survey. Nineteen anomalies have been identified in the prospect area, covering five potentially productive zones, ranging in depth from 6,500 to 12,000 feet. Saba has an obligation to drill a test well by December 31, 1998. Because of low oil prices and the poor economic conditions in the oil industry, Saba intends to seek an extension of time to drill such a test well. Under the agreement, Saba would bear 100% of the cost of the wells, which is estimated at approximately $300,000 in the aggregate as a dry hole and $450,000 as a completed well. Saba would have an 85% working (68% net revenue) interest in the wells.

     Northern California Exploratory Project. In late 1997, Saba entered into a joint venture with a large independent company and a company in which Rodney C. Hill, a former director, has a financial interest, to acquire a multi-thousand acre block of oil and gas leases and drill an exploratory well for gas on such block. Saba has a 30% initial interest in the exploratory well to earn a 20% working interest in the well and in the block and any additional wells that may be drilled by the venture thereon. Saba regards the project as a high risk venture with possible commensurate returns. The initial objective was the sands of the Cretaceous Age at a depth of approximately 8,500 feet. Lease acquisition costs are estimated at approximately $300,000 to the venture and the cost of the well is estimated at approximately $1,250,000. An exploratory well was drilled on this prospect during March and April 1998 and has been abandoned. A technical review of the land block is being performed.

     LOUISIANA

     Manila Village is located in Jefferson Parish, Louisiana. Saba operates this property and at year end 1997, owned a working interest of 40.5% (28% net revenue interest.) The property represented approximately 1.9% of Saba's standardized measure value at December 31, 1997. The property covers approximately 450 gross acres of land covered by shallow waters, and is located approximately forty miles south of New Orleans. There are six producing wells that produced an average of approximately 331 BOEPD for the year ended December 31, 1997 and 211 BOEPD for the nine months ended September 30, 1998. Saba is participating in a 3-D seismic program which includes the field and expects that the results of the survey will assist Saba in its evaluation of additional drilling opportunities in the field. In April of 1998, Saba acquired an additional 10.2% working interest in this property.

     Potash Field, which is located in Plaquemines Parish, Louisiana, was acquired by Saba in September 1997. Saba operates all of the wells in the property that represented approximately 13.4% of Saba's standardized measure value at December 31, 1997. The property is a salt dome feature originally discovered by Humble Oil and Refining Company and covers approximately 3,600 acres. The property is located in a shallow marine environment southeast of New Orleans. At year end 1997, Saba owned an 80% working interest and a 67% net revenue interest in this property, on which are located ten active wells and a number of shut-in or suspended wells. Average production from the property for the nine months ended September 30, 1998, was 433 BOEPD. Saba believes that remedial work on several of the wells will result in increased production levels. The salt dome feature in the field has not been fully explored. Saba plans on conducting a 3-D seismic survey to delineate the field. Production in this field is from multiplay zones, the deepest of which is 15,000 feet. In April of 1998, Saba acquired the remaining working interest in this property.

     The Louisiana properties in which Saba has producing oil and gas fields were damaged by the 1998 Hurricane Georges. Although portions of the properties were minimally damaged, others were considerably damaged. Initial assessments did not indicate environmental problems; however, tanks, piping, living quarters and other equipment have been heavily damaged, causing delays in resuming operations. Saba's insurance carrier has been contacted to process a claim.

     OTHER UNITED STATES PROPERTIES

     In addition to its California and Louisiana properties, Saba owns producing properties in a number of states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented approximately 11.1% of Saba's standardized measure value at December 31, 1997. At such date, these properties had proved reserves of 2.7 MMBOE. Production from the properties approximated 833
BOEPD for the year ended December 31, 1997 and 778 BOEPD for the nine months ended September 30, 1998. (see "Saba - Recent Developments - Sale of Certain Assets") The principal producing property is:

     Southwest Tatum Field, which is located in Lea County, New Mexico was acquired by Saba as an exploratory project in late 1996. Saba holds leases covering approximately 2,000 gross acres of land, in which Saba has a working interest of 50% (38.75% net revenue interest). During the last part of 1996, Saba, as operator, commenced the drilling of a 14,000 foot exploratory Devonian test well. In addition to the deepest zone, the Devonian (which has been abandoned after having produced in excess of 20,000 barrels of high gravity oil), the well has three other potential oil producing zones. Saba has recompleted the well in the shallower Cisco zone. A second reentry well to test the shallower zones was completed in September 1997. A gas sales line was completed in February 1998, allowing for gas sales from the two wells. Two additional wells were drilled on this property in 1998 at an approximate cost of $350,000 each to Saba's interest. One well was completed in September 1998 in the Cisco zone, and the other was drilled in August 1998 and is being tested. The property produced approximately 126 BOEPD for the nine months ended September 30, 1998.

     COLOMBIAN PROPERTIES

     General

     Saba's Colombian operations are conducted on two Association Areas and one mineral fee property. These properties are located in the Middle Magdalena Basin of Colombia, some 130 miles northwest of Bogota. Saba and Omimex acquired their interests in the Middle Magdalena Basin properties from Texaco in 1994 and 1995 transactions; each has a 25% working (20% net revenue) interest in Nare and Cocorna Association properties, while Ecopetrol, the Colombian state oil company owns the remaining 50% working interest. The mineral fee property, Velasquez, is owned 75% by Omimex and 25% by Saba. The three areas cover 52,894 gross acres of land. The Nare Association is the northernmost area in which Saba has an interest and covers approximately 37,164 gross (approximately 9,300 net) acres of land. The exploitation and development of the Teca and Nare Fields, and the adjacent Nare North, Chicala and Morichi Fields are governed by the association contract originally entered into between Ecopetrol and Texaco in 1980. Under these contracts, the cost of exploratory wells is borne solely by Saba and its partner, who are entitled to all revenues from such wells. Once an area within an Association is declared to be a commercial area by Ecopetrol, Saba and its partner each receives 20% of the crude oil produced at these fields, while Ecopetrol receives 40% of production and the Colombian government receives the remaining 20% of production in the form of royalties. A commercial area is roughly equivalent to a field. Each of Saba and its partner bears 25% of the production costs of commercial areas and Ecopetrol is responsible for the remaining 50%. The exploitation rights under these contracts expire in September 2008 and are not renewable by Saba under their current terms. Saba understands that legislation is being considered by the Colombian government which would permit such extensions to be obtained. Saba intends to seek an extension of these contracts; however, no assurance can be given that any extension will be granted or that the terms on which any extension may be obtained will be acceptable to Saba. Omimex anticipates that the costs associated with preparing the necessary documentation for applying to extend the terms of the exploitation rights on the North Nare Field through 2030 will cost approximately $1 million. On October 2, 1998, Saba agreed with Omimex that it will pay up to $500,000 to prepare such documentation if the contract for the North Nare Field is extended. The $500,000 will be payable by Saba in January 1999. See "Risk Factors - Factors Relating to Operations in Colombia and Other Foreign Countries - Foreign Operations" and "- Exploration and Development Drilling Activities - Colombia."

     Generally, as in the case of Saba's interests under the Nare and Cocorna Associations, the Articles require that the contracting oil company perform various work obligations (including the drilling of any exploratory wells) at its cost on the lands covered by the Articles, and allow production of hydrocarbons for a stated period of years. Upon discovery of a field capable of commercial production and upon commencement of production from that field,
Ecopetrol   reimburses  the  contracting  party out of Ecopetrol's  share of production for 50% of the allowable costs. Thereafter, costs of operations and working interest revenues are shared 50% by Ecopetrol and 50% by the contracting oil company, which in this case is Omimex and Saba, as successors to Texaco, the original contracting party. The working interest is subject to a royalty of 20% which is paid to Ecopetrol on behalf of the Colombian government. Several of the fields in the contract area owned by Saba and Omimex have been declared to be commercial areas, but a number of other areas have not yet been so designated. Approval of both Ecopetrol and the Ministry of the Environment is required to implement a development program. The Cocorna Concession area, located within the Cocorna Association, which was acquired by Saba from Texaco, has reverted to Ecopetrol because of the expiration of the term of the Articles governing that field.

     Description of the Properties

     At the date hereof, three fields within the Cocorna Association have been declared commercial by Ecopetrol: Teca (approximately 1938 acres), Toche (approximately 150 acres), and South Cocorna (approximately 700 acres); and four fields within the Nare Association have been declared commercial: South Nare (approximately 660 acres), North Nare (approximately 1,700 acres), Chicala (approximately 830 acres), and Moriche (approximately 1085 acres). Saba's Teca and Nare Fields, which represented approximately 40.0% of Saba's standardized measure value at December 31, 1997, produced an average of 1.87MBopd for the year ended December 31, 1997 and 1.80MBOPD for the nine months ended September 30, 1998, from 309 wells covering 2,598 gross (649.0 net) developed acres and is the primary producing area. Saba owns a 25% mineral fee interest in the Velasquez Field which covers approximately 3,800 gross (950 net) acres of land, and produced an average of 505 Bopd for the year ended December 31, 1997 and 500 Bopd for the nine months ended September 30, 1998.

    Saba's Colombian properties in the aggregate represented 12.6 MMBOE at December 31, 1997 or approximately 43.1% of Saba's total proved reserves and approximately 48.2% of Saba's standardized measure value at that date. The following table provides information concerning Saba's interest in the commercial areas and fee minerals in Colombia.



              Proved Reserves                       Average Daily Barrels of
              at Dec. 31, 1997                         oil produced for the
Field Name        (MMBbls)      Number of Wells       nine months ended
                                                       September 30, 1998
-----------------------------   ---------------      ---------------------
Velasquez           2.9               102                     500

North Nare         3.8                78                       0

Magdalena/Cocorna  0.1                 3                       0

Teca & South Nare  5.8               328                   1,802
                 =============      ==============    ================

Total             12.6               511                   2,302
                ==============      ==============    ===============


     Production from all of the fields comes from relatively shallow reservoirs lying at approximate depths of from 1,200 to 3,000 feet. All of the production (save that produced from the Velasquez field) is of a relatively heavy grade of crude oil, generally in the area of 10(Degree) to 13(Degree) gravity API. Wells generally produce small amounts of formation water in conjunction with oil. Because of the viscosity of the oil, wells are initially produced without artificial stimulation and thereafter stimulated by cyclic steam injection. Wells cost approximately $250,000 to $300,000 to the total working interest, depending upon depth.

     During 1997, Saba and the operator participated in the drilling or recompletion of thirteen wells in the Teca and South Nare Fields. All of the wells drilled were productive and the operator is in the process of installing steaming equipment. During the nine months ended September 30, 1998, Saba and the operator participated in the drilling and completion of seven wells in the Teca and South Nare Fields.

     Saba and Omimex reentered a suspended Texaco drilled well to an area under the Magdalena River and recompleted the well as productive of approximately 30 Bopd without artificial stimulation. Both Saba and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. Should those efforts be successful, it is believed that from 15 to 20 additional drilling locations would be established. In the Velasquez field, Saba and Omimex recompleted three wells in a behind-pipe zone. Initial per well production rates range from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 additional wells with behind pipe reserves suitable for recompletion. Three additional wells were recompleted during the nine months ended September 30, 1998.

    During 1997, the operator in conjunction with Saba formulated a plan for the drilling of approximately 200 development wells in the Nare North, Chicala and Moriche fields. This program, subject to regulatory approval, would be implemented through the year 2001. Saba is also considering joining in a development program at the Velasquez property. Saba originally budgeted approximately $2.5 million for its Colombian operations' capital expenditures in 1998, but a majority of the work has been deferred based upon the price of oil and other economic factors.

     See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     Sabacol, the Company's wholly-owned subsidiary and owner of the Company's properties in Colombia, has filed a voluntary petition under chapter 11 of the United States Bankruptcy Code. See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     Sabacol is not the operator of the Colombian properties in which it has an interest and has notified the operator of Sabacol's intent to audit all relevant operating documents and all financial transactions for 1996, 1997 and 1998. Any potential future action would be based on results of the audit. In December 1998, a new management team was appointed for Sabacol to protect its assets and develop an effective re-organization plan.

     In the event Sabacol's interest in the Colombian pipeline is transferred to a third party while Sabacol maintains its interest in the Colombian production, Sabacol may be subject to a tariff in excess of the current rate charged to Sabacol by the current owner of the remaining 50% interest in the pipeline. In or about July 1998, the pipeline was affected by guerrilla activity.

     Crude Oil Sales and Pipeline Ownership

     All of Saba's crude oil produced at Saba's properties in Colombia has been sold exclusively to Ecopetrol at negotiated prices. See "Business - Marketing of Production." The contract price for the oil in which Saba has an interest may be reduced significantly as of January 1, 1999. In conjunction with its purchase of interests in the Nare Association, Saba also purchased a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to the 250,000 Bopd Colombian government-owned refinery at Barrancabermeja. See "Exploration and Development Drilling Activities - Colombia." The pipeline transports oil from Saba's fields, together with a lighter crude oil supplied by Ecopetrol which acts as a diluent to Saba's heavier crude, and crude oil from other adjacent fields. The pipeline generates revenues through collection of tariffs for the use of the pipeline. Throughput on this pipeline in September 1998 averaged 28,900 Bopd of which Saba's share was approximately 2,100 Bopd. In addition to the operator and Saba, three other companies transport their crude oil through the pipeline at tariff rates established by Colombian authorities. Saba and the operator have considered expansion of the pipeline system if additional production is developed by operators in the area. See "Saba - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     CANADIAN PROPERTIES

     Saba's Canadian properties, which are owned through Beaver Lake, represented approximately 8.5% of Saba's standardized measure value at December 31, 1997. The Canadian properties produced an average of 608 BOEPD for the year ended December 31, 1997, and 495 BOEPD for the nine months ended September 30, 1998, from wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These wells had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others.

     OTHER INTERNATIONAL PROPERTIES

     Saba has oil and gas projects in Indonesia and Great Britain as described in "Exploration and Development Drilling Activities."

OIL AND GAS RESERVES

    Saba's proved reserves and standardized measure value from proved developed and undeveloped oil and gas properties in this Prospectus have been estimated by the following independent petroleum engineers. In 1995, 1996 and 1997, Netherland, Sewell & Associates, Inc. prepared reports on Saba's reserves in the United States and Colombia and Sproule Associates Limited prepared a report on Saba's Canadian reserves. The estimates of these independent petroleum engineers were based upon review of production histories and other geological, economic, ownership and engineering data provided by Saba. In accordance with the Commission's guidelines, Saba's estimates of future net revenues from Saba's proved reserves and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including, in the case of gas contracts, the use of fixed and determinable contractual price escalation. Future net revenues at December 31, 1997, reflect weighted average prices of $13.13 per BOE compared to $17.05 per BOE and $11.30 per BOE as of December 31, 1996 and 1995, respectively. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment Uncertainty of Estimates of Reserves and Future Net Revenues." There have been no reserve estimates filed with any other United States federal authority or agency, except that Saba participates in a Department of Energy annual survey, which includes furnishing reserve estimates of certain of Saba's properties. The estimates furnished are identical to those included herein with respect to the properties covered by the survey.

    The following tables present total estimated proved developed producing, proved developed non-producing and proved undeveloped reserve volumes as of December 31, 1995, 1996 and 1997, and calculation of the standardized measure value thereof. As used herein, the term "proved undeveloped reserves" are those which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir. There can be no assurance that these estimates are accurate predictions of reserves or of future net revenues from oil and gas reserves or their present value. As indicated elsewhere, the prices received for oil and gas have declined since the preparation of the 1997 year end engineering estimates.

                                  ESTIMATED PROVED OIL AND GAS RESERVES

                                                   At December 31,
                                         ---------------------------------
                                          1995          1996         1997
                                         ------        ------       ------
Net oil reserves (MBbl)
   Proved developed producing........    10,278        12,029       13,977
   Proved developed non-producing....       590         1,367        2,639
   Proved undeveloped................     1,664        13,283        7,309
                                         ------        ------       ------
    Total proved oil reserves (MBbl)..   12,532        26,679       23,925
                                         ======        ======       ======
Net natural gas reserves (MMcf)
   Proved developed producing.........    9,371        12,659       11,995
   Proved developed non-producing.....      871         1,516        5,407
   Proved undeveloped.................    9,237         9,490       13,894
                                         ------        ------       ------
    Total proved natural gas
      reserves (MMcf) ................   19,479        23,665       31,296
                                         ======        ======       ======

Total proved reserves (MBOE)..........   15,778        30,623       29,141
                                        ======         ======      ======


     Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activities during the intervening period. Reserves previously classified as proved undeveloped may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves non-economic to develop. Conversely, successful development and/or increases in product prices may result in additions to proved undeveloped reserves.

                                    ESTIMATED PRESENT VALUE OF PROVED RESERVES

                                                    At December 31,
                                        -------------------------------------
                                          1995             1996        1997
                                          ----             ----        ----
PV-10 Value                                            (In thousands)
   Proved developed producing.......... $ 38,618         $ 84,916    $ 62,215
   Proved developed non-producing......    3,044            9,227      16,097
   Proved undeveloped..................    6,493           61,796      40,317
                                        --------         --------    --------

      Total............................ $ 48,155         $155,939    $118,629
                                        ========         ========    ========

As used herein, the term has the meaning defined by the SEC as set forth in the Table of Contents to this document. Reservoir engineering is a subjective process of estimating the sizes of underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve reports of other engineers might differ from the reports contained herein. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment
Uncertainty of Estimates of Reserves and Future Net Revenues."

MARKETING OF PRODUCTION

     The prices obtained for oil and gas are dependent on numerous factors beyond the control of Saba, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. Substantially all of Saba's North American crude oil production is sold at the wellhead at posted prices under short term contracts, as is customary in the industry. No one customer accounted for more than ten percent of the sales of Saba's North American production during 1997 except PetroSource which accounted for 33.2% of such sales. Saba's Colombian oil production, which is, and as a practical matter can only be, sold to Ecopetrol, accounted for 31.4% of total oil and gas revenues in 1997.

     The market for heavy crude oil produced by Saba from its Central Coast Fields differs substantially from the remainder of the domestic crude oil market, due principally to the transportation and refining requirements associated with California heavy crude oil. The prices realized for heavy crude oil are generally lower than those realized from the sale of light crude oil. Saba's Santa Maria refinery uses essentially all of Saba's Central Coast Fields' crude oil, in addition to third party crude oil, to produce asphalt, among other products. Ownership of the refinery gives Saba a steady market for its local crude oil which is not enjoyed by producers generally. See "Property- Asphalt Refinery".

    COLOMBIA

     Oil produced from Saba's Middle Magdelena Basin Fields, after being sold to Ecopetrol, is processed in a 250,000 Bopd government owned refinery in Barrancabermeja, Colombia. Saba believes that the refinery has sufficient unused throughput capacity to satisfy any reasonably foreseeable increase in production that might be achieved from Saba's Colombian exploration and development program. The refinery is connected to Saba's Colombian fields through the 118-mile Velasquez-Galan Pipeline owned by Saba and its partner. The pipeline is currently operating at approximately 12,000 Bopd (together with 18,000 Bbls of diluent per day) and has the capacity to carry approximately 20,000 Bopd (together with 30,000 Bbls of diluent per day). Accordingly, significant capacity exists for additional throughput. Saba owns a 50% interest in the Velasquez-Galan Pipeline and is working with Omimex, the owner of the remaining 50% interest, to explore the feasibility of extending it to an export terminal on the Colombian coast. The pipeline currently generates tariff revenue from the transportation of oil produced for Ecopetrol's interest and by other producers in the area. The tariff revenue is sufficient to cover the direct expenses associated with the operation of the pipeline. See "The Company - Recent Developments - Terminated Business Combination."

     The formula for determining the price paid for oil produced at the Teca-Nare Fields is based upon the average of two price baskets of fuel: (A) a crude fuel oil basket (1% sulphur United States Gulf Coast and Ecopetrol fuel oil for exportation) and (B) an international crude basket (Maya, Mandji and Isthmus) adjusted for gravity API and sulphur content. The average of
Baskets A and B is then discounted based on the price of West Texas Intermediate ("WTI") crude oil, an industry posted price generally indicative of prices for sweeter, lighter crude oil. If WTI is less than $16.00 per Bbl, the average of Baskets A and B is discounted by $1.65 per Bbl; if WTI is between $16.00 and $20.00 per Bbl, the average of Baskets A and B is discounted by $2.05 per Bbl; and if WTI is greater than $20.00 per Bbl, the average of Baskets A and B is discounted by $2.45 per Bbl. The formula may be adjusted by Ecopetrol in February 1999. Ecopetrol is required to pay for oil produced at the Teca-Nare Field in the following denominations: 75% in United States dollars paid in the United States and 25% in Colombian pesos paid in Colombia.

     For production from its Velasquez Field, Saba receives a contracted price of between $6.00 and $7.00 per Bbl for basic production of up to 34 MBbl per month. For incremental production above such amount, Saba receives a price equal to the average of (a) the prior quarter average of the prices of Baskets A and B and (b) the average international price of crude oil from the Velasquez and Tisquirama Fields in Colombia, which average is then discounted by approximately 47%.

     The average sales price of Saba's Colombia production was $8.37 per Bbl for the nine months ended September 30, 1998, and $12.04 per Bbl in 1997, representing approximately 67.3% and 64.6%, respectively, of the average posted price per Bbl for WTI crude oil during those periods.

     The following table summarizes sales volume, sales price and production cost information for Saba's net oil and gas production for each of the years in the three-year period ended December 31, 1997 and for the nine month periods ended September 30, 1997 and 1998.

                                                            Nine Months Ended
                        Year Ended December 31,               September 30,
              ---------------------------------------     ----------------------
                   1995          1996          1997         1997           1998
                   ----          ----          ----         ----           ----
Production Data:
  Oil (MBbls)     1,227         1,968         2,107        1,581          1,431
  Gas (MMcf)      1,337         1,651         2,408        1,767          1,831
    Total (MBOE)  1,450         2,243         2,508        1,875          1,736

Average Sales
  Price Data
  (Per Unit):
  Oil (Bbls)   $  12.22      $  14.43      $  13.73     $  13.81        $  8.80
  Gas (Mcf)        1.45          1.88          2.09         1.95           1.73
  BOE             11.69         14.05         13.54        13.48           9.08

Selected Data
 per BOE:
  Production
   costs (1)   $   7.29     $    6.51     $    6.62    $    6.53       $   5.84
  General and
  adminis-
  trative          1.27          1.72          1.93         1.77           2.67
  Depletion,
  depreciation
  and
  amortization     1.92          2.43          2.84         2.63           3.05

--------------------

(1)   Production costs include production taxes.


DRILLING ACTIVITY

     The following tables sets forth certain information for each of the years in the three-year period ended December 31, 1997 and the nine months ended September 30, 1998, relating to Saba's participation in the drilling of exploratory and development wells in:

     United States

                        Year Ended December 31,
              -------------------------------------------  Nine Months Ended
                1995              1996           1997      September 30, 1998
          --------------    --------------   ------------      ----------------
       Gross(1)   Net(2)   Gross(1)  Net(2)Gross(1) Net(2)  Gross (1)   Net (2)
     ---------   -------  ----- --- --- ------- ------ --- ----- ---   --- ---
Exploratory
 Wells
  Oil      -        -         -        -        2         -      1          0.5
  Gas      -        -         3-      1.35      -         -      -           -
  Dry (3)  3       .46        3       1.28      -         -      1          0.2
Development
 Wells
  Oil      4      1.51       10       6.59     10       10.00    -           -
  Gas      1       .10        3        .64      -         -      -           -
  Dry (3)  1       .04        1        .35      1        1.00    -           -
Total Wells
  Oil      4      1.51       10       6.59     12       11.00    1          0.5
  Gas      1       .10        6       1.99      -         -      -           -
  Dry (3)  4       .50        4       1.63      1        1.00    1          0.2


----------------------
(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A dry hole is an exploratory or development well that is not a producing well.


Colombia and Great Britain

                        Year Ended December 31,
              -------------------------------------------  Nine Months Ended
                1995              1996           1997      September 30, 1998
          --------------    --------------   ------------  ------------------
       Gross(1)   Net(2)   Gross(1)  Net(2)Gross(1) Net(2)  Gross (1)   Net (2)
     ---------   -------  ----- --- --- ------- ------ --- ----- ---   --- ---

Exploratory
 Wells
   Oil     -        -         -        -        -         -       -          -
   Gas     -        -         -        -        -         -       -          -
   Dry (3) -        -         -        -        -         -       1        0.38
Development
 Wells
   Oil     -        -         -        -       13        3.25-    7        1.75
   Gas     -        -         -        -        -         -       -          -
   Dry (3) -        -         -        -        -         -       -          -
 Total Wells
   Oil     -        -         -        -       13        3.25-    7        1.75
   Gas     -        -         -        -        -         -       -          -
   Dry (3) -        -         -        -        -         -       1        0.38

------------
(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A dry hole is an exploratory or development well that is not a producing well.

    Canada


                        Year Ended December 31,
              -------------------------------------------  Nine Months Ended
                1995              1996           1997      September 30, 1998
          --------------    --------------   ------------  ------------------
       Gross(1)   Net(2)   Gross(1)  Net(2)Gross(1) Net(2)  Gross (1)   Net (2)
     ---------   -------  ----- --- --- ------- ------ --- ----- ---   --- ---

Exploratory
 Wells
  Oil      -        -         -         -        -       -      -          -
  Gas      -        -         -         -        -       -      -          -
  Dry (3)  -        -         1        .01       1      1.00    -          -
Development
 Wells
  Oil      -        -         -         -        -       -      -          -
  Gas      1       .09        -         -        -       -      -          -
  Dry (3)  -        -         -         -        -       -      -          -
Total Wells
  Oil      -        -         -         -        -       -      -          -
  Gas      1       .09        1        .01       -       -      -          -
  Dry (3)  -        -         -         -        1      1.00    -          -

------------

(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof. No reduction is made for the minority interest in Beaver Lake.
(3) A dry hole is an exploratory or development well that is not a producing well.

PRODUCTIVE OIL AND GAS WELLS

    The following table sets forth information at September 30, 1998, relating to the number of productive oil and gas wells (producing wells and wells capable of production, including wells that are shut in) in which Saba owned a working interest:

                         Oil                     Gas                 Total
                 Gross           Net      Gross         Net     Gross     Net
United States     257           161.7       37         22.3       294     184
Canada (1)         27             9.6       43         10.9        70    20.5
Colombia          397            99.3        -           -        397    99.3
              ---------      ---------    --------    -------   ------ -------
                  681           270.6       80         33.2       761   303.8
              =========      ==========   ========    =======   ====== =======

------------

(1)  No reduction is made for the minority interest in Beaver Lake.

In addition to its working interests, Saba held royalty interests in approximately 82 productive wells in the United States and Canada at September 30, 1998 . Saba does not own any royalty interests in Colombia.

OIL AND GAS ACREAGE

    The following table sets forth certain information at September 30, 1998 relating to oil and gas acreage in which Saba owned a working interest:



                             Developed (1)                      Undeveloped
                             -------------                      -----------
                       Gross               Net           Gross           Net
United States            27,347             10,774         28,778        22,382
Canada (2)               47,688             11,363         38,954        12,243
Colombia                  6,398              1,599         46,496        11,624
                    ------------        -----------      ----------  -----------
    Total                81,433             23,736           114,228     46,249
                    ============        ===========      ============ =========

---------------

(1)  Developed acreage is acreage assigned to productive wells.

(2)  No reduction is made for the minority interest in Beaver Lake.

TITLE TO PROPERTIES

     Many of Saba's oil and gas properties are held in the form of mineral leases, licenses, reservations, concession agreements and similar agreements. In general, thee agreements do not convey a fee simple title to Saba, but rather, depending upon the jurisdiction in which the apposite property is situated, create lesser interests, varying from a profit a prendre to a determinable interest in the minerals. In some jurisdictions, notably non-US jurisdictions, Saba's interest is only a contractual relationship and bestows no interest in the oil or gas in place. As is customary in the oil and gas industry, a preliminary investigation of title is made at the time of acquisition of undeveloped properties. Title investigations are generally completed, however, before commencement of drilling operations or the acquisition of producing properties. Saba believes that its methods of investigating title to, and acquisition of, its oil and gas properties are consistent with practices customary in the industry and that it has generally satisfactory title to the leases covering its proved reserves. Because most of the Company's oil and gas leases require continuous production beyond the primary term, it is always possible that a cessation of producing or operating activities could result in the loss of a lease. Assignments of interest to and/or from the Company may not be publicly recorded.

     Substantially all of the Company's properties, including its stock in its subsidiaries are hypothecated to secure the Company's current and future indebtedness to its bank. The Company's working interest in properties may be subject to lienholders by non-payment. The Company expects liens to be filed against its assets and to be subject to lawsuits arising out of the Company's non-payment or untimely payment of its obligations. The Santa Maria Refinery and the associated real property owned by the Company is encumbered by a first trust deed in the amount of $1.0 million in favor of the seller of the refinery and is in place to secure the Company's performance of obligations as provided under the terms of the purchase and sale agreement. Oil and gas leases in which Company has an interest may be deficient and subject to action by the Company.

     The Company may require ratifications for various leases for Vacca Tar Sand in California. Maintenance of the Company's interest is subject to fulfillment of drilling and other obligations contained in its agreements with the operator of the property. Maintenance of the leases is dependent upon fulfillment of various drilling and producing operations over which the Company has little if any control. Consequently, it is possible for the Company to lose its interests in such leases through action or inaction of the operator. The Company understands that the leases have been essentially non-productive for various periods of time, which fact may result in termination of the leases. The company does not follow operations on the leases and consequently is not aware of whether the leases are in good standing or may be subject to termination.

AVERAGE SALES PRICE AND PRODUCTION COST

     The following table sets forth information concerning average per unit sales price and production cost for Saba's oil and gas production for the periods indicated:


                                                          Nine Months Ended
                     Year Ended December 31,                September 30,

------------------------------------------------------------------------------
                    1995       1996       1997         1997            1998
                    ----       ----       ----          ----            ----
Average sales
 price per BOE
  California    $  12.55    $  15.10    $  13.49     $  13.21         $  7.94
  Colombia          9.44       12.49       11.96         8.37           12.04
  Canada           10.32       13.26       10.52        10.35            7.62
  Other            13.97       17.39       17.68        17.49           12.46
  Combined         11.69       14.05       13.54        13.48            9.08

Average production
 cost per BOE
  California     $  9.15     $  8.50     $  7.48      $  7.55         $  6.93
  Colombia          5.17        5.11        5.71         5.64            4.75
  Canada            5.92        5.15        4.87         4.72            4.67
  Other             7.49        7.88        7.47         7.10            6.31
  Combined          7.29        6.51        6.62         6.53            5.84



    Asphalt Refinery

    In June 1994, in an effort to increase margins on the heavy crude oil produced from Saba's oil and gas properties in Santa Barbara County, California, Saba acquired from Conoco Inc. and Douglas Oil Company of California an asphalt refinery in Santa Maria, California, which had been inoperative since 1992. Saba refurbished the refinery and, in May 1995, completed a re-permitting environmental impact review process with Santa Barbara County, receiving a Conditional Use Permit to operate the refinery.

     Pursuant to the refinery purchase agreement, Conoco is required to perform certain remediation and other environmental activities on the refinery property until June 1999, at which point Saba will be responsible for any additional remediation, if any. Recently, evidence of current contamination of ground water by hydrocarbons has been brought to the attentions of Saba.

    Prior to the acquisition of the refinery, Saba had an independent consultant perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period or Saba will attempt to negotiate with the seller for additional time to complete the remediation. Should the seller not complete the work during the five-year period because of uncertainties in the language of the purchase agreement, there is a risk that a court could interpret the agreement to shift the burden of remediation to Saba.


   During June 1998, Saba was advised by the seller's consulting engineers that groundwater monitoring conducted in May 1998 had revealed levels of benzene in all four monitoring wells which exceeds allowable limits. Prior to that time, groundwater monitoring wells have not shown evidence of groundwater contamination. In addition, detectable amounts of toluene, ethylbenzene and xylenes were reported. Historically, BTEX compounds have not been detected in groundwater samples obtained since 1992. At the request of the Regional Water Quality Control Board, the wells were resampled in July 1998. Consistent with the historical analytical results, petroleum hydrocarbons were not detected in the July 1998 samples. The environmental contractor, who has used the same sampling protocol since 1992, could not identify any specific reason for the apparent inconsistency found in the May 1998 samples. The RWQCB has requested additional monitoring wells to be placed on site and on property directly west of the refinery perimeter. Four additional monitoring wells were installed in October 1998 within or immediately downgradient of areas of known soil contamination on and adjacent to the refinery. Preliminary sampling results indicate the presence of heavy hydrocarbons in the groundwater samples from two of the wells, at concentrations 2 to 4 times above typical regulatory action levels. Benzene was also detected in these same wells at concentrations equal to or slightly above drinking water limits. At the hydrocarbon concentrations detected in the two groundwater samples, Saba expects that continued monitoring
will be required but that  active   groundwater   remediation  will  not be
necessary.   Additional groundwater sampling to confirm the preliminary results will be conducted in December 1998. Saba believes that the contamination is attributable to the previous refinery owner's operations, since contaminates at the refinery were produced by the previous owner of the refinery and were identified prior to purchase. Appropriate authorities have been notified of this condition. In November 1998, the RWQCB advised Saba that it is preparing a Cleanup or Abandonment Order to establish soil and groundwater investigation, cleanup, monitoring and a time schedule at the refinery required to address pollution resulting from post refinery operations. In its notification, the RWQCB stated that its perspective of the site has changed and its water quality concerns are increased since the groundwater table elevation has risen to be proximate to the base of the hydrocarbon contaminated soil.

    Ultimate responsibility for remediation of the foregoing condition depends upon an interpretation of the contract of purchase and factual matters. Saba is in contact with the predecessor owner about the foregoing; however, no agreement has been reached on responsibility nor has the cost of remediation been estimated. Further, the owner of land adjoining the refinery, and the seller in August 1998 of said adjoining property to an affiliate of Saba, had advised Saba that his adjoining property had been contaminated by underground emissions from the refinery. This condition also creates an uncertainty as to whether remediation is the responsibility of Saba or the predecessor owner in interest. Saba is also in contact with the predecessor owner about this matter. Should the foregoing matters not be resolved satisfactorily, they may result in litigation. It is also possible that a failure to resolve the matters could result in significant liability to Saba. While the seller of the adjoining property retains a mortgaged interest in the adjoining property, Saba's subsidiary that operates the refinery has agreed to toll the statute of limitations for any claims by the seller against the subsidiary and to obtain the seller's consent prior to entering into any agreement with respect to hazardous materials on the adjoining property.

    Saba entered into a processing agreement with PetroSource in May 1995, and commenced operations of the refinery in June 1995. Under the processing agreement, PetroSource purchases crude oil (including crude oil produced by Saba), delivers it to the refinery, reimburses Saba's out-of-pocket refining costs, markets the asphalt and other products and generally shares any profits equally with Saba. The processing agreement has a term that ends December 31, 1998. Saba is evaluating various strategies with respect to the foregoing.

     The refinery is a fully self-contained plant with steam generation, mechanical shops, control rooms, office, laboratory, emulsion plant and related facilities, and is staffed with a total of 23 operating, maintenance, laboratory and administrative personnel. Crude oil is delivered to the refinery by truck to crude oil storage consisting of one 27,000 Bbl tank and two 40,000 Bbl tanks. Crude oil processing equipment consists of a conventional pre-flash tower, an atmospheric distillation tower, strippers and a vacuum fractionation tower. The refinery has truck and rail loading facilities, including some capability of tank car unloading. Throughput at the refinery has ranged between 2,000 to 6,000 Bopd, while production capacity is approximately 8,000 Bopd. Permitted capacity for the refinery is 10,000 Bopd.

     Refinery products include light naphtha, kerosene distillate, gas oils and numerous cut-back, paving and emulsion asphalt products. Historically, marketing efforts have been focused on the asphalt products which are sold to various users, primarily in the Central and Northern California areas. Distillates are readily marketed to wholesale purchasers.

     Saba regards the refinery as a valuable adjunct to its production of crude oil in the Santa Maria Basin and surrounding areas. Generally, the crude oil produced in these areas is of low gravity and makes an excellent asphalt. Recent prices for asphalt exceed market prices for crude and costs of operating the refinery. Saba believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.

REAL ESTATE ACTIVITIES

     Saba from time to time has purchased real estate in conjunction with its acquisition of oil and gas and refining properties in California and plans to continue this practice. In connection with the acquisition of oil and gas producing properties in Santa Maria, California in June 1993, Saba purchased approximately 1,707 acres in Santa Barbara County for an aggregate purchase price of $465,000. In addition, Saba acquired approximately 370 acres in Santa Maria, California in June 1994 in connection with the acquisition of its Santa Maria refinery. In addition, Saba entered into an agreement to acquire approximately 385 acres in Santa Barbara County in connection with an acquisition of producing oil and gas properties at a contract purchase price of $400,000, the closing of which took place in June 1995. In addition, Saba acquired approximately 1 acre in October 1997 for $50,000 and approximately 4 acres in February 1998, for $500,000 located in Yorba Linda, Orange County, California. Saba has used a portion of its real estate holdings for agricultural purposes. Saba plans to retain some of these real estate holdings for asset appreciation which may include developmental activities at a future date. Saba has listed for sale with sales agents some of those real estate properties in California. See "Recent Developments - Sale of Certain Assets."

OFFICE FACILITIES

     Saba's executive offices are located in Santa Maria, California. In September, Saba moved its accounting offices from Irvine, California, to the executive office location in Santa Maria. In October 1998, Saba downsized it Edmond, Oklahoma office. Saba maintains regional offices in Calgary, Alberta, Canada, Bogota, Colombia and Indonesia. These offices, consisting of approximately 20,200 square feet, are leased with varying expiration dates to January 2002, at an aggregate rate of $17,300 per month. Saba owns its office facilities at the asphalt refinery in Santa Maria, which occupy approximately 1,500 square feet of space.

EMPLOYEES

     As of October 31, 1998, Saba employed 90 persons in the operation of its business, 39 of whom were administrative employees. Saba has not entered into any collective bargaining agreements with any unions and believes that its overall relations with its employees are good. Omimex, the operator of Saba's Colombian fields, has experienced minor organized work disruptions from its union employees. See "Risk Factors-Economic and Political Risks of Foreign Operations-Colombian Labor Disturbances"

INSURANCE

    Saba maintains customary and usual insurance for companies in its industry.

     At September 30, 1998, a worker's compensation claim was pending for an injury involving multiple body part burns at the Santa Maria Refinery which occurred in June 1997. At September 30, 1998, a claim was pending under the Saba's commercial general liability policy by a claim caused by a subcontractor of Saba. It is anticipated by Saba that this claim will either be paid by the former year's carrier and then subrogated against the subcontractor or will be paid directly by the subcontractor's insurance carrier. In 1998, two deaths occurred on properties in which Saba has an interest that have been reported to Saba's insurance carrier. The first occurrence, which Saba understands was reported as a homicide, involved an unknown person on its agricultural property in California, and the second occurrence, which Saba understands was reported as a field accident by the operator, involved an employee of the operator in Colombia.

LEGAL PROCEEDINGS

     In re Sabacol, Inc., Debtor (BK Case No. ND 98-15858-RR United States Bankruptcy Court, Central District of California, Northern Division, December
1998) On December 11, 1998, Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California.

     Gitte-Ten v. Saba Petroleum Company (Case No. CV 980202 Superior and Municipal Courts of the State of California, County of San Luis Obispo, March
1998). In December 1997, Saba contracted with Gitte-Ten, Inc. to purchase from GTI all of its surface fee and leasehold interests in certain property located in Santa Barbara County, California. A portion of the purchase price was paid at closing on December 31, 1997, at which time GTI's interests were conveyed to Saba. The remaining purchase price of $350,000 was to be paid through overriding royalty payments of Saba's gross income from the leases until the balance was retired but no later than January 1, 2003, on which date any unpaid balance was to be immediately due and payable. To provide GTI with an assurance of Saba's payment obligation, Saba executed a promissory note in the principal amount of $350,000 which provided that said amount (less the total amount of overriding royalties paid to GTI) was all due and payable on February 27, 1998, unless Saba replaced the note by February 24, 1998, with an irrevocable and non-cancelable surety bond or letter of credit in the amount of the then unpaid balance. Saba was unable to procure either instrument and the note became all due and payable on February 27, 1998. Notwithstanding attempted settlement conferences by Saba with GTI, GTI filed a claim against Saba in March 1998, for breach of contract, seeking damages of $350,000 plus interest at the rate of 13.5% per annum and attorney fees. Saba has interposed certain defenses and the matter is in discovery.

     Orleans Levee Board v. Saba Energy of Texas, Inc., et al. (Docket No. 98-14233 Civil District Court, Parish of Orleans, State of Louisiana, August
1998). With respect to its interest in the Potash Field, Louisiana, Saba's subsidiary had suspended approximately $380,000 through January 1998 of royalties for unknown royalty owners who have since been identified. One of the parties, Orleans Levee Board, had instituted legal proceedings against Saba for all of the royalties suspended and double said amount for damages and for the dissolution of the subject leases. The Levee Board has agreed to an extension for Saba to respond pending a resolution with all identified royalty owners and/or their geologists in an attempt to reach an agreement regarding their respective allocations of said suspended royalties and to create a voluntary unit. The approximate amount of the suspended royalties upon Saba's acquisition of the subject property was approximately $372,000 which Saba had applied as an adjustment to the purchase price. Saba and/or its subsidiary bears the obligation to pay the royalties upon resolution. Failure to pay timely or a judgement for the Levee Board may result in Saba losing its interest in the leases and incurring a payment obligation for the royalties, interest, attorney's fees, and damages sought at double the amount of royalties.

     Chase v. Saba Petroleum, Inc. (Case No. SM108977, Superior Court of the State of California, County of Santa Barbara-Cook Division, July 1998). In July, 1998, Saba was served with a lawsuit filed by an individual alleging personal injury in the amount of $515,000 resulting from general negligence premises liability on one of the oil leases that Saba operates and which he claims occurred while supervising the installation of a pump into a well operated by Saba and on a drilling rig owned by a co-defendant. Saba is represented by counsel appointed by Saba's insurance carrier by a claim submitted under Saba's general liability policy.

     Saba Energy of Texas, Inc. v. Marks & Garner Production Ltd. Co., et al. (Case No. CV-97-106 FR District Court Lea County, State of New Mexico, March
1997). Saba instituted an action for declaratory judgment for the validity of Saba's oil, gas and mineral lease as being superior to the prior lease covering the subject lands, said prior lease, as Saba asserts, having expired by cessation of production. If Saba prevails, it will be obligated to pay consideration of approximately $55,000 to Saba's predecessor, the seller of the lease interest.

     Schwier v. Saba Petroleum, Inc. (Case No. MC 980427, Municipal Court of the State of California, County of Santa Barbara-Santa Maria Division, July 1998.) In July, 1998, the company was served with a lawsuit filed by an individual alleging property damage and loss of income and property in the amount of $6,000 resulting from a motor vehicle operated by the Company on one of its access easements causing the death of plaintiff's dog. The company is represented by counsel appointed by the Company's insurance carrier pursuant to a claim submitted under the Company's automobile policy.

     CalResources LLC v. Maples, Kern County Assessor (Case No. 236790 NFT, Superior Court of the State of California, County of Kern, July, 1998). In or about July, 1998, Saba received a Notice of Hearing on joint petition for order permitting disclosure of information and records and protective order filed by CalResources LLC and James W. Maples, Kern County Assessor. It is the Saba's understanding that it received this Notice as a potential party who may have provided confidential information to the Kern County Assessor. Saba had not responded to nor attended the hearing.

     Land Use Matters. In early 1997, the Company received a letter from the office of the District Attorney of Santa Barbara County, which threatened commencement of legal proceedings based upon Saba's failure to respond to demands that it observe requirements of land use permit previously issued to it authorizing the transportation of natural gas produced from its Cat Canyon properties to its Santa Maria refinery through a pipeline system owned in part by Saba. Saba has responded to the letter and has had discussions with representatives of the District Attorneys office and the concerned local agencies and believes that it is in the process of resolving the outstanding issues. The matter has been quiescent since November 1997.

     Securities. In October 1998, Saba was notified by a representative of a shareholder of Saba that an investigation of alleged violations of section 16(b) of the Exchange Act was underway, and Saba was requested to conduct an investigation of Ilyas Chaudhary's trading activities from December 1997 and to account and disgorge profits realized by Mr. Chaudhary by certain alleged securities transactions.

     Statutory Liens. Statutory liens have been recorded against the Louisiana and New Mexico properties owned by Saba for Saba's failure to pay trade payables. Actions have been taken to proceed with foreclosure on some of these liens. Further, lawsuits have been filed and served upon Saba's subsidiaries for the payment of trade payables. Saba has contacted certain of these claims with respect to Louisiana and New Mexico known by it as of September 30, 1998 in the aggregate approximate amount of 1.1 million to propose and agree upon a payment plan with the vendors in exchange for their forbearance on any further action. Saba has entered, is entering or plans to enter into payment plans agreed upon with such vendors and any additional vendors so required. The principal amount of a particular claim for which alien was filed in Louisiana was paid by Saba to the vendor; the vendor agreed to forbear any further action on the lien until such time as Saba paid vendor's attorney's fees, said amount which vendor was to supply to Saba. While Saba was awaiting the advised amount of attorney's fees, the liens were foreclosed upon in October 1998, inadvertently according to the vendor. Vendor has agreed to release the foreclosure upon payment by Saba of attorney's fees in the approximate amount of $4,600. Saba agreed to secure its approximate payment of $133,000 to a trade vendor who had supplied equipment to Saba by two pumps used on Saba's producing properties located in Louisiana.

     Property Interests. In connection with an Exchange Agreement that closed on April 6, 1998, for Saba's acquisition of the remaining 20% working interest in the Potach Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, Saba was obligated to tender 200,000 shares of its Common stock, free of all restrictions, to the seller. In July, 1998, the seller assigned its entire receivable from this transaction to Capco Resources, Ltd., an affiliate of Saba, in exchange for its receipt of 200,000 unrestricted shares of Saba Common stock. Saba has been orally informed that the seller of the 20% interest was seeking to acquire the Series A Preferred Stock and may assert claims against Saba with respect to the disposition of the 10% interest.

     In March 1998, the Louisiana Department of Natural Resources claimed to Saba an audit exception for royalties paid on lease use gas in the approximate amount of $7,000 that was unpaid at September 30, 1998.

     Property Matters. In March 1997, Saba received from the Weld County Oilfield Waste Disposal Operating Group notice of a claim against it based upon its alleged disposal of oil field waste materials at a waste disposal site. Amoco, HS Resources and Gerrity Oil and Gas, all PRP, submitted a proposed settlement agreement in March 1997 in regards to the cleanup of the disposal of hazardous substances hauled to WCWDI by former customers including Saba. A proposed settlement agreement and copies of EPA Administrative Orders were delivered to Saba. The settlement agreement proposed that Saba participate in the percentage of 0.05% or $4,001 in exchange for which Saba would receive an indemnification from certain future exposures; the indemnity was unacceptably narrow in scope and was rejected by Saba. Saba counter-offered with a settlement contribution of $2,000. The matter is currently pending.

     Saba may be subject to resolving property matters, including claims related to mineral interests, working interests, and/or surface use and rights, including without limitation relocations of gas transfer lines, abandonment of wells or failure to abandon giving rise to claims of lost profits from surface owners and/or a third parties in interest, and errors in disclosure of location, production and/or rights may have occurred by Saba with respect to its operating activities. See "Risk Factors - Risks Relating to the Oil and Gas Industry and the Environment"

     Internal Revenue Service. In its review of Saba's payroll tax and information returns for the years ended 1993-1996, the Internal Revenue Service proposed adjustments based upon the assertions that Saba misclassified as independent contractors various persons who were employees of Saba, that Saba did not withhold income taxes from payments made to such persons, and that Saba failed to file its information returns timely. In addition, the Service proposed to impose interest and penalties on Saba. At September 30, 1998, there was no pending or threatened litigation. The matter has been under review by Saba and the Service. Saba filed a protest letter with the IRS on November 21, 19997, and an Appeals Conference was held in June, 1998 with the appellate Branch of the Service to resolve these issues. The years ended 1993-1995 were settled for $93,370, and the year ended 1996 assessed for $21,750 is yet to be settled. Saba has requested or plans to request that the penalties for the year ended 1996 be waived. It is Saba's hope that these issues can be resolved without litigation in the U.S. Tax Court. Saba anticipates that a number of the proposed assessments will be reduced and, in some cases, such as penalties, eliminated. Saba believes that its ultimate exposure as a result of these matters should not exceed $115,000. Based upon its assessment of the matter, Saba has made a provision for these contingencies in its year end 1997 financial statements in the amount of $90,000.

     From time to time, Saba is a party to certain litigation that has arisen in the normal course of its business and that of its subsidiaries. In the opinion of management, none of this litigation is likely to have a material adverse effect on Saba's financial condition or results of operations. Saba may be subject to legal actions that have been threatened with Saba's knowledge.

COMPETITION

     The oil and gas industry is highly competitive in all its phases. Saba encounters competition from a substantial number of companies, many of which have greater financial and other resources than Saba in acquiring economically desirable producing properties and drilling prospects, in obtaining equipment and labor to operate and maintain its properties and in the sale of oil and gas. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Replacement of Reserves; - Exploration and Development Risks; - Competition in the Oil and Gas Industry."

PAGE

                         SELECTED FINANCIAL DATA OF SABA

     The following table presents selected historical consolidated financial data for Saba as of and for each of the five years in the period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Saba and the related notes thereto included elsewhere herein. (in thousands, except for per share data)

                                                         Nine Months Ended
                       Years ended December 31,                September 30,

----------------------------------------------------------------------------
                  1993       1994     1995     1996   1997   1997         1998
                --------   ------   -------- ------- ----- ---------  ---------
Statement of
Operations
Data
Revenues:
 Oil and
  gas sales     $10,130    $12,170  $16,941   $31,521 $33,969 $25,282    $15,769
   Other            400        784      753     1,681   2,027   1,496      2,914
              -----------  -------- -------   ------- -------- -------- --------
                 10,530     12,954   17,694    33,202  35,996  26,778     18,683
Total revenues  -----------  -------- ------------------------------------------
Expenses:
   Production     5,857      7,547   10,561    14,604  16,607  12,250     10,140
    costs
   General
    and
    adminis-
    trative       2,503      1,882    2,005     3,920   5,125   3,468      4,974
   Depletion,
    depreciation
    and
    amortization  1,853      2,041    2,827     5,527   7,265   5,011      5,500
   Writedown
    of oil and
    gas             -           -        -         -       -      -       17,852
    properties
                --------   ---------- -------- -------- --------  ------ -------
      Total      10,213     11,470   15,393    24,051   28,997  20,729    38,466
       expenses
                --------   ---------- --------- ------- ---------  ------ ------
Operating           317      1,484    2,301     9,151    6,999   6,049  (19,783)
  income (loss)
                --------   ----------- -------- ------- --------- ------ -------
Other income
 (expense):
Interest           (443)      (634)  (1,364)   (2,402)  (2,305) (1,421)  (2,519)
 expense
Gain on
 issuance
 of shares            -         -       125         8        4     -        -
 of subsidiary
  Other               1         43      (10)      207     (369)   (190)  (1,125)
                ---------  ---------  ---------  ------- -------- ------ -------

Total other
 income
 (expense)         (442)      (591)   (1,249)  (2,187)  (2,670)  (1,611) (3,644)
                --------   ---------  -------- -------  --------- ----- -------

Income (loss)
  before
   income          (125)       893     1,052    6,964    4,329   4,438  (23,427)
  taxes
Provision
  (benefit) for
   taxes on         (37)       384       450    2,958    1,876   1,800      149
  income
Minority
 interest in
 earnings
 (loss) of
 consolidated
 subsidiary           -         -         55      241       56      90     (78)
                ----------  ---------  -------- -------  --------  -----  ------

Net income (loss)   (88)        509      547    3,765    2,397   2,548 (23,498)
                ==========  =========  ======== ======== =======================


Net earnings
(loss) per
share
Basic           $  (0.01)  $   0.06  $  0.07  $  0.43  $  0.23 $ 0.24   $ (2.17)
Diluted         $  (0.01)  $   0.06  $  0.06  $  0.37  $  0.22 $ 0.23   $ (2.17)
Weighted average
 common shares
 outstanding:
 Basic             7,065      7,996    8,327    8,804   10,650 10,596    10,994
 Diluted           7.065      7,996    8,699   11,825   12,001 12,012    10,994
Statement of Cash
 Flow Data
Net cash
 provided by
 operating
 activities     $    503   $  3,346 $  1,736 $  6,914 $ 14,954$ 11,977 $  4,683
Net cash used
 in investing
 activities     $ (1,439)  $ (3,930)$(16,757)$(11,856)$(36,166)$(30,813) $ (599)
Net cash
 provided by
 (used in)
 financing
 activities     $    958   $    860 $ 14,850 $  5,037 $ 21,991 $ 18,331 $(4,397)

Other Financial
Data
 Capital
 expenditures
                $  2,372   $  6,573 $ 17,015 $ 12,776 $ 35,270 $ 29,080  $ 9,216


                                     December 31,                  September
                  1993     1994     1995       1996         1997      1998

----------------------------------------------------------------- ------------

Balance Sheet Data
Working
 capital         $(860)  $(2,422)  $2,471     $2,418   $(11,724)    $(29,752)
 (deficit)
Total assets    13,261    18,108   39,751     49,117     77,657         53,921
Current
 portion of
 long-term debt  1,440     2,357      505      1,806     13,442         25,173
Long-term        4,875     5,323   23,543     20,812     19,610          5,347
 debt, net
Redeemable        --        --                 --         8,511          7,169
 preferred stock
Stockholders'    4,407     6,283    7,848     17,715     23,640             30
 equity
--------------

PAGE

     QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly financial information for each of Saba's last eleven quarters in the period ended September 30, 1998. The data has been prepared on a basis consistent with Saba's Consolidated Financial Statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring accruals that management considers necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of results for any future period. (in thousands, except for per share data)

                                       QUARTERS ENDED

----------------------------------------------------------------------
                    1996                    1997                1998
           -----------------        ------------------    -----------------
      Mar31 June 30Sept 30 Dec 31 Mar 31June 30Sept30 Dec 31 Mar 31June 30Sept30
     ------ ----  ------  ------ ------ ------ ------ ------------ ----- -------
Revenues
[S]   [C]  [C]    [C]     [C]     [C]     [C]    [C]  [C]   [C]   [C]    [C]
Oil and
 gas  $6,963$7,641$7,472 $9,445  $9,668  $7,695 $7,919 $8,687$6,110 $5,503$4,155
  sales

Other   $424  $362  $291   $604   ($105)   $577 $1,024   $531  $364  $902 $1,649

Total
revenues
      $7,387$8,003$7,763$10,049  $9,563 $8,272 $8,943 $9,218 $6,473$6,406 $5,804


Depletion,
 depreciation
 and
amortization
      $1,140  $1,228 $1,247  $1,912 $1,587 $1,646$1,778$2,253 $2,019$1,835$1,646

Writedown
of oil
 and gas
 properties
        --     --      --        --      --      --   --    -- $10,700$7,095 $57

Net income
 (loss)
        $755    $734   $731 $1,544 $1,442 $507$599(150)$(12,016)$(9,577)$(1,905)

Netearnings
 (loss)per
 share-
basic  $0.09   $0.09  $0.08  $0.17  $0.14 $0.05 $0.06(0.01)$(1.12)$(0.88)$(0.18)


PAGE

                    SABA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of Saba and the Notes thereto and the "Selected Financial Data" included elsewhere in this Prospectus.

     GENERAL

     Saba is an independent energy company engaged in the acquisition, exploration and development of oil and gas properties. To date, Saba has grown primarily through the acquisition of producing properties with exploration and development potential in the United States, Colombia and Canada. This strategy has enabled Saba to assemble a significant inventory of properties over the past six years. From January 1, 1992 through December 31, 1997, Saba completed 26 property acquisitions. During that six year period, Saba's proved reserve base, production and operating cash flow have increased at compound annual growth rates of 48.4%, 45.0%, and 45.8%, respectively. In 1996, Saba broadened its strategy to include growth through exploration and development drilling.

     The current focus of Saba's activity is the re-development of the Central Coast Fields and drilling approximately 200 wells in Colombia's Middle Magdalena Basin. A total of thirteen gross (13.0 net) oil wells were drilled in California as part of Saba's 1997 drilling program. Seven of the wells are currently in production, three wells have encountered formation problems which Saba is seeking to remediate, one well was determined to be noncommercial and two wells (one pair) of SAGD horizontal wells are shut-in awaiting local permits and an increase in oil prices. Five of these wells were horizontal wells drilled in a previous waterflood area and high water cuts are inhibiting oil production rates. Although this situation was not unexpected, the de-watering process is occurring at slower rates than anticipated. Based on disappointing results, Saba reduced the number of wells it had originally projected to drill in 1997 and 1998. In Colombia, a total of thirteen gross (3.25 net) wells were drilled in 1997 on the Teca/Nare property, and one well drilled by the previous operator
was  re-entered  and  completed  for  production.   The  operator  has  made an
application to obtain a global environmental permit in order to more rapidly develop the Colombian properties. At the Velasquez field, three gross (0.75 net) wells were recompleted in 1997 to establish additional reserves and increase production. During the nine months ended September 30, 1998, seven wells were drilled and completed in the Teca and Nare fields and three wells were recompleted in the Velasquez field. (See "Business Strategy - Property - Colombian Properties").

     Saba's revenues are primarily comprised of oil and gas sales attributable to properties in which Saba owns a substantial interest. Saba accounts for its oil and gas producing activities under the full cost method of accounting. Accordingly, Saba capitalizes, in separate cost centers by country, all costs incurred in connection with the acquisition of oil and gas properties and the exploration for and development of oil and gas reserves. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves. Saba's financial statements have been consolidated to reflect the operations of its subsidiaries, including Beaver Lake Resources Corporation ("Beaver Lake"), its 74% owned Canadian oil and gas operation.

    CRUDE OIL PRICES

     The price received by Saba for its oil produced in North America is influenced by the world price for crude oil, as adjusted for the particular
grade  of  oil.  The  oil  produced   from  Saba's   California   properties is
predominantly a heavy grade of oil, which is typically sold at a discount to lighter oil. The oil produced from Saba's Colombian properties is also predominantly a heavy grade of oil. The prices received by Saba for its Colombian production are determined based on formulas set by Ecopetrol. See "Description of Business-Economic and Political Factors of Foreign Operations-Colombian Operations".

     The weighted average sales price of Saba's crude oil was $8.80 per Bbl for the nine months ended September 30, 1998, and $13.73 per Bbl in 1997, representing approximately 70.8% and 73.7% respectively, of the average posted price per Bbl for WTI crude oil during those periods. Since January 1, 1992, the weighted average quarterly sales price received by Saba for its crude oil ranged from a low of $8.02 for the quarter ended September 30, 1998, to a high of $16.31 for the quarter ended December 31, 1996.

     RESULTS OF OPERATIONS

     COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Oil and Gas Sales

Oil and gas sales decreased 37.5% to $15.8 million and 46.8% to $4.2 million for the nine and three month periods ended September 30, 1998, from $25.3 million and $7.9 million for the same periods of 1997. Average sales price per BOE decreased 32.6% to $9.08 and 35.4% to $8.17 for the nine and three month periods ended September 30, 1998, from $13.48 per BOE and $12.65 per BOE for the same periods of 1997.

In the United States, production from Saba's mid-continent properties increased 33.7% to 289,500 BOE and decreased 15.2% to 70,100 BOE for the nine and three month periods ended September 30, 1998, from 216,500 BOE and 82,700 BOE for the same periods of 1997. The increase for the nine month period was primarily attributable to Saba's property acquisition in Louisiana in September 1997, augmented by the additional working interest acquired in April 1998, and the first two wells drilled and completed in the Southwest Tatum Prospect in New Mexico during the year 1997. The production decrease experienced in the third quarter 1998 was principally due to the deferral of maintenance operations as a result of the oil prices realized by Saba during that time. Average sales price per BOE decreased 31.9% to $12.24 and 30.3% to $11.25 for the nine and three month periods ended September 30, 1998, from $17.97 and $16.14 for the same periods of 1997. As a result of the production variances and the price decreases, oil and gas sales from these properties decreased 10.3% to $3.5 million and 39.3% to $789,000 for the nine and three month periods ended September 30, 1998, from $3.9 million and $1.3 million for the same periods of 1997. As a result of the property divestiture in July, production volumes from Saba's Michigan properties decreased 26.7% to 79,700 BOE and 81.4% to 5,900 BOE for the nine and three month periods ended September 30, 1998, from 108,700 BOE and 31,800 BOE for the same periods of 1997. Average sales price per BOE decreased 24.3% to $13.54 and 32.9% to $12.45 for the nine and three month periods ended September 30, 1998, from $17.88 and $18.55 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 42.1% to $1.1 million and 87.5% to $73,500 for the nine and three month periods ended September 30, 1998, from $1.9 million and $589,600 for the same periods of 1997. Production from Saba's California properties decreased 14.3% to 584,800 BOE and 19.9% to 190,300 BOE for the nine and three month periods ended September 30, 1998, from 682,200 BOE and 237,500 BOE for the same periods of 1997. Severe weather conditions resulting in flooding and loss of electrical power hampered production during the first quarter of 1998, resulting in a decrease in production of approximately 29,000 BOE. The production decrease experienced in the third quarter 1998 was principally due to the deferral of maintenance operations as a result of the oil prices realized by Saba during that time. Average sales price per BOE decreased 41.7% to $7.94 and 37.4% to $7.80 for the nine and three month periods ended September 30, 1998, from $13.62 and $12.47 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 50.5% to $4.6 million and 50.0% to $1.5 million for the nine and three month periods ended September 30, 1998, from $9.3 million and $3.0 million for the same periods of 1997.

In Canada, production decreased 19.5% to 135,100 BOE and 21.2% to 41,300 BOE for the nine and three month periods ended September 30, 1998, from 167,900 BOE and 52,400 BOE for the same periods of 1997, and sales price per BOE decreased 26.4% to $7.62 and 28.8% to $6.64 for the nine and three month periods ended September 30, 1998, from $10.35 and $9.32 for the same periods of 1997, resulting in decreases in oil and gas sales of 41.2% to $1.0 million and 43.9% to $274,000 for the nine and three month periods ended September 30, 1998, from $1.7 million and $488,100 for the same periods of 1997. The production decreases were due principally to normal declines in production rates and wells that were shut-in either to await remedial operations to increase production or due to high operating expenses in relation to the current price of oil.

Production from Saba's Colombia properties decreased 5.6% to 628,400 BOE and 6.8% to 195,500 BOE for the nine and three month periods ended September 30, 1998, from 665,500 BOE and 209,700 BOE for the same periods of 1997. Approximately 20,000 BOE of the decrease for the nine month period was attributable to reversion of the Cocorna Concession property in February 1997. The decrease in the third quarter was attributed to production declines. Sales price per BOE decreased 30.0% to $8.37 and 34.2% to $7.53 for the nine and three month periods ended September 30, 1998, from $11.96 and $11.44 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 33.8% to $5.3 million and 37.5% to $1.5 million for the nine and three month periods ended September 30, 1998, from $8.0 million and $2.4 million for the same periods of 1997.

OTHER REVENUES

Other revenues increased 93.3% to $2.9 million and 60.0% to $1.6 million for the nine and three month periods ended September 30, 1998, from $1.5 million and $1.0 million for the same periods of 1997. The increase for the nine month period was due primarily to an increase in processing fee income of $897,600 from Saba's asphalt refinery, and an increase in net pipeline revenues in Colombia due to non-recurring pipeline operating expenses in the amount of $414,000 which were invoiced to Saba by the facility's operator in the first quarter of the year 1997. The increase for the three month period was due primarily to an increase in processing fee income of $564,600 from Saba's asphalt refinery.

PRODUCTION COSTS

Production costs decreased 17.2% to $10.1 million and 18.4% to $3.1 million for the nine and three month periods ended September 30, 1998, from $12.2 million and $3.8 million for the same periods of 1997. Average production costs per BOE decreased 10.6% to $5.84 and increased 1.3% to $6.17 for the nine and three month periods ended September 30, 1998, from $6.53 and $6.09 for the same periods of 1997.

In the United States, production decreased 6.6% to 972,900 BOE and 25.3% to 272,000 for the nine and three month periods ended September 30, 1998, from 1,042,000 BOE and 364,200 BOE for the same periods of 1997. Production costs per BOE decreased 9.2% to $6.71 and 3.1% to $6.97 for the nine and three month periods ended September 30, 1998, from $7.39 and $7.19 for the same periods of 1997. The decreases in production volume and production costs per BOE resulted in decreases in production costs of 15.6% to $6.5 million and 26.9% to $1.9 million for the nine and three month periods ended September 30, 1998, from $7.7 million and $2.6 million for the same periods of 1997.

In Canada, production decreased 19.5% to 135,100 BOE and 21.2% to 41,300 BOE for the nine and three month periods ended September 30, 1998, from 167,900 BOE and 52,400 BOE for the same periods of 1997. Production costs per BOE decreased 1.1% to $4.67 and increased 8.7% to $5.99 for the nine and three month periods ended September 30, 1998, from $4.72 and $5.51 for the same periods of 1997. The variances in production volume and production costs per BOE resulted in decreases in production costs of 20.4% to $631,000 and 14.4% to $247,300 for the nine and three month periods ended September 30, 1998, from $792,500 and $288,900 for the same periods of 1997.

In Colombia, production decreased 5.6% to 628,400 BOE and 6.8% to 195,500 BOE for the nine and three month periods ended September 30, 1998, from 665,500 BOE and 209,700 BOE for the same periods of 1997. Production costs per BOE decreased 15.8% to $4.75 and increased 18.1% to $5.10 for the nine and three month periods ended September 30, 1998, from $5.64 and $4.32 for the same periods of 1997. The variances in production volume and production costs per BOE resulted in a 21.1% decrease to $3.0 million and a 10.0% increase to $997,900 of production costs for the nine and three month periods ended September 30, 1998, from $3.8 million and $906,800 for the same periods of 1997.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased 42.9% to $5.0 million and decreased 7.1% to $1.3 million for the nine and three month periods ended September 30, 1998, from $3.5 million and $1.4 million for the same periods of 1997. The increase in general and administrative expenses for the nine months ended September 30, 1998, was due, in part, to the increase in employment levels to administer planned acquisitions and Saba's drilling programs. In addition, Saba incurred approximately $500,000 in expenses during the nine month period in connection with its efforts to restructure its commercial credit facilities and provide for additional financing and capitalization, including a planned merger with Omimex Resources, Inc. Saba also incurred non-cash expenses in the amount of $349,200 in the nine month period attributable to the issuance of stock options and Common stock. The decrease in general and administrative expenses for the three month period ended September 30, 1998, was due principally to state franchise tax credits recorded during the period.

DEPLETION, DEPRECIATION AND AMORTIZATION

Depletion, depreciation and amortization expenses increased 10.0% to $5.5 million and decreased 11.1% to $1.6 million for the nine and three month periods ended September 30, 1998, from $5.0 million and $1.8 million for the same periods of 1997. Depletion expense increased 8.7% to $5.0 million and decreased 6.3% to $1.5 million for the nine and three month periods ended September 30, 1998, from $4.6 million and $1.6 million for the same periods of 1997. The increase for the nine month period was primarily attributable to a decline in estimated recoverable proved reserves in 1998 based on current prices and capital costs recorded by Saba in its full cost pools. The decrease for the three month period was attributable to reduced capitalized costs for oil and gas properties resulting from write downs of oil and gas properties in the first and second quarters of 1998. Depreciation and amortization expenses increased 20.4%, to $542,300 and 6.8% to $182,000 for the nine and three month periods ended September 30, 1998, from $450,300 and $170,400 for the same periods of 1997.

WRITEDOWN OF OIL AND GAS PROPERTIES

Saba incurred cost center ceiling write downs in the total amount of $17.2 million during the first two quarters of 1998 in its United States cost center. During that period, the price of West Texas Intermediate crude oil decreased 25.8% to $11.50 per barrel at June 30, 1998, from $15.50 per barrel at December 31, 1997. Application of quarter ending oil prices to Saba's predominantly heavy oil reserves, which sell at a discount to higher gravity oil, resulted in significant reductions to the present value of future net revenues at each quarter ending date. Capitalized costs attributable to foreign operations in the amount of $652,400 and $57,300 were also charged to operations during the nine and three month periods ended September 30, 1998, respectively.

OTHER INCOME (EXPENSE)

Other income (expense) increased 478.0% to expense of $1.1 million and 26.8% to expense of $588,300 for the nine and three month periods ended September 30, 1998, from expense of $190,300 and $463,800 for the same periods of 1997. The change for the nine month period was primarily due to charges incurred by Saba attributable to the partial redemption of its Preferred Stock ($397,700) and the accrual of a penalty ($742,000) for failing to cause to have declared effective a registration statement covering the Common stock underlying the Preferred Stock. The change for the three month period was a result of the Preferred Stock penalty accrual for that period ($480,000), reduced by a foreign currency translation loss realized by Saba's Colombia operations in the third quarter of 1997.

INTEREST EXPENSE

Interest expense increased 78.6% to $2.5 million and 69.4% to $1.0 million for the nine and three month periods ended September 30, 1998, from $1.4 million and $590,400 for the same periods of 1997. Interest expense attributable to Saba's primary credit facility increased $738,400 and $164,800 for the nine and three month periods ended September 30, 1998, from the same periods of 1997. The average debt balance outstanding under this credit facility increased 68.5% to $24.6 million and 12.8% to $22.9 million for the nine and three month periods ended September 30, 1998, from $14.6 million and $20.3 million for the same periods of 1997, due principally to the use of loan proceeds to fund property acquisitions and drilling activities. The weighted average interest rate for such indebtedness increased 56 basis points, to 9.30%, and 105 basis points, to 9.40%, for the nine and three month periods ended September 30, 1998, from 8.74% and 8.35% for the same periods of 1997. Saba's Colombia operations incurred interest expense of $357,600 and $262,500 for the nine and three month periods ended September 30, 1998.

PROVISION (BENEFIT) FOR TAXES ON INCOME (LOSS)

Saba recorded net tax provisions of $149,400 and $40,900 for the nine and three month periods ended September 30, 1998, due to foreign taxable income for those periods. The provisions were reduced by deferred tax benefits in the amount of $616,400 and $35,200 resulting from losses on domestic operations for the nine and three month periods ended September 30, 1998. Tax provisions of $1.8 million and $329,800 were recorded for the same periods of 1997.

NET INCOME (LOSS)

Net income (loss) decreased to losses of $23.5 million and $1.9 million for the nine and three month periods ended September 30, 1998, from net income of $2.5 million and $598,600 for the same periods of 1997. The decreases reflect the changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, write down of oil and gas properties, interest expense, other income (expense) and provision (benefit) for taxes on income (loss) discussed above.

Saba's oil and gas producing business is not seasonal in nature.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

    OIL AND GAS SALES

     Oil and gas sales increased 7.9% to $34.0 million during the year ended December 31, 1997 from $31.5 million for 1996. Average sales price per BOE for the year ended December 31, 1997 decreased 3.6% to $13.54 from $14.05 per BOE in 1996.

    Total production increased 13.6% to 2.5 MMBOE in the year ended December 31, 1997 as compared to 2.2 MMBOE for 1996. The increase in oil and gas production was primarily attributable to Saba's property acquisitions in Louisiana in November 1996 and September 1997 and the horizontal drilling program that began in California in June 1996. The production increases were partially offset by a decline in production in Colombia of 145,000 BOE for the year ended December 31, 1997 as compared with 1996. The decline resulted from the reversion of the Cocorna Concession in February 1997 and normal production declines.

     OTHER REVENUES

     Other revenues increased 17.6% to $2.0 million for the year ended December 31, 1997, as compared to $1.7 million for 1996. The increase was due primarily to additional processing fee income of $659,000 realized from Saba's asphalt refinery and additional operator's overhead recoveries of $101,000 on operated oil and gas properties, reduced by excess Velasquez-Galan Pipeline operating expenses in the amount of $414,000 which were invoiced to Saba by the facility's operator in the first quarter of 1997.

     PRODUCTION COSTS

     Production costs increased 13.7% to $16.6 million for the year ended December 31, 1997, as compared to $14.6 million in 1996. Average production costs per BOE increased $0.11 to $6.62 for the year ended December 31, 1997 from $6.51 in 1996, resulting in increased production costs of $279,000.

     A production increase of 265,000 BOE for the year ended December 31, 1997, from 2.2 MMBOE in 1996, resulted in increased production costs of $1.7 million. In comparison with the prior year, production volume in 1997 increased 415,000 BOE in the United States and decreased 145,000 BOE in Colombia. The increase in the United States was primarily attributable to Saba's property acquisitions in Louisiana in November 1996 and September 1997, and the horizontal drilling program that began in California in June 1996. Approximately two-thirds of the production declines in Colombia resulted from the reversion of the Cocorna
Concession property interest located in the Cocorna Association in February 1997; the balance of the decrease was due to normal production declines. The results of the drilling program in Colombia, which began in the second quarter of 1997, partially offset normal production declines.

     GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased 30.8% to $5.1 million for the year ended December 31, 1997, from $3.9 million for 1996. The overall increase in general and administrative expenses was due principally to the increase in employment in Saba's domestic offices to support its oil and gas property development programs in California, New Mexico and Louisiana.

    DEPLETION, DEPRECIATION AND AMORTIZATION

     Depletion, depreciation and amortization expenses increased 32.7% to $7.3 million for the year ended December 31, 1997, from $5.5 million in 1996. Depletion expense increased 32.0% to $6.6 million for the year ended December 31, 1997, from $5.0 million in 1996. The increase was primarily attributable to domestic production volume increases for the year ended December 31, 1997, of 415,000 BOE in comparison with 1996, capital costs recorded by Saba in its full cost pools beginning in the second quarter of 1996, and anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties. Depreciation and amortization expenses increased 19.3% to $654,000 for the year ended December 31, 1997, from $548,000 in 1996.

     OTHER INCOME (EXPENSE)

     Other income (expense) decreased to a net expense of $365,000 for the year ended December 31, 1997, from income of $215,000 in 1996. The change was primarily due to foreign currency transaction losses of $230,000 realized by Saba's Colombia operations, costs in the amount of $321,000 attributable to prospect screening activities and financing proposal costs in the amount of $175,000, partially reduced by interest income of $52,000 and other income of $67,000.

     INTEREST EXPENSE

     Interest expense decreased 4.2% to $2.3 million for the year ended December 31, 1997, from $2.4 million in 1996. Interest expense attributable to the Debentures decreased $636,000 due to the conversion of $9.1 million of Debentures to Common Stock occurring since June, 1996. Interest expense attributable to Saba's principal commercial credit facilities increased $881,000 for the year ended December 31, 1997, from 1996. The average debt balance outstanding under the credit facilities increased 106.5% to $19.0 million for the year ended December 31, 1997, from $9.2 million in 1996, due principally to the use of loan proceeds to fund property acquisitions and development drilling activities. The weighted average interest rate for the credit facilities decreased 2.8% to 8.75% for the year ended December 31, 1997, from 9.00% for 1996.

     PROVISION FOR TAXES ON INCOME

     Provision for taxes on income decreased 36.7% to $1.9 million for the year ended December 31, 1997, from $3.0 million in 1996. Saba's effective tax rate was 43.9% in 1997 and 44.0% in 1996.

     NET INCOME

     Net income decreased $1.4 million (36.8%) to $2.4 million for the year ended December 31, 1997, from $3.8 million in 1996. This decrease reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, interest expense, other income (expense) and provision for taxes on income as discussed above.

     COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     OIL AND GAS SALES

     Saba's total oil and gas sales increased 86.4% to $31.5 million for the year ended December 31, 1996, from $16.9 million for 1995. The average sales price per BOE increased 20.2% to $14.05 in 1996 from $11.69 in 1995. The increase was primarily attributable to the full year results in 1996 of the property acquisitions in Colombia during 1995. Excluding the financial impact of the Colombian properties, which were principally acquired in September 1995, oil and gas sales increased 44.2% during 1996, to $18.6 million from $12.9 million for 1995. The average sales price per BOE for United States and Canadian operations was $15.87 and $13.26, respectively, in 1996, representing increases of 21.7% and 28.5%, respectively, from the comparable 1995 averages.

     Oil and gas production increased 46.7% to 2.2 MMBOE for the year ended December 31, 1996, from 1.5 MMBOE for 1995. The increase in oil and gas production was primarily attributable to the acquisitions of Saba's Colombian properties, which were completed in the second half of 1995, and Saba's drilling and rework activities performed in 1996.

     OTHER REVENUES

     Other revenues increased 125.8% to $1.7 million for the year ended December 31, 1996, from $753,000 in 1995. This increase was due primarily to net pipeline revenue of $717,000 for use of the Velasquez-Galan Pipeline in Colombia, in which Saba acquired a 50% interest in September 1995. In addition, Saba's asphalt refining operation reported processing fee income of $514,000 for 1996, as compared to no processing fee income in 1995.

     PRODUCTION COSTS

     Production costs increased 37.7% to $14.6 million in 1996 from $10.6 million in 1995. Saba's production costs per BOE decreased 10.7% to $6.51 in 1996 from $7.29 in 1995. This increase in total production costs was due primarily to increased production volumes. Excluding the financial impact of the Colombian properties, Saba's average production costs per BOE decreased 5.9% to $7.70 for 1996 from $8.18 for 1995. For 1996, production costs for the Colombian properties were $5.3 million, or $5.11 per BOE.

     GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased 95.0% to $3.9 million in 1996 from $2.0 million in 1995. Saba's general and administrative expenses per BOE increased 26.8% to $1.75 in 1996 from $1.38 in 1995. The increase was due
principally   to  expenses   incurred  in   connection   with  Saba's expanded
international operations in Canada and Colombia in the third and fourth quarters of 1995, and an increase in employment in its domestic offices to support anticipated future growth.

     DEPLETION, DEPRECIATION AND AMORTIZATION EXPENSES

     Depletion, depreciation and amortization expenses increased 96.4% to $5.5 million in 1996 as compared to $2.8 million in 1995. Depletion, depreciation and amortization expenses per BOE increased 26.8% to $2.46 per BOE for the year ended December 31, 1996 from $1.94 per BOE for 1995. This increase was primarily attributable to the capital costs recorded by Saba in its full cost pools during 1996 and the anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties.

     OTHER INCOME (EXPENSE)

     Other income increased 87.0% to $215,000 for the year ended December 31, 1996 from $115,000 in 1995. The change was due primarily to foreign currency transaction gains of $41,000 and additional interest income of $97,000 realized in 1996.

     INTEREST EXPENSE

     Interest expense increased 71.4% to $2.4 million in 1996 from $1.4 million in 1995, due principally to interest expense totaling $998,000 attributable to the Debentures, which were issued in December 1995. The average debt balance outstanding under Saba's revolving credit facility for the year ended December 31, 1996 increased 7.0% to $9.2 million as compared to an average debt balance of $8.6 million in 1995. This increase was due principally to loan proceeds used to fund Saba's acquisition and development program during 1996. The weighted average interest rate for Saba's revolving credit facility decreased to 9.0% in 1996 from 9.8% in 1995.

     PROVISION FOR TAXES ON INCOME

     Provision for taxes on income increased 557.3% in 1996 to $3.0 million compared to $450,000 in 1995. Saba's effective tax rate for 1996 was 44.0%, a decrease from 45.1% in 1995 due to the impact of foreign tax credits.

     NET INCOME

     Net income increased 594.7% to $3.8 million in 1996 from $547,000 in 1995. This increase reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, other income (expense), interest expense and provision for taxes on income as discussed above.

     LIQUIDITY AND CAPITAL RESOURCES

     Since 1991, Saba's strategy has emphasized growth through the acquisition of producing properties with significant exploration and development potential. In 1996, Saba expanded its focus to emphasize drilling, enhanced recovery methods and increased production efficiencies. During the past five years, Saba financed its acquisitions and other capital expenditures primarily through secured bank financing, the creation of joint interest operations and production payment obligations, and sales of Common Stock, Preferred Stock and the Debentures. During 1997, Saba's capital expenditures did not produce expected increases in reserves, which, when coupled with the decline in oil and gas prices, reduced the amount of reserves against which Saba could borrow and cash flow with which to service debt and fund its ongoing operations. Saba has a
working   capital   deficit  due   principally to this condition and the
reclassification as a current liability of the entire indebtedness with its principal commercial lender. Saba had sold certain producing oil and gas assets, the proceeds of which were used to reduce bank indebtedness and provide working capital. In September 1998, Saba listed certain of its California real estate properties with a broker, and in October 1998, Saba listed its domestic non-California producing oil and gas properties with a broker. Proceeds from the sale of such properties will be used to reduce bank indebtedness and provide working capital. In December 1998, Saba entered into a letter of intent to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), resulting in the sale of properties of SETI including certain interests in Michigan, New Mexico, Oklahoma, Texas, Utah and Wyoming and excluding interests of SETI in Louisiana for a contract price of $5 million and a closing scheduled for December 31, 1999, subject to certain conditions, and adjustments. The consummation of the Common stock Purchase Agreement between Saba and Horizontal Ventures will result in an aggregate cash infusion into Saba of $7.5 million.

     Saba's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of Saba, became due and payable in its entirety on December 13, 1998. The promissory note was not paid in full by December 14, 1998. Also, Saba has deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. Saba intends to make the interest payment within the thirty daycure period provided by the debentures and avoid default.

WORKING CAPITAL

Saba's working capital deficit increased $18.1 million to a deficit of $29.8 million at September 30, 1998, from a deficit of $11.7 million at December 31, 1997. This decrease was due in part to the classification of $10.8 million (net of payments during the year 1998) of Saba's revolving long-term debt with its principal commercial lender as a current liability. A net increase of $6.3 million in accounts payable, accrued liabilities and income taxes payable over accounts receivable, cash balances and other current assets during the nine months ended September 30, 1998, was due primarily to costs incurred for Saba's drilling and development activities and contributed to the increase in the working capital deficit.

In addition, Saba borrowed $4.2 million from Omimex Resources, Inc. in June 1998 to fund a partial redemption of outstanding Preferred Stock and to reduce indebtedness under one of Saba's short-term bank loans. The indebtedness is classified as a current liability.

During the third quarter of 1998, Saba realized proceeds of approximately $4.9 million from the sale of producing oil and gas properties in Michigan, Alabama and Canada. Of this amount, $3.6 million was used to reduce long-term debt; the balance of approximately $1.3 million was utilized as working capital.

Saba is taking actions to address the working capital deficit. As discussed previously, the consummation of the pending transaction with Horizontal Ventures will provide a cash infusion into Saba of $7.5 million.


Saba's auditors included an explanatory paragraph in their opinion on Saba's 1997 financial statements to state that there is substantial doubt as to Saba's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of Saba's current ability to service its bank debt as it comes due (see Note 8 to Condensed Consolidated Financial Statements). In the past, Saba has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. Saba plans to divest itself of certain other producing oil and gas assets and possibly its real estate assets, with the proceeds of such divestitures to be applied to reduction of its bank debt. There can be no assurance that Saba will be successful in obtaining capital on favorable terms, if at all. Additionally, there can be no assurance that the assets which are the present object of Saba's divestitures efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.

In conjunction with Saba's intention to divest itself of several producing properties in the mid-continent area, Saba had downsized its Edmond, OK office in October, 1998. Employment levels in California have also been reduced as a result of Saba's decision to postpone additional development drilling in the Santa Maria Valley ("SMV") area, pending an increase in product prices and further evaluation of production performance from wells previously drilled in 1996 and 1997. In June 1998, Saba renegotiated the pricing structure for oil produced in the SMV and sold to its asphalt refinery. Such oil sells at a minimum of $7.00 per barrel. At November 16, 1998, postings were approximately $5.85 per barrel of oil. Saba produces approximately 1,610 barrels of oil per day in the SMV area.

OPERATING ACTIVITIES

Saba's operating activities during 1998 provided net cash flow of $4.7 million. The net loss for the period of $23.5 million, adjusted for non-cash charges and credits, was responsible for a cash outflow of $540,400. Changes in other assets and liabilities provided $5.2 million of cash inflow.

Operating activities provided net cash flow of $12.0 million in 1997. Net income of $2.5 million, adjusted for non-cash charges and credits, provided cash inflow of $8.3 million. Changes in other asset and liabilities provided $3.7 million of cash inflow.

The decrease in cash flow from operations in 1998 was due principally to a decrease in oil and gas sales from $25.3 million in 1997 to $15.8 million in 1998. A 32.6% decrease in average sales price per BOE from $13.48 to $9.08, and a 10.5% decrease in production from 1.9 MMBOE to 1.7 MMBOE resulted in the $9.5 million decrease in oil and gas sales.

INVESTING ACTIVITIES

Investing activities during 1998 resulted in a net cash outflow of $599,100. Approximately $5.7 million was expended for oil and gas property acquisition, exploration and development activities. Expenditures for domestic activities, including the drilling of a noncommercial exploratory well in California and two oil wells in New Mexico, amounted to approximately $3.5 million, while foreign activities, including an unsuccessful exploratory well in the United Kingdom and the drilling and completion of seven oil wells in Colombia, resulted in expenditures of approximately $2.2 million. An additional $507,000 was incurred for other capital expenditures. Saba realized proceeds in the total amount of $5.3 million from the sale of producing oil and gas properties in Michigan, Alabama and Canada, and $366,100 was collected on notes receivable.

Investing activities during 1997 resulted in a net cash outflow of $30.8 million. Approximately $26.7 million was expended for oil and gas property acquisition, exploration and development activities. Expenditures for domestic activities, including the drilling of eight horizontal wells and a pair of SAGD wells in California, two oil wells in New Mexico, and acquisitions in Michigan and Louisiana in the total amount of $8.4 million, amounted to approximately $22.4 million. Foreign activities, including an acquisition in Canada, the drilling of three wells in Canada, and the drilling and completion of seven wells in Colombia, resulted in expenditures of approximately $4.3 million. In addition, Saba expended approximately $2.4 million in connection with expansion of office facilities and in connection with its real estate, asphalt refining and pipeline operations. Notes receivable increased by approximately $1.7 million due principally to the issuance of a note to a joint interest partner in connection with the acquisition of a producing oil and gas property during the period.

FINANCING ACTIVITIES

Financing activities during 1998 resulted in net cash outflow of $4.4 million. Borrowings from Omimex Resources, Inc. provided $4.2 million in cash inflow. Cash outflow during the period was attributed to payments of $7.0 million to reduce outstanding balances on Saba's credit facilities and $1.7 million to redeem a portion of Preferred Stock. Such payments were funded by the loan from Omimex, $3.5 million of proceeds from the sales of producing oil and gas properties, and $1.4 million from operations.

Financing activities during 1997 resulted in net cash inflow of $18.3 million. Transactions under Saba's principal credit facilities, including a loan of approximately $9.7 million to fund a property acquisition in Louisiana, resulted in net borrowings of approximately $18.6 million. Activities under other credit arrangements resulted in a net cash outflow of approximately $535,400. Proceeds from the exercise of Common stock options provided a cash inflow of $227,500.

CREDIT FACILITIES

In September 1993, Saba established a reducing, revolving line of credit with Bank One, Texas, N.A. to provide funds for the retirement of a production note payable, the retirement of other short-term fixed rate indebtedness and for working capital. At September 30, 1998, the borrowing base under the revolving loan was $13.4 million subject to a monthly reduction of $300,000, of which $15.6 million was outstanding.

Saba has a second borrowing base credit facility that provided funding for development projects in California. At September 30, 1998, $814,000 was outstanding that matured for payment on July 31, 1998. The payment was not made and the note maturity was not extended. In September 1997, Saba borrowed $9.7 million from Bank One, Texas, N.A. to fund the acquisition cost of the Potash Field property. Principal payments of $7.0 million on December 31, 1997, and $2.0 million on June 5, 1998, reduced the outstanding balance to $688,000, due on July 31, 1998. The payment was not made and the note maturity was not extended.

In November, 1997, Saba secured a short term loan in the face amount of $3.0 million with Bank One, Texas, N.A. that was advanced in a series of tranches as needed to fund working capital requirements. The outstanding loan balance of $3.0 million at September 30, 1998, bears interest at the rate of prime plus 3% and matured for payment on July 31, 1998. The payment was not made and the note maturity was not extended.

Loans in the aggregate principal amount of $4.5 million that matured on July 31, 1998, have not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan has not been satisfied either by providing additional collateral to the bank, or reducing the outstanding principal balance. Based on the events described above, the entire principal indebtedness to the bank of $20.1 million has been classified as currently payable at September 30, 1998.

Saba's Canadian subsidiary has a demand revolving reducing loan with a borrowing base of $1.5 million, that reduces at the rate of $32,800 per month. At September 30, 1998, the loan was fully advanced with an outstanding balance of $1.5 million.

CAPITAL BUDGET

Saba expended approximately $32.6 million, and $8.4 for its acquisition, development and exploration activities during the year ended December 31, 1997, and the nine months ended September 30, 1998, respectively. The expenditures were funded principally by cash flow from operations, the assumption of indebtedness due to Saba and borrowings under bank credit facilities. The producing property acquisition in September 1997 was funded in total by a short-term bank loan. Saba ordinarily creates budgets for short and long term capital expenditures, and had initially budgeted a minimum of $12.0 million and a maximum of $18.3 million for 1998 capital expenditures. In Saba's present financial condition, it is budgeting, on a current basis, only absolutely essential capital expenditures. Saba currently is budgeting one year at a time and has deferred any long term capital expenditure program. Saba has deferred certain capital expenditures in the following areas: (i) Coalinga exploration project in California, (ii) other California projects, where Saba is actively seeking a farmout for some of its properties and where development work has been delayed, (iii) Indonesia, where spending has been significantly reduced, and (iv) Louisiana, where a seismic study and other developmental work has been delayed. Those deferments may have an adverse effect on Saba's growth rate. Saba may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will
depend  upon 1998 drilling  results,   improved  oil  prices  and  the
availability  of  external financing.

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." FAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires that interim financial reports issued to shareholders include selected information about reporting segments. The statement also established standards for related disclosures about products and services, geographic areas and major customers. The statement is effective for fiscal years beginning after December 15, 1997. Saba considers that its operations are principally in one industry segment: acquisition, exploration, development and production of oil and gas reserves. This information and information about major customers historically has been disclosed in Saba's annual financial statements.

IMPACT OF INFLATION

    The price Saba receives for its oil and gas has been impacted primarily by the world oil market and the domestic market for natural gas, respectively, rather than by any measure of general inflation. Because of the relatively low rates of inflation experienced in the United States in recent years, Saba's production costs and general and administrative expenses have not been impacted significantly by inflation.

Information Systems for the Year 2000

Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. In such case, programs that have time-sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

Saba has not completed its assessment of the Year 2000 issue, but currently believes that since its drilling equipment does not contain embedded chips and its other operating equipment is not heavily automated the costs of addressing the issue will not have a material adverse impact on Saba's financial position. Saba has not automated many of its operations with information technology ("IT") systems and non-IT systems, and presently believes that Saba's existing computer systems and software will not need to be upgraded to mitigate the Year 2000 issues except that Saba must replace its current integrated accounting software in order to accurately process data beginning with the year 2000. Should it not do so, Saba would be unable to properly process and report upon its own operating data, as well as information provided to it by outside sources that are "Year 2000" compliant. Saba's third-party accounting software vendor has modified the current operating system utilized by Saba and expects to provide the modified system to Saba in the first quarter of 1999. The cost of this modification was included in the vendor's system support contract and will not be a significant additional expense to Saba.

Saba has not incurred material costs associated with its assessment of the Year 2000 problem. In the event that Year 2000 issues impact Saba's accounting operations and other operations aided by its computer system, Saba's contingency plan is essentially to manually perform all necessary tasks. Saba believes, as part of the contingency plan, that it has adequate personnel to perform those functions manually until such time that any Year 2000 issues are resolved.

Saba believes that some of the third parties with whom Saba has material relationships will not materially be affected by the Year 2000 issues as those third parties are relatively small entities which do not rely heavily on IT systems for their operations. Saba does not know whether the other third parties with whom Saba has material relationships will be affected by the Year 2000 issues. Under a worst-case scenario, if Saba and third parties upon which it relies are unable to address any Year 2000 issues in a timely manner, it could result in a material financial risk to Saba, including delays, loss of revenue and substantial unanticipated costs. Accordingly, Saba plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

      SABA CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     After approximately a month of interviews and discussions, Saba's board of directors approved the engagement of Arthur Andersen LLP as Saba's independent accountants, which agreement was finalized on February 10, 1999.

     By a letter delivered to Saba Petroleum Company on February 3, 1999, PricewaterhouseCoopers LLP resigned as the independent accountants for Saba. Such letter did not indicate any reason for the resignation.

     The reports of PricewaterhouseCoopers on the Saba financial statements for the years ended December 31, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified as to uncertainty, audit scope, or accounting principles. The report of PricewaterhouseCoopers dated April
15, 1998 contained an explanatory paragraph regarding Saba's ability to continue as a going concern.

     During Saba's two most recent fiscal years and through the date of the resignation of PricewaterhouseCoopers as Saba's independent accountants, Saba did not have any disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                                 SABA MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, CONTROL PERSONS AND KEY EMPLOYEES

    The following table sets forth the name, age and position of each director, executive officer, control person and significant employee of Saba and significant subsidiaries (references are to offices or directorships held in Saba unless otherwise indicated):


Name                         Age                          Position
----                          ---                         --------
Randeep S. Grewal.......      33        Director, Chief Executive Officer and
                                        President of Horizontal Ventures, Inc.;
                                        Chief Executive Officer Sabacol, Inc.,
                                        Saba Petroleum, Inc., Santa Maria
                                        Refining Company and Saba Energy of
                                        Texas, Inc.
William N. Hagler.........    66        Director and Chairman of the Board
Dr. Charles A. Kohlhaas...    63        Director, President of Sabacol, Inc.
Alex S. Cathcart..........    64        Director
Dr. Jan F. Holtrop.......     62        Director
Burt M. Cormany.........      70        President and Chief Operating Officer of
                                        Santa Maria Refining Company; President
                                        Of Saba Petroleum, Inc.
Herb Miller................   63        President Beaver Lake Resources Corp.
Susan M. Whalen...........    36        Secretary of Saba


     Each Director of the Company is elected for a term of one year and the term of each Director expires in 1999.

     EXECUTIVE OFFICERS AND DIRECTORS

     Randeep S. Grewal became a director of Saba on October 8, 1998, the Chairman/Chief Executive Officer of Sabacol, Inc. in December 1998, and the Chief Executive Officer and President of Saba on January 15, 1999. Mr. Grewal is a director and Chairman and Chief Executive Officer of Horizontal Ventures, which is a publicly reporting company. He most recently served as the
corporate  Vice  President of  the  Rada  Group.  His responsibilities   within
Rada were focused on a market penetration and globalization of a new high-tech product resulting in the conversion of the Rada Group from being primarily a defense contractor into a diversified commercial industry. He has been involved in various joint ventures, acquisitions, mergers and reorganizations since 1986 in the United States, Europe and the Far East within diversified businesses. Mr. Grewal has a Bachelor of Science degree in Mechanical Engineering from Northrop University.

     William N. Hagler has been a director of Saba since 1994. Mr. Hagler is Chairman of the Board of directors, CEO and President of Intermountain Refining Co., Inc., a company he founded in 1984. Until June, 1998 Mr. Hagler was Chairman of the Board of Directors, Chief Executive Officer and President of Unico, Inc., a company he founded in 1979. Unico is, or has been, engaged in petroleum refining, co-generation, natural gas production and the manufacturing of methanol, a natural gas-based petrochemical. In addition, he is President of Hagler Oil and Gas Company and Red Hills Manufacturing Company. Prior to 1979, Mr. Hagler was Vice President of Plateau, Inc., a Rocky Mountain oil refiner and marketer. Mr. Hagler has served for approximately 10 years on the City of Farmington, New Mexico Public Utility Commission. Since 1955, Mr. Hagler has been continuously engaged in various phases of petroleum manufacturing and marketing with Exxon Corporation, Cities Service Oil Company and Riffe Petroleum Company. Mr. Hagler currently serves as a director of Consolidated Oil &
Transportation,   a  privately held company in the business of asphalt
transportation and marketing, and Petrominerals Corporation, a publicly traded company engaged in oil production.

    Dr. Charles A. Kohlhaas a director since August, 1998 and interim CEO from June to August of 1998 of Saba and has been President of Sabacol, Inc. since December 1998. Dr. Kohlhaas has over 40 years of varied experience in the oil and gas industry. In December 1998, Dr. Kohlhaas was appointed President of Sabacol, Inc. He spent 17 years with Mobil and ARCO, was a Professor of Petroleum Engineering at the Colorado School of Mines for many years, and was a founder of Kelt Energy, a large Paris-based international independent oil and gas company formerly traded on the London Exchange. He has consulted for many major and independent international oil and gas companies, service companies, and financial institutions in North and South America, Europe, Asia, and the Middle East and managed a research consortium of 15 companies. He is director and/or officer of three Canadian junior public shell companies. Dr. Kohlhaas received Petroleum Engineer and Ph.D. degrees from the Colorado School of Mines.

     Alex S. Cathcart has been a director of Saba since January 1997 and has served as Executive Vice President of Saba since March 1997 until his appointment in December 1997 as President, in which position he served until June 1998, when he resigned such position. Mr. Cathcart presently is a consultant to Saba. Mr. Cathcart has served as President and Chief Executive Officer of Beaver Lake Resources Corporation since 1993 and previously as President and Chief Operating Officer of Saba Exploration Company from May through December 1997. He has also served as President and Chief Operating Officer of Saba Offshore, Inc. and Sabacol, Inc., subsidiaries of Saba, from
December 1996 to August 1997 and was re-appointed to these positions in December, 1997 in which he served through December 1998 for Sabacol, Inc. From 1987 to 1993 he was the Chairman and principal owner of Barshaw Enterprises Ltd., a family-owned consulting and investment company operating primarily in the oil industry. Mr. Cathcart has over 40 years experience in the oil industry. His exploration experience was gained with Texaco Exploration Company, Francana Oil & Gas and LL&E Canada. Since 1971 he has been involved in general management with Banner Petroleum, Voyager Petroleum, Natomas Exploration of Canada, Page Petroleum and Prime Energy.

     Mr. Holtrop has been a director of Saba since January 11, 1999. Mr. Holtrop is a director of Horizontal Ventures, which is a publicly reporting company. Mr. Holtrop has been a senior Production Technology professor at the Delft University, he served in various positions within the Shell Oil Company where he started his career in 1962.
Mr. Holtrop has almost forty (40) years of experience within the oil and gas exploration, drilling and production industry with a global hands-on background.
Mr. Holtrop has a Ph.D. and a MSC in Mining Engineering from the Delft University of Technology.

     Burt M. Cormany has been President of Santa Maria Refining Company since July 1994 and was appointed President of Saba Petroleum, Inc. on January 29, 1999. Mr. Cormany worked in various capacities for the previous owners of Saba's Santa Maria Refinery from 1951 to 1990, including refinery manager from 1974 to 1990. In 1991, Mr. Cormany was a consultant to the previous owner of the refinery. He retired in 1991 and returned to work in 1994 as a consultant to Saba for several months prior to becoming President of Santa Maria Refining Company later that year.

     Herb Miller has been President of Beaver Lake since March 1998 where he had also served as Vice President of Exploration and Land from 1993 to February 1997. At that time, Mr. Miller was transferred to Saba's corporate office to the position of Manager of the Technical and Drilling Departments, and in August 1997 he was appointed President and Chief Operating Officer of Saba Petroleum, Inc. in which positions he served through December 1997. In December 1997, Mr. Miller was appointed Vice President of Saba's international exploration and
drilling operations and President  and  Chief  Operating   Officer  of  Saba
Exploration Company in which he served through March, 1998. Mr. Miller graduated from the University of Tulsa, Oklahoma with a Bachelor of Geology degree and has 38 years of oil industry experience. Mr. Miller's exploration experience was obtained while employed by the Pure Oil Company and Unocal Canada Explorations. For the period 1976-1980, he was involved in managing exploration projects with Unocal in the position of District Geologist, Division Geologist and Exploration Co-ordinator. In 1980 he joined Westar Petroleum serving as general manager of exploration/land and general manager exploration/engineering. Mr. Miller's experience has been primarily in Western Canada and also includes the Northwest Territories, Beaufort Sea, east and west coast offshore, the United States and the North Sea. From 1991 to 1993 when he joined Beaver Lake as Vice President Exploration and Land, he was a private consultant to the energy industry.


     Susan M. Whalen became Secretary of Saba in August 1998 and was appointed as Saba's General Counsel in July 1998. During 1997, she practiced contract and corporate law as an independent contractor for several clients, including Saba, before she was employed by Saba in November 1997 as an associate legal counsel. From 1994 through 1997, Ms. Whalen managed the administrative operations of Cranford Street, Inc. a product and brand development, licensing, and contract manufacturing company. From 1991 through 1994, she served as Vice President of Sales and Customer Relations of Sassaby, Inc. a product development and marketing company. Ms. Whalen obtained a Juris Doctor degree from Western State University - College of Law in 1987. An uncontested petition under the Federal bankruptcy laws was filed by Ms. Whalen for her property in 1994.

DIRECTOR COMPENSATION

     Saba does not pay any additional remuneration to executive officers for serving as directors. As of May 1997 and for each term thereafter, non-employee directors will receive a retainer of $12,000 for the first four Board meetings and $1,000 per meeting for the fifth and any additional meetings, including committee meetings attended. Directors of Saba are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings, including reasonable travel and lodging expenses. The Board of Directors received a total of $47,900 in cash compensation in 1996 and $39,700 in 1997. Pursuant to the 1997 Stock Option Plan for Non-Employee Directors, each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. The Board of directors amended the plan to provide for a one-time grant of 15,000 shares of Common stock, vesting 20% per year, which amendment was approved by the shareholders on August 28, 1998. At December 31, 1997, each qualified non-employee director had been granted options to acquire 15,000 shares at an exercise price of $15.50 per share.

     No family relationships exist between or among any of the directors or executive officers.

     EXECUTIVE COMPENSATION

     The following table sets forth certain information as to compensation of the Chief Executive Officer of Saba and the four other most highly compensated executive officers of Saba who received salary and bonuses of over $100,000 in any of the years 1995, 1996 or 1997.

                                                         Long Term
                                                        Compensation
Name and           Annual Compensation     Other        Securities
principal                                 Annual         Underlying   All Other
position     Year  Salary     Bonus    Compensation     Options     Compensation
(4)

Ilyas
 Chaudhary   1997 $183,500     $2,885         (3)        500,000 (5)     $4,420
 Chairman    1996  153,000     20,000         (3)           ---           4,750
 Board,      1995  150,000(2)   1,731         (3)        200,000           ---
 Chief
 Executive Officer

Walton C.
 Vance       1997 $120,700     $2,254         (3)           ---          $4,009
 Vice        1996  101,633     20,000         (3)           ---           2,259
 President,  1995    ---         ---          ---           ---            ---
 Chief
 Financial
 Officer, and
 Secretary(6)

Burt
 Cormany     1997 $110,040     $9,170         (3)         20,000         $1,351
 President   1996  113,386      8,330         (3)           ---           5,549
 and Chief   1995    ---         ---          ---           ---            ---
 Operating
 Officer of
 Santa Maria
 Refining
  Company

Bradley T.
 Katzung     1997 $77,655    $70,200          (3)           ---          $1,097
 Executive   1996   ---         ---           ---           ---            ---
 Vice        1995   ---         ---           ---           ---            ---
 President
 & General
 Manager - USA (7)

Rodney C.
 Hill        1997 $121,636      ---           ---        125,000           ---
 Vice        1996   ---         ---           ---           ---            ---
 President-  1995   ---         ---           ---           ---            ---
 Legal
 Affairs(8)

------------------

(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.
(2) Includes amounts reimbursed by Saba in 1995 to SEDCO, a corporation wholly owned by Ilyas Chaudhary, of $75,000 for management services performed by Mr. Chaudhary.
(3) "Other Annual Compensation" was less than the lesser of $50,000 or 10% of such officer's annual salary and bonus for such year.
(4) Represents the contributions made by Saba on behalf of these individuals to Saba's 401(k) Plan.
(5) Consists of options covering 200,000 shares granted by Saba's 1996 Incentive Equity Plan; 200,000 shares of deferred Common stock; and 100,000 performance shares issuable if Saba meets 1998 earnings test.
(6) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.
(7)  Employment Agreement expired November 8, 1998.
(8) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following stock options were granted during 1997 by Saba to the named executives.

                                                   Potential Realized
                                                       Value At
                                                    Assumed annual
                                                    Rates of Stock  Alternative
                                                            Price   to (f) and
                     Individual Grants             Appreciation For  (g); Grant
                                                       Option Term   Date Value
----------------------------------------------  ------------------- -----------
 (a)            (b)         (c)        (d)     (e)  (f)       (g)      (h)
              Number of
              Securities   % of Total
              Underlying   Options/
               Options/    SARs
                  SARs     Granted to
               Granted (f)  Employees   Exercise or                   Grant Date
Name            (in          in Fiscal     Base     Expiration          Present
               thousands)   Year        Price($/Sh.)   Date  5%($) 10%($)Value $
---------------------------------------------------------  ------------- ------
Ilyas
Chaudhary(1)     200         33.6         15.50      5-30-07           1,454,500
Herb Miller       15          2.5         15.50      5-30-07             109,100
Alex Cathcart     75         12.6         15.50      5-30-07             421,600
Imran Jattala     25          4.2         15.50      5-30-07             181,800
Rod Hill (2)     125         21.0         15.50      5-30-07             909,000
Burt Cormany      20          3.4         15.50      5-30-07              89,800
Total in 1997    595


Valuation Method used:  Black-Scholes option pricing model:
                        Expected volatility  - 43.16%
                        Risk-free rate of return - ranging from 6.18%-6.49% Dividend yield - 0%
                        Time of Exercise - full  vesting period of each option,
                                           ranging from 2-5 years

------------------------
(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.

(2) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information with respect to options exercised in 1997 and unexercised options to purchase Common stock of Saba at December 31, 1997:

                                    Securities Underlying
                                    Number of Unexercised  Value of Unexercised,
      Shares                        Options SARs at      In-the Money Options at
    Acquired on   Value             Fiscal Year-End (#)   Fiscal Year-End ($)
Name   Exercise(#)Realized($)Exercisable/Unexercisable Exercisable/Unexercisable
----- ----------- ------------ ----------------------- -----------------------
Ilyas
 Chaudhary(1)
        20,000       $50,000       60,000/120,000         $420,000/$840,000
Walton C.
 Vance (2)
           -             -         150,000/40,000       $1,087,500/$290,000
Bradley T.
 Katzung (3)
           -             -          80,000/20,000         $570,000/$142,500

--------------

(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.

(2) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.

(3)  Employment Agreement expired November 8, 1998.

COMPENSATION AND OPTIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1997, the following non-executive directors of Saba served as members of the Compensation and Options Committee of the Board of Directors: Messrs. Faysal Sohail, Ronald Ormand and Hagler. Neither Mr. Sohail nor Mr. Ormand were formerly, nor are they currently, officers or employees of Saba or any of its subsidiaries. Mr. Hagler, although currently not an officer or employee of Saba or any of its subsidiaries, was President from July 1997 through September, 1997 of Capco, an affiliate of Saba.

BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

     EMPLOYMENT AGREEMENTS

     Alex S. Cathcart Employment Agreement. Saba has entered into an employment agreement with Alex S. Cathcart, dated March 1, 1997, for a two-year term expiring on February 28, 1999, which can be extended for an additional two years at the sole discretion of Saba. The employment agreement provides for a base salary of $115,000, increasing to $123,000 in the following years. Mr. Cathcart is granted options to purchase 50,000 shares at fair market value as of May 31, 1997, which vest pro rata at the completion of the year of service under the agreement to which they relate (with the first 25,000 options vesting on March 1, 1998). In May 1997, Saba granted to Mr. Cathcart options to purchase 25,000 shares at fair market value as of May 31, 1997, the grant of such options being contingent upon Mr. Cathcart remaining in the employ of Saba for an additional year succeeding the expiration of his existing employment contract and such options vesting at the completion of the additional year of service to which they relate. While the employment agreement has not been formally amended, in June 1998, Mr. Cathcart and Saba agreed to change his employment to a consulting arrangement on the same terms as those contained in the employment agreement. In addition, Mr. Cathcart's arrangement provides for his availability on a half-time basis to Saba at a compensation rate of 75% ($86,250) of that called for by the agreement.

    Burt Cormany Employment Agreement. Saba and Burt Cormany have agreed to extend an employment agreement for a another two-year term expiring on December 31, 2000, by which Mr. Cormany will serve as President and Chief Operating Officer of Santa Maria Refining Company and as President of Saba Petroleum, Inc. that subsidiary. Under the agreement, Mr. Cormany is eligible to participate in the stock option plans of Saba and will receive a base salary of $140,000 in the first year of the agreement and $150,000 in the second year.

     Herb Miller Employment Agreement. Beaver Lake Resources Corporation, a 74%-owned subsidiary of Saba, and Herb Miller have entered into an employment agreement for a two-year term expiring on March 1, 2000, by which Mr. Miller will serve as President of that subsidiary. The employment provides for an annual salary of $85,000 (Cdn) and the grant of options to purchase 500,000 shares of Beaver Lake Resources Corporation's common stock at a strike price of $0.50 (Cdn) per share to be vested fifty percent a year for two years.

     BENEFIT PLANS

     Stock Option Plans. In June 1996, Saba's stockholders approved Saba's 1996 Incentive Equity Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to enable Saba to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of Saba's Common stock that may be issued by the Incentive Plan, and the maximum number of shares of Common stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000 shares, respectively. Options granted under the Incentive Plan have an exercise price equal to the market value of the Common stock on the date of grant, and become exercisable over periods ranging from two to five years from the date of grant. At December 31, 1997, options to purchase 580,000 shares of Common stock had been awarded under the Incentive Plan.

     In May 1997, Saba's stockholders approved Saba's 1997 Stock Option Plan for Non-Employee Directors, which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of
20% per year on the first anniversary of the date of grant. The Board of Directors amended the plan with shareholder approval to provide for a one-time grant of 15,000 shares of Common Stock vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At December 31, 1997, a total of 45,000 options had been granted under the Directors Plan.

     In fiscal years 1993 through 1996, Saba issued options for 560,000 shares of Common stock to certain employees of Saba, other than Mr. Chaudhary. These options, which are not covered by the Incentive Stock Option Plan or the
Non-Qualified Stock Option Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options is the fair market value of the shares at the date of grant and ranges from $1.25 to $4.38, with a weighted exercise price of $1.47. Options to acquire a total 284,000 shares were exercisable as of December 31, 1997.

     Retirement Plan. Saba sponsors a defined contribution retirement savings plan (the "401(k) Plan"). Saba currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. Saba's contributions to the 401(k) Plan were $25,745 in 1995, $44,014 in 1996, and $42,016 in 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain officers, directors and key employees of Saba are engaged in the oil and gas business for their own account and have business relationships with other oil and gas exploration and development companies or individuals. As a result, potential conflicts of interests between such persons and Saba may arise.

     In 1997, Saba adopted a policy whereby all transactions by and between Saba and any affiliate of Saba shall be conducted on an arm's-length basis, and all substantial transactions shall be approved by a majority of Saba's directors without an interest in such transactions.

     In 1995, Saba borrowed $350,000 from Unico, Inc., a company controlled by William N. Hagler, a director. The loan bore interest at 10% per annum and was repaid in December 1995.

     Saba has, from time to time, outstanding balances due to, or receivables due from, Capco and SEDCO (or subsidiaries of such companies). Except as indicated to the contrary, balances from and to Saba are open accounts and are unsecured. The transactions giving rise to such matters are as follows:

     In 1995, Capco loaned $2,221,900 to Saba at 9% per annum; the proceeds were used to acquire certain of Saba's Colombian properties. The loans were evidenced by unsecured promissory notes. $600,000 of the initial loan proceeds was exchanged for 150,000 shares of Common stock at a price of $4 per share (which exceeded market price at the time). The notes were paid in full in 1997.

     In 1995, Saba borrowed $10,500 from SEDCO on a short-term basis and repaid such amount during 1996.

     In 1995, Saba paid SEDCO $10,700 for reimbursement of prior year charges to Saba.

     In 1995, Saba received $210,100 from Capco for reimbursement of prior year charges and advances and was charged $22,700 for interest on advances.

     In 1995, Saba remitted $92,100 to Capco and affiliates in settlement of prior year charges.

     During 1995, Saba loaned $101,700 to SEDCO, evidenced by a secured promissory note bearing interest at 9% per annum, collateralized by Mr. Chaudhary's vested, but unexercised, options to purchase the Common stock of Saba. The note's principal and accrued, but unpaid, interest is due December 31, 1998.

     In 1996, Saba received $29,300 from Capco and certain affiliates of Mr. Chaudhary for reimbursement of prior year advances and charged Capco $9,600 for interest on such advances.

     In 1996, Saba charged SEDCO $9,800 for interest on the outstanding note receivable and was charged $5,100 by Saba Energy, Ltd. for interest due to that company.

     Saba charged SEDCO, Capco and certain affiliates of Mr. Chaudhary $92,900 and $26,300 for administrative services provided to such companies during 1995 and 1996, respectively. Such administrative services consisted largely of Mr. Chaudhary's time. Of such amounts, $43,100 was unpaid at December 31, 1996.

     During 1996, a subsidiary of Capco participated in the drilling of one of Saba's exploratory wells on the same basis as did Saba. Saba has billed the subsidiary a total of $112,200, of which $64,700 was outstanding at December 31, 1996.

     During 1996, Saba provided a short-term advance to SEDCO amounting to $10,000. No interest was charged on the advance.

     During 1996, Saba loaned $300,000 to Mr. Chaudhary, evidenced by a promissory note bearing interest at the rate of prime plus 0.75%. Interest is due in quarterly installments and principal is due October 31, 1998. The note is secured by Mr. Chaudhary's vested, but unexercised, options to acquire Common Stock of Saba. In September 1997, Saba commenced amortization of the note by applying twenty percent of Mr. Chaudhary's salary thereto.

     During 1996, Saba loaned $30,000 to William J. Hickey, a director at the time. Such loan is evidenced by an unsecured promissory note, with interest of 9.25% payable at maturity.

     Saba charged SEDCO and Capco $18,600 for administrative services provided to such companies during the year ended December 31, 1997. Such administrative services consisted largely of Mr. Chaudhary's time.

     Saba charged Capco $23,300 for charges incurred in connection with the Solv-Ex Corporation matter, and $93,600 for an advance and related expenses against an indemnification provided by Capco during the year ended December 31, 1997.

     In 1997, Saba received $10,000 in repayment of a short-term advance to SEDCO, and $61,200 from Mr. Chaudhary for accrued interest and principal on his loan from Saba.

     During the year ended December 31, 1997, Saba billed a subsidiary of Capco a total of $18,800 and received payments of $92,000 which included amounts billed in the prior year, in connection with the subsidiary's participation in drilling and production activities in one of Saba's oil properties.

     During the year ended December 31, 1997, Saba charged interest to SEDCO, Ilyas Chaudhary and William Hickey (a former director of Saba) in the amounts of $8,800, $27,500, and $2,700, respectively, on outstanding, interest-bearing indebtedness to Saba.

     During the year ended December 31, 1997, Saba incurred interest charges in the total amount of $60,200 on the notes payable to Capco. Saba paid Capco a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     From time to time Saba chartered from a non-affiliated airplane leasing service, a jet airplane acquired by Mr. Chaudhary in 1997. When chartering the airplane, Saba paid the rate charged others by the leasing service, less a discount, so that the rate paid by Saba was less than that paid by others. Use of the airplane indirectly benefitted Mr. Chaudhary since it reduced the amount of time he was required to engage the airplane. During 1997, Saba incurred usage charges of $72,800. Mr. Chaudhary disposed of his ownership of the airplane in March 1998.

     During the nine months ended September 30, 1998, Saba advanced $36,000 to Capco, evidenced by an unsecured promissory note.

     During the nine months ended September 30, 1998, Saba charged interest to SEDCO, Ilyas Chaudhary, and William Hickey in the amounts of $7,300, $22,100, and $2,200, respectively, on outstanding, interest-bearing, indebtedness to Saba. Saba received $13,400 from Mr. Chaudhary for accrued interest on his loan from Saba, and $29,500 from SEDCO for accrued interest and principal on the loan to that Company.

     During the nine months ended September 30, 1998, Saba charged Capco $1,500 for interest on outstanding advances to that company.

     In July 1997, Saba and Solv-Ex Corporation, which owned interests in two tar sands licenses in the Athabasca region of Alberta, Canada, informally agreed to terms upon which Saba would acquire a 55% interest in the licenses, related improvements and certain related technology, subject to various conditions, including satisfactory results of a due diligence investigation by Saba. Solv-Ex and its principal subsidiary have filed for reorganization pursuant to the United States Bankruptcy Code and for protection under analogous Canadian legislation. To conclude the transaction, Saba would be required to invest approximately $15 million, largely to pay creditors in Canada and would then undertake project development, which could cost as much as $1 billion. In lieu of committing to the purchase, Saba entered into an agreement with Capco by which Saba transferred to Capco its rights under such agreements in exchange for Capco's agreement to convey to Saba a 2% overriding royalty on the project (commencing after the project generated $10 million in gross revenues) and granted to Saba the right to acquire up to 25% of the interests in the project that are acquired by Capco for the same proportion of Capco's cost of acquisition and maintenance of the project. The option runs for two years from the date of Capco's acquisition of the properties or Saba. Neither of these events has occurred. In the investigation and negotiations of the acquisition of the tar sands project, Saba and Capco had agreed that Saba would bear all costs, internal and third party, incurred by Saba prior to August 13, 1997, and that Capco would bear the expenses incurred subsequent to said date. Such costs include $100,000 lent to Solv-Ex as an inducement to negotiate and execute a purchase agreement the amount of which was repaid to Saba in August 1998. Saba's total costs in respect of the acquisition (excluding the loans) are approximately $60,000.

In November 1997, Saba and a large independent oil company each entered into an agreement with Hamar II Associates, LLC, an entity in which Rodney C. Hill, a director of Saba is a member, providing for Saba and the large independent to acquire oil and gas leases and to participate in the drilling of a test well in northern California, to bear a proportionate part of the lease acquisition and maintenance payments and to pay a proportionate share (30% in the case of Saba and 60% in the case of the large independent) of a consideration of $100,000 to members of Hamar, including Rodney C. Hill. Saba had orally agreed to issue 20,000 shares of its Common stock for no additional consideration should the test well drilled on the Behemoth Prospect be productive in quantities deemed commercial by Saba. Save for the issuance of the Common Stock, the terms of participation are the same for Saba and the large independent, which would be the operator of the project if it were successful. The exploratory well was drilled on this prospect during March and April 1998 and has been abandoned. A technical review of the land block is being performed.

     Rodney C. Hill, a former director of Saba, is the sole stockholder of Rodney C. Hill, a Professional Corporation, which has acted as general counsel to Saba. In 1997, such corporation was engaged to provide legal services to Saba by a retainer agreement, which may be canceled by Saba at any time, and by which such corporation receives an annual retainer of $150,000 and reimbursement of certain expenses. During 1997, Mr. Hill was granted options to acquire 125,000 shares of the Common Stock of Saba at a price equal to the current fair market value of the Common Stock at the time of grant that vest over a period of five years. In March 1998, the legal services agreement was amended to terminate the existing fee arrangement and limit the scope of
representation  of  Saba  to  matters   pertaining  to  the  proposed  business
combination with Omimex Resources Inc. with compensation set at $100,000 upon completion of the business combination or $50,000 if such transaction is not consummated. The agreement was further amended to provide for the cancellation of the grant of options to acquire 125,000 shares of Common Stock and, among other consideration, the issuance of 20,000 shares of Common stock, fully paid, and the grant of options to acquire 30,000 shares of Common stock at fair market value at the time of grant that vested immediately. In June 1998, the agreement was further amended to expand the scope of representation for a period ending September 30, 1998, for an additional fixed fee of $50,000 plus expenses to be paid at the minimum rate of $6,000 per month with the unpaid balance due by October 31, 1998. The agreement was further updated by Saba for month to month consulting services commencing October 1, 1998, for $6,000 per month plus expenses and to extend the exercisable term of options granted to acquire 30,000 shares of Common Stock and at the exercise price of $1.50 per share. At September 30, 1998, Saba was indebted to the corporation controlled by Mr. Hill
in an   aggregate   amount  of   $123,400,   representing   accrued   fees  and
reimbursements.

     Ronald D. Ormand, who served as a director of Saba from May 1997 to July 1998, is a Managing Director of CIBC-Oppenheimer & Co., Inc., which has rendered investment banking services to Saba. During January 1998, Saba engaged CIBC-Oppenheimer to advise Saba with respect to strategies and procedures to adopt in an effort to maximize shareholder values. This engagement was terminated effectively in August 1998, and through August 1999, CIBC shall be entitled to a fee if a sale of the Saba, or any part, is consummated with any of thirty-four parties identified by CIBC and Saba as having been contacted during the engagement by CIBC on behalf of Saba.

     William N. Hagler, a director of Saba, was formerly the President of Unico, Inc. and was the President of Capco from July 1997 to September 1997.

     In January 1998, Saba engaged Faysal Sohail, a former director of Saba, to render investor relations services to Saba for which Mr. Sohail had been granted 20,000 shares of fully paid Common stock.

     Meteor Industries, Inc., of which Capco owns a majority of the stock, has an interest in Saba Power Company Ltd. ("Saba Power"), a limited liability corporation in Pakistan which was established in early 1995 to pursue development of a power plant project in Pakistan (the "Power Project"). On December 27, 1996, Meteor Industries, Inc. entered into an agreement with Saba whereby Saba participated and owns a 0.5% interest in the Power Project. This percentage, however, could be reduced in the event that other shareholders of Saba Power are required to make additional contributions to equity. No such additional equity contributions have been requested.

     In January 1998, Saba entered into an agreement and made a deposit of $36,000 to purchase real property located in Santa Maria, California for $300,000. The purchasing interest of Saba was thereafter assigned to Capco in April 1998, and the sale closed in May 1998. Capco had agreed to reimburse to Saba the $36,000 deposit, with interest at the rate of 12% per annum, within 90 days of closing.

     In July 1998, Bradley Katzung, an officer of Saba, earned a bonus of one percent of the net proceeds of the sale of Saba's interest in oil and gas properties in Michigan for approximately $3.7 million.

     In connection with an Exchange Agreement entered into on March 6, 1998, effective January 1, 1998, and closing on April 6, 1998, by a subsidiary of Saba for its acquisition of the remaining 20% working interest in the Potash Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, Saba was obligated to tender 200,000 shares of Company Common stock, free of all restrictions, to the Seller, while Saba was to reserve and withhold 10,000 shares thereof until such time as certain litigation affecting the subject matter of the Exchange Agreement was dismissed or upon written agreement by the parties. In July 1998, the Seller assigned its entire receivable from this transaction, recorded by Saba at a cost of $750,000 based upon the closing price of Saba's Common stock on the closing date, to Capco and affiliates of Capco in exchange for its receipt of 200,000 unrestricted shares of Company Common stock.

     In August 1998, and for $525,000, an affiliate of Saba purchased property adjoining Saba's refinery, said land that had been claimed by the predecessor as being contaminated by underground emissions from the refinery. The affiliate offered an option to Saba to assume the payments of the financed balance of $450,000 plus 8.5% interest in exchange for acquiring an interest in the property.

     In August 1998, Saba sold its interest to Capco Development, Inc. in two producing wells in Alabama for $800,000, an approximate 20% portion of which was paid and acquired by Mr. Chaudhary.

     On October 8, 1998, Randeep S. Grewal became a director of Saba and a member of Saba's Management Committee on November 12, 1998. Mr. Grewal is the Chairman and Chief Executive Officer of Horizontal Ventures. Horizontal Ventures has entered into several transactions with respect to Saba's securities and the designation of directors on Saba's Board of directors as described in "SABA - Recent Developments - Transactions Involving Horizontal Ventures, Inc."

     Saba entered into a letter of understanding that may be deemed an employment agreement in August 1998, with Charles A. Kohlhaas, a director, and while Dr. Kohlhaas was employed by Saba as its Chief Executive Officer and President on an interim basis. Saba is unsure as to what rights, if any, may be continuing under the August letter of understanding.

     In May 1997, Capco and certain of its designees acquired a working interest in the properties of Saba in New Mexico.

     In December, 1998, Saba entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1998, subject to certain conditions, and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excluding interests located in Louisiana.

     Saba had entered into an employment agreement with Ilyas Chaudhary for a term expiring in the year 2000, by which Mr. Chaudhary was to serve as Chief Executive Officer of Saba. The employment agreement provided for a base salary of $150,000 in 1995, increasing 10% annually to $219,615 in 1999. The employment agreement also provided Mr. Chaudhary with options to purchase 200,000 shares of Saba's Common stock, for $1.50 per share, 40,000 of which vest each year of the agreement beginning in 1996. Of the total shares vested at December 31, 1997, 60,000 were unexercised and 20,000 have been exercised. In May 1997, Saba authorized the issuance to Mr. Chaudhary of 200,000 shares of Deferred Common stock, the issuance of such deferred shares being contingent upon Mr. Chaudhary remaining in the employ of Saba for a period of two years succeeding the expiration of his employment contract and such shares being issuable 100,000 shares at the end of each such succeeding year. In addition, at that time Saba authorized the issuance to Mr. Chaudhary of 100,000 shares of the Common stock should Saba meet certain earnings benchmarks during 1997.

     On November 12, 1998, Mr. Chaudhary stepped down as Chief Executive Officer and President of Saba in order to facilitate the closing of the transactions pending with Horizontal Ventures, Inc. (see "Saba - Recent Developments - Horizontal Ventures, Inc.") The company had agreed at that time to negotiate a severance package with Mr. Chaudhary with respect to the termination of his employment agreement. Such negotiations are pending.

    Saba is in discussions with Mr. Chaudhary, Capco, and their affiliates for a global settlement of all related party transactions.

                         PRINCIPAL STOCKHOLDERS OF SABA

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock by (i) each person who is either the record owner or known to Saba to be a beneficial owner of more than 5% of the Common stock, (ii) each director and named executive officer of Saba and (iii) all directors and officers of Saba as a group. Shares Beneficially Owned and Ownership as a Percent of Common Stock is given as of January 22, 1999, when there were 11,385,726 shares outstanding. Ownership as a Percent of Common stock Assuming Full Conversion and Exercise assumes that the 8,000 shares of Series A Preferred Stock including a $360,000 dividend through September 30, 1998, are converted in accordance with the agreements between and among Saba, Horizontal Ventures and RGC, that all 269,663 Warrants issued in connection with the Series A Preferred Stock are exercised, and that Saba obtains all requisite approval to comply with the terms of the Series A Preferred Stock with respect to conversion. See "Risk Factors-Convertible Securities/Increasing Dilution Caused By Falling Stock Price". Such conversion and exercise would increase the outstanding shares by approximately 4,535,604 shares to 15,587,997. Because the Series A Preferred Stock is not required to be converted and the conversion rate varies with the current price of the stock these numbers could vary materially.

                            Ownership as a Percent of
                               Shares Beneficially  Common stock Assuming Full
                                   Owned (1)          Common stock
Conversion and Exercise
                                   ---------             ------------
-----------------------
Principal Stockholders:

-----------------------
  Horizontal Ventures, Inc. (2)(3)     6,419,622                   41.18%
     630 Fifth Avenue, Suite 1501
     New York, New York

Directors and Named
Executive Officers:
-------------------
  Dr. Charles A. Kohlhaas                        0                      *
                *
  William N. Hagler                         14,000                      *
                *
  Randeep S. Grewal (4)                          0                      *
                *
  Alex S. Cathcart                               0                      *
                *
  Dr, Jan F. Holtrop                             0                      *
  Herb Miller                                    0                      *
                *
  Burt Cormany                                   0                      *
                *
  Susan M. Whalen                                0                      *
                *

  All Directors and Named Executive
    Officers as a Group                     25,500                      *
                *

-------------

     Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, but not limited to, the exercise of any option, warrant or conversion of a security. In making this calculation, options and warrants which are significantly "out-of-the-money" and therefore unlikely to be exercised within sixty days are not included in the calculation of beneficial ownership. For this purpose, Saba deems options and warrants with an exercise price above $2.50 as unlikely to be exercised within the next sixty days. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

*    Less than one percent.

(1) Except as otherwise indicated, Saba believes that the beneficial owners of the Common stock listed above have sole investment and voting power with respect to such shares subject to community property laws where applicable.

(2) By a Stock Exchange Agreement dated November 23, 1998, among Horizontal Ventures and the former shareholders of Saba Acquisub, Inc. ("SAI"), Horizontal Ventures acquired the 2,971,766 shares of Saba Common stock held by SAI and SAI was merged with and into Horizontal Ventures. Prior to the consummation of the Stock Exchange Agreement, SAI was owned by Capco Resources Ltd. (26.67%), Capco Acquisub, Inc., a wholly owned subsidiary of Capco Resources Ltd. (63.62%), SEDCO, Inc. (5.54%) and Parkfield Management Limited (4.17%). Ilyas Chaudhary owns 50% of a privately held Canadian company, which through a subsidiary, owned 90% by it and 10% by Mr. Chaudhary, owns 1,582,126 shares of the common stock of Capco Resources Ltd. Mrs. Bushra Chaudhary, the wife of Mr. Chaudhary, owns the remaining 50% of the privately held Canadian company. Faisal Chaudhary, the adult son of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco Resources Ltd. and Aamna Chaudhary, the daughter of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco Resources Ltd. Mr. and Mrs. Chaudhary each disclaim beneficial interest in the shares of Capco Resources Ltd. owned by each other and in the shares held by Faisal Chaudhary. SEDCO, a corporation wholly owned by Mr. Chaudhary, owns 4,227,821 shares of the common stock of Capco Resources Ltd. As of November 30, 1998 there were 9,148,311 outstanding shares of the common stock of Capco Resources Ltd. Shares in Capco Resources Ltd. owned by members of Mr. Chaudhary's family may be deemed to be owned by Mr. Chaudhary by reason of the attribution rules of the Securities and Exchange Commission. The remaining 1,526,442 shares of Capco Resources Ltd. common stock are held by the public.

(3) Consists of (i) An aggregate of 300,012 shares of Common stock of Saba into which the 690 shares of Saba's Series A Preferred Stock acquired by Horizontal Ventures from RGC under the Preferred Stock Transfer Agreement, along with the accrued but unpaid dividends on such shares of Series A Preferred Stock, are convertible, (ii) 2,500,000 shares of Common Stock which are to be issued to Horizontal Ventures under the Common stock Purchase Agreement (of which 333,333 shares have been issued to Horizontal Ventures as part of an interim closing), (iii) 568,200 shares of Common stock held by International Publishing Holding s.a. ("IPH") and subject to a presently exercisable call option by Horizontal Ventures under the option agreement between Horizontal Ventures and IPH, with the dispositive and voting power for such 568,200 shares being effectively shared between Horizontal Ventures and IPH, (iv) 80,000 shares of Common stock held directly by Horizontal Ventures and (v) 2,971,766 shares of Common stock acquired by the Stock Exchange Agreement and held directly by Horizontal Ventures.

(4) Mr. Grewal is an affiliate of, but does not control the Board of directors for, Horizontal Ventures.

                              SHAREHOLDER PROPOSALS

     It is anticipated that Horizontal Ventures' 1999 Annual Meeting of Shareholders will be held in July 1999. Shareholders of Horizontal Ventures who intend to present proposals at such Annual Meeting must have submitted their proposals to Horizontal Ventures on or before December 31, 1998, for inclusion, if appropriate, in Horizontal Ventures' proxy statement and form of proxy relating to the 1999 Annual Meeting.

                                     EXPERTS

     The consolidated financial statements of Horizontal Ventures as of December 31, 1997 and for each of the years in the two-year period ended December
31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Bateman & Co., Inc., P.C., independent certified public accountants, as indicated in their report dated April 14, 1998 with respect thereto and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Saba as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by PricewaterhouseCoopers, LLP, independent certified public accountants, as indicated in their report dated April 15, 1998, which report contains an explanatory paragraph concerning substantial doubt regarding Saba's ability to continue as a going concern, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

     Certain estimates of Horizontal Ventures oil and gas reserves as of December
31, 1995, 1996 and 1997 appearing in this Joint Proxy Statement/Prospectus were based upon engineering reports prepared by the independent petroleum engineering firms of
Netherland, Sewell & Associates, Inc. Such estimates are included herein in reliance upon the authority of such firms as experts in such matters.

     Certain estimates of Saba oil and gas reserves as of December 31, 1995, 1996 and 1997 appearing in this Joint proxy statement/prospectus were based upon engineering reports prepared by the independent petroleum engineering firms of Netherland, Sewell & Associates, Inc. and Sproule Associates Limited. Such estimates are included herein in reliance upon the authority of such firms as experts in such matters.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Horizontal Ventures common stock to be issued upon consummation of the merger and the federal tax consequences of the merger have been passed upon by Ballard Spahr Andrews & Ingersoll, LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

     Horizontal Ventures and Saba file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file and the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Horizontal Ventures and Saba public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Horizontal Ventures also may be inspected at the offices of the NASD, 1735 K Street, Washington, D.C. 20006. Reports, proxy statements and other information concerning Saba also may be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

     Horizontal Ventures has filed the Registration Statement to register with the SEC the shares of Horizontal Ventures common stock to be issued to Saba shareholders in the merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Horizontal Ventures, a proxy statement for the Horizontal Ventures Special Meeting and a proxy statement of Saba for the Saba Special Meeting.

     As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

     Horizontal Ventures has supplied all information contained in this Joint Proxy Statement/Prospectus relating to Horizontal Ventures, and Saba has supplied all such information relating to Saba.

     You should rely only on the information contained in this Joint Proxy Statement/Prospectus to vote your shares at the Horizontal Ventures Special Meeting or Saba Special Meeting. Horizontal Ventures and Saba have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated February 16, 1999.

                                     GENERAL

     The costs of soliciting proxies of Horizontal Ventures and Saba will be paid by Horizontal Ventures and Saba. In addition to the use of the mails, proxies may be personally solicited by directors, officers or regular employees of Horizontal Ventures or Saba (who will not be compensated separately for their services) by mail, telephone, telegraph, cable or personal discussion. Horizontal Ventures and Saba will also request banks, brokers, and other
custodians,   nominees  and  fiduciaries  to  forward  proxy  materials to the beneficial owners of stock held of record by such persons and request authority for the execution of proxies. Horizontal Ventures or Saba will reimburse such entities for reasonable out-of-pocket expenses incurred in handling proxy materials for the beneficial owners of Horizontal Ventures' and Saba's Common stock.

     Any proxy given by this solicitation may be revoked by the person giving it at any time before it is voted by delivering to the Chairman and Chief
Executive
Officer of Horizontal Ventures or the Secretary of Saba, a written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute revocation of a proxy unless the shareholder votes their shares of Common stock in person at the Meeting. Any notice revoking a proxy should be sent to the Chairman and Chief Executive Officer of Horizontal Ventures, Randeep S. Grewal, at 630 Fifth Avenue, Suite 1501, New York, New York 10111, or the Secretary of Saba, Susan M. Whalen, 3201 Airpark Drive, Suite 201, Santa Maria, California 93455.

     All shares represented at the Horizontal Ventures Special Meeting or the Saba Special Meeting by a proxy will be voted in accordance with the instructions specified in that proxy. Proxies received and marked "Abstain" as to any particular proposal, will be counted in determining a quorum, however, such proxies will not be counted for the vote on that particular proposal. Once a quorum has been established, an approved of a majority of the total votes cast at the Horizontal Ventures Special Meeting will be required for approval of the Horizontal Ventures proposals. The approval of the Merger agreement of the Saba Special Meeting will require the approved of a majority of the outstanding shares of Saba Common stock. Therefore, an abstention or broker non-vote with respect to the Merger agreement will have the effect of a vote cast against the Merger agreement. If no instructions are marked with respect to the matters to be acted upon, each duly executed proxy will be voted FOR the matter to be voted upon.

     Please complete, date, sign and return the accompanying proxy promptly.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY, NO MATTER HOW LARGE OR SMALL YOUR HOLDING MAY BE.

PAGE

                    PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of Horizontal Ventures and Saba. The unaudited pro forma condensed combined balance sheet as of September 30, 1998 gives pro forma effect to the proposed acquisition by Horizontal Ventures of all the issued and outstanding shares of capital stock of Saba as if the acquisition had occurred on September 30, 1998. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997 give pro forma effect to the acquisition of Saba as if such acquisition had occurred on January 1, 1997.

    The acquisition of Saba constitutes a change in control of Saba, which is an event of default under the Saba credit facilities and debentures. Saba's principal credit facilities with Bank one are currently in default due to, among other things, violation of financial covenants, and in February 1999 Bank One accelerated and declared immediately due the $20 million then outstanding under such facilities. There has been no adjustment for the effect of the defaults or other features of the aforementioned Saba financing arrangements reflected in the pro forma condensed combined financial statements since the amounts outstanding as of September 30, 1998 were already classified as current liabilities Horizontal Ventures intends to renegotiate the terms and conditions of these arrangements.

     The unaudited pro forma condensed combined financial statements give effect to the acquisition described above under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements presented on the following pages. The fair value of the consideration will be allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of the acquisition and may be revised for a period of up to one year from the date of the acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of Saba to the combined company is based upon information available at the date of preparation of these unaudited pro form condensed combined financial statements, and will be adjusted upon the final determination of such fair values. A final allocation of the purchase price to the Saba assets acquired and liabilities assumed is dependent upon analysis which has not progressed to a stage at which there is sufficient information to make such an allocation in these pro forma condensed combined financial statements. Horizontal Ventures has undertaken a study to determine the allocation of the purchase price to the various assets acquired and the liabilities assumed.

     The unaudited pro forma condensed combined financial statements do not purport to represent what Horizontal Ventures' results of operations or financial condition would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed and are not indicative of future results. The unaudited pro forma condensed combined financial statements below should be read in conjunction with the historical consolidated financial statements and related notes thereto of Horizontal Ventures and Saba.


PAGE

HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA BALANCE SHEET
SEPTEMBER 30, 1998


                                    UNAUDITED
------------------------------------------------------------------------------
          SABA    HORIZONTAL VENTURES     ADJUSTMENTS      REF     COMBINED
------------------------------------------------------------------------------
CASH        $1,186,671       $ 838,547         1,679,870     A      $1,705,088
A/R          5,464,432          86,755                               5,551,187
ALLOWANCE      (78,000)        (74,092)                               (152,092)
OTHER        2,750,105           3,272                               2,753,377
        -------------------------------------                 -----------------
  TOTAL
  CURRENT
  ASSETS     9,323,208         854,482                              11,857,560

O&G
 PROPERTIES 79,717,781       7,042,862                              86,760,643
LAND         3,175,568         135,826                               3,311,394
PLANT &
 EQUIPMENT   5,998,985       1,393,610                               7,392,595
ACCUM DEPLET
 & DEPREC. (45,470,788)       (824,151)                            (46,294,939)
OTHER        1,176,320         325,267                               1,501,587
HVI INVEST
 IN 690 PREFERRED
 SHARES                                         750,000      A,B       750,000
HVI INVEST
 IN 333,333
 SABA COMMON                                  1,000,000      B,D     1,000,000
HVI INVEST IN
 80,000 SABA
 COMMON                                          70,130      B,D        70,130
HVI INVEST
 IN 500,000
 SABA COMMON                                  1,020,000      B,C     1,020,000
HVI INVEST
 IN 2,960,445
 SABA COMMON                                 14,070,000      B,E    14,070,000
SABA SHARES
 ACQUIRED IN
 MERGER                                      11,893,915       B     11,893,915
ELIMINATION
 OF INVEST IN
 CONS. SUB                                  (28,054,045)     B,F   (28,054,045)
            ----------------------------------                -----------------
  TOTAL
  ASSETS    53,921,074       8,927,896                              65,278,840
            ===================================                =================

A/P &
 ACCRUED
 LIAB       12,488,875         59,672                               12,548,547
INCOME
 TAXES
 PAYABLE     1,413,494            -                                  1,413,494
CURRENT-LT
 DEBT       25,172,694         15,771                               25,188,465
BRIDGE LOAN
 FINANCING
 FOR W/C                                      2,000,000       G      2,000,000
N/P-IPH FOR
 SABA PREFERRED
 SHARES                                         500,000       A        500,000
N/P-IPH 500K
 SABA COMMON
 SHARES                                       1,020,000       C      1,020,000
N/P-IPH DEPOSIT
 ON OPTION                                      500,000       2        500,000
          -----------------------------------                   ----------------
  TOTAL
  CURRENT
  LIABILITIES 39,075,063        75,443                              43,170,506

LT DEBT, NET   5,347,411        52,283                               5,399,694
OTHER          1,584,914                                             1,584,914
DEFERRED TAXES    93,060                                                93,060
MINORITY
 INTEREST        621,366                                               621,366
PREFERRED
 STOCK         7,169,170                                             7,169,170
        ------------------------------------                     ---------------
  TOTAL
  LIABILITIES 53,890,984        127,726                             58,038,710

SABA:
-------------------------------
Common stock      11,052                         (11,052)       F         -
APIC          16,971,131                     (16,971,131)       F         -
ACCUM
 DEFICIT     (16,709,302)                     16,709,302        F         -
CTA             (242,791)             -          242,791        F         -
         --------------------

Horizontal Ventures:
-------------------------------
Common
 stock                        11,672,519      25,963,915       3     37,636,434
APIC                               -
-
ACCUM DEFICIT                 (2,872,349)    (27,523,955)     1,2   (30,396,304)
                           -----------------                     ---------------

TOTAL
 EQUITY         30,090         8,800,170                             7,240,130
             =====================================               ===============
TOTAL
 EQUITY
 & LIAB     $53,921,074       $8,927,896                            65,278,840
             =====================================              ================

OUTSTANDING
 SHARES:
SABA
 COMMON      11,052,393                     (11,052,393)      F         -
SABA
 PREFERRED        8,000                          (8,000)      F         -
HORIZONTAL
VENTURES
 COMMON                        1,570,981      2,591,991       F      4,162,972
                                                                ================



HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
DECEMBER 31, 1997

                                    UNAUDITED

------------------------------------------------------------------------------
                SABA      HORIZONTAL VENTURES  ADJUSTMENTS  REF   COMBINED

------------------------------------------------------------------------------
O&G SALES      $33,969,151    $211,696                            $34,180,847
OTHER            2,026,611        -                                 2,026,611
              -----------------------------------------------------------------
 TOTAL
  REVENUES      35,995,762     211,696                             36,207,458

PRODUCTION
 COSTS          16,607,027     247,979                             16,855,006
G&A              5,124,771     780,373                              5,905,144
DD&A             7,264,956        -           2,567,275     4       9,832,231
WRITE-DOWN OF
 PROPERTIES         -             -                                     -
               ----------------------------------------------------------------
 TOTAL
  EXPENSES      28,996,754   1,028,352        2,567,275            32,592,381
              -----------------------------------------------------------------

    OPERATING INCOME
     (LOSS)      6,999,008    (816,656)      (2,567,275)            3,615,077

LOSS ON SALE OF ASSETS                          (21,062)              (21,062)
INTEREST
 INCOME            165,949      11,873                                177,822
OTHER                                          (535,426)             (535,426)
INTEREST
 EXPENSE        (2,304,517)    (25,271)                            (2,329,788)
GAIN OF ISSUANCE OF
 SHARES-SUB          4,036         -                                    4,036
                -------------------------------------------------------------
TOTAL OTHER     (2,669,958)    (34,460)                            (2,683,356)
                --------------------------------------------------------------
  LOSS BEFORE
   TAXES         4,329,050    (851,116)       (2,567,275)             931,721

INCOME TAX
 PROVISION       1,875,720         -                                1,875,720
MINORITY INTEREST
 IN LOSS            55,883         -                                   55,883
               ===============================================================
  NET INCOME
  (LOSS)        $2,397,447   $(851,116)       (2,567,725)            $999,882
               ===============================================================

COMPREHENSIVE
 LOSS           $2,296,433    $   -                               $2,296,433
               ===============================================================

WTD SHARES
 BASIC          10,649,766     591,053                             4,259,639
WTD SHARES
 DILUTED        12,000,940         -                                   -

INCOME (LOSS)
 PER SHARE         $  0.23    $  (1.44)                              $  0.23
               =================================================================

PAGE

HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
SEPTEMBER 30, 1998

                                    UNAUDITED
-----------------------------------------------------------------------------
              SABA    HORIZONTAL VENTURES     ADJUSTMENTS   REF    COMBINED
------------------------------------------------------------------------------
O&G SALES   $15,768,650    $  --                                    $15,768,650
OTHER         2,914,512       82,852                                  2,997,364
           --------------------------------------------------------------------
 TOTAL
  REVENUES   18,683,162       82,852                                 18,766,014

PRODUCTION
 COSTS       10,139,965      315,252                                 10,455,217
G&A           4,973,828    1,069,366                                  6,043,194
DD&A          5,500,339         -                                     5,500,339
WRITE-DOWN
 OF
 PROPERTIES  17,852,367         -               27,023,955    I      44,876,322
           --------------------------------------------------------------------
 TOTAL
  EXPENSES   38,466,499    1,384,618            27,023,955           68,875,072
           --------------------------------------------------------------------

  OPERATING
  LOSS      (19,783,337)  (1,301,766)          (27,023,955)         (48,109,058)

INTEREST
 INCOME         126,047        -                                        126,047
OTHER        (1,250,884)     119,011              (500,000)   2      (1,631,873)
INTEREST
 EXPENSE     (2,518,573)      (5,694)                                (2,524,267)
           --------------------------------------------------------------------
  TOTAL
  OTHER      (3,643,410)     113,317              (500,000)         (4,030,093)
           --------------------------------------------------------------------
  LOSS
  BEFORE
  TAXES     (23,426,747)  (1,188,449)                              (52,139,151)

INCOME
 TAX
 PROVISION      149,356          -                                     149,356

MINORITY
 INTEREST
 IN LOSS        (77,886)          -                                    (77,886)
          =====================================================================
  NET LOSS $(23,498,217)  $(1,188,449)         (27,523,955)        (52,210,621)
          =====================================================================

COMPREHENSIVE
 LOSS       (23,651,276)        -              (27,523,955)        (52,363,680)
          =====================================================================

WTD SHARES
 BASIS       10,993,524     1,570,981            2,591,991     3     4,162,972
WTD SHARES
 DILUTED     10,993,524         -                                        -

LOSS PER
 SHARE          $ (2.14)      $ (0.76)                               $ (12.54)
           ====================================================================

PAGE

Notes to Pro Forma Condensed Combined Financial Statements
----------------------------------------------------------

Statements of Operations
------------------------
Notes to Pro Forma Condensed Combined Financial Statements

No pro forma adjustments have been made to give effect to the combined income tax expense and/or benefit or any increase or decrease in operating and general and administrative costs that may occur as a result of the merger.

1. As discussed in Note B to the pro forma condensed combined balance sheet, HVI allocated the excess ($27,023,955) of the purchase price ($28,054,045) over the fair value of the net assets ($1,030,090) to the oil and gas properties
acquired from SABA.   At September 30, 1998 the properties were written down to
their net realizable value, resulting in a pro forma charge to operations of $27,023,955.

2. HVI entered into an agreement to purchase from a third party, 6,310 shares of SABA Series A convertible preferred stock. The agreement called for a non-refundable $500,000 deposit which would be applied to the total purchase price
upon HVI consummating the transaction.   HVI issued to IPH, a non-interest
bearing promissory note, secured by the Cat Canyon assets to fund the deposit. The agreement was not closed within the agreed-upon closing date, therefore HVI recorded a loss of $500,000.

3. HVI issued 1,340,000 common shares, valued at $14,070,000 to SABA Acquisub, Inc. in exchange for 100% of SABA Acquisub's outstanding common stock. HVI also issued 1,252,991, valued at $11,893,915 to the shareholders of SABA as part of the merger agreement whereby HVI would issue to each shareholder of six shares of
SABA, one share of HVI. Total increase in HVI common shares outstanding is 2,592,991 valued at $25,963,915. See also Notes B and E.

4. The allocation of $27,023,955 representing the excess acquisition price over the fair value of the net assets acquired to the oil and gas properties as described in Note B resulted in an increased cost basis to the oil and gas properties and subsequently a pro forma increase in depletion. Using the depletion rate for 1997 of approximately 9.5%, the pro forma increase in depletion is $2,567,275. As of January 1, 1997, the standardized measure under Statement of Financial Accounting Standards No. 69 of discounted future net cash flows from Saba's oil and gas properties was approximately $116.5 million and the net book value of Saba's oil and gas properties was approximately $29.7 million. Once the excess acquisition price over the fair value of the net assets acquired was allocated to the properties, the increased net book value before pro forma depletion on a pro forma basis is $82,280,762, which is less than the standardized measure under SFAS 69 of $116.5 million. Therefore, no impairment was recorded on a pro forma basis for 1997.

Balance Sheet

A. HVI purchased 690 shares of SABA Series A convertible preferred stock from RGC for $750,000, $250,000 cash and a $500,000 promissory note to IPH. HVI purchased 80,000 common shares of SABA in the open market for $70,130. This statement also reflects the proceeds of proposed bridge financing in the amount of $2,000,000. Cash transactions that net to $-0- effect on pro forma consolidated cash are the decrease in Horizontal Ventures cash balance of $1,000,000 transferred to Saba's cash account, resulting in an increase in Saba's cash balance for payment of 333,333 newly-issued, Saba common shares. Total pro forma cash transactions are an increase of $1,679,870.

B. The pro forma net book value of SABA, at time of merger, was $1,030,090, $30,090 adjusted for the $1,000,000 of common shares issued to HVI subsequent to September 30, 1998. HVI did not utilize independent sources to value any assets acquired and liabilities assumed. However the most significant assets are the oil and gas properties which management intends to fully evaluate and make any adjustments to the allocation described within this note as deemed necessary. HVI's total investment in SABA prior to the merger was $16,160,130 for 3,873,778 common shares, as described below:


                                      Number of
             Date acquired            Common Shares              Cost
           November 4, 1998              333,333              1,000,000
           Subsequent to 9/30/98          80,000                 70,130
           **                            500,000              1,020,000
           November 23, 1998           2,960,445             14,070,000
                            TOTAL      3,873,778            $16,160,130

                         ** Exercise of option to purchase shares

Total pro forma outstanding SABA shares prior to merger 11,385,726 (11,052,393 adjusted for the 333,333 issued to HVI prior to merger) of which 7,511,948 are not owned by SABA, either directly or beneficially. Per terms of merger agreement, HVI will issue one share of its common stock for six shares of outstanding SABA common shares, resulting in the issuance of 1,251,991 HVI common shares. Market price of HVI shares at September 30, 1998 was $9.00 and at February 9, 1999 was $9.50. As the merger was not consummated at February 9, 1999, this pro forma uses the most recent market price of $9.50 per share resulting in a valuation of the 1,251,991 shares of $11,893,915. As substantially all of HVI's acquisitions of SABA common shares occurred after September 30, 1998 the pro forma statement treats the cost paid for each transaction as the total purchase price of 100% of the outstanding common shares of SABA. Therefore, $16,130,130 paid in transactions prior to the merger and the
$11,893,915 paid as part of the merger results in a total pro forma purchase price of $28,054,045. The pro forma purchase price results in an excess over SABA's pro forma net assets, valued at $1,030,090 of $27,023,955 which was fully allocated to the oil and gas properties.

The Saba obligation to preferred shareholders', $7,169,170 was treated as a libility when determining Saba's net equity book value. This pro forma reflects Horizontal Ventures acquisition of 690 Saba preferred share, obtained from a third party, for $750,000.

C. HVI entered into a non-interest bearing promissory note payable to IPH for $1,020,000 to finance the purchase of a third party option to purchase 500,000 shares of SABA common stock. purchase of 333,333 SABA common shares from SABA for $1,000,000 and exercise of option to purchase 2,166,667 shares of SABA common stock for $6,500,000.

D. HVI paid $1,000,000 for 333,333 shares of newly-issued SABA common shares. HVI also paid $70,130 for 80,000 shares of SABA common stock in the open market. Both transactions were funded by Horizontal Ventures current cash on hand.

E. HVI issued 1,340,000 common shares valued at market on November 23, 1998 of $10.50 per share totaling $14,070,000 to Saba Acquisub, Inc. in exchange for all outstanding shares of Saba Acquisub whose only asset was 2,960,445 common shares of SABA. This exchange was a one HVI share for every 2.2 shares of SABA.

F. Adjustments to eliminate HVI's investment in SABA and SABA's pro forma shareholder equity at September 30, 1998 to present pro forma statements on a 100% consolidated basis.

G. Horizontal Ventures has entered into negotiations to obtain short-term bridge financing in the amount of $2,000,000 for working capital purposes. The terms of the financing include 15% interest due annually on April 1 of each year with unpaid principal and interest due April 1, 2001. The pro forma statement reflects this transaction as though it was closed on September 30, 1998, therefore, no provision for interest has been made.

PAGE

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


                                                                          PAGE

HORIZONTAL VENTURES, INC.

Reports of Independent Public Accountants . . . . . . . . . . . . . . .    F-2
Consolidated Balance Sheet as of December 31, 1997. . . . . . . . . . .    F-3
Consolidated Statements of Operations for the Two Years Ended
         December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . .    F-4
Consolidated Statements of Stockholders' Equity for  the Two Years
         Ended December 31, 1997 and 1996 . . . . . . . . . . . . . . .    F-5
Consolidated Statements of Cash Flows for the Two Years Ended
         December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . .    F-7
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .    F-9

Consolidated Balance Sheet as of September 30, 1998 (Unaudited) . . . .    F-
Consolidated Statements of Operations for the Three Months and
         Nine Months Ended September 30, 1998 and 1997 (Unaudited). . . F-Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 1998 and 1997 (Unaudited). . . . . . . . . . . .    F-
Notes to Unaudited Consolidated Financial Statements, September 30,
         1998 and 1997 (Unaudited). . . . . . . . . . . . . . . . . . .    F-

Financial statement schedules have been omitted since they are either not required, are not applicable or the required information is included in the consolidated financial statements or the notes thereto.

SABA PETROLEUM COMPANY

Report of Independent Accountants . . . . . . . . . . . . . . . . . . .    F-
Consolidated Balance Sheets as of  December 31, 1996 and 1997
         and June 30, 1998  (unaudited) . . . . . . . . . . . . . . . .    F-
Consolidated Statements of Operations for the three years ended
         December 31, 1995, 1996 and 1997 and the six months
         ended June 30, 1997 and 1998 (unaudited) . . . . . . . . . . .    F-
Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1995, 1996 and 1997 and the six
         months ended June 30, 1997 and 1998 (unaudited) . . . .  . . .    F-
Consolidated Statements of Cash Flows for the three years ended
         December 31, 1995, 1996 and 1997 and the six months ended
         June 30, 1997 and 1998 (unaudited) . . . . . . . . . . . . . .    F-
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . .    F-
Supplemental Information About Oil and Gas Producing
         Activities (unaudited) . . . . . . . . . . . . . . . . . . . .    F-

Supporting Financial Statement Schedule:
Report of Independent Accountants . . . . . . . . . . . . . . . . . . .    F-

Schedule II - Valuation and Qualifying Accounts, years ended
         December 31, 1995, 1996 and 1997 . . . . . . . . . . . . . . .    F-

Financial statement schedules other than that listed above have been omitted since they are either not required, are not applicable or the required information is included in the footnotes to the financial statements.

                                      F-1



Bateman & Co., Inc. P.C.                                  5 Briardale Court
Certified Public Accountants                              Houston, TX 77027-2904
                                                          (713) 552-9800
                                                          Fax (713) 552-9700
                                                          www.batemanhouston.com


INDEPENDENT AUDITORS' REPORT


To The Stockholders and Board of directors
Petro Union, Inc., dba Horizontal Ventures, Inc.

     We have audited the accompanying consolidated balance sheet of Petro Union, Inc. (a Colorado corporation), dba Horizontal Ventures, Inc., as of December 31, 1997, and the related consolidated statements of operations, owners' equity (deficit), and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petro Union, Inc., dba Horizontal Ventures, Inc., as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.


                                          /S/ BATEMAN & CO., INC., P.C.


Houston, Texas
April 14, 1998

                                      F-2


           PETRO UNION, INC., d/b/a HORIZONTAL VENTURES, INC.(Note 1)
                           Consolidated Balance Sheet
                                December 31, 1997


ASSETS
Current assets:
         Cash and cash equivalents                                $  2,318,952
         Time deposits and funds held in escrow                      1,613,695

Accounts receivable:
         Trade, net of allowance for doubtful accounts of $74,092       17,181
         Other                                                           3,433
                                                                  ------------

Total current assets                                                 3,953,261


Properties and equipment, at cost, net of accumulated depreciation
and depletion of $597,926                                            6,794,847

Other assets:
         Deposits, prepayments, and deferred charges                   54,514
                                                                  ------------

Total other assets
                                                                       54,514
                                                                  ------------
                                    Total Assets                  $ 10,802,622
                                                                  ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Current maturities of long term notes                    $     21,782
         Accounts payable and accrued expenses                         271,045
         Other current liabilities                                     527,500
                                                                  ------------

Total current liabilities                                              820,327

Noncurrent liabilities:
         Long term note payable, net of current maturities              77,086
                                                                  ------------

                                    Total liabilities             $    897,413
                                                                  ------------

Commitments and contingencies                                             --

Stockholders' equity:
         Common stock, no par value, 50,000,000 shares authorized,
         1,558,843 shares issued and outstanding                    11,588,073

Accumulated deficit                                                 (1,682,864)
                                                                  ------------

Total stockholders' equity (deficit)                                 9,905,209
                                                                  ------------
Total liabilities and stockholders' equity
                                                                  $ 10,802,622
                                                                  ============


The accompanying notes are an integral part of these financial statements.

                                      F-3


            PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                      Consolidated Statements of Operations
                 For The Years Ended December 31, 1997 and 1996

                                                       Years Ended December 31,
                                                          1997           1996
                                                          ----           ----
Revenues                                               $ 211,696      $ 604,475
Cost of revenues                                         247,979        367,419
                                                       ---------      ---------

         Gross profit                                    (36,283)       237,056
                                                       ---------      ---------


General and administrative expenses:
         Salaries and wages                              213,213        235,701
         Depreciation and amortization                    24,016         19,174
         Rentals                                          31,262          9,891
         Taxes, other than on income                      16,059         21,737
         Other administrative expenses                   495,823        307,899
                                                       ---------      ---------

Total general and administrative expenses                780,373        594,402
                                                       ---------      ---------
         Loss from operations                           (816,656)      (357,346)
                                                       ---------      ---------

Other income (expense):
         Gain (loss) on
             sale of assets                             ( 21,062)        15,091
             Interest income                              11,873             61
             Interest expense                            (25,271)       (34,939)
                                                       ---------       --------
         Net other income (expense)                      (34,460)       (19,787)
                                                       ---------       --------
         Loss before taxes on income                    (851,116)      (377,133)

Provision for taxes on income                               --             --
                                                       ---------      ---------
         Net loss                                      ($851,116)     ($377,133)
                                                       =========      =========
                                                       ($   1.44)     ($   4.70)
Loss per share of common stock                         =========      =========



The accompanying notes are an integral part of these financial statements.


                                      F-4



                PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                   Consolidated Statements of Owners' Equity (Deficit)
                    For The Years Ended December 31, 1997 and 1996


                     Common        Series A           Capital     Capital
               stock       Preferred Stock   In        Accum-  Contributed by
                                            Excess of  lated       Limited
           Shares  Amount  Shares   Amount  Par Value  Deficit   Partners  Total
           ------  ------  ------   ------  ---------    ------- --------  -----
Balance,
December 31,
1995       1,200  $1,200    --     $  --       --   $(454,615) $760,000 $306,585
Change in
par value
from 1.00
per share
to $.01
per share   --    (1,188)   --        --      1,188     --       --        --

Stock issued
for
services   2,490       25    --        --      2,257     --       --       2,282

Partner's
capital
interest
issued for
services     --             --        --         --      --       58,000  58,000

Net loss                                             (377,133)         (377,133)
         -------   -------  ------- -------- -------- --------   ------  -------

Balance,
December
31, 1996  3,690      37     --               3,445   (831,748)  818,000 (10,266)

Stock issued
for
services  30,000     300     --        --       --       --         --       300

Stock issued
in exchange for
subordinated
convertible
debentures,
and net
assets of
limited
partner-
ship     725,770   7,258              --   1,398,831     --    (818,000) 588,089

Stock
issued
for cash    --       --   3,000,000  30,000  570,000     --       --     600,000
         -------   -----  --------- ------- -------  --------  --------  -------


                                       F-5


                PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                    Consolidated Statements of Owners' Equity (Deficit)
                       For The Years Ended December 31, 1997 and 1996
                                   (Continued)

           Common        Series A       Capital                   Capital
           stock       Preferred Stock   In          Accum-    Contributed by
                                        Excess of    lated         Limited
      Shares  Amount  Shares   Amount  Par Value    Deficit      Partners  Total
      ------  ------   ------   ------  ---------    -------     --------  -----
       <C.
Balance
prior to
reverse
merger
with
Petro
Union,
Inc.   759,460 7,595  3,000,000 30,000  1,972,276   (831,748)      --  1,178,123

Effect of
reverse
merger with
Petro,
Inc.   240,805 6,174,675(3,000,000)(30,000)(1,972,276)   --        --  4,172,399

Stock issued
for cash
in Reg "S"
offerings
      552,470 5,801,518     --        --        --       --        --  5,801,518

Less,
Related
offering
costs     --   (454,837)   --        --        --       --        --   (454,837)

Issuance of
stock to
retire note
payable
to related
party     6,108   59,122    --        --        --       --        --     59,122

Net loss  --       --      --        --        --     (851,116)   --   (851,116)
       -------   --------  -------  -------   -------  --------  ------  -------
Balance
December
31, 1997
     1,558,843$ 11,588,073 --     $  --     $  --   $(1,682,864) $ -- $9,905,209
     ========= =========== =======  ========  ======  =========    ====  =======



The accompanying notes are an integral part of these financial statements.

                                    F-6



                PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                          Consolidated Statements of Cash Flows
                     For The Years Ended December 31, 1997 and 1996


                                                   Years Ended December 31,
                                                    1997           1996
                                                   ----           ----
Cash flows from operating activities:

         Net (loss)                                ($  851,116)   ($ 377,133)
         Adjustments to reconcile net loss to
              net cash provided (used) by operations:
         Depreciation and amortization                 177,426        121,708
         (Gain) loss on sale of assets                  21,062        (15,091)
         Stock and partners' capital interests
              issued for services                          300         60,282
         (Increase) decrease in accounts receivable     66,040       (35,705)
         (Increase) decrease in accounts
              receivable, employees                      3,953        (3,953)
         (Increase) in accounts receivable,
              related parties                            --            1,200
        (Increase) in accounts receivable, other        (3,433)          --
         Increase (decrease) in accounts
              payable and accrued expenses             136,716        109,955
                                                     -----------    -----------
         Net cash (used) by operating activities      (449,052)      (138,737)
                                                      -----------    -----------


Cash flows from investing activities:
         (Increase) in time deposits and funds
              held in escrow                         (1,613,695)          --
         (Increase) in property and equipment        (1,502,462)     (381,215)
         Proceeds from sale of property and
          equipment                                      55,181         86,672
         (Increase) decrease in deposits
           and prepayments                                1,286        (8,066)
                                                     -----------    -----------
  Net cash (used) by investing activities            (3,059,690)     (302,609)
                                                     -----------    -----------


Cash flows from financing activities:
         Increase (decrease) in due to related
           parties                                         --         (36,785)
         Proceeds from notes payable                       --         161,959
         Repayments of notes payable                   (206,084)     (150,589)
         Proceeds from loan from related party           59,122           --
         Change in customer payments received
           in advance                                   (30,000)        30,000
         Proceeds from subordinated convertible
            debentures                                     --          433,231


                                      F-7

                PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                          Consolidated Statements of Cash Flows
                     For The Years Ended December 31, 1997 and 1996
                                      (Continued)


         Proceeds from sale of stock,
           net of expenses                            5,946,681           --
         Other                                           51,517           --
                                                     -----------    -----------
         Net cash provided by financing activities    5,821,236        437,816
                                                     -----------    -----------
         Net increase (decrease) in cash and cash
              equivalents                             2,312,494        (3,530)

Cash and cash equivalents:
         Beginning of period                              6,458          9,988
                                                     -----------    -----------
         End of period                              $ 2,318,952    $     6,458
                                                      ===========    ===========
Non-cash financing and investing activities:
         Stock issued for services                  $       300    $     2,282
         Partners' capital interests issued for
              services                                     --           58,000
         Stock issued for subordinated convertible
              debentures                                433,231           --
         Stock issued for net assets of limited
              partnership                               972,858           --
        Stock issued in satisfaction of note payable    59,122            --
 Property and equipment acquired by
              issuance of notes payable                 500,000         20,159
         Property and equipment acquired in
              reverse merger with Petro Union, Inc.,
              net of debt assumed                     4,120,882

Supplementary cash flow data:
         Interest paid                                   26,324         33,886
         Income taxes paid                                 --             --



The accompanying notes are an integral part of these financial statements.


                                      F-8


            Petro Union, Inc. dba Horizontal Ventures, Inc. (Note 1)
                   Notes to Consolidated Financial Statements
                     December 31, 1997 and December 31, 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of business and organization - Petro Union, Inc. ("PUI"), dba Horizontal Ventures, Inc., is engaged in contract drilling of oil and gas wells and in development of oil and gas properties for its own account. Its executive offices are located in New York, New York, and it has field offices in Tulsa, Oklahoma and Evansville, Indiana. It offers its services primarily in the western, midwestern, and southwestern United States. It has oil and gas properties in California and oil, gas, and limestone properties in the midwestern United States.

     Petro Union was a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code until August 28, 1997, at which time the Bankruptcy Court approved its plan of reorganization. As a part of its plan of reorganization, PUI agreed to acquire all the outstanding stock of Horizontal Ventures, Inc.
("Horizontal Ventures"). The acquisition of Horizontal Ventures was completed on September 9, 1997, and after the acquisition, Horizontal Ventures shareholders owned more than 50% of the outstanding shares of PUI. Therefore, pursuant to the rules of the Securities and Exchange Commission, the transaction has been accounted for as a "reverse merger." Accordingly, the
accompanying   consolidated  statements  of  operations  and consolidated statements of cash flows reflect the historical operations and cash flows of Horizontal Ventures (including those of PUI after September 9, 1997, the effective date of the merger), whereas previous reports filed by the Company reflected operations and cash flows of PUI. Horizontal Ventures, Inc. and Petro Union, Inc. completed a statutory merger under the laws of the State of Colorado effective December 31, 1997. The name of the merged entity, Petro Union, Inc., is intended to be changed to Horizontal Ventures, Inc. when approved by shareholders.

     Horizontal Ventures, Inc. (the "Company") was organized under the laws of the State of Oklahoma on September 2, 1994. It was engaged in organizational activities through the end of 1994, and commenced operations in 1995. On December 23, 1994, the Company organized an Oklahoma limited partnership, Horizontal Ventures 1995 Limited Partnership (the "Limited Partnership"), in which it was the sole general partner. The Limited Partnership commenced operations in 1995. The Company retained a 20.83% interest in the Limited Partnership for its services in forming and managing the entity, and limited partners received the remaining interests in exchange for cash contributions of $760,000. As the sole general partner, the Company maintained operational control over the activities of the Limited Partnership. As indicated below, the Limited Partnership was merged into the Company effective January 1, 1997 in an exchange of Company stock for the limited partners' interests, which was accounted for using the companies' historical accounting bases, similar to pooling of interests accounting.

     Basis of presentation - The accounting and reporting policies of the Company conform to generally accepted accounting principles.

     Principles of combination - By guidance contained in Statement of Position Number 78-9 issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, the Limited Partnership is considered to be a wholly-owned subsidiary of the Company for 1995 and 1996, the periods during which it existed. Accordingly, the financial statements for December 31, 1996 include the accounts and transactions of the Company and the Limited Partnership. As indicated below, the Limited Partnership was merged into the Company effective January 1, 1997, and its assets and liabilities are thereafter included in the Company's accounts, using their historical bases similar to pooling of interests accounting. The consolidated financial statements also include the accounts and transactions of Calox, Inc. a subsidiary of Petro Union, whose principal asset is nonproducing limestone reserves, and Horizontal Ventures Cat Canyon, Inc. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

     Uses of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                      F-9


     Cash and cash equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Fair value of financial instruments and derivative financial instruments - The Company has adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, other current liabilities and notes payable, approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. At and December 31, 1997, the Company had no derivative financial instruments.

     Accounts receivable - The Company provides an allowance for uncollectible receivables when it is determined that collection is doubtful. Substantially all of the Company's trade receivables are from its directional drilling services.

     Concentrations of credit risk - Substantially all of the Company's accounts receivable are from companies engaged in the oil and gas business, and concentrated in the Southwestern United States. Generally, the Company does not require collateral for its accounts receivable. The Company has performed services for only a limited number of customers each period; therefore, each customer may be considered a major customer.

     Properties and equipment - Properties and equipment are stated at cost. The Company follows the "full-cost" method of accounting for oil and gas property and equipment costs. Under this method, all productive and nonproductive costs incurred in the acquisition, exploration, and development of oil and gas reserves are capitalized. Such costs include lease acquisitions, geological and geophysical services, drilling, completion, equipment, and certain general and administrative costs directly associated with acquisition, exploration, and development activities. General and administrative costs related to production and general overhead are expensed as incurred. No gains or losses are recognized upon the sale or disposition of oil and gas properties, except in transactions that involve a significant amount of reserves. The proceeds from the sale of oil and gas properties are generally treated as a reduction of oil and gas property
costs.   Fees from associated oil and  gas  exploration   and  development
partnerships, if any, will be credited to oil and gas property costs to the extent they do not represent reimbursement of general and administrative expenses currently charged to expense. Internal costs capitalized as Intangible development costs in 1997 include direct wages paid to drilling crews, related payroll taxes, and travel expenses while on drilling sites; such costs approximated $10,900. Such costs can be directly identified with acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead, or similar activities

     Future development, site restoration, and dismantlement and abandonment costs, net of salvage values, are estimated on a property-by-property basis based on current economic conditions and are amortized to expense as the Company's capitalized oil and gas property costs are amortized. The Company's properties are all onshore, and the Company expects that the salvage value of the tangible equipment offsets any site restoration and dismantlement and abandonment costs.

     The provision for depreciation, depletion, and amortization of oil and gas properties is computed on the unit-of-production method. Under this method, The Company computes the provision by multiplying the total unamortized costs of oil and gas properties - including future development, site restoration, and dismantlement and abandonment costs, but excluding costs of unproved properties - by an overall rate determined by dividing the physical units of oil and gas produced during the period by the total estimated units of proved oil and gas reserves. This calculation is done on a country by country basis for those countries with oil and gas production. The Company currently has production in the United States only. The cost of unproved properties not being amortized is assessed quarterly to determine whether the value has been impaired below the capitalized cost. Any impairment assessed is added to the cost of proved properties being amortized. To the extent costs accumulated in the Company's international initiatives will not result in the addition of proved reserves, any impairment would be charged to income upon such determination.

     At the end of each quarterly reporting period, the unamortized cost of oil and gas properties, net of related deferred income taxes, is limited to the sum of the estimated future net revenues from proved properties using current prices, discounted at 10%, and the lower of cost or fair value of unproved properties, adjusted for related income tax effects ("Ceiling Limitation"). This calculation is done on a country by country basis for those countries with proved reserves. Currently the Company has proved reserves in the United States only.

                                      F-10

     The calculation of the Ceiling Limitation and provision for depreciation, depletion, and amortization is based on estimates of proved reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production, timing, and plan of development. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserves estimates are often different from the quantities of oil and gas that are ultimately recovered.

     Depreciation for all other property and equipment is provided over estimated useful lives using the straight line method of depreciation for financial reporting purposes and the accelerated cost recovery system for income tax purposes. Renewals and betterments are capitalized when incurred. Costs of maintenance and repairs that do not improve or extend asset lives are charged to expense.

     The Company's investment in limestone reserves will be amortized on a unit-of-production basis as the reserves are mined and produced. Since the acquisition of the limestone reserves in 1993, there has been no development or production of these properties. Management has determined that there is no impairment in value of the reserves at December 31, 1997.

     License agreements and organization expenses - The Company has acquired certain licenses for the use of horizontal drilling technology developed by Amoco Corporation. License agreements and organization expenses are amortized over a fifteen and five year life respectively using the straight line method of amortization. Amortization charged to operations was $16,593 (1997), and $16,510
(1996).

     Environmental  expenditures  - If and when remediation  of a property is
probable   and the related costs can be reasonably estimated, the
environmentally-related remediation costs will be expensed and recorded as liabilities. If recoveries of environmental costs from third parties are probable, a receivable will be recorded. Management is not currently aware of any required remediation.

     Revenue recognition - For financial reporting purposes, revenues from drilling operations are recognized in the accounting period which corresponds with the performance of the service to the customer. Revenue from oil and gas production is recognized in the period in which the product is sold. The related costs and expenses are recognized when incurred.

     Federal income tax - The Company follows SFAS No. 109, "Accounting for Income Taxes", which accounts for income taxes using the liability method. Under SFAS No. 109, deferred tax liabilities and assets are determined based on differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The net change in deferred tax assets and liabilities is reflected in the statement of operations. The primary differences between financial reporting and tax reporting relate to the availability of a net operating loss carryover, the use of accelerated methods of depreciation for income tax purposes, and the taxation of the Limited Partnership's operations to its individual partners.

NOTE 2 - MERGER OF PETRO UNION, INC. AND HORIZONTAL VENTURES, INC.:

     On June 13, 1997, Horizontal Ventures, Inc. and Petro Union, Inc. entered into an agreement under which all of the outstanding common and preferred shares of Horizontal Ventures would be acquired by Petro Union. Petro Union was also engaged in performing contract drilling services using the licensed Amoco technology, and its stock had been listed on the NASDAQ SmallCap Market. Petro Union was subject to supervision in the U.S. Bankruptcy Court for the Southern District of Indiana under Chapter 11 of the U.S. Bankruptcy Code, and the agreement with Horizontal Ventures was part of Petro Union's Plan of Reorganization. On August 28, 1997, the Bankruptcy Court approved the Plan, the principal points of which are as follows:

     * The par value of Petro Union stock was converted from $.125 par value to no par value.

     * All secured debt was paid according to the terms previously contracted for.

     * Unsecured creditors in class C-1 received 20,000 shares of new Petro Union no par value stock in satisfaction of their claims, and unsecured creditors in class C-2 received 80,000 shares of new Petro Union no par value stock in satisfaction of their claims.

     * The priority post-petition promissory note of Pembrooke Holding Co., in the amount of $150,000 was paid with $100,000 in cash and the issuance of 49,999 shares of new Petro Union no par value stock valued at $50,000.

     * Existing shareholders of Petro Union received new Petro Union no par value stock in the ratio of 1 new share for each 220 shares of old stock.

     * Randeep C. Grewal, CEO of Horizontal Ventures, Inc. and Richard D. Wedel, President of Petro Union received 70,000 shares each of new Petro Union no par value stock valued at $20,000 each, or $40,000 in total.

     * International Publishing Holding s.a. ("IPH"), a Luxembourg societe anonyme, loaned $200,000 to Petro Union secured by 50% interest in its nonproducing limestone reserves; the loan was then be converted into 40,000 shares of new Petro Union no par value stock.

     * Petro Union issued 590,000 shares of new no par value stock for all the outstanding common and preferred stock of Horizontal Ventures, Inc.

     After the Plan was consummated on September 9, 1997, Horizontal Ventures' shareholders owned approximately 63% of the new Petro Union no par value stock.


     Pro-forma summary statements of operations, combining Petro Union, Inc., and
Horizontal Ventures, Inc., are as follows, assuming the merger had occurred January 1, 1996:

                                              Year Ended December 31, 1997
                                      -----------------------------------------
                                      Petro Union,
                                      Inc. (January  Petro Union
                                      1 through      Inc., d/b/a
                                      September      Horizontal
                                      9, 1997        Ventures, Inc. Pro-Forma
                                      -----------    -------------- -----------
Revenues                              $   311,798    $   211,696    $   523,494
Cost of revenues                          237,801        247,979        485,780
                                      -----------    -----------    -----------
         Gross profit                      73,997        (36,283)        37,714

General and administrative
     expenses                             264,550        780,373      1,044,923
                                      -----------    -----------    -----------

         (Loss) from operations          (190,553)      (816,656)    (1,007,209)
Other income (expense)                     (7,933)       (34,460)       (42,393)
                                      -----------    -----------    -----------

         (Loss) before tax               (198,486)      (851,116)    (1,049,602)
Provision for taxes                          --             --             --
                                      -----------    -----------    -----------
         Net (loss)                   ($  198,486)   ($  851,116)   ($1,049,602)
                                      ===========    ===========    ===========

                                      F-12


                                           Year Ended December 31, 1996
                                   --------------------------------------------
                                   Petro           Horizontal
                                   Union,          Ventures,
                                   Inc.            Inc.            Pro-Forma

Revenues                           $    403,968    $    604,475    $  1,008,443
Cost of revenues                        239,008         367,419         606,427
                                   ------------    ------------    ------------
         Gross profit                   164,960         237,056         402,016

General and administrative
expenses                                354,299         594,402         948,701
                                   ------------    ------------    ------------
         (Loss) from operations        (189,339)       (357,346)       (546,685)
Other income
(expense)                               (81,462)        (19,787)       (101,249)
                                   ------------    ------------    ------------

         (Loss) from continuing
            operations before tax      (270,801)       (377,133)       (647,934)

Provision for
taxes                                      --              --              --
                                   ------------    ------------    ------------
         Net (loss) from
            continuing operations      (270,801)       (377,133)       (647,934)
                                   ------------    ------------    ------------
Loss from discontinued
operations                          (24,092,791)           --       (24,092,791)
                                   ------------    ------------    ------------
         Net (loss)                ($24,363,592)   ($   377,133)   ($24,740,725)
                                   ============    ============    ============


                                      F-13


NOTE 3 - ACQUISITION OF HORIZONTAL VENTURES 1995 LIMITED PARTNERSHIP AND RETIREMENT OF SUBORDINATED CONVERTIBLE DEBENTURES:

     In December, 1994, the Company organized a limited partnership, Horizontal Ventures 1995 Limited Partnership, in which the Company was the sole general partner, retaining an interest of 20.83% for its services in organizing the Limited Partnership. Limited partners contributed $760,000 in 1995 for the limited partners' interests. The Limited Partnership commenced operations in 1995. In 1996, one of the limited partners performed services for the Company and the Limited Partnership, and was given credit for an additional capital contribution of $58,000 for such services.

     Substantially all drilling operations of the combined entities were conducted through the Limited Partnership, while the Company's role was to manage the Limited Partnership and perform administrative functions. Due to the Company's control over the Limited Partnership, the Limited Partnership is deemed to be a subsidiary of the company for the purposes of financial reporting.

     On October 4, 1996, the then six limited partners, along with an officer and shareholder of the Company, loaned the Company $433,231, evidenced by subordinated convertible debentures. The debentures bore a stated interest rate of 30% per annum, were unsecured, and were due October 4, 1999. The holders had the right to convert the debentures into shares of the Company's common stock within thirty days of maturity at the rate of 1 share of stock for each $1.00 of debt.

     The Company issued 2,280 shares of its common stock to the six limited partners as partial consideration for making the loans. The transaction was valued at $1 per share, or $2,280.

     By agreement with the limited partners, the interest on the debentures was waived by the limited partners. Accordingly no interest was accrued and none is reflected in the accompanying financial statements.

     In early 1997, one of the limited partners, International Publishing Holding s.a. ("IPH"), a Luxembourg societe anonyme, acquired all of the limited partners' interests and all of the debentures from the other limited partners and debenture holders. Then, effective January 1, 1997, the Company issued 725,770 shares of its common stock to IPH in exchange for the net assets of the Limited Partnership and in exchange for cancellation of the subordinated convertible debentures, and the Limited Partnership was merged into the Company using the companies' historical accounting bases similar to pooling of interests accounting.

     The net loss of the respective entities for the years ended December 31, 1996 and 1995 were as follows:

                                                    1996         1995
                                                    ----         ----
       Horizontal Ventures, Inc.                 ($123,371)   ($ 53,601)
       Horizontal Ventures
       1995 Limited Partnership                   (320,887)    (473,879)
                                                 ---------    ---------

       Subtotal                                  ($444,258)   ($527,480)

       Less, Horizontal Ventures, Inc.'s share
       of partnership loss, eliminated in
       consolidation                                67,125      104,696
                                                 ---------    ---------

       Net loss                                  ($377,133)   ($422,784)
                                                 =========    =========


NOTE 4 - PROPERTY AND EQUIPMENT:

        A summary of the Company's property and equipment is as follows:

                                      F-14


                                                                    Accumulation
                                                                    Depreciation
                                                         Cost        & Depletion
                                                          ----        ----
December 31, 1997
Proved oil and gas properties:
         Leasehold costs                                $2,034,190   $     --
         Intangible development costs                      132,564         --
         Lease and well equipment                          133,675         --
         Storage facilities and gathering systems           62,908         --
                                                        ----------   ----------

Total                                                    2,363,337       58,136
Nonproducing limestone reserves                          3,500,000         --
                                                        ----------   ----------

         Total mineral interests                         5,863,337       58,136
         Land and buildings                                135,826       10,252
         Drilling equipment                              1,183,546      429,637
         Transportation equipment                          162,111       66,890
         Office and computer equipment                      47,953       33,011
                                                        ----------   ----------
                                                         7,392,773      597,926
                                                        =========== ===========

December 31, 1996
         Land and buildings                                $85,814       $3,705
         Drilling equipment                                638,382       98,727
         Transportation equipment                          135,442       34,982
         Office and computer equipment                      17,434        5,004
                                                         ____________  _________
         Subtotal                                         $877,072     $142,418
                                                        =============  =========


     Depreciation charged against income was $160,833 (1997), and $105,198
(1996).

Useful lives were as follows:

Land and buildings              20 to 40 years
Drilling equipment               5 to 10 years
Transportation equipment          5 to 6 years
Office and computer equipment    3 to 10 years

     In the fourth quarter of 1997, Horizontal Ventures Cat Canyon, Inc., a subsidiary of the Company, acquired certain proven oil and gas properties located in California, known as the Cat Canyon properties. Total consideration was $1,650,000, payable $900,000 in cash at closing and an additional $250,000 for each of three wells to be drilled into the Sisquoc formation on the property. At December 31, 1997, one of the wells had been drilled and completed, and the first installment of $250,000 had been paid. A second well had been commenced, but not completed until early 1998. The third well was completed in early 1998, and the remaining balance of $500,000 was paid; the accrued balance of $500,000 is included in other current liabilities on the accompanying balance sheet. All three wells have been placed on production in 1998, and additional drilling on the property is expected throughout 1998.

     In November and December, 1997, the Company drilled, but did not place on production, a horizontal well on its Hayes lease in Illinois.

NOTE 5 - COMMITMENTS AND CONTINGENCIES:


     The Company is obligated on an operating lease for office space requiring rentals of $1,106 per month, and expiring in April, 2000. The Company has an option to renew the lease for an additional one year period at the market rate. Aggregate commitments under the lease at December 31, 1997 were as follows:


         Year ending December 31:                 Amount
         -----------------------                  ------
                  1998                           $13,272
                  1999                            13,272
                  2000                             4,424
                                                 -------
         Total                                   $30,968


     Rent expense included in the accompanying statements of operations was $31,262 (1997), and $9,891 (1996). The Company also occupies offices under a month to month lease requiring monthly rentals approximating $2,000.

     In October 1994, the Company licensed certain directional drilling technology from Amoco Corporation, a major oil corporation. The license requires minimum annual payments of $15,000 per year or $1,500 per well drilled under the license, whichever is greater, and the amounts are adjusted periodically for inflation. The minimum amount had been adjusted to $1,630 effective January 1, 1996 and $1,639 effective January 1, 1997. The Company incurred license payments approximating $20,000 for the year ended December 31, 1997, and $19,900 for 1996. Quarterly settlements are required under the license, and Amoco has the right to terminate the license for non-payment. If Amoco were to terminate the Company's license, it could have an adverse affect on the Company's operations.


NOTE 6 - FEDERAL INCOME TAXES:

     The Limited Partnership filed a U.S. Partnership Income Tax Return for the years ended December 31, 1996 and 1995. Accordingly, its income (loss) was taxable to (deductible by) the limited partners. Petro Union and Horizontal Ventures will file a consolidated U.S. Corporation Income Tax Return for calendar year 1997, as a result of their merger.

A summary of the principal differences between book and taxable income is as follows:

                                                Taxed To
                                         -----------------------
                                         Limited        The
                                        Partners      Company          Total
                                       --------       -------          -----
Year ended December 31, 1997:
Net (loss) of Horizontal Ventures         --          ($ 851,116)     ($851,116)
Net (loss) of Petro Union                               (198,486)      (198,486)
                                                      -----------    -----------
         Combined                                     (1,049,602)    (1,049,602)
                                                      ===========    ===========
         Rounded to                                   (1,050,000)    (1,050,000)
Permanent differences                                      6,600          6,600
Timing differences:
         Depreciation                                    (60,000)       (60,000)
         Net operating loss
            carryover                                (36,900,000)   (36,900,000)
                                        ------------ -----------    ------------
         Taxable (loss)                     --      ($38,003,400)  ($38,003,400)
                                        ============ ============   ===========
Calendar year 1996:

Net (loss) - see Note 2                ($253,762)   ($   123,371)  ($   377,133)
Permanent differences                      3,747           1,793          5,540
Timing differences:
         Depreciation                    (60,944)        (16,038)       (76,982)
         Net operating loss carryover       --           (89,548)       (89,548)
                                        ------------  -----------    -----------
         Taxable (loss)               ($ 310,959)       ($227,164)   ($ 538,123)
                                        ============  ============   ===========


     The Company follows SFAS No. 109, "Accounting for Income Taxes" in accounting for deferred Federal income taxes. By the requirements of SFAS No. 109, the Company has recorded deferred tax assets and liabilities, using an expected tax rate of 35%, as follows:

                                                   December 31,     December 31,
                                                       1997             1996
                                                   ------------    ------------
Deferred tax asset (liability) attributable to:
         Net operating loss carryover              $ 13,300,000    $     79,500
         Accumulated depreciation                       (96,000)         (7,700)
                                                   ------------    ------------
         Subtotal                                    13,204,000          71,800
Less, Valuation allowance                           (13,204,000)        (71,800)
                                                   ------------    ------------
         Net deferred tax asset                    $       --      $       --
                                                   ============    ============


As indicated above, a significant net operating loss carryover has been incurred in prior years, primarily by Petro Union. Management has not yet determined the extent to which the net operating loss will be limited, if any, as a result of the merger. The net operating loss expires, if unused, as follows:

                Expires in:                     Amount
                -----------                     ------
                   2007                      $   214,000
                   2008                        7,236,400
                   2009                        4,551,900
                   2010                          510,700
                   2011                       24,437,600
                   2012                        1,103,400
                                             -----------
                   Total                     $38,054,000
                                             ===========


NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:

                                           December 31,  December 31,
                                               1997         1996
                                             --------     --------
               Accounts payable, trade       $265,862     $123,604
               Accrued royalty payable,
                  Amoco Corporation              --         19,900
               Other accruals and payables      5,183       18,325
                                             --------     --------
               Total                         $271,045     $161,829
                                             ========     ========


NOTE 8 - NOTES PAYABLE:

Details of long term notes payable are as follows:

                                                December 31,      December 31,
                                                   1997              1996
                                               ------------      -------------
Note to investment company dated June 9,
    1995, payable $1,006 monthly including
    10.50% interest, due in June, 2005,
    collateralized by land and building
    costing $85,814                                $62,489            $67,700

Note to bank dated February 28, 1995,
    payable $549 monthly including 9.99%
    interest, due in March 2000,
    collateralized by vehicle costing
    $25,757                                         13,305             18,500

Note to bank dated October 18, 1996, payable
    $456  monthly  including  12.50% interest,
    due in November 2001, collateralized by
    vehicle costing $36,830                          6,198             19,917

Note to bank dated July 30, 1996, payable
    $4,000 monthly plus 12% interest, due
    in July, 1997, collateralized by all
    remaining equipment                                --              54,280

Note to bank dated February 28, 1995, payable
    $400 monthly including 9.99% interest,
    due in March 2000 but paid in April 1997,
    collateralized by vehicle costing $18,741
    which was disposed of in April 1997                --              13,468

Note to automobile finance company dated
    April 21, 1995, payable $673 monthly
    including 16.2% imputed  interest, due in
    April, 2000, collateralized  by
    vehicle costing $27,410                          16,876              --
                                                    --------         --------

         Total                                       98,868           173,865

Less, Amount due within one year                    (21,782)          (65,663)
                                                    --------         --------
         Net long term portion                      $77,086          $108,202
                                                    ========         ========


Maturities of long term notes are as follows:

                                            December   December
           Due during year                     31,        31,
         ending December 31:                  1997       1996
                                            --------   --------
                  1998                       $22,253    $25,160
                  1999                        20,741     20,995
                  2000                        12,724     14,187
                  2001                         7,917     12,627
                  Thereafter                  35,233     35,233
                                             -------   --------
         Total                               $98,868   $173,865
                                             =======   ====-===


NOTE 9  - LITIGATION:

At December 31, 1997,  the Company was the plaintiff in a lawsuit  against David
J. LaPrade, a shareholder, former officer and director, and an organizer of the Company, and Mr. LaPrade's current employer. The Company seeks to recover losses from alleged breach of fiduciary duty, misappropriating confidential information and property of the Company, using it in unfair competition with the Company, interfering with the Company's existing and prospective relationships with its customers, interfering with the Company's relationships with its employees, and conversion of Company property. Mr. LaPrade has made counterclaims against the Company for breach of his employment agreement, libel and slander, and intentional infliction of emotional distress; he seeks actual damages in excess of $10,000 and punitive damages in an unspecified amount. Management believes that its claims against Mr. LaPrade will be successful and that it will recover damages; moreover, management believes that Mr. LaPrade's counterclaim will not result in a material liability to the company. The accompanying financial statements do not include provision for any loss which might result from Mr. LaPrade's counterclaim, nor do they include any asset that might result from the Company's claims against Mr. LaPrade.

Also at December 31, 1997, the Company was a defendant in a lawsuit by Dr. Warren G. Gwartney to collect for sums due on a promissory note in the original principal amount of $50,000 entered into individually by Mr. LaPrade and another former officer and employee, A.B.C. Paulsen. The lawsuit seeks repayment of the $25,000 balance due on the note, plus interest at 9-3/4% from October 28, 1996, costs and attorney fees. During the first quarter of 1998, the Company settled the lawsuit by the payment of $25,000, which has been accrued at December 31, 1997 and included among Other current liabilities in the accompanying balance sheet.

At December, 1997, the Company had trade accounts receivable approximating $74,000 from several debtors, some of whom have refused to pay. Although no lawsuits have been filed to collect these debts, management is currently continuing to have discussions with the debtors in an effort to resolve any disputes and collect the amounts due. In one case, the Company has a lien against an oil and gas property, and in another it has received a written promise to pay the amount due. If continuing efforts are unsuccessful, the Company intends to pursue its claims through other legal actions, and believes it will be successful. An allowance for doubtful accounts of $74,092 has been provided for any uncollectible amounts, and management believes it will be adequate to absorb any losses.

NOTE 10 - RELATED PARTY TRANSACTIONS:

From time to time, certain officers, directors, or limited partners have loaned funds to the Company. At December 31, 1997, the Company was indebted to related parties as follows:

                                                             December
                                                             31, 1997
                                                             --------
         Advance from shareholder
         and former President, not
         evidenced by a promissory note,
         unsecured, currently due                            $  2,500
                                                             ========

The Company has an agreement with Grupo de Creacion, Ltd. ("GDC"), a Gibraltar corporation and a shareholder of the Company, for financial consulting services.
By the agreement, GDC assisted the Company in arranging three "Reg S" securities offerings during 1997, resulting in proceeds of approximately
$5,800,000 for the sale of Company stock. As compensation, GDC receives a negotiated commission of not less than 7% of any financing up to $10 million, and reduced percentages over that amount; in addition, it receives an overriding royalty of 2% of all oil and gas production received by the Company during the term of the agreement. The agreement expires December 31, 2004. GDC received commissions of approximately $337,400 for completed financings in 1997, and overriding royalty approximating $500.

On September 9, 1997, the Company entered into an employment agreement with Randeep S. Grewal for a five-year term. Mr. Grewal is the Chairman and Chief
Executive Officer and a director of the Company. His current salary is $120,000 per year. Compensation is reviewed annually. Mr. Grewal participates in the Company's benefit plans and is entitled to bonuses and incentive compensation as determined by the Board of Directors of the Company. The agreement is terminable for Cause or by the death or disability of Mr. Grewal. Upon termination of the agreement by the Company for any reason other than for Cause, death or disability, the Company is obligated to pay within 30 days after the date of termination (1)
Mr. Grewal's Base Salary through the date of the Severance Period, (2) Mr.
Grewal's base salary for the balance of the term of the agreement if the Date of Termination is within the first three years of the Employment Agreement (Base
Salary is the rate in effect at the Date of Termination), (3) the Annual Bonus paid to Mr. Grewal for the last full fiscal year during the Employment Period and
(4) all amounts of deferred compensation, if any.  The agreement allows Mr.
Grewal to receive an assignment of 2% overriding royalty of all oil and gas production received by the Company.

On March 12, 1998, an officer of the Company resigned and entered into an agreement providing for certain severance benefits and mutual covenants. The
Company agreed to pay the former officer a severance payment of $50,000, and agreed to loan him $100,000 at prime, payable in full in six months, secured by stock in the Company.

NOTE 11 - ADVERTISING:

The Company expense the production costs of advertising the first time the advertising takes place. The Company has not engaged in direct response advertising through December 31, 1997. There was no prepaid advertising reported as assets at December 31, 1997 or 1996. Advertising expense approximated $4,100
(1997), and $7,900 (1996).

NOTE 12 - YEAR 2000 COMPUTER COSTS:

The Company does not utilize any proprietary computer software. Instead, it uses
commercially   available  software  programs  from  vendors  such  as  Microsoft
Corporation  and  Peachtree.  The Company has been  advised that the software it uses  is  Year  2000  compliant.  Accordingly,  it  does  not  expect  to  incur significant expense in converting software to be Year 2000 compliant.


NOTE 13 - STOCK OPTIONS AND WARRANTS:

On September 9, 1997, the Company's Chairman and CEO was granted options to purchase an aggregate of 150,000 shares of the Company's no par value common stock at an option price of $5 per share, exercisable at the rate of 30,000 shares per year, with the first such installment becoming exercisable September
9, 1998, and an additional 30,000 share on each succeeding September 9 thereafter. A similar option was granted the Company's President, but the option lapsed upon his resignation in 1998. No compensation expense was recorded in connection with the granting of these options. A summary of the outstanding options follows:


                                                                      Weighted
                                                                    Average
                                                                      Exercise
                                                         Shares        Price
                                                         ------        -----
       Options outstanding, January 1, 1997                   -          -
       Options granted                                  300,000        $5.00
       Options terminated                                     -          -
       Options exercised                                      -          -
                                                        -------

         Options outstanding, December 31, 1997           300,000        $5.00
                                                          =======


     The Company also granted warrants to purchase common stock to the purchasers of shares from one of the 1997 "Reg S" offerings. A summary is as follows:

Date Granted      Number of      Option        Effective    Expiration
                    Shares       Price         Date         Date
----------------------------------------------------------------------
September 29,      127,750       $15.00       January 1,    December
    1997                                        1998        31, 1998

NOTE 14 - TIME DEPOSITS AND FUNDS HELD IN ESCROW AND RESTRICTED CASH:

Time deposits and funds held in escrow consisted of the following:

                                                                December 31,
                                                                    1997
                                                                 ----------
Time deposit, 5%, matures June, 1998                             $  100,000
Time deposit, 4.28 %, matures May, 1998                              32,178
Funds held by escrow agent for partially closed
    "Reg S" offering, completed in January, 1998                    981,517
Funds held by escrow agent for balance due
    on purchase of Cat Canyon leases                                500,000
                                                                 ----------
         Total                                                   $1,613,696


In the ordinary course of business, the Company has to occasionally place funds in certificates of deposit and pledge these certificates to various third parties to guarantee the Company's performance by various contracts. As of December 31, 1997, a certificate of deposit in the amount of $32,178 was pledged or otherwise restricted.

NOTE 15 - EARNINGS PER SHARE:

The Company has adopted Statement of Financial Accounting Standards number 128, Earnings Per Share, which establishes new standards for computing and presenting earnings per share. Basic income per share has been computed using the weighted average number of common shares outstanding during the respective periods. Basic income per share has been retroactively restated in all periods presented to give recognition to the adoption of Statement number 128. In computing average outstanding shares, the Company has converted Horizontal Ventures shares outstanding prior to the merger to equivalent Petro Union shares on a pro rata basis. The Statement provides that diluted earnings per share be computed by considering the effect of outstanding options and warrants. However, it further provides that diluted earnings per share is the same as basic earnings per share in instances where a loss from continuing operations has been incurred. Accordingly, diluted earnings per share has not been presented.

NOTE 16 - RECENT ACCOUNTING PRONOUNCEMENTS:

The Financial Accounting Standards Board has issued several new accounting pronouncements which may affect the Company in future years. FASB Statement Number 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, became effective in 1996 and amended FASB Statement Number 114, also dealing with impaired loans. Generally, they require certain disclosures regarding loans deemed to be impaired. FASB Statement Number 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, became effective in 1997 and prescribes disclosure requirements for fair values of financial instruments and information about derative financial instruments, among other things; for entities with less than $100 million in total assets need not disclose the fair values of financial instruments. Basic and diluted net income per common share have been computed in accordance with FASB Statement Number 128,
Earnings per Share, which the Company adopted at year-end 1997. Net income per share amounts for prior periods have been restated to conform with the provisions of the new standard. Basic net income per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. FASB Statement Number
130, Reporting Comprehensive Income, becomes effective in 1998, and requires that
"comprehensive income" be reported in addition to Net Income. Comprehensive income includes changes in stockholders' equity that are not reported in the income statement, such as changes in the fair values of investments held for sale. The Company has not determined what effect, if any, these pronouncements might have on its financial statements in the future.

NOTE 17 - SEGMENT INFORMATION:

At December 31, 1997, the Company had two reportable segments - mineral exploration and production, and contract drilling of oil and gas wells for outside customers. The mineral segment consisted primarily of the Company's oil and gas properties in California and Illinois, and its limestone reserves; the Company intends to utilize its horizontal drilling technology to exploit existing reserves on the oil and gas properties. The contract drilling activity was conducted throughout 1996 and during the first few months of 1997; thereafter, those activities were substantially idle while the merger between Petro Union, Inc. and Horizontal Ventures, Inc. was being effected.

For 1996, the Company had only the contract drilling segment.

The segments' accounting policies are the same as those described in the summary of significant accounting policies, except that interest expense is not allocated to the individual operating segments when determining segment profit or loss. The Company evaluates performance based on profit or loss from operations before interest and income taxes, not including nonrecurring gains and losses. There were no intersegment sales in 1997.

The Company's reportable business segments are strategic business units that offer different products and services. Each segment is managed separately because they require different technologies and market to distinct classes of customers.

Segment information is as follows:

                                                 Mineral
                                                Exploration
                                  Contract         And
                                 Drilling       Production             Total
1997:
Segment profit, and
  reconciliation to total profit:
  Sales to external customers      $188,074         $23,622         $211,696
                                  ___________     _____________    _____________
  Direct costs and expenses:
    Depreciation, depletion, and
      amortization                  151,304           2,106          153,410
    Lease operating expenses          -              35,094           35,094
    Other direct costs               59,475            -              59,475
                                  ____________    _______________  _____________
       Total                        210,779          37,200          247,979
                                  ____________    _______________ ______________
       Segment profit              ($22,705)       ($13,578)         (36,283)
                                  ============    ===============

Items not allocable to
  segments:
  General and administrative
    expense                                                          780,373
  Other expense                                                       34,460
                                                                 _______________
Consolidated (loss) before
      taxes on income                                              ($851,116)
                                                                 ===============

Segment assets                   $1,029,158       $5,822,381      $6,851,539
                                =============     ===========
Assets not allocable to
  segments                                                         3,951,083
                                                                ________________
      Consolidated total assets                                  $10,802,622
                                                                ================

Expenditures for segment
  assets                           $135,566       $5,822,381      $5,957,947
                                ==============    ===========   ===============


SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

The accompanying table presents information concerning the Company's oil and gas producing activities and is prepared in accordance with Statement of Financial
Accounting   Standards No. 69, "Disclosures  about  Oil  and  Gas  Producing
Activities."


                                                   1997               1996
                                                -----------       -----------
Oil and gas:
    Capitalized costs:
         Proved reserves                          $ 1,963,337       $  --
         Unproved reserves                            400,000          --
                                                  -----------       -----------
                                                    2,363,337          --

Less, Accumulated depreciation,
depletion and amortization                            (57,598)         --
                                                  -----------       -----------
Balance,  December 31, 1997                       $ 2,305,739       $   --
                                                  ===========       ===========

                                                     1997              1996
                                                  ------------       ----------
Costs incurred in oil and gas
property acquisition, exploration,
and development activities:
Acquisition of properties:
    Proved                                          $1,679,131           --
    Unproved                                           400,000           --
Exploration costs                                       --               --
Development costs                                      284,206           --


Oil and gas reserves (bbls):                           1997             1996

___________________________________
 Acquisition of reserves in Petro
   Union merger                                      1,826,385           --
Purchases of minerals in place                         728,734           --
Production                                              (2,112)          --
                                                    ----------       ----------
Proved reserves,
December 31,                                         2,553,007           --
                                                    ==========       ==========

The accompanying table reflects the standardized measure of discounted future net cash flows relating to the Company's interests in proved reserves:


                                                    1997              1996
                                                 -------------    -------------
Future cash inflows                              $ 40,103,600      $    --

Future costs:
         Development                                (5,281,800)         --
         Production                                (23,805,600)         --
                                                 -------------    -------------

Future net cash flows before income taxes           11,016,200          --
Future income taxes                                 (3,304,800)         --
                                                 -------------    -------------

Future net cash flows after income taxes             7,711,400          --
Discount at 10% per annum                           (2,400,000)         --
                                                 -------------    -------------
Standard measure of discounted future net
cash flows                                         $ 4,610,300    $     --
                                                 =============    =============

Principal sources of change in the
 standardized measure of discounted
 future net cash flow were as follows:

Oil and gas:                                         1997            1996
                                                -------------    -------------
Sales and transfers of oil and gas
 produced, net of production costs                    ($13,578)   $     --
Net changes in prices and production costs               --             --
Extensions and discoveries, less related costs           --             --
Purchases of minerals in place                       4,623,878          --
Sales of minerals in place                               --             --
Changes in estimated future development costs            --             --
Revisions of previous quantity estimates                 --             --
Accretion of discount                                    --             --
Net change in income taxes                               --             --
Change in production rates (timing) and other            --             --


Future cash inflows are computed by applying year-end prices of oil and gas relating to the year-end quantities of those reserves. Future development and production costs are computed by independent consultants by estimating the expenditures to be incurred in developing and producing proved and oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pretax net cash flows relating to proved reserves, exclusive of the tax basis of the properties involved. The future income tax expense gives effect to permanent differences and tax credits, but does not reflect the impact of continuing operations. Future income tax expense has been reduced by estimated future nonconventional fuel source income tax credits to be utilized.

The 10% annual discount is applied to reflect the timing of the future net cash flows. The standardized measure of discounted cash flows is the future net cash flows less the computed discounts.

                            HORIZONTAL VENTURES, INC.
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                   (UNAUDITED)

                                     ASSETS
CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                                        $    838,547
    ACCOUNTS RECEIVABLE, TRADE, NET OF ALLOWANCE
    FOR DOUBTFUL ACCOUNTS OF $74,092                                     12,663
    INVENTORY                                                             3,272
                                                                   ------------


  TOTAL CURRENT ASSETS                                                  854,482
                                                                   ------------


PROPERTIES AND EQUIPMENT, AT COST, NET OF
  ACCUMULATED DEPRECIATION AND DEPLETION
  OF $824,151                                                         7,748,147
                                                                   ------------


DEPOSITS, PREPAYMENTS, AND DEFERRED CHARGES                             325,267
                                                                   ------------


TOTAL ASSETS                                                       $  8,927,896
                                                                   ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES:
CURRENT LIABILITIES:
  CURRENT MATURITIES OF LONG TERM NOTES                            $     15,771
     ACCOUNTS PAYABLE AND ACCRUED EXPENSES                               57,172
     OTHER CURRENT LIABILITIES                                            2,500
                                                                   ------------

  TOTAL CURRENT LIABILITIES                                              75,443
                                                                   ------------

LONG TERM NOTES PAYABLE, NET OF CURRENT
  MATURITIES                                                             52,283
                                                                   ------------

     TOTAL LIABILITIES                                                  127,726
COMMITMENTS AND CONTINGENCIES                                              --

STOCKHOLDERS' EQUITY (DEFICIT):
  PREFERRED STOCK, NO PAR VALUE, 50,000,000 SHARES
    AUTHORIZED, NO SHARES ISSUED AND OUTSTANDING                           --
  Common stock, NO PAR VALUE, 50,000,000 SHARES
    AUTHORIZED, 1,570,981 SHARES ISSUED AND
    OUTSTANDING                                                      11,672,519
  ACCUMULATED DEFICIT                                                (2,872,349)
                                                                   ------------


TOTAL STOCKHOLDERS' EQUITY                                            8,800,170
                                                                   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $  8,927,896
                                                                   ============



The accompanying notes are an integral part of this statement.




                                     HORIZONTAL VENTURES, INC.
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                            FOR THE THREE MONTHS AND NINE MONTHS ENDED
                                    SEPTEMBER 30, 1998 AND 1997
                                             (UNAUDITED)

                    THREE MONTHS ENDED                      NINE MONTHS ENDED
                      SEPTEMBER 30,                           SEPTEMBER 30,
              -------------------------------          ------------------------
                     1998             1997              1998              1997
                     ----              ----              ----              ----
REVENUE
  Mineral
   Exploration and
   Production        9,704              --              $ 82,852         $  --
 Contract drilling    --                31,659               --          160,824
                  ____________      ____________      ____________    __________
    Total
     Revenues        9,704              31,659            82,852         160,824

Less, Costs
 and expenses:
 Production expenses,
  mineral exploration
  and production   (26,951)               --              97,792            --
 Direct costs,
  contract
  drilling             --               19,165               --          133,029
 Depreciation,
  depletion and
  amoritization:
   Mineral exploration
    and
    production     112,894                --             217,460            --
   Contract
    drilling           --               39,460               --           49,237
 Other
  administrative
  expenses        285,064               84,963         1,069,366        247,272
                 ------------          ----------      --------        ---------
   Total costs
    and expenses   424,909              143,588         1,384,618       429,538
               -----------          -----------         -----------  -----------
Loss from
 operations       (415,205)            (111,929)       (1,301,765)     (268,714)
                 -----------          -----------       -----------   ----------

Other income (expenses):
 Gain (loss)
  on sale of
  assets              --                   --             --               --
 Sale of timber       --                   --             47,000           --
 Other expenses       --                 (8,660)          --            (29,722)
 Interest income    22,408                 --             72,011          5,776
 Interest expenses    --                   --             (5,694)       (21,079)
                  ----------           -----------      --------      ----------
   Net other
    income
    (expenses)      22,408               (8,660)         113,316        (45,025)
                 -----------          ------------     ----------     ----------
   Loss before
    taxes on
    income        (392,797)            (120,589)      (1,188,449)      (313,739)
Provision for
 taxes on income      --                   --               --             --
                  -----------          -------------     -------       ---------

   Net loss       (392,797)            (120,589)      (1,188,449)      (313,739)
                 ===========          ==============    ==========    ==========

Loss per share
 of common stock     (0.25)               (0.34)           (0.76)        (0.89)

Average shares
 outstanding
 used for
 computation of
 loss per share   1,570,981             354,313         1,570,981      354,313


The accompanying notes are an integral part of these statements




                            HORIZONTAL VENTURES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        1998            1997
                                                        ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET LOSS                                          $(1,188,450)    $  (313,739)
ADJUSTMENTS TO RECONCILE NET LOSS TO
    CASH USED BY OPERATING ACTIVITIES:
      DEPRECIATION, DEPLETION AND
        AMORTIZATION                                    226,225         144,273
      (GAIN) LOSS ON SALE OF ASSETS                        --            21,062
      STOCK AND PARTNERS= CAPITAL
        INTEREST ISSUED FOR SERVICES                       --               300
      CHANGE IN ACCOUNTS RECEIVABLE                       7,952          40,011
          CHANGE IN INVENTORY                            (3,272)           --
          CHANGE IN ACCOUNTS PAYABLE
        AND ACCRUED EXPENSES                           (213,874)        (30,219)
      CHANGE IN CURRENT PORTION OF
        LONG-TERM DEBT                                   (6,011)           --
      CHANGE IN OTHER ASSETS                           (270,754)           --
      CHANGE IN OTHER LIABILITIES                      (525,000)           --
                                                    -----------     -----------
NET CASH USED BY OPERATING ACTIVITIES                (1,973,184)       (138,312)
                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   PURCHASE OF PROPERTY AND EQUIPMENT                (1,180,560)           --

   INCREASE IN ACCOUNTS RECEIVABLE,
     PETRO UNION, INC                                      --            (9,170)
     PROCEEDS FROM SALE OF PROPERTY
     AND EQUIPMENT                                         --            55,181
                                                    ------------    ------------

NET CASH USED BY INVESTING ACTIVITIES                (1,180,560)        (46,011)
                                                    -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  NET PROCEEDS FROM SALE OF Common stock                 84,446         600,000
  INCREASE IN DUE TO RELATED PARTIES                       --            60,478
  CHANGE IN CUSTOMER PAYMENTS
    RECEIVED IN ADVANCE                                    --           (30,000)
  REPAYMENT OF NOTES PAYABLE                            (24,802)       (182,614)
                                                    -----------     -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                59,644         447,864
                                                    -----------     -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                   (3,094,100)        355,563

CASH AND CASH EQUIVALENTS:
  BEGINNING OF PERIOD                                 3,932,647           6,458
                                                    -----------     -----------

  END OF PERIOD                                     $   838,547     $   362,021
                                                    ===========     ===========


NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
   STOCK ISSUED FOR SERVICES                        $      --       $       300
   STOCK ISSUED FOR SUBORDINATED
     CONVERTIBLE DEBENTURES                                --           433,231
      STOCK ISSUED FOR NET ASSETS OF
      PARTNERSHIP                                          --           972,858
   PROPERTY AND EQUIPMENT ACQUIRED
     IN REVERSE MERGER WITH PETRO
     UNION, INC. NET OF DEBT ASSUMED                       --         4,120,882

SUPPLEMENTARY CASH FLOW DATA:
 INTEREST PAID                                         $[5,694]     $    23,601
    INCOME TAXES PAID                                      --              --


The accompanying notes are an integral part of these statements.


                            HORIZONTAL VENTURES, INC.
                   Notes to Consolidated Financial Statements
                           September 30, 1998 and 1997
                                   (Unaudited)


NOTE 1 - THE COMPANY:

Horizontal Ventures, Inc., a Colorado corporation (the "Company"), is an energy company engaged primarily in the business of exploiting proven producing oil and gas reservoirs by utilizing a low cost proprietary horizontal drilling technology to increase production rates. On July 13, 1998, the Company amended its Articles of Incorporation to change its name from Petro Union, Inc. d/b/a Horizontal Ventures, Inc. to Horizontal Ventures, Inc.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Horizontal Ventures Cat Canyon, Inc., a Colorado corporation ("Horizontal Ventures Cat Canyon"), and Calox, Inc., an Indiana corporation, and Horizontal Ventures Acquisition Corporation, a Delaware corporation. All significant intercompany accounts and transactions have been eliminated.

The interim period financial statements presented herein have been prepared by the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company's annual financial statements included elsewhere herein.

The results of operations for the interim periods presented herein are not necessarily indicative of the results that may be expected for future periods. In the opinion of management, the unaudited interim financial statements furnished reflect all adjustments necessary (which all are of a normal recurring nature) for a fair presentation of the Company's financial condition as of September 30, 1998, and the results of its operations and cash flows for the interim periods ended September 30, 1998 and 1997.


The Company, then named Petro Union, Inc. ("PUI"), was a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code until August 28, 1997, at which time the Bankruptcy Court approved its plan of reorganization. As a part of its plan of reorganization, PUI agreed to acquire all the outstanding stock of Horizontal Ventures, Inc., an Oklahoma corporation ("Horizontal
Ventures-Oklahoma").   The acquisition  of  Horizontal Ventures-Oklahoma  was
completed on September 9, 1997, and after the acquisition, Horizontal Ventures-Oklahoma shareholders owned more than 50% of the outstanding shares of
PUI. By the rules of the Securities and Exchange Commission, the transaction was accounted for as a "reverse merger." Accordingly, the accompanying consolidated statements of operations and consolidated statements of cash flows reflect the historical operations and cash flows of Horizontal Ventures-Oklahoma (including those of PUI after September 9, 1997, the effective date of the acquisition), whereas quarterly reports filed by the Company prior to September 9, 1997 reflected operations and cash flows of PUI. Subsequently, Horizontal Ventures-Oklahoma was merged with and into the Company.

FASB Statement Number 130, Reporting Comprehensive Income, became effective for 1998, and requires that "comprehensive income" be reported in addition to Net Income. Comprehensive income includes changes in stockholders' equity that are not reported in the income statement, such as changes in the fair values of investments held for sale. The pronouncement has not had any material effect on the Company, because it does not currently incur any comprehensive income items other than net income.

Certain reclassifications have been made to the 1997 amounts to conform to the 1998 presentation.

NOTE 3 - CONTINGENCIES:

As of September 30, 1998, the Company was the plaintiff in a lawsuit against David J. LaPrade, a former officer and director of Horizontal Ventures-Oklahoma, and Mr. LaPrade's current employer. The Company seeks to recover losses from the alleged breach of fiduciary duty, misappropriating confidential information and property of the Company, using it in unfair competition with the Company, interfering with the Company's existing and prospective relationships with its customers, interfering with the Company's relationships with its employees, and conversion of Company property. Mr. LaPrade has made counterclaims against the Company for breach of his employment
agreement,   libel  and  slander,  and intentional infliction of emotional distress; he seeks actual damages in excess of $10,000 and punitive damages in an unspecified amount. The Company believes that the ultimate outcome of Mr. LaPrade's counterclaims will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. The accompanying financial statements do not include a provision for any loss which might result from Mr. LaPrade's counterclaims, nor do they include any asset that might result from the Company's claims against Mr. LaPrade.

NOTE 4 - SUBSEQUENT EVENTS:

Since September  30,  1998,   the  Company  has  entered  into the following
transactions relating to the acquisition of Saba Petroleum Company ("Saba"), an
independent energy  company  engaged  in  the  acquisition,   development  and
exploration of oil and gas properties in the U.S. and internationally:

     On October 6, 1998, the Company entered into a Preferred Stock Transfer Agreement (the "Preferred Stock Transfer Agreement") with RGC International Investors, LDC ("RGC"), by which the Company acquired on October 6, 1998 690 shares of the 8,000 shares of issued and outstanding Series A Convertible Preferred Stock of Saba (the "Saba Series A Preferred Stock") held by RGC in exchange for cash in the amount of $750,000, of which $500,000 was borrowed from International Publishing Holding s.a. ("IPH"), a significant shareholder of the Company. The Company has executed a Promissory Note to repay the $500,000 to IPH without interest on or before December 31, 1998, which maturity date subsequently was extended to January 31, 1999, in the form of cash or shares of Saba Series A Preferred Stock held by the Company. The Promissory
Note is secured by a pledge of two-thirds of the Saba Series A Preferred Stock held by the Company. Under the Preferred Stock Transfer Agreement, the Company was granted the exclusive right until November 6, 1998 to acquire from RGC up to an additional 6,310 shares of Saba Series A Preferred Stock held by RGC in exchange for cash in the amount of approximately $6,859,000, with such exclusive right subject to an extension for an additional thirty days by the Company's payment of $500,000, which is nonrefundable but if the option is exercised within the extended thirty day period is applied to the acquisition price. On November 6, 1998, the Company paid $500,000 to RGC to extend the term of the exclusive right until December 6, 1998. In addition, the Company was granted the exclusive right to acquire any remaining shares of Saba Series A Preferred Stock held by RGC after RGC converts a sufficient number of shares of Saba Series A Preferred Stock to cover its short position with respect to 653,000 shares of Saba Common stock. The 690 shares of Series A Preferred Stock acquired by Horizontal Ventures and the minimum of 6,310 shares of Series A Preferred Stock which Horizontal Ventures has the exclusive right to acquire from RGC, along with the accrued but unpaid dividends thereon, would be convertible into an estimated aggregate of 5,066,667 shares of Saba common stock.

     On October 8, 1998 Horizontal Ventures and Saba entered into a Common Stock Purchase Agreement (the "Common stock Purchase Agreement") by which Saba's
Board of Directors agreed to issue to Horizontal Ventures an aggregate of 2,500,000 shares of Saba common stock as follows:

     * 333,333 shares of Saba common stock in exchange for $1,000,000 in cash by November 6, 1998; and

     * 2,166,667 shares of Saba common stock in exchange for $6,500,000 in cash by December 4, 1998.

     IPH in conjunction with Horizontal Ventures has made open market purchases of just around 5% of the issued and outstanding shares of Saba common stock. By an Option Agreement dated July 22, 1998 between Horizontal Ventures and IPH, Horizontal Ventures holds a call option to acquire the approximately 568,000 shares of Saba common stock purchased by IPH at an exercise price equal to the cost to IPH of acquiring such shares plus twenty percent, which is estimated to be approximately $1,020,000. Horizontal Ventures has the option of paying such exercise price to IPH in the form of cash or shares of Horizontal Ventures common stock.

     On October 14,  1998,  Horizontal Ventures and IPH as a group filed a
Schedule 13D with the SEC that disclosed the foregoing purchases and contractual arrangements to acquire Saba securities and that Horizontal Ventures was acquiring the securities of Saba for the purpose of gaining control of Saba. Subsequently, Horizontal Ventures during October and early November 1998 directly acquired 80,000 shares of Saba common stock in open market purchases at an aggregate cost of approximately $70,130.

    On November 6, 1998, Horizontal Ventures paid Saba $1,000,000 for 333,333 shares of Saba common stock by the Common stock Purchase Agreement and $500,000 to RGC to extend the term until December 6, 1998 of Horizontal Ventures' exclusive right to acquire the Saba Series A Preferred Stock from RGC pursuant to the Preferred Stock Transfer Agreement. These payments were financed by Horizontal Ventures' issuance to IPH on November 4, 1998 of a Promissory Note payable in the amount of $1,500,000, with 6% interest, by December 31, 1998. This note has now been extended to January 31, 1999.The Promissory Note is secured by Horizontal Ventures' pledge of all of the issued and outstanding shares of Horizontal Ventures Cat Canyon, Inc., a wholly owned subsidiary of Horizontal Ventures.

      On November 23, 1998, as amended at closing on December 18, 1998 Horizontal Ventures entered into a Stock Exchange Agreement with Saba Acquisub, Inc. ("SAI"), which owned 2,976,765 shares of Saba common stock. SAI was controlled by Capco Resources Ltd. which is controlled by Ilyas Chaudhary. Under the Stock Exchange Agreement, Horizontal Ventures would acquire the Saba common stock owned by SAI in exchange for the issuance by Horizontal Ventures to the shareholder of SAI an aggregate of 1,340,000 shares of Horizontal Ventures common stock and SAI would merge with and into Horizontal Ventures. The Stock Exchange Agreement also contains the following provisions:

     * By February 18, 1999, Horizontal Ventures shall register for resale up to 1,000,00 of the 1,340,000 shares Horizontal Ventures common stock issued to Capco Resources Ltd.;

     * Horizontal Ventures shall indemnify the former shareholders of SAI to the fullest extent permissible by law and the corporate by-laws against any claim arising from the Stock Exchange Agreement;

     * Until December 31, 1999 Capco Resources Ltd. or any approved assignee shall give Mr. Grewal its proxy to vote the shares of Horizontal Ventures common stock acquired by it under the Stock Exchange Agreement; and

     * Until December 31, 2001 Horizontal Ventures shall have a right of first refusal with respect to any proposed disposition by Capco Resources, Ltd. of the Horizontal Ventures common stock acquired by it under the Stock Exchange Agreement.

     On December 7, 1998, Horizontal Ventures announced that the Saba Board of directors had approved the acquisition of all the remaining outstanding shares of Saba common stock through a proposed merger with Horizontal Ventures based on an exchange ratio of one share of Horizontal Ventures common stock for each six shares of Saba common stock. The exchange ratio is based on the following:

     * a 55% premium for Saba common stock ($2.02 per share) above the average closing price of Saba common stock over the preceding 31 calendar days as compared to the average closing quotation for Horizontal Ventures common stock over the same period with no premium and

     * 11,385,726 shares of Saba common stock issued and outstanding, including the 333,333 shares issued to Horizontal Ventures on November 6, 1998.


Horizontal Ventures also announced that Saba had agreed to extend from December 4, 1998 until January 31, 1999 the final closing deadline of the Common Stock Purchase Agreement and that the merged company intends to divest certain non-core assets to satisfy outstanding liabilities.

On December 10, 1998 Horizontal Ventures closed the Stock Exchange Agreement with SAI dated November 23, 1998, thereby raising Horizontal Ventures' ownership stake in Saba to approximately 35%.

Subsequent to September 30, 1998, management determined not to continue development of the Company's Illinois properties. As a result, the Company's proved developed reserves will decrease by approximately 94,000 barrels, and proved undeveloped reserves will decrease by approximately 1,732,000 barrels. Total developed reserves will decrease by approximately $32,870,000, and the standard measure of discounted future net cash flows will decline by approximately $2,700,000. The impact on the carrying value of property and equipment has not been determined, but is estimated that the carrying value may be reduced as much as 75%.
PAGE

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of directors and Stockholders
Saba Petroleum Company

     We have audited the accompanying consolidated balance sheets of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's near term liquidity may not be sufficient to satisfy their short term obligations, which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/ PRICEWATERHOUSECOOPERS LLP
-------------------------------
Los Angeles, California
April 15, 1998



                                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS

                                 December 31,            September 30,
                                 ------------            -------------
                            1996              1997               1998
                            ----             ----                 ----
ASSETS                                                        (unaudited)
------
Current assets:

   Cash and cash
    equivalents          $734,036           $1,507,641    $1,186,671
   Accounts receivable,
   net of allowance for
   doubtful accounts of
   $65,000 (1996),
   $69,000 (1997) and
   $78,000 (1998)       7,361,326            6,459,074      5,386,432

   Other current
    assets              3,485,924            4,589,501      2,750,105
                      ------------        ------------     ------------
    Total current
     assets            11,581,286           12,556,216      9,323,208
                      ------------         ------------     ------------
Property and
 equipment (Note 8):
   Oil and gas
   properties
   (full cost method)  44,494,387           76,562,279     79,717,781
   Land                 1,888,578            2,685,605      3,175,568
   Plant and equipment  3,799,307            5,682,800      5,998,985
                     ------------          ------------    ------------
                       50,182,272           84,930,684     88,892,334
   Less accumulated
   depletion and
   depreciation       (15,323,780)         (22,325,276)   (45,470,788)
                     ------------          ------------   ------------
     Total property
     and equipment     34,858,492           62,605,408     43,421,546
                     ------------          ------------   ------------

Other assets:
   Deposits on
    properties             42,529              --               --
   Notes receivable,
   less current portion   936,257            1,385,092         32,125
   Deferred financing
    costs               1,123,250              553,030        459,530
   Due from affiliates    103,559              235,608        239,146
   Deposits and other     471,513              321,592        445,519
                       ------------          ------------   ------------
   Total other assets   2,677,108            2,495,322      1,176,320
                       ------------          ------------   ------------
                     $ 49,116,886         $ 77,656,946   $ 53,921,074
                       ============          ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Accounts payable
   and accrued
   liabilities       $  5,377,137         $ 10,104,519  $ 12,488,875
   Income taxes
    payable             1,981,064              733,887     1,413,494
   Current portion
    of long-term debt   1,805,556           13,441,542    25,172,694
                     ------------          ------------  ------------
    Total current
     liabilities       24,279,948           39,075,063    9,163,757
Long-term debt, net
 of current portion    20,811,980           19,609,855     5,347,411
Other liabilities         108,295               78,069     1,584,914
Deferred taxes            590,285              784,930        93,060
Minority interest in
 consolidated
 subsidiary               727,359              752,570       621,366
Preferred stock
 - $.001 par value,
 authorized 50,000,000
 shares;  issued and
 outstanding 10,000 (1997)
 and 8,000 (1998) shares    --               8,511,450     7,169,170
Commitments and
 contingencies (Note 15)
Stockholders' equity:
  Common stock - $.001
   par value, authorized
   150,000,000 shares;
   issued and outstanding
   10,081,026 (1996),
   10,883,908 (1997)
   and 11,052,393
   (1998) shares           10,081              10,884         11,052
   Capital in excess
    of par value       12,891,002          17,321,680     16,971,131
   Retained earnings
    (deficit)           4,802,845           7,200,292    (16,709,302)
   Deferred
    compensation           --                (803,000)         --
   Cumulative
    translation
    adjustment             11,282             (89,732)      (242,791)
                       ------------        ------------    ------------
    Total
    stockholders'
    equity             23,640,124              30,090     17,715,210
                                                          ------------
                     $ 49,116,886        $ 77,656,946   $ 53,921,074
                     ============        ============     ============



The accompanying notes are an integral part of these consolidated financial statements.



                      SABA PETROLEUM COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
                   Years ended December 31, 1995, 1996 and 1997
                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Nine months ended
                  Years ended December 31,              September 30,
     --------------------------------------     ---------------------------

               1995        1996         1997              1997            1998
               ----        ----         ----              ----            ----
                                                             (unaudited)
Revenues:
  Oil and
   gas sales  $16,941,247  $31,520,757   $33,969,151     $25,282,361 $15,768,650
   Other          753,008    1,681,587     2,026,611       1,495,839   2,914,512
           ------------    ------------  -----------    ------------ -----------
    Total
     revenues  17,694,255   33,202,344    35,995,762      26,778,200  18,683,162
           ------------    ------------    ------------ ------------ -----------
Expenses:
   Production
    costs      10,561,552   14,604,291    16,607,027      12,249,901  10,139,965
   General and
   adminis-
   trative      2,005,192    3,919,435     5,124,771       3,467,984   4,973,828
Depletion,
 depreciation and
 amortization   2,826,684    5,527,418     7,264,956       5,011,562   5,500,339
Writedown of
 oil and gas
 properties        --           --            --              --      17,852,367
           ------------    ------------    ------------   ---------  -----------
    Total
    expenses   15,393,428   24,051,144    28,996,754      20,729,447  38,466,499
           ------------    ------------    ------------ ------------ -----------

Operating
 income (loss) 2,300,827    9,151,200     6,999,008       6,048,753 (19,783,337)
           ------------    ------------    ------------  -----------  ---------
Other income
 (expense):
   Interest
    income        16,924       114,302       165,949          99,006     126,047
   Other        (26,614)       92,149      (535,426)       (294,847) (1,250,884)
   Interest
    expense, net
    of interest
    capitalized
    of $27,369
    (1995)   (1,364,110)   (2,401,856)   (2,304,517)     (1,421,144) (2,518,573)

   Gain on
    issuance of
    shares of
    subsidiary   124,773         8,305         4,036           5,533        --
              ------------    ------------    ------------ -----------  --------

    Total other
     income
    (expense)(1,249,027)   (2,187,100)   (2,669,958)     (1,611,452) (3,643,410)
              ------------    ------------  ------------  ---------- -----------


   Income (loss)
    before income
   taxes      1,051,800     6,964,100     4,329,050       4,437,301 (23,426,747)

Provision for
 taxes on
 income          449,636     2,957,983     1,875,720       1,799,807     149,356
Minority interest
 in earnings (loss)
 of consolidated
 subsidiary       55,632       241,401        55,883          89,994    (77,886)
            ------------    ------------    ------------ ------------ ----------
   Net income
  (loss)       $546,532    $3,764,716    $2,397,447      $2,547,500$(23,498,217)
            ============    ============    ============ =========== ===========
  Comprehensive
   income
  (loss)       $569,012    $3,753,518    $2,296,433      $2,530,365$(23,651,276)
            ============    ============    ============ ===========  ==========
Net earnings
 (loss) per
 common share:
  Basic         $  0.07       $  0.43       $  0.23         $  0.24    $  (2.17)
  Diluted       $  0.06       $  0.37       $  0.22         $  0.23    $  (2.17)

Weighted average
 common shares
 outstanding:
   Basic       8,327,495     8,803,941    10,649,766      10,595,598  10,993,524
   Diluted     8,699,233    11,825,453    12,000,940      12,011,912  10,993,524



The accompanying notes are an integral part of these consolidated financial statements.



                            SABA PETROLEUM COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                Common stock   Capital In  Cumulative   Unearned Total    Stock-
          -----------------   Excess    Translation   Compen- Retained  holders'
            Shares     Amount Of Par Value  Adjustment  sation  Earnings  Equity
-------------------------------------------------------------------------------
Balance at
 December
31, 1994  8,238,514  $8,238    $5,764,219   $  --    $   --  $510,870 $6,283,327
Minority
 interest
 in
subsidiary                                                    (19,273)  (19,273)

Exercise
of options  116,666       117        189,466                             189,583
Issuance of
Common
stock        24,000        24
for
compensation                          25,476                    25,500
Issuance of
 Common
 stock      150,000       150        599,850                             600,000

Cumulative
translation                                       22,480                  22,480
adjustment
Unearned
compensation                                     (8,500)                 (8,500)
Contributed
 surplus                            208,600                              208,600
Net income                                                     546,532   546,532
           ---------------------------------------------------------------------
Balance at
December
31, 1995  8,529,180    8,529       6,787,611    22,480(8,500)1,038,129 7,848,249
Issuance
and
exercise of
options     118,000       118         646,982                            647,100

Issuance of
Common stock 14,000        14          41,986                            42,000

Cumulative
translation                                    (11,198)                 (11,198)
adjustment
Unearned
compensation                                            8,500             8,500

Debenture
conver-
sions    1,419,846      1,420       5,414,423                          5,415,843
Net income                                                   3,764,716 3,764,716
          ----------------------------------------------------------------------
Balance at
December
31, 1996 10,081,026    10,081      12,891,002  11,282   --  4,802,845 17,715,210
Issuance
and exercise of
options     154,000       154       1,409,842        (803,000)           606,996

Issuance of
warrants                               622,000                           622,000
Cumulative
translation
adjustments                                  (101,014)                 (101,014)

Debenture
conversions  648,882      649       2,398,836                          2,399,485
Net income                                                   2,397,447 2,397,447
                ----------------------------------------------------------------
Balance at
December
31, 1997 10,883,908    10,884    17,321,680(89,732)(803,000)7,200,292 23,640,124
Issuance
and exercise
of options  163,000       163      (371,436)        803,000              431,727

Preferred
stock
dividend                                                     (411,377) (411,377)

Cumulative
translation
adjustments                               (153,059)                    (153,059)

Debenture
conversions   5,485         5           20,887                            20,892

Net loss                                                (23,498,217)(23,498,217)
       ------------------------------------------------------------------------
Balance at
September 30,
1998
(unaudited)11,052,393 $11,052   $16,971,131 $(242,791)  -- $(16,709,302) $30,090
       ========================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                            SABA PETROLEUM COMPANY AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                            SABA PETROLEUM COMPANY AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31,                  Nine months ended
                                                               September 30,
               1995            1996           1997           1997         1998
              ----            ----           ----          ----          ----
                                                               (Unaudited)
Cash flows
from operating
activities:
 Net income
 (loss)       $546,532     $3,764,716      $2,397,447  $2,547,500  $(23,498,217)
 Adjustments
  to reconcile
  net income
  (loss) to
  net cash
  provided by
  operations:
   Depletion,
    depreciation
    and amor-
    tization  2,826,684      5,527,418       7,264,956   5,011,562     5,500,339
   Writedown
   of oil and
   gas
   properties      --            --            254,937       --       17,852,367
   Amortization
   of unearned
   compensation  17,000          8,500          --           --           --
   Deferred tax
   provision
   (benefit)    (39,000)       366,389         248,645     654,000     (616,263)
   Compensation
   expense
   attributable
   to non-employee
   option         --            91,600         106,000        --         349,227
   Minority
   interest in
   earnings
   (loss) of
   consolidated
   subsidiary   55,632        241,403          55,883       89,994      (77,886)
   Gain on
   issuance of
   shares of
   subsidiary   (124,773)       (8,305)         (4,036)      (5,533)        --
  Changes in:
   Accounts
   receivable (1,999,984)   (2,919,287)         859,286  (3,260,779)    510,358
   Other
   assets     (2,452,503)     (572,233)         (24,304)      5,204     723,463
   Accounts
   payable and
   accrued
   liabili-
   ties        2,396,976      (237,328)        4,768,747  8,216,016   2,498,446
   Income
   taxes
   payable
   and other
   liabilities 509,343       650,644          (973,681) (1,281,441)  1,441,524
               ---------------------------------------------------------------
  Net cash
  provided
  by
  operating
 activities  1,735,907    6,913,517        14,953,880  11,976,523  4,683,358
           -------------------------------------------------------------------
Cash flows
 from investing
 activities:
   Deposit
   (purchase) of
   restricted
   certificate
   of deposit (1,750,000)    1,750,000            --            --         --
   Expenditures
   for oil and
   gas
   properties(12,807,412) (12,171,392)      (32,874,800) (26,729,697)(5,677,036)
   Expenditures
   for land and
   equipment,
   net       (2,660,120)    (585,893)       (2,039,234)  (2,344,326)  (542,232)
   Proceeds
   from sale
   of oil
   and gas
   properties  157,933      256,646           234,141         --    5,254,066
   (Increase)
   decrease in
   notes
   receivable       --      (1,172,639)       (2,114,953)   (2,141,992)     --
   Proceeds from
   notes
   receivable     302,968       67,384           629,109       403,479   366,146
            --------------------------------------------------------------------
    Net cash
    used in
    investing
    activities(16,756,631) (11,855,894)     (36,165,737) (30,812,536)  (599,056)
            -------------------------------------------------------------------
Cash flows
from
financing
activities:
   Proceeds
   from notes
   payable and
   long-term
   debt       34,814,900      17,085,315      28,725,454   28,649,983  4,241,925
   Principal
    payments on
    notes payable
    and long-term
    debt    (19,136,299)    (12,296,839)    (15,972,780) (10,546,557)(6,968,048)
   Redemption
   of preferred
   stock        --            --                --           --     (1,702,280)
   Preferred
   stock
   dividends
   paid          --            --                --            --       (51,288)
   Increase in
   deferred
   financing
   costs      (1,854,421)      (165,777)          --            --          --
   Net change
   in accounts
   with
   affiliated
   companies     (47,120)       (21,251)       (131,562)        --          --
   Net proceeds
    from exercise
    of options
    and issuance
   of common
   stock          789,583       422,500         227,500         227,500   82,500
   Proceeds from
   issuance of
   preferred
   stock, net        --            --         8,511,450           --         --
   Issuance of
   warrants          --            --           622,000           --         --
   Increase in
    contributed
    surplus       208,600          --            --               --         --
   Capital
   subscription of
   minority
   interest        74,778        12,805          8,535            --         --
               ----------------------------------------------------------------
    Net cash
    provided by
    (used in)
    financing
    activities 14,850,021     5,036,753     21,990,597    18,330,926 (4,397,191)
              -----------------------------------------------------------------
Effect of
 exchange rate
 changes on
 cash and cash
 equivalents       12,006         (627)         (5,135)       (1,553)   (8,081)
              ------------------------------------------------------------------
Net increase
 (decrease)
 in cash
 and cash
 equivalents     (158,697)      93,749           773,605     (506,640) (320,970)
Cash and cash
 equivalents
 at beginning
 of year          798,984      640,287           734,036      734,036  1,507,641
Cash and cash
 equivalents
 at end of year  $640,287      $734,036        $1,507,641    $227,396 $1,186,671
              =================================================================

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.   Description of Business and Summary of Significant Accounting Policies

*    General

     Saba Petroleum Company ("Saba" or the "Company") is a Delaware corporation formed in 1979 as a natural resources company. Saba is an international oil and gas producer with principal producing properties located in the continental United States, Canada and Colombia. Until 1994, all of Saba's principal assets were located in the United States. In 1994 and 1995, Saba acquired interests in producing properties in Canada and Colombia. For the years ended December 31, 1996 and 1997, approximately 50.4% and 38.3% of Saba's gross revenues from oil and gas production were derived from its international operations. Saba's principal United States oil and gas producing properties are located in California, Louisiana, Michigan, New Mexico and Wyoming. As of December 31, 1997, 53.8% of Saba's outstanding Common stock was owned directly, or indirectly, by Saba's Chief Executive Officer.

*    Management's Plans

     Saba's financial statements for the year ended December 31, 1997 have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Saba reported a working capital deficit of $11.7 million at December 31, 1997, due principally to the classification of $12.3 million of long-term debt presently scheduled for repayment to Saba's principal lender during the next year. Saba is in a capital intensive business, and during 1997, Saba's capital expenditures for drilling activities did not produce expected increases in proved oil and gas reserves, which, when coupled with the decline in oil and gas prices, reduced the quantity of proved reserves against which Saba could borrow and the projected cash flow with which to service debt. Saba's immediate needs for capital will intensify should Saba be successful in one or more of the exploratory projects it is undertaking, in that Saba will incur additional capital expenditures to drill more wells and create
transportation  and marketing infrastructure.  Major exploratory   projects
often require substantial capital investments and a significant amount of time before generating revenue. Saba's exploratory prospect in Indonesia requires a three-year work commitment of $17.0 million. Saba is in negotiation with several potential joint venture partners to participate in this project.

     Saba is taking action to satisfy its working capital requirements. It has retained investment banking counsel to advise it on such matters as asset
divestitures and a   proposed  business  combination (see footnote 17). It is in discussions with institutions to secure capital either by the placement of debt or equity. Discussions have been held with Saba's principal lender to restructure existing indebtedness to allow sufficient time for the contemplated business combination to be concluded. Saba is also in negotiations for the disposition of non-core oil and gas assets and possibly the sale of real estate assets. The proceeds of such sales, should they be concluded, would be applied to the reduction of bank debt. Management believes that should such asset divestitures be timely concluded, short term obligations to the bank will be satisfied to the extent that the remainder of debt will be restructured to significantly reduce the working capital deficit.

*    Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

*    Consolidation

     The consolidated financial statements include the accounts of Saba and its
wholly and majority-owned subsidiaries.   All significant intercompany balances
and transactions have been eliminated.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


*    Interim Financial Information

     The consolidated financial statements at September 30,1998, and for the nine months ended September 30, 1997 and 1998, are unaudited but have been prepared on a basis consistent with the accounting principles and policies reflected in the financial statements for the year ended December 31, 1997. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals only) necessary to present fairly Saba's consolidated financial position as of September 30, 1998, and the consolidated results of operations and cash flows for the nine months ended September 30, 1997 and 1998.

*    Fair Value of Financial Instruments

     Cash and Cash Equivalents - Saba considers all liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

     Other Financial Instruments - Saba does not hold or issue financial instruments for trading purposes. Saba's financial instruments consist of notes receivable and long-term debt. The fair value of Saba's notes receivable and long-term debt, excluding the Debentures, is estimated based on current rates offered to Saba for similar issues of the same remaining maturates. The fair value of the Debentures is based on quoted market prices.

     Derivative Instruments - Saba does not utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

     The fair value of Saba's notes receivable and long-term debt, excluding the Debentures, at December 31, 1996 and 1997 and September 30, 1998, approximates carrying value. The carrying value and fair value of the Debentures at December 31, 1996 and 1997 are as follows:


                      1996                                   1997
            ------------------------------     ------------------------------
          Carrying Value      Fair Value     Carrying Value       Fair Value
           --------------      ----------    --------------       ----------
9% convertible
senior subordinated
Debentures-due 2005
             $6,438,000       $36,374,700      $3,599,000         $6,298,250


     The carrying value and fair value of the Debentures at September 30, 1998, was $3,575,000 and $3,003,000, respectively.

*    Oil and Gas Properties

     Saba's oil and gas producing activities are accounted for using the full cost method of accounting. Accordingly, Saba capitalizes all costs, in separate cost centers for each country, incurred in connection with the acquisition of oil and gas properties and with the exploration for and development of oil and gas reserves. Such costs include lease acquisition costs, geological and geophysical expenditures, costs of drilling both productive and non-productive wells, and overhead expenses directly related to land acquisition and exploration and development activities. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves in which case the gain or loss is recognized.

     Depletion of the  capitalized  costs of oil and gas  properties,  including
estimated  future   development,   site   restoration,   dismantlement  and
abandonment costs, net of estimated salvage values, is provided using the equivalent unit-production method based upon estimates of proved oil and gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved oil and gas properties are not amortized but are individually assessed for impairment. The cost of any impaired property is transferred to the balance of oil and gas properties being depleted.


                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10 percent, net of tax considerations, plus the lower of cost or estimated fair market value of unproved properties.

     Substantially all of Saba's exploration, development and production activities are conducted jointly with others and, accordingly, the financial statements reflect only Saba's proportionate interest in such activities.


     In connection with its efforts to increase proved oil and gas reserves through acquisition, exploration and development activities, Saba charges to its full costs pools certain costs related to those activities, including allocated payroll attributable to personnel directly involved in efforts to increase proved reserves. Such charges do not include costs related to production, general corporate overhead, or similar activities.

     The total amounts of capitalized changes for internal expenses are as follows for the listed periods:

     31-Dec-96            1,005,950
     31-Dec-97            1,652,200
     30-Sep-98            1,650,800

     The amounts are gross changes to the property accounts and do not reflect adjustments for abandoned projects, dispositions or calling last writedowns, that are reported in the accumulated depletion account.

*    Plant and Equipment

     Plant, consisting of an asphalt refining facility, is stated at the acquisition price of $500,000 plus the cost to refurbish the equipment. Depreciation is calculated using the straight-line method over its estimated useful life. Equipment is stated at cost. Depreciation, which includes amortization of assets under capital leases, is calculated using the straight-line method over the estimated useful lives of the equipment, ranging from three to fifteen years. Depreciation expense in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, was $155,900, $293,245, $477,239, $301,640 and $449,429, respectively. Normal repairs and maintenance are charged to expense as incurred. Upon disposition of plant and equipment, any resultant gain or loss is recognized in current operations.

     Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.

     The implementation in 1995 of Statement of Financial Accounting ("SFAS")
No.
121, "Accounting for the Impairment of long-lived Assets and for long-lived
Assets to Be Disposed  Of," has had no impact on the  financial statements.

*    Deferred Financing Costs

     The costs related to the issuance of debt are capitalized and amortized using the effective interest method over the original terms of the related debt.
At September 30, 1998, Saba had unamortized costs in the amount of $456,726 and $2,804 net of accumulated amortization of $1,545,566 and $13,297 relating to its Debentures and bank credit facilities, respectively. Amortization expense in 1995, 1996 and 1997 and for the nine months ended September 30, 1997
and 1998, was $63,600, $241,827,  $134,598,   $116,855 and $90,208,
respectively.

*    Stock-Based Compensation

     In 1996, Saba implemented the disclosure requirements of SFAS No. 123,
"Accounting for Stock-Based Compensation."   This statement sets forth-
alternative standards for recognition of the cost of stock-based compensation and requires that a company's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As allowed in this statement, Saba continues to apply Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock
Issued to Employees," and related interpretations in recording compensation related to its plans.

*    Income Taxes

     Saba accounts for income taxes by the asset and liability method of computing deferred income taxes. Deferred tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of Saba's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

*    Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange; income and expenses are translated at the weighted average rates of exchange during the year. The resultant cumulative translation adjustments are included as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in net income. Such gains (losses) in 1995, 1996 and 1997 were ($7,000), $41,000 and ($230,000), respectively.

*    Comprehensive Income (Loss)

     Comprehensive income (loss) represents net income loss adjusted for foreign currency translation gains (losses) incurred during the period. Such gains (losses) in 1995, 1996 and 1997 were $22,480, ($11,198) and $101,014)
respectively.

*    Earnings per Common Share

     Basic earnings per common share are based on the weighted average number of shares outstanding during each year. The calculation of diluted earnings per common share includes, when their effect is dilutive, certain shares subject to stock options and additionally assumes the conversion of the 9% convertible senior subordinated Debentures due December 15, 2005, using the conversion price of $4.38 per common share.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

*    Sale of Subsidiary Stock

     Saba accounts for a change in its proportionate share of a subsidiary's equity resulting from the issuance by the subsidiary of its stock in current operations in the consolidated financial statements.

*    Two-For-One Forward Stock Split

     On November 21, 1996, Saba's Board of Directors approved a two-for-one forward stock split effected as a stock dividend on all outstanding shares of Common stock. Saba's outstanding stock option awards and Debentures were also adjusted accordingly. The record date established for such stock split was December 9, 1996 with a payment date of December 16, 1996. All share and per share amounts have been adjusted to give retroactive effect to this split for all periods presented.

*     Reclassification

     Certain previously reported financial information has been reclassified to conform to the current year's presentation.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   Acquisitions

     In September 1995, Saba acquired a 25% interest in the Teca and Nare oil fields ("Teca/Nare Fields") and a 50% interest in the Velasquez-Galan pipeline, all of which are located in Colombia, South America. Saba's gross acquisition cost for the acquired interests was $12.25 million, which was reduced by Saba's share of net revenue credits from the properties from the effective date of January 1, 1995 to the closing date ($3.95 million), leaving a net purchase price of $8.3 million. In addition, Saba assumed an oil imbalance obligation of approximately $1.25 million at the closing date. In December 1995, Saba acquired a 50% interest in the Cocorna oil field in Colombia at a net acquisition cost of $533,000. In connection with the acquisition of the Teca/Nare Fields, the Colombia government owned oil company (Ecopetrol) required that Omimex, the operator of the properties, obtain a letter of credit for the benefit of Ecopetrol in the amount of $3.5 million to secure payments due third party vendors at the Teca/Nare Fields. Such letter of credit was issued in November 1995. In connection with the issuance of the letter of credit, Omimex required that Saba pledge collateral consisting of a $1.75 million certificate of deposit. The letter of credit expired by its own terms in 1996 and the collateral was returned to Saba.

     The  acquisition  cost of the  properties has been assigned to various
accounts  in  the  accompanying   balance  sheet  (primarily  oil  and  gas
properties), and the results of operations of the properties are included in the accompanying financial statements from the respective dates of acquisition of each property.

     The following unaudited proforma financial information presents the results of operations of Saba as if the acquisitions had occurred as of the beginning of 1995. The proforma financial information does not necessarily reflect the results of operations that would have occurred had the properties been acquired at the beginning of the period.



                                                               Year Ended
                                                               December 31,
                                                                   1995
                                                               ------------
                                                                (unaudited)
    Total revenues                                               $27,677,526

    Total operating expenses, including general and
    administrative and depletion, depreciation and
    amortization                                                 (20,036,052)

    Interest expense                                              (1,984,594)

    Other income (expense)                                            (9,690)
                                                        ----------------------

    Income before income taxes                                     5,647,190

    Provision for taxes on income                                  2,767,123
                                                        ----------------------

    Net income                                                  $  2,880,067
                                                        ======================

    Net earnings per common share (basic)                       $      0.33
                                                        ======================


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The following unaudited summary of gross revenue and direct operating expenses of the acquired properties for the nine month period ended September 30, 1995 includes all adjustments (consisting of normal recurring accruals only) which management considers necessary to present fairly the gross revenues and direct operating expenses of the acquired properties for the nine months ended September 30, 1995.


                                                            Nine Months
                                                               Ended
                                                           September 30,
                                                               1995
                                                        -------------------
                                                            (unaudited)
    Gross Revenues:
    Sales of oil                                           $      8,871,288
    Pipeline revenues                                             1,516,876
                                                        --------------------
    Total gross revenues                                         10,388,164
                                                        --------------------

    Direct operating expenses:
    Operating expenses (1)                                        2,537,423
    Pipeline operating expenses (1)                                 990,054
    Production and other taxes (2)                                  474,211
                                                        --------------------
                                                        --------------------
    Total direct operating expenses                               4,001,688
                                                        --------------------
    Excess of gross revenues over
    direct operating expenses                              $      6,386,476
                                                        ====================
    --------------------------


(1)  Excludes depreciation, depletion and amortization expenses.

(2) Includes war and pipeline transportation taxes; does not include provision for income taxes.

    In October 1995, all of the issued shares of Capco Resource Properties Ltd. ("CRPL"), Saba's 100% owned subsidiary, were exchanged for 13,437,322 voting common shares of Beaver Lake Resources Corporation ("BLRC"), a publicly traded corporation located in Alberta, Canada.

    The net assets of BLRC were deemed to be acquired at their net book value (which approximated fair market value) at the date of acquisition.

    Net assets acquired were as follows:

          Working capital deficiency                      $ (105,981)

          Oil and gas properties                             316,420
                                                          ----------

                                                          $   210,439
                                                          ===========

    On the same date as the share exchange with Saba, BLRC acquired interests in certain oil and gas properties in exchange for 1,443,204 shares of its common stock. Property interests of $399,527 were acquired and production notes receivable in the amount of $157,311 were deemed to be paid.

    In addition, as part of a private placement of 1,200,000 shares in 1995, Saba purchased 1,000,000 common shares of BLRC at a cost of approximately $370,000. In 1996 and 1997, BLRC issued 35,000 shares and 23,010 shares, respectively, of common stock to minority shareholders. As a result of these transactions, Saba owned 74.2% of the outstanding common stock of BLRC at December 31, 1997.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The sales of shares of common stock by the subsidiary resulted in net gains in 1995, 1996 and 1997 of $124,773, $8,305 and $4,036, respectively, which
Saba
has reported in current operations. Deferred income taxes have not been recorded in conjunction with these transactions as Saba plans to maintain a majority ownership position in the subsidiary.

3.   Notes Receivable

    Notes receivable are comprised of the following at December 31, 1996 and 1997:

                                                   1996              1997
                                              ------------        ------------
     Canadian prime plus 0.75% (6.75% at
     December 31, 1997) production notes
     receivable,   with   interest  paid
     currently,     collateralized    by
     producing oil and gas properties         $    120,385        $     65,012

     Prime plus 0.75% (9.25% at December
     31, 1997)  promissory  note from an
     officer  of  Saba  with   quarterly
     interest  only  installments,   due
     October 31, 1998, collateralized by
     vested  stock  options to  purchase
     the  Common  Stock of Saba                     300,000            283,742

     Prime plus 0.75% (9.25% at December
     31,  1997)  note   receivable  from
     joint    venture    partner    with
     principal  payments through October
     2000 and  interest  payments at the
     end of twenty-four  and forty-eight
     months, collateralized by producing
     oil and gas properties                         739,206            414,205

     9% note  receivable from affiliated
     company,    with    principal   and
     interest  due in full  on  December
     31,  1998,  collateralized  by  the
     Chief  Executive  Officer's  vested
     but unexercised options to purchase
     the  Common  Stock of Saba                     101,667            101,667

     11.5% note  receivable from a joint
     venture partner, with principal and
     interest   payments  through  June,
     2002  collateralized  by  producing
     oil and gas properties                               -          1,737,554


     10%    note     receivable     from
     unaffiliated   companies   due   on
     demand   and    collateralized   by
     personal    guarantees   from   the
     borrowers' Chief Executive Officers                  -            175,000

     Other                                           79,917             43,940
                                               ------------       ------------
                                                  1,341,175          2,821,120
     Less current  portion  (included in
     other   current   assets)                      404,918          1,436,028
                                               ============       ============
                                               $    936,257       $  1,385,092
                                               ============       ============


                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.    Oil and Gas Properties, Land, Plant and Equipment

Oil and gas properties, land, plant and equipment at December 31, 1996 and 1997 are as follows:


_____                           United
Oil and gas properties          States       Canada      Colombia        Total
----------------------          ------        ------      --------       -----
Unevaluated oil and gas
  Properties                   $843,351       $  -          $  -        $843,351
                                                 -             -
Proved oil and gas
 properties                 29,933,734        4,999,809    8,717,493  43,651,036
                          ------------------ --------------- --------- ---------
      Total capitalized
       costs                30,777,085        4,999,809    8,717,493  44,494,387

Less accumulated depletion
   And depreciation         11,038,022          824,752    2,921,559  14,784,333
                           -----------------  -------------- -------- ----------
      Capitalized costs,
       net                 $19,739,063       $4,175,057   $5,795,934 $29,710,054
                           =================  ============== ======== ==========

Other property and equipment
----------------------------
Land                        $1,583,344       $      -       $305,234  $1,888,578
Plant and equipment          2,222,464          69,081     1,507,762   3,799,307
                           -----------------  -------------- -------- ----------
                             3,805,808          69,081     1,812,996   5,687,885

Less accumulated
 depreciation                   337,816          26,874       174,757    539,447
                          -----------------  -------------- --------- ----------
                             $3,467,992         $42,207    $1,638,239 $5,148,438
                            ================= ============== ========= =========
December 31, 1997
-----------------
Oil and gas properties
----------------------
Unevaluated oil and gas
  Properties                 $5,555,350         $    -      $    -    $5,555,350
Proved oil and gas
 properties                  53,107,650        7,770,588   10,128,691 71,006,929
                          ----------------  -------------  --------- -----------
      Total capitalized
       costs                 58,663,000        7,770,588   10,128,691 76,562,279

Less accumulated depletion
   And depreciation          15,489,222        1,265,331    4,550,919 21,305,472
                       ---------------- --------------- ---------- -----------
      Capitalized costs,
      net                  $43,173,778       $6,505,25    $5,577,772 $55,256,807
                          ================  ============== ========== ==========

Other property and equipment
----------------------------
Land                         $2,380,371       $    -         $305,234 $2,685,605
Plant and equipment           3,799,515           81,200    1,802,085  5,682,800
                          ----------------  -------------- ---------- ----------
                              6,179,886           81,200    2,107,319  8,368,405

Less accumulated
 depreciation                   634,225           43,416      342,163  1,019,804
                          ----------------  -------------- ---------- ----------
                             $5,545,661          $37,784   $1,765,156 $7,348,601
                          ================  ============== ========== ==========

At December 31, 1997, plant and equipment and accumulated  depreciation included
$620,248 and $ 73,972, respectively, for assets acquired under capital leases.

                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Costs incurred in oil and gas property acquisition, exploration, and development activities are as follows:

                               United
                                States       Canada      Colombia        Total
----------------------          ------        ------      --------       -----
  December 31, 1996
  -----------------
  Exploration                 $1,832,579       $150,262    $   -      $1,982,841
  Development                  5,572,690        734,269        -       6,306,959
  Acquisition of proved
     properties                3,149,644        257,717      474,231   3,881,592
                            --------------   -------------  --------- ----------
        Total costs
         incurred            $10,554,913     $1,142,248     $474,231 $12,171,392
                            ==============   =============  ========= ==========

  December 31, 1997
  -----------------
  Exploration                 $5,581,637     $2,082,419      $  -     $7,664,056
  Development                 13,680,108        277,991    1,411,198  15,369,297
  Acquisition of proved
    properties                 9,035,274        488,345         -      9,523,619
                             =============   ============  ==========  =========
        Total costs
         incurred            $28,297,019     $2,848,755    $1,411,198$32,556,972
                             =============   ============  ==========  =========


Oil and gas depletion expense in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $2,605,419, $4,979,361, $6,610,554, $4,541,631 and $4,958,031 or $1.80, $2.22, $2.64, $2.42
and $2.86 per produced barrel of oil equivalent, respectively.

Saba periodically reviews the carrying value of its oil and gas properties in accordance with requirements of the full cost method of accounting. Under these rules, capitalized costs of oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties ("ceiling"). Application of this ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded. Due to the decline in oil prices in the first and second quarters of 1998, the capitalized costs for Saba's United States cost center exceeded the calculated ceiling amounts at each quarter end by approximately $10.7 million and $6.5 million, respectively, resulting in charges against operations in the respective periods.

Capitalized costs attributable to foreign operations in the amount of $652,400 and $57,300 were also charged to operations during the nine and three month periods ended September 30, 1998, respectively.

5.    Statement of Cash Flows

Following is certain supplemental information regarding cash flows for the years ended December 31, 1995, 1996 and 1997, and for the nine months ended September 30, 1997 and 1998:

                               December 31                  September 30,
                               -----------                  -------------
                       1995        1996      1997        1997             1998
                      ----        ----      ----        ----             ----
                                                              (unaudited)
   Interest paid    $1,388,369  $2,309,475  $2,088,252  $1,429,000    $2,086,100

    Income taxes
    paid            $    --     $1,150,029  $2,531,157  $2,480,000       $42,700


    Non-cash investing and financing transactions:

In January 1995, Saba awarded 24,000 shares of Common stock with a fair market value of $25,500 to an employee.

                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The acquisition cost of oil and gas properties which were acquired in September 1995 included an oil imbalance obligation in the amount of $1,248,866 which was assumed by Saba.

In October 1995, Saba's Canadian subsidiary issued common stock to acquire a corporation at a recorded net cost of $210,439.

In October 1995, interests in oil and gas properties with a cost of $399,527 were acquired by the issuance of 1,443,204 shares of common stock of Saba's Canadian subsidiary and cancellation of notes receivable in the amount of $157,311.

In February 1996, Saba issued 14,000 shares of Common stock to a director of Saba in settlement of an obligation in the amount of $42,000.

Debentures in the principal amount of $6,212,000, less related costs of $796,157, were converted into 1,419,846 shares of Common stock during the year ended December 31, 1996.

Saba incurred a credit to Stockholders' Equity in the amount of $91,600 resulting from the issuance of stock options to a consultant during the year ended December 31, 1996.

Saba incurred a credit to Stockholders' Equity in the amount of $133,000 attributable to the income tax effect of stock options exercised during the year ended December 31, 1996.

Cumulative foreign currency translation gains (losses) of $18,216, ($15,655) and ($131,050) were recorded during the years ended December 31, 1995, 1996 and 1997, respectively.

Saba  realized  gains in 1995,  1996 and 1997 of  $124,773,  $8,305 and  $4,036,
respectively, as a result of the issuance of common stock by a subsidiary.

Saba incurred capital lease obligations in the amount of $598,827 to acquire equipment during the year ended December 31, 1997.

Debentures in the principal amount of $2,839,000, less related costs of $439,515, were converted into 648,882 shares of Common stock during the year ended December 31, 1997.

Saba incurred a credit to Stockholders' Equity in the amount of $909,000 resulting from the granting of stock options to a consultant during the year ended December 31, 1997.

Saba incurred a credit to Stockholders' Equity in the amount of $273,496 attributable to the income tax effect of stock options exercised during the year ended December 31, 1997.

Debentures in the principal amount of $2,363,000, less related costs of $179,123, were converted into 540,089 shares of Common stock during the nine months ended September 30, 1997.

Saba realized a gain of $5,533 during the nine months ended September 30, 1997, as a result of the issuance of common stock by a subsidiary.

Saba incurred capital lease obligations in the amount of $484,075 to acquire equipment during the nine months ended September 30, 1997.

Cumulative foreign currency translation losses in the amount of $17,620 and $198,297 were recorded during the nine month periods ended September 30, 1997 and 1998, respectively.

Debentures in the principal amount of $24,000, less related costs of $3,108, were converted into 5,485 shares of Common stock during the nine months ended September 30, 1998.

Saba incurred credits to Stockholders' Equity in the amounts of $22,600 and $288,750 resulting from the issuance of fully vested stock options and performance shares of Common stock, respectively, during the nine months ended September 30, 1998.

                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Quarterly dividend obligations on the Series A Preferred Stock ("Preferred Stock") that were due and payable on March 31, June 30, and September 30, 1998, in the total amount of $360,000 were settled by an increase to that issue's Conversion Amount.

Options to acquire 125,000 shares of Common stock issued to a consultant in May 1997 resulted in deferred compensation expense of $909,000. Of this amount, $106,000 was reported as compensation expense during the year ended December 31, 1997. The options were cancelled in March 1998, resulting in a reduction of deferred compensation expense in the amount of $803,000 during the nine months ended September 30, 1998.

The acquisition of two producing oil and gas properties in April 1998, at a total cost of $3,239,835, was partially funded by the assumption of accounts and notes receivable due to Saba in the amount of $2,390,354, and the issuance of a stock subscription payable recorded at a cost of $750,000.

Saba incurred a capital lease obligation in the amount of $90,637 to acquire equipment during the nine months ended September 30, 1998.

Fee interest in an oil property owned by Saba was acquired in February 1998 by seller-provided financing in the amount of $375,000.

6.       Accounts Payable and Accrued Liabilities

    Accounts payable and accrued liabilities at December 31, 1996 and 1997 are as follows:

                                               1996                  1997
                                            ------------        -------------

 Trade accounts payable                   $    3,545,599     $      6,705,897
 Undistributed revenue payable                   341,614              780,475
 Insurance and tax assessments payable           618,032              760,177
 Other accrued expenses                          871,892            1,857,970
                                            ============        =============
     Total                                $    5,377,137     $     10,104,519
                                            ============        =============


                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.      Income Taxes

     The components of income (loss) before income taxes and after minority interest in earnings of consolidated subsidiary for the years ended December 31, 1995, 1996 and 1997 are as follows:

                              1995              1996                 1997
                          ------------      -------------        ------------
      United States       $   (523,572)   $       383,453        $    457,166
      Canada                   134,138            693,439             262,852
      Colombia               1,385,602          5,645,807           3,553,149
                           -----------    ----------------       ------------

            Total         $    996,168    $     6,722,699       $   4,273,167
                           ===========    ===============       =============

     Components of income tax expense (benefit) for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                  1995             1996              1997
                             ------------     -------------    --------------
           Current:
               Federal        $ (112,364)     $    149,600     $      291,581
               State              45,000           259,994             21,201
               Foreign           556,000         2,182,000          1,310,987
                             ------------     -------------     --------------
                                 488,636         2,591,594          1,623,769
                             ------------     -------------     --------------
           Deferred:
               Federal           (44,350)          207,787            114,114
               State               5,350           158,602             35,265
               Foreign                -                 -             102,572
                             ------------    --------------     --------------
                                 (39,000)          366,389            251,951
                             ------------
                             $   449,636     $   2,957,983     $    1,875,720
                             ============     =============     ==============

     The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 1995, 1996 and 1997 as follows:

                                            1995         1996       1997
                                          -------       -------    -------
    Expected tax provision (benefit)        34.0%        34.0%      34.0%
    State income taxes, net of
      Federal benefit                        3.3          4.1        1.3
    Effect of foreign earnings               2.6          5.6        7.6
    Other                                    5.2           .3        1.0
                                           -------      -------    -------
                                            45.1%        44.0%      43.9%
                                           =======      =======    =======


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The tax effected temporary differences which give rise to the deferred tax provision consist of the following:

                                          1995          1996           1997
                                       -----------   -----------    -----------
   Property and equipment             $   337,900    $  481,700     $ (92,500)
   Effect of state taxes                 (12,300)     (120,000)        171,800
   Net operating losses                   209,500       (2,200)         39,400
   Foreign tax credits                  (640,000)     (845,811)      (648,394)
   Alternative minimum tax credits       (38,100)      (61,200)          2,300
   Change in valuation allowance          155,000       897,500        817,700
   Other                                 (51,000)        16,400       (38,355)
                                       ============   ===========    ===========
                                      $  (39,000)    $  366,389     $  251,951
                                       ============   ===========    ===========

    The components of the tax effected deferred income tax asset (liability) as of December 31,1996 and 1997 are as follows:

                                               1996               1997
                                            --------------    ------------
   Property and equipment                  $ (1,458,300)     $ (1,365,800)
   State taxes                                   171,800          -
   Net operating losses                           39,400          -
   Foreign tax credits                         1,600,800         2,249,200
   Alternative minimum tax credits               196,400           194,100
   Other                                          35,200            73,500
                                            --------------    --------------
                                                 585,300         1,151,000
   Valuation allowance                       (1,052,500)       (1,870,200)
                                            ==============    ==============
   Net deferred income tax liability       $   (467,200)     $   (719,200)
                                            ==============    ==============

     At December 31, 1996 and 1997, $123,000 and $69,000 of current deferred taxes are included in other current assets, respectively.

     At December 31, 1997, Saba had approximately $2,249,200 of foreign tax credit carryovers, which will begin to expire in the year 2000. A $1,870,200 valuation allowance has been provided for a portion of the foreign tax credits which are not likely to be realized during the carryforward period. Saba also has alternative minimum tax credit carryforwards for federal and state purposes of approximately $194,100. The credits carry over indefinitely and can be used to offset future regular tax.

     The Company is in receipt of a notice of default from the Colombian tax authorities for the outstanding payment of income taxes for the year 1997 in the approximate amount of $1.1 million and for prepayment of income taxes for the year 1998 in the approximate amount of $572,000. The outstanding amounts may accrue interest until paid at the current rate of approximately 33% and increasing to 55% on April 1, 1999.

     In general, Section 382 of the Internal Revenue Code includes provisions which limit the amount of net operating loss carryforwards and other tax attributes that may be used annually in the event that a greater than 50% ownership change (as defined) takes place in any three year period.


                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.       Long-Term Debt

     Long-term debt at December 31, 1996 and 1997 and September 30, 1998, consists of the following:

                                                                  September 30,
                                           1996         1997         1998
                                       -----------   -----------  ------------
                                                                   (unaudited)
9% convertible senior subordinated     $ 6,438,000   $ 3,599,000   $ 3,575,000
  Debentures due 2005
Revolving loan agreement with a bank    12,100,000    17,410,000    15,600,000
Term  loan  agreements  with  a bank       450,000     8,803,769     4,501,769
Demand  loan  agreement  with a bank     1,605,136     2,362,809     1,461,433
Capital lease  obligations                    --         525,819       515,766
Promissory note                               --         350,000       345,290
Promissory  note                           450,000          --            --
Term  loan  with a  bank                      --            --         369,559
Promissory note-Omimex                        --            --       4,151,288
Promissory notes - Capco                 1,574,400          --          --
                                       -----------   -----------   -----------
                                        22,617,536    33,051,397    30,520,105

Less current portion                     1,805,556    13,441,542    25,172,694
                                       -----------   -----------   -----------
                                       $20,811,980   $19,609,855   $ 5,347,411
                                       ===========   ===========   ===========


On December 26, 1995, Saba issued $11,000,000 of 9% convertible senior subordinated debentures ("Debentures") due December 15, 2005. The Debentures are convertible into Common Stock of Saba, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. Saba has reserved 3,000,000 shares of its Common stock for the conversion of the Debentures. The Debentures were not redeemable by Saba prior to December 15, 1997. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversion prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of Saba and are effectively subordinated to all liabilities of subsidiaries of Saba. The principal use of proceeds from the sale of the Debentures was to retire short term indebtedness incurred by Saba in connection with its acquisitions of producing oil and gas properties in Colombia. A portion of the proceeds was used to reduce the balance outstanding under Saba's revolving credit agreement. On February 7, 1996, Saba issued an additional $1,650,000 of Debentures by the exercise of an allotment option by the underwriting group. Net proceeds to Saba were approximately $1.5 million and a portion was utilized to reduce the outstanding balance under Saba's revolving line of credit.

Certain terms of the Debentures contain requirements and restrictions on Saba with regard to the following limitations on Restricted Payments (as defined in the Indenture), on transactions with affiliates, and on oil and gas property divestitures; Change of Control (as defined), which will require immediate redemption; maintenance of life insurance coverage of $5,000,000 on the life of Saba's former Chief Executive Officer, Ilyas Chaudhary; and the limitations of
fundamental   changes   and   certain   trading   activities,   on  Mergers and
Consolidations (as defined) of Saba, and on ranking of future indebtedness. Debentures in the amount of $6,212,000 were converted into 1,419,846 shares of Common stock during the year ended December 31, 1996. An additional $2,839,000 of Debentures were converted into 648,882 shares of Common stock during the year ended December 31, 1997. Debentures in the amount of $24,000 were converted into 5,485 shares of Common stock during the nine months ended September 30, 1998.

The revolving loan ("Agreement") is subject to semi-annual redeterminations and is presently scheduled to convert to a three-year term loan on July 1, 1999. Funds advanced under the facility are collateralized by substantially all of Saba's U.S. oil and gas producing properties and the common stock of its principal subsidiaries. The Agreement also provides for a second borrowing base term loan of which $3.4 million was borrowed for the purpose of development of oil and gas properties in California, with the outstanding balance ($814,000) at September 30, 1998, due July 31, 1998. At September 30, 1998, the borrowing base for the two loans was $13.4 million. The borrowing base reduces at the rate of $300,000 per month. Interest on the two loans is payable at the prime rate plus
 .025%, or LIBOR rate pricing options plus 2.25%. The weighted average interest rate for borrowings outstanding under the loans at September 30, 1998, was 8.0%. The Agreement requires, among other things, that Saba maintain at least a 1 to 1 working capital ratio (exclusive of the current maturities if any, of the outstanding loans), stockholders' equity of $18.0 million, a ratio of cash flow to debt service of not less than 1.25 to 1.0 and general and administrative expenses at a level not greater than 20% of revenue, all as defined in the Agreement. Additionally, Saba is restricted from paying dividends and advancing funds in excess of specified limits to affiliates. Saba was not in compliance with financial covenants at September 30, 1998.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In September 1997, Saba borrowed $9.7 million from its principal commercial lender to finance the acquisition cost of a producing oil and gas property. Interest is payable at the prime rate (8.25% at September 30, 1998) plus 3.0%. Principal payments of $7.0 million on December 31, 1997, and $2.0 million on June 5, 1998, reduced the outstanding balance to $688,000 due July 31, 1998. Payment of this loan is personally guaranteed by Saba's Chief Executive Officer.

In November, 1997 Saba established a term loan ($3.0 million) with its principal commercial lender. Interest is payable at the prime rate (8.25% at September 30, 1998) plus 3.0% with the outstanding balance of $3.0 million due July 31, 1998. Payment of this loan is personally guaranteed by Saba's Chief Executive Officer.

Loans in the aggregate principal amount of $4.5 million that matured on July 31, 1998, have not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan has not been satisfied, either by providing additional collateral to the bank, or reducing the outstanding principal balance. Based on the events described above, the entire principal indebtedness to the bank ($20.1 million) has been classified as currently payable at September 30, 1998.

Saba's Canadian subsidiary has available a demand revolving reducing loan with a borrowing base of $1.5 million. Interest is payable at variable rate equal to the Canadian prime rate plus 0.75% per annum (8.0% at September 30, 1998). The loan is collateralized by the subsidiary's oil and gas producing properties, and a first borrowing base reduces at the rate of $32,800 per month. In accordance with the terms of the loan agreement, $393,000 of the total loan balance of $1.5 million is classified as currently payable at September 30, 1998. Although the bank can demand payment in full of the loan at any time, it has provided a written commitment not to do so except in the event of default.

Saba leases certain equipment under agreements that are classified as capital leases. Lease payments vary from three to five years. The effective interest rate on the total amount of capitalized leases at September 30, 1998 was 8.3%.

The promissory note ($345,290) is due to the seller of an oil and gas property, which was acquired by Saba in December 1997. The note bears interest at the rate of 13.5%, and is classified as a current liability.

The promissory note ($369,559) is due to the seller of a fee interest in property in which Saba owns mineral interests. The note bears interest at the rate of 13.5%, and is classified as a current liability.

In June 1998, Saba borrowed $4.2 million from Omimex Resources, Inc. (Omimex), of which $2.0 million was paid to Saba's principal commercial lender to reduce indebtedness under one of Saba's short-term loans, and the balance was used for a partial redemption of Preferred Stock in the face amount of $2.0 million, plus accrued dividends. Interest is payable at the prime rate (8.25% at September
30, 1998). Due to termination of merger negotiations with Omimex, the loan is due to be repaid no later than December 14, 1998. The loan is collateralized by Saba's 50% interest in the Velasquez-Galan pipeline in Colombia.

The 9% promissory notes -Capco were due to Saba's parent company, Capco Resources Ltd. and to Capco Resources, Inc., formerly wholly owned by Capco Resources Ltd. And now majority owned by Capco Resources Ltd. The loan proceeds were utilized by Saba principally in connection with the acquisition of producing oil and gas properties in Colombia. The notes were paid in 1997.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Maturities of long term debt at December 31, 1997 are as follows:

              1998                                       $ 13,441,542
              1999                                          5,144,241
              2000                                          5,195,129
              2001                                          4,834,485
              2002                                          2,457,000
              Thereafter                                    1,979,000
                                                        -------------
                                                         $ 33,051,397

9.       Related Party Transactions

     Related party transactions are described as follows:

     In 1995, 1996 and 1997, Saba charged its affiliates $92,900, $26,300 and $18,600, respectively, for reimbursement of certain general and administrative expenses.

     In 1995, Saba charged an affiliate $7,600 and was charged $30,000 by affiliates for interest on short-term advances.

     In 1995, Saba received remittances from affiliates totaling $107,300 in payment of prior and current period charges for general and administrative expenses and cash advances.

     In 1995, Saba received a short-term advance in the amount of $10,500 from an affiliate.

     In 1995,  Saba loaned  $101,700  to a company  controlled  by Saba's Chief
Executive   Officer  at  an  interest  rate  of  9%  per  annum.   The  loan is
collateralized by the officer's vested, but unexercised, Common stock options.

     In 1995, Saba borrowed $350,000 from a company controlled by a director of Saba. The entire amount, plus interest at the rate of 10% per annum, was repaid in December 1995.

     In 1995, affiliated companies loaned a total of $2,221,900 to Saba, at an interest rate of 9% per annum, in connection with the acquisition of producing oil and gas properties in Colombia. Of this amount, $600,000 was converted to equity by the issuance of 150,000 shares of Common stock of Saba. The balance of the borrowings is due April 1, 2006 and is subordinated to the same extent as the Debentures are subordinated. Saba incurred interest expense in the amount of $67,600 in 1995 as a result of this indebtedness.

     In 1996, Saba provided a short-term advance to an affiliate in the amount of $10,000.

     In 1996, Saba received remittances in the amount of $120,200 and made payments in the amount of $90,900 for reimbursement of prior period account balances.

     In 1996, Saba charged affiliates $19,400 and was charged $152,300 by affiliates for interest on promissory notes.

     In 1996, Saba loaned $30,000 to a director of Saba, on an unsecured basis, at an interest rate of 9% per annum.

     In 1996, Saba loaned $300,000 to the Chief Executive Officer of Saba at an interest rate of prime plus 0.75% due in quarterly installments. The loan is collateralized by the officer's vested, but unexercised, Common stock options.

     In 1997 Saba charged interest in the amount of $45,343 to affiliates and was charged interest in the amount of $60,220 by affiliates. Saba paid the affiliates a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     In 1997 Saba received $10,000 in repayment of a short-term advance to an affiliate, and $61,193 from the Chief Executive Officer for accrued interest and principal on his loan from Saba.

     In 1997 Saba charged an affiliate $23,335 for charges incurred in connection with a potential property acquisition, and $93,642 for an advance and related expenses against an indemnification provided by the affiliate.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     During the year 1997, Saba billed an affiliate a total of $18,814 and received payments of $91,983 which included amounts billed in the prior year, in connection with the affiliate's participation in drilling and production activities in one of Saba's oil properties.

     In 1997, Saba incurred airplane charter expenses in the amount of $72,774 from non-affiliated airplane leasing services, for the use of an airplane owned by Saba's Chief Executive Officer

10.       Preferred Stock

     On December 31, 1997, Saba sold 10,000 shares of Series A 6% Convertible Preferred Stock ("Preferred Stock") for $10 million. The Preferred Stock bears a cumulative dividend of 6% per annum, payable quarterly, and, at the option of Saba, can be paid either in cash or through the issuance of shares of Saba's Common Stock. The Preferred Stock is senior to all other classes of Saba's equity securities. The conversion price of the Preferred Stock is based on the future price of Saba's Common stock, without discount, but will be no greater than $9.345 per share. Conversion of the Preferred Stock cannot begin until May 1, 1998. Three years from date of issuance, any remaining Preferred Stock will automatically convert into Saba's Common Stock. The Preferred Stock is redeemable, at the option of Saba, at various prices commencing at 115% of the
issue price plus any accrued, but unpaid, dividends.   Under certain
circumstances, the holders of the Preferred Stock may require that Saba redeem the Preferred Stock at an amount per share equal to the greater of (i) 115% of the stated value of the shares plus any accrued, but unpaid, dividends and (ii) the market value of the shares of Saba's common stock underlying the Preferred Stock on the date of redemption. Those circumstances include Saba's failure to issue and transfer shares of Common Stock to the Preferred Stockholder upon conversion of the Preferred Stock; Saba's failure to remove a restrictive legend from the common stock when required to do so; Saba's failure to obtain effectiveness with the Securities and Exchange Commission of a registration statement covering the shares of common stock underlying the Preferred Stock prior to June 28, 1998; Saba's assignment for the benefit of creditors, or consent to the appointment of a receiver for Saba or for all or substantially all of its property; the institution by or against Saba or any of Saba's subsidiaries of a bankruptcy or insolvency proceeding, which continues undismissed for 45 days; and Saba's failure to maintain a listing on AMEX. Should Saba choose to redeem the issue, the Preferred Stock holder will be entitled to receive 200,000 warrants to purchase Saba's Common stock. Upon the liquidation of Saba, the holders of the Preferred Stock are entitled to receive an amount equal to the stated value per share of the Preferred Stock ($1,000) plus all accrued and unpaid dividends. In connection with the sale of the Preferred Stock, warrants to purchase 224,719 shares of Common stock were issued to the purchaser of the Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued as a fee for the placement of the issue. The warrants are exercisable over a three year period at a price of $10.68. The fair value of the warrants at December 31, 1997, was estimated at $622,000 using the Black-Scholes pricing model.

     In June 1998, Saba redeemed 2,000 shares of Preferred Stock in the face amount of $2.0 million at a total cost of $2.15 million, which included a 5% redemption premium of $100,000 and accrued dividends of $51,000. Saba incurred a charge to operations in the amount of $398,000 in connection with the redemption. Accrued dividends for the nine months ended September 30, 1998, in the amount of $360,000 on the remaining outstanding issue were deemed paid by an increase to the Preferred Stock's conversion amount.

    On October 6, 1998, Horizontal Ventures, Inc. ("HVI") acquired 690 shares of Preferred Stock from the holders of the Preferred Stock in exchange for $750,000 in cash with the exclusive right until November 5, 1998, to acquire a minimum of 6,310 shares of the remaining 7,310 shares of Preferred Stock still outstanding. The exclusive right was extended for 30 days pursuant to Horizontal Ventures payment to the Preferred Stock holders of an additional $500,000.

     Under the terms of the Preferred Stock offering (as amended) Saba was required to register with the Securities and Exchange Commission the Common Stock underlying the issue no later than May 15, 1998. Failure to do so would result in a penalty of $20,000 per month for each $1 million of Preferred Stock that remained outstanding. At September 30, 1998, a registration statement covering the shares of Common stock underlying the Preferred Stock had not been declared effective; accordingly, Saba's results of operations include a charge of $742,000. RGC International Investors, LDC ("RGC"), holder of 7,310 shares of Preferred Stock had agreed to waive, subject to certain provisions, substantially all of the accrued penalty under the terms of the transaction with Horizontal Ventures, Inc. ("Horizontal Ventures")

11.      Common stock and Stock Options

   In January 1995, Saba awarded 24,000 shares of Common stock to an employee by the terms of an employment agreement. The cost of the stock award, based on the stock's fair market value at the award date, was charged to stockholders' equity and was amortized against earnings over the contract term.

     In July 1995, Saba canceled its Incentive and Nonqualified Stock Option Plans. No options were granted under either plan prior to cancellation.

     During the year 1995, Saba issued options to acquire 200,000 shares of Saba's Common stock to a consultant. The options had an exercise price of $1.63 and were exercisable for a period of one year, beginning January 2, 1995. Options to acquire 116,666 shares of Common stock were exercised during the year ended December 31, 1995. In July 1995, the consulting arrangement was terminated and the balance of the options was canceled. Saba also issued options to acquire 200,000 shares of Saba's Common Stock to an employee under the terms of an employment agreement.

     In April 1996 and June 1996, Saba's Board of directors and shareholders, respectively, approved Saba's 1996 Incentive Equity Plan ("Plan"). The purpose of the Plan is to enable Saba to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of Saba's Common stock that may be issued by the Plan, and the maximum number of shares of
Common stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000, respectively.

     During the year 1996, Saba issued options to acquire 100,000 shares of Saba's Common stock to a consultant. The options had an exercise price of $4.00 and were exercisable over a period of 180 days, beginning May 21, 1996. The options were fully exercised during the year 1996. Saba also issued options to acquire 20,000 shares of Saba's Common stock to an employee under the terms of an employment agreement.

     On May 30, 1997, Saba issued options to acquire 470,000 and 125,000 shares of Common Stock to certain employees and a consultant, respectively, in accordance with the provisions of the 1996 Incentive Equity Plan. Options to acquire 42,000 shares of Common Stock granted to certain employees were subsequently cancelled. On August 28, 1998, Saba issued an option to acquire 15,000 shares of Common stock to an employee. The options have an exercise price equal to the market value at date of grant and become exercisable over various periods ranging from two to five years from the date of grant. No options were exercised as of September 30, 1998. Options to acquire 104,000 shares of Common Stock were exercisable at September 30, 1998. Saba recognized deferred compensation expense of $909,000 in the year ended December 31, 1997, resulting from the grant to the consultant. Of this amount, $106,000 was reported as compensation expense during the year ended December 31, 1997, and an additional $37,877 was reported as compensation expense during the nine months ended September 30, 1998. The option grant was cancelled in March 1998, and the unamortized portion of deferred compensation expense was reversed from the applicable accounts.

     In May 1997, Saba's stockholders approved Saba's 1997 Stock Option Plan for
Non-Employee   Directors  (the  "Directors  Plan"),  which  provided  that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. On August 28, 1998, Saba's stockholders approved an increase in the number of shares of Saba's Common stock subject to option from 3,000 to 15,000 vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At September 30, 1998, options to acquire a total of 90,000 shares of Common stock had been granted under the Directors Plan. Options to acquire 12,000 shares of Common stock were cancelled in July 1998 due to the resignation of a director. Options to acquire 9,000 shares of Common stock were exercisable at September 30, 1998.

As of December 31, 1997 and September 30, 1998, Saba had outstanding options for 548,000 and 480,000 shares, respectively, of Common stock to certain employees of Saba. These options, which are not covered by the Incentive Equity Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options, which ranges from $1.25 to $4.38, is the fair market value of the Common stock at the date of grant. There is no contractual expiration date for exercise of a portion of these options. Options to acquire 154,000 and 58,000 shares of Common Stock were exercised in 1997 and 1998, respectively, and options to acquire 40,000 and 10,000 shares of Common stock were cancelled in 1997 and 1998, respectively. Options to acquire 344,000 and 380,000 shares of Common Stock were exercisable at December 31, 1997 and September 30, 1998, respectively.

     Information regarding the shares under option and weighted average exercise price for the years ended December 31, 1995, 1996 and 1997 is as follows:

                           1995                    1996              1997
                --------------------  ----------------------- ---------------
                           Wt. Avg.                 Wt. Avg.          Wt. Avg.
             Shares         Ex. Pr.    Shares       Ex. Pr.   Shares    Ex. Pr.
            ------          -------    ------       -------   ------   -------
Beginning
  of year     890,000        $1.42     740,000     $1.40     742,000    $1.49
Granted       400,000        $1.56     120,000     $4.06     640,000   $15.50
Exercised    (116,666)       $1.63    (118,000)    $3.58    (154,000)   $1.47
Canceled     (433,334)       $1.52         -         -       (55,000)   $5.31
         -------------                  ------------       -----------
End Of Year   740,000        $1.40     742,000     $1.49   1,173,000    $8.95
         =============                  ============       ============
Options
 exercisable
 at end
 of year     176,000         $1.34     306,000     $1.37     344,000    $1.38
         ============   ============  ============ ========= ========  =======

 Weighted average
  fair value of
  options granted
  during the year            $0.29                 $1.17                $6.99
                          ------                   ------


     The fair value of each option granted during 1995, 1996 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) risk-free interest rates ranging from 4.9% to 7.9%, (b) expected volatility ranging from 43.2% to 58.4%, (c) average time to exercise ranging from six months to five years, and (d) expected dividend yield of 0.0%.

The following table summarizes information about stock options outstanding at December 31, 1997:


                    Options Outstanding               Options Exercisable
                  -----------------------------   -----------------------------
                  Number      Average     Weighted    Number          Weighted
Range of      Outstanding at  Remaining    Average    Exercisable at   Average
Exercise prices  December 31, Contractual  Exercise    December 31,    Exercise
                     1997          Life       Price       1997          Price
---------------- ------------- ----------- ---------- ------------ -------------
  $1.25 - $1.38     308,000        (1)       $1.29         240,000       $1.29

      $1.50         220,000        (2)       $1.50         100,000       $1.50

      $4.38          20,000     not stated   $4.38           4,000       $4.38

     $15.50         625,000     9.4 years   $15.50             -         $  -
                 --------------                          ----------------

 $1.25 - $15.50   1,173,000                                344,000
                 ==============                          ================

-----------------
(1) No contractual expiration date for 163,000 options; balance of 145,000 options, to the extent they are vested, expire one year following termination of option holder's employment.

(2) No contractual expiration date for 180,000 options; remaining contractual life for 40,000 options is ten months.

     Saba accounts for stock based compensation to employees under the rules of Accounting Principles Board Opinion No 25. The compensation cost for options granted in 1995, 1996 and 1997 was $30,800, $30,136, and $482,793, respectively.
If the compensation cost for Saba's 1995, 1996 and 1997 grants to employees had been determined consistent with SFAS No. 123, Saba's net income and net earnings per common share (basic) for 1995, 1996 and 1997 would approximate the proforma amounts set forth below:

                      1995                   1996                  1997
          --------------------------  -------------------- ---------------------
         As Reported     Proforma   As Reported  Proforma  As Reported  Proforma
          -----------      --------   ---------- --------  ----------   --------
Net income  $546,532      $522,785   $3,764,716 $3,745,218 $2,397,447 $2,094,736

Net earnings per
  common share
   (basic)      $0.07         $0.06        $0.43      $0.43     $0.23      $0.20


     On May 30, 1997, Saba's Board of directors authorized, on a deferred basis, the issuance of 200,000 shares of Common stock to Saba's President, the issuance of such shares being contingent upon the officer remaining in the employ of Saba for a period of two years succeeding the expiration of his existing employment contract at December 31, 1999, with such shares to be issued in two equal installments at the end of each of the two succeeding years.

     Additionally, the Board of Directors authorized the issuance of 100,000 shares of performance shares to Saba's President, issuable at the end of calendar year 1998 provided that certain operating results are reported by Saba at the end of that year.

     In March 1998, Saba issued options to acquire 30,000 shares of Common stock to a consultant. The options have an exercise price equal to the market value at date of grant and are fully vested. Saba recognized compensation expense of $22,600 in the nine months ended September 30, 1998, attributable to the optiongrant.

     In March 1998, Saba issued options to acquire 30,000 shares of Common stock to a consultant. The options have an exercise price equal to the market value at date of grant and are fully vested. Saba recognized compensation expense of $22,600 in the nine months ended September 30, 1998, attributable to the option grant.

     In March 1998, Saba issued 20,000 performance shares of Common stock to a consultant and recognized compensation expense of $61,000 in the nine months ended September 30, 1998.

     In May 1998, Saba issued 85,000 performance shares to employees and consultants and recognized compensation expense of $228,000 in the nine months ended September 30, 1998.

12.      Earnings Per Share

    (In thousands, except per share data)


                      1995                    1996                1997
               ------------------------- ------------------ -----------------
         Income Shares Per share Income Shares Per share Income Shares Per share
Income available to
 common stockholders
 - basic EPS  $547   8,327 $0.07  $3,765  8,804   $0.43   $2,397  10,650  $0.23
                                                            0.43
Effect of dilutive
 securities:
   Contingently
    issuable           330                  371                      350
    shares
Convertible
 Debentures     9       41           559  2,650              203   1,001
            --------- -------       -------- --------         ------- ------
Income available
 to common
 stockholders
 and assumed
 conversions
- diluted EPS $556   8,699  $0.06  $4,324 11,825   $0.37  $2,600  12,001  $0.2
              ======= ======= ======= ====== ======== ======= ======= ==========


13.      Quarterly Financial Data (unaudited)

     The following is a tabulation of unaudited quarterly operating results for the years 1996 and 1997, and for the nine months ended September 30, 1998:

                                             Net     Basic Net     Diluted Net
                       Total    Gross      Income   Income (Loss)  Income (Loss)
                      Revenues  Profit      (Loss)    Per Share     Per Share
                   ----------- -------  ----------- -------------- -------------
1996
First Quarter      $7,387,290 $2,506,692  $755,488       $0.09      $0.08
Second Quarter      8,002,828  2,717,416   734,375        0.09       0.08
Third Quarter       7,762,922  2,530,891   730,869        0.08       0.07
Fourth Quarter     10,049,304  3,970,582 1,543,984        0.17       0.14
                  ----------- ----------- ----------

                  $33,202,344 $11,725,581  $3,764,716
                  =========== =========== ==========
1997
----
First Quarter      $9,563,474  $3,912,379  $1,441,582    $0.14     $ 0.12
Second Quarter      8,271,953   1,945,168     507,300     0.05       0.05
Third Quarter       8,942,773   2,424,537     598,618     0.06       0.05
Fourth Quarter      9,217,562   2,200,062    (150,053)   (0.01)     (0.01)
                  ------------ -----------  -----------
                  $35,995,762 $10,482,146  $2,397,447
                  ============ =========   ===========

1998
First Quarter      $6,473,469    $749,183 $(12,016,500) $(1.12)    $(1.12)
Second Quarter      6,405,776   1,277,308   (9,577,165)  (0.88)     (0.88)
Third Quarter       5,803,917   1,016,367   (1,904,552)  (0.18)      (0.18)
                  ------------ ----------- --------------
                  $18,683,162  $3,042,858  $(23,498,217)
                  ============ =========== ==============


 14.     Retirement Plan

     Saba  sponsors a defined  contribution  retirement  savings  plan  ("401(k)
Plan") to assist all eligible U.S. employees in providing for retirement or other future financial needs. Saba currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. Saba's contributions to the 401(k) Plan were $25,745, $44,014 and $41,762 in 1995, 1996 and 1997, respectively.

15.      Commitments and Contingencies

     Saba is a defendant in various legal proceedings, which arise in the normal course of business. Based on discussions with legal counsel, management does not believe that the ultimate resolution of such actions will have a significant effect on Saba's financial statements or operations.

     Leases

     Saba leases office space, vehicles and office equipment under non-cancelable operating leases expiring in the years 1998 through 2002. Future minimum lease payments under all leases are as follows:

                           Year Ending December 31,
                                         1998                      $308,660
                                         1999                       233,521
                                         2000                        86,503
                                         2001                        35,697
                                         2002                        13,105
                                                                  =========
                                                                   $677,486
                                                                  =========

     Rent expense amounted to $129,470, $246,013 and $248,596 for the years ended December 31, 1995, 1996 and 1997, respectively.

    Concentration of Credit Risk and Major Customers

     Saba invests its cash primarily in deposits with major banks. Certain deposits may, at times, be in excess of federally insured limits ($2,461,583 and $3,951,106 at December 31, 1996 and December 31, 1997, respectively, according to bank records). Saba has not incurred losses related to such cash balances.

     Saba's accounts receivable result from its activities in the oil and gas industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of joint interest partners comprising Saba's customer base. Ongoing credit evaluations of the financial condition of joint interest partners are performed and generally, no collateral is required. Saba maintains reserves for potential credit losses and such losses have not exceeded management's expectations. Included in accounts receivable at December 31, 1996 and 1997 are the following amounts due from unaffiliated parties (each accounting for 10% or more of accounts receivable):

                                      1996                 1997
                                      ----                 ----
     Customer A            $       2,566,700       $     1,482,600
                              ====================    ===============
     Customer B            $       1,267,100       $       931,965
                              ====================    ===============
     Customer C            $         899,600       $       745,567
                              ====================    ===============

     Sales to major unaffiliated customers (customers accounting for 10 percent or more of gross revenue), all representing purchasers of oil and gas and related transportation tariffs and the applicable geographic area for each customer, for each of the years ended December 31, 1995, 1996 and 1997 are as follows:

Geographic Area                       1995            1996            1997
                                      ----            ----            ----

Customer A       Colombia        $  4,505,000    $ 13,594,000    $ 10,769,000
                                   =============  =============    ============
Customer B       United States   $  2,926,000    $  4,117,000    $ 7,738,280
                                   =============  =============    ============
Customer C       United States   $  2,150,000    $     -         $     -
                                   =============  =============    ============


All sales to the geographic area of Colombia are to the government owned oil company.

     Contingencies

     Saba is subject to extensive Federal, state, and local environmental laws and regulations. These requirements, which change frequently, regulate the discharge of materials into the environment. Saba believes that it is in compliance with existing laws and regulations.

     Environmental Contingencies

     By the purchase and sale agreement of an asphalt refinery in Santa Maria, California, the sellers agreed to perform certain remediation and other environmental activities on portions of the refinery property through June 1999. Because the purchase and sale agreement contemplates that Saba might also incur remediation obligations with respect to the refinery, Saba engaged an independent consultant to perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period. Saba, however, believes that all required remediation will be completed by the seller within the five year period. Environmental compliance surveys such as those Saba has had performed are limited in their scope and should not be expected to disclose all environmental contamination as may exist.

     In accordance with the Articles of Association for the Cocorna Concession, the Concession expired in February 1997 and the property interest reverted to Ecopetrol. The property is presently under operation by Ecopetrol. Under the terms of the acquisition of the Concession, Saba and the operator were required to perform various environmental remedial operations, which the operator advises have been substantially, if not wholly, completed. Saba and the operator are awaiting an inspection of the Concession area by Colombian officials to determine whether the government concurs in the operator's conclusions. Based upon the advice of the operator, Saba does not anticipate any significant future expenditures associated with the environmental requirements for the Cocorna Concession.

     In 1993, Saba acquired a producing mineral interest from a major oil company ("Seller"). At the time of acquisition, Saba's investigation revealed that the Seller had suffered a discharge of diluent (a light oil based fluid which is often mixed with heavier grade crudes). The purchase agreement required the Seller to remediate the area of the diluent spill. After Saba assumed operation of the property, Saba became aware of the fact that diluent was seeping into a drainage area, which traverses the property. Saba took action to eliminate the fluvial contamination and requested that the Seller bears the cost of remediation. The Seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the Seller has agreed to remediate. Saba has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the Seller agreed to remediate or is a separate spill area. Investigation and discussions with the Seller are ongoing. Should Saba be required to remediate the area itself, the cost to Saba could be significant. Saba has spent approximately $240,000 to date in remediation activities, and present estimates are that the cost of complete remediation could approach $1 million. Since the investigation is not complete, an accurate estimate of cost cannot be made.

     In 1995, Saba agreed to acquire, for less than $50,000, an oil and gas interest on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that Saba assume the obligation to abandon any wells that Saba did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to Saba were obtained. Saba has been unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and Saba is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $800,000. Saba is currently unable to assess its exposure to third parties if Saba elects to plug such wells without first obtaining necessary consent.

     Saba, as is customary in the industry, is required to plug and abandon wells and remediate facility sites on its properties after production operations are completed. The cost of such operation will be significant and will occur, from time to time, as properties are abandoned.

     There can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. The occurrence of such environmental compliance costs could be materially adverse to Saba. No assurance can be given that the costs of closure of any of Saba's other oil and gas properties would not have a material adverse effect on Saba.

16. Business Segments

Saba considers that its operations are principally in one industry segment that of acquisition, exploration, development and production of oil and gas reserves. A summary of Saba's operations by geographic area for the years ended
December 31,
1995, 1996 and 1997 is as follows:



(Dollars in thousands)       United                            Corporate &
                             States      Canada     Colombia      Other    Total
Year ended December 31, 1995
   Total revenues            $11,538     $1,577      $4,505      $74     $17,694
   Production costs            7,431        901       2,229       --      10,561
   Other operating expenses      398        243          51       --         692
   Depreciation, depletion and
      amortization             1,735        156         823      113       2,827
   Income tax expense (benefit)  849        147         645   (1,191)        450
                              --------    --------   --------
  Results of operations from
    oil and gas producing
    activities                $1,125       $130        $757
                              ========    ========   ========
   Interest and other
    expenses (net)                                             2,617       2,617
                                                              --------   -------
   Net income (loss)                                        $ (1,465)     $  547
                                                              ========   =======
   Identifiable assets at
      December 31, 1995      $19,525     $3,963     $13,514   $2,749     $39,751
                           ========    ========    ========  ========   ========
Year ended December 31, 1996
----------------------------
   Total revenues            $15,907     $3,105     $13,594     $596     $33,202
   Production costs            8,160      1,172       5,272       --      14,604
  Other operating expenses       759        536         213       --       1,508
   Depreciation, depletion and
      Amortization             2,565        353       2,275      334       5,527
   Income tax expense
    (benefit)                  1,561        --        2,917   (1,520)      2,958
                              --------    -------    --------
   Results of operations from
    oil and gas producing
    activities                $2,862     $1,044      $2,917
                              ========    =======    ========
   Interest and other expenses (net)                           4,840       4,840
                                                               ======   ========
   Net income (loss)                                          (3,058)      3,765
                                                             ========   ========
   Identifiable assets at
      December 31, 1996      $28,730     $5,346     $12,473   $2,568     $49,117
                            ========    ========    ======== ========   ========
Year ended December 31, 1997
----------------------------
   Total revenues            $21,359     $2,582     $10,769   $1,286     $35,996
   Production costs           10,461      1,080       5,066     --        16,607
  Other operating expenses     4,112        472         246     295       5,125
   Depreciation, depletion and
      amortization             4,541        543       1,797     384       7,265
   Income tax expense (benefit)
                                 752        158       1,495    (529)      1,876
                             --------     --------   --------
   Results of operations
    from oil and gas
    producing activities      $1,493       $329      $2,165
                             ========     ========   ========
   Interest and other
    expenses (net)                                             2,726       2,726
                                                              =======    =======
   Net income (loss)                                         $(1,590)     $2,397
                                                             ========    =======
   Identifiable assets at
      December 31, 1997     $46,886     $7,460     $11,047   $12,263    $77,656
                            ========    ========   ========  ========    =======


17.      Subsequent Events (unaudited)

Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, has not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan at September 30, 1998, has not been satisfied either by providing additional collateral to Saba's bank or reducing the principal balance that was outstanding at September 30, 1998. Additionally, Saba was not in compliance with the loan agreement's financial covenants at September 30, 1998. Saba and its bank are in discussions to address such non-compliance.

Saba has negotiated, and continues to pursue, the sale of certain producing oil and gas assets and real estate assets. In September 1998, Saba listed certain of its California real estate properties with a broker, and in October 1998, Saba listed its domestic non-California producing oil and gas properties with a broker. Proceeds from the sale of such properties will be used to reduce bank indebtedness and provide working capital.

On October 8, 1998, Horizontal Ventures disclosed that, acting in concert with International Publishing Holding, S.A., its largest shareholder, it had acquired over five percent of Saba's outstanding Common stock, with the intent to gain control of
Saba. On October 14, 1998, a Schedule 13D was filed by Horizontal Ventures. On October 8, 1998, Saba and Horizontal Ventures entered into a Common stock Purchase Agreement by which Horizontal Ventures agreed to purchase by December 4, 1998, 2.5 million shares of Saba's Common Stock in exchange for cash in the amount of $7.5 million. On December 3, 1998, the Company and Horizontal Ventures agreed to extend the closing date of the Common Stock Purchase Agreement to January 31, 1999.In addition, Saba consented to the Preferred Stock Transfer Agreement dated October 6, 1998 between Horizontal Ventures and RGC, by which Horizontal Ventures acquired from RGC 690 shares of Saba's Preferred Stock in exchange for $750,000 in cash with the exclusive right until November 5, 1998, to acquire a minimum of 6,310 shares of the remaining 7,310 shares of Preferred Stock held by RGC in exchange for approximately $6.9 in cash.

The exclusive right was extended for 30 days by Horizontal Ventures' payment to RGC of an additional $500,000. Horizontal Ventures however did not exercise its right to acquire the additional 6,310 shares of Series A Preferred Stock prior to the expiration of the extension period. Horizontal Ventures currently is negotiating with RGC to extend and amend the Preferred Stock Transfer Agreement to enable Horizontal Ventures to acquire the additional 6,310 shares of Series A
Preferred
Stock held by RGC. Horizontal Ventures had agreed to convert the Preferred Stock and accrued dividends to Common stock at the rate of $2.50 per share of Common stock. On October 23, 1998, Saba filed a report on Form 8-K describing the pending transactions with Horizontal Ventures.

Upon closing and pursuant to the terms of the Preferred Stock Transfer
Agreement,
RGC agreed to waive any default of Saba occurring prior to the closing under any provisions of the Securities Purchase Agreement dated December 31, 1997, as amended June 1, 1998, with respect to the Preferred Stock provided that such waiver shall not apply to any defaults thereunder after the date of closing or which are in existence as of closing and continue thereafter.

On November 16, 1998, it was announced that Horizontal Ventures had met the interim closing requirements and had paid an aggregate of $2.25 million collectively to Saba and RGC toward the private placement of 2.5 million shares of Saba's Common stock under the Common stock Purchase Agreement and toward acquiring from RGC as much as 7,000 shares of Saba's Preferred Stock. Of this amount, Saba received $1.0 million in exchange for 333,333 shares of Common stock issued to Horizontal Ventures under the Common stock Purchase Agreement.

On December 7, 1998, Horizontal Ventures and the Company disclosed that the Board of directors of the Company approved Horizontal Ventures' proposal to merge with the Company. Under the proposed merger, the Company's stockholders will receive one share of Horizontal Ventures common stock for each 6 shares of the Company's common stock outstanding. That exchange ratio is based upon (i) a total of 11,385,726 shares of Saba common stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to Horizontal Ventures on December 7, 1998), (ii) a price of $2.02 for the Company's common stock based on a 55 percent premium over the average closing price of the Company's common stock from November 2, 1998 through December 2, 1998, and (iii) the average closing price of Horizontal Ventures' common stock of 412.14 during the same period.

In October 1998, Saba executed a letter presented by the operator of the North Nare Association in Colombia whereby Saba confirmed its agreement to pay up to $500,000 in January 1999 if the operator is successful in procuring an extension from Ecopetrol of the North Nare contract for twenty-two years beyond the year 2008, the time at which the areas under the terms of the Association Agreement revert back to Ecopetrol.

The Company's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), became due and payable in its entirety on December 14, 1998. The promissory note was not paid in full by December 14, 1998.

On December 15, 1998, the Company disclosed that Sabacol filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California on December 11, 1998. Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. At the time of filing, Sabacol had a net book value of approximately $5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a re-organization plan. Sabacol intends to file a reorganization plan that may include the disposition of its Colombian assets. A new management team has been appointed for Sabacol to protect its assets and develop an effective re-organization plan. There is no assurance, however, of consummating the plan. the filing is not expected to have any material adverse effect on the Company and does not change any terms of the proposed merger with Horizontal Ventures, Inc.

The Company has deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. The Company intends to make the interest payment within the next thirty days prior to the event of default.

In December 1998, the Company entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1999, subject to certain conditions and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excluding interests located in Louisiana.

In February 1999, Bank One, Texas notified the Company that as a result of continuing defaults under the Company's principal credit facilities with Bank One the entire amount of $20.1 million then outstanding under the facilities was accelerated and declared immediately due and payable. All amounts due to Bank One as of September 30, 1998 were previously classified as current liabilities. (See Note 8.)


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

Estimated Proved Reserves

Estimates of Saba's proved developed and undeveloped oil and gas reserves for its working and royalty interest wells were prepared by independent engineers. The estimates are based upon engineering principles generally accepted in the petroleum industry and take into account the effect of past performance and existing economic conditions. Reserve estimates vary from year to year because they are based upon judgmental factors involved in interpreting and analyzing production performance, geological and engineering data and changes in prices, operating costs and other economic, regulatory, and operating conditions. Changes in such factors can have a significant impact on the estimated future recoverable reserves and estimated future net revenue by changing the economic lives of the properties. Proved undeveloped oil and gas reserves include only those reserves which are expected to be recovered on undrilled acreage from new wells which are reasonably certain of production when drilled, or from presently existing wells which could require relatively major expenditures to effect recompletion. Presented below is a summary of proved reserves of Saba's oil and gas properties:

                                 United
                                 States       Canada (1)   Colombia    Total
                                 ------      ----------   --------     -----
Year ended
December 31, 1995
----------------------------
Oil (Barrels)
Proved reserves:
----------------
   Beginning of year          6,671,341       464,390         --     7,135,731
      Acquisition, exploration
       and Development of
       minerals in place      1,295,876       289,113     5,473,310  7,058,299
      Revisions of previous
       estimates (2)           (691,553)      264,497         --      (427,056)
      Production               (710,271)      (85,800)     (430,808) (1,226,879)
      Sales of minerals
       in place                  (2,798)       (6,000)        --         (8,798)
                              -----------   -----------    ---------  ----------
      End of year              6,562,595      926,200     5,042,502  12,531,297
                              ===========   ===========    ========= ===========

Proved developed reserves,
  end of year                  5,385,856      750,500     4,731,369  10,867,725
                               ===========   ===========   ========= ===========

Gas (Thousands of cubic feet)
Proved reserves:
----------------
      Beginning of year        7,225,973    2,565,800         --      9,791,773
      Acquisition, exploration
       and Development of
       minerals in place       1,333,669      464,028         --      1,797,697
      Revisions of previous
       estimates (2)           1,519,718    7,832,888         --      9,352,606
      Production                (938,577)    (398,616)        --     (1,337,193)
      Sales of minerals
       in place                  (37,734)     (88,100)        --      (125,834)
                              -----------   -----------   ---------  -----------
      End of year              9,103,049   10,376,000         --    19,479,049
                              ===========   ===========   =========  ==========

Proved developed reserves,
 end of year                   8,190,986    2,051,000         --    10,241,986
                              ===========   ===========   =========  =========


(1)(2) See references (1) and (2) on page F-[  ]

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


Year ended December 31, 1996
----------------------------
Oil (Barrels)
Proved reserves:
----------------
    Beginning of year          6,562,595      926,200     5,042,502  12,531,297
    Acquisition, exploration
     and development of
     minerals in place         4,501,828      103,837         --      4,605,665
    Revisions of previous
     estimates (2)             5,950,525       24,771     5,595,772  11,571,068
    Production                  (803,070)    (134,008)   (1,031,207) (1,968,285)
    Sales of minerals in place   (60,820)      --             --        (60,820)
                               -----------   -----------   ----------  ---------
    End of year               16,151,058      920,800    9,607,067   26,678,925
                              ===========    ===========  =========== ==========

Proved developed reserves,
  end of year                  7,993,854      710,000    4,692,140  13,395,994
                              ===========    =========    ===========  =========

Gas (Thousands of cubic feet)
Proved reserves:
----------------
    Beginning of year          9,103,049   10,376,000         --    19,479,049
    Acquisition, exploration and
       development of minerals in
       place                   4,186,184      924,033         --     5,110,217
    Revisions of previous
     estimates (2)             1,046,326       48,213         --     1,094,539
    Production                (1,089,576)    (561,042)        --    (1,650,618)
    Sales of minerals in place  (132,018)    (236,204)        --      (368,222)
                              -----------  -----------    --------- -----------
    End of year               13,113,965   10,551,000         --    23,664,965
                              ===========  ==========     =========== ==========

Proved developed reserves,
  end of year                 11,520,707    2,654,000         --    14,174,707
                              ===========  ==========     =========== ==========

Year ended December 31, 1997
----------------------------
Oil (Barrels)
Proved reserves:
----------------
    Beginning of year         16,151,058      920,800    9,607,067   26,678,925
    Acquisition, exploration
     and development of
     minerals in place         4,200,193        9,640    1,600,225    5,810,058

    Revisions of previous
     estimates (2)            (6,139,246)     (24,055)   2,247,541  (3,915,760)
    Production                (1,120,645)     (99,685)    (886,651) (2,106,981)
    Sales of minerals
     in place                 (2,541,157)     --             --     (2,541,157)
                             -----------    ----------   ---------  -----------
End of year                   10,550,203      806,700   12,568,182  23,925,085
                             ===========   ===========   =========   ==========

Proved developed reserves,
  end of year                 8,048,356       603,600   7,964,016  16,615,972
                             ===========   ==========  ===========    ==========

(1)(2) See references (1) and (2) on page F-37

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

Year ended  December 31, 1997 (continued)
Gas (Thousands of cubic feet)
Proved reserves:
----------------

    Beginning of year        13,113,965   10,551,000      --       23,664,965
    Acquisition, exploration
     and development of
     minerals in place       13,337,886    1,190,546       --       14,528,432
    Revisions of previous
     estimates (2)           (4,477,286)    (23,832)       --       (4,501,118)
    Production               (1,673,914)   (733,714)       --       (2,407,628)
    Sales of minerals in place    9,805       --           --            9,805
                            -----------    ---------     ---------    ----------

    End of year              20,310,456  10,984,000        --       31,294,456
                            ===========   ==========     ==========    =========

Proved developed reserves,
  end of year                13,988,220   3,412,000        --       17,400,220
                            ===========   ==========     ===========  =========


(1) The proved reserve information on December 31, 1995, 1996 and 1997 includes the following proved reserve amounts attributable to the approximately
     26% minority interest resulting from the CRPL business combination with BLRC in October 1995. See Note 2 of Notes to Consolidated Financial Statements.

                                             1995          1996          1997
                                             ----          ----          ----
Oil (Bbls)                                   237,237       236,911       208,417
Gas (Mcf)                                  2,657,709     2,714,646     2,837,793
Barrels of Oil Equivalent (BOE)              680,189       689,352       681,382
Standardized measure of
 discounted future net cash flows         $1,893,643    $2,840,628    $2,351,565


(2) Revisions of previous estimates are primarily the result of product prices changes during the respective year-ends presented above.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserve

The following information at December 31, 1995, 1996 and 1997 has been prepared in accordance with Statement of Financial Accounting Standards No. 69, which requires the standardized measure of discounted future net cash flows to be based on sales prices, costs and statutory income tax rates in effect at the time the projections are made and a 10 percent per year discount rate. The projections should not be viewed as estimates of future cash flows nor should the "standardized measure" be interpreted as representing current value to Saba (dollars in thousands).

                                               December 31, 1995
                                               -----------------
                                  United
                                  States     Canada (1)    Colombia    Total
                                   ------     ----------    --------   -----
Future cash inflows               $ 100,559    $  25,411    $  52,335  $ 178,305
Future production costs            (56,871)      (8,979)     (30,193)   (96,043)
Future development costs            (3,997)      (3,064)      (1,675)    (8,736)
Future income tax expenses         (10,872)      (3,204)      (5,623)   (19,699)
                                     ---------  ---------    --------- ---------
Future net cash flows                28,819       10,164       14,844     53,827
10 percent annual discount for
    Estimated timing of cash flows   (9,585)      (2,771)      (2,406)  (14,762)
                                     ---------    ---------  --------- ---------
Standardized measure of discounted
    future net cash flows         $  19,234    $   7,393    $  12,438  $  39,065
                                     =========    ========= =========  =========

                                                     December 31, 1996
                                                     -----------------

Future cash inflows               $ 324,206    $  39,985    $ 157,552  $ 521,743
Future production costs           (143,964)     (13,247)     (63,458)  (220,669)
Future development costs            (24,432)        (587)     (22,153)  (47,172)
Future income tax expenses          (36,539)      (9,529)     (22,172)  (68,240)
                                      ---------    --------- ---------  --------
Future net cash flows               119,271       16,622       49,769   185,662
10 percent annual discount for
    estimated timing of cash flows  (45,942)      (5,581)     (17,650)  (69,173)
                                    ---------  ---------    ---------   --------
 Standardized measure of discounted
    future net cash flows         $  73,329    $  11,041    $  32,119 $ 116,489
                                 =========    =========    =========    ========

                                                     December 31, 1997
                                                     -----------------

Future cash inflows                $ 184,240    $  30,826    $ 167,418 $382,484
Future production costs             (87,803)     (11,639)     (71,327) (170,769)
Future development costs            (18,263)      (1,604)      (8,269)  (28,136)
Future income tax expenses          (15,773)      (4,307)     (36,022)  (56,102)
                                   ---------    ---------    ---------  --------
Future net cash flows                 62,401       13,276       51,800   127,477
10 percent annual discount for
    estimated timing of cash flows  (16,572)      (4,174)     (16,878)  (37,624)
                                  ---------    ---------    ---------    -------
Standardized measure of discounted
    future net cash flows          $  45,829    $   9,102    $  34,922  $ 89,853
                                  =========    =========    =========    =======


(1) See reference (1) on page F-[ ]


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


The following are the principal sources of changes in the standardized measure of discounted future net cash flows during 1995, 1996 and 1997 (dollars in thousands).

                                                    1995
                                                    ----
                                       United
                                        States    Canada (1)   Colombia    Total
                                       ------    ----------   --------    -----
Balance at beginning of year           $18,779      $2,348     $   --    $21,127
----------------------------
Acquisitions, discoveries and extensions 6,561       2,123       17,848   26,532
Sales and transfers of oil and gas
   produced, net of production costs    (3,873)       (670)      (1,837) (6,380)
Changes in estimated future
  development costs                      2,329      (2,716)        --      (387)
Net changes in prices, net of
  production costs                      (1,682)      1,614         --       (68)
Sales of reserves in place                 (11)       (115)        --      (126)
Development costs incurred during
  the period                                126         --          --       126
Changes in production rates and other   (3,358)     (2,757)        --    (6,115)
Revisions of previous quantity estimate  (1,452)      7,313         --     5,861
Accretion of discount                     2,367         332         --     2,699
Net change in income taxes                (552)        (79)      (3,573) (4,204)
                                        --------    --------    -------- -------
Balance at end of year                 $19,234      $7,393      $12,438  $39,065
                                        ========    ========    ======== =======

                                                         1996
                                                         ----
                                      United
                                      States     Canada (1)    Colombia    Total
                                      ------     ----------    --------    -----
Balance at beginning of year           $19,234      $7,393      $12,438  $39,065
----------------------------
Acquisitions, discoveries and
  extensions                            43,988       1,604         --     45,592
Sales and transfers of oil and gas
   produced, net of production costs   (7,590)     (1,845)      (7,605) (17,040)
Changes in estimated future
  development costs                   (15,038)      2,430      (16,233) (28,841)
Net changes in prices, net of
  production costs                      14,951       5,680       20,390   41,021
Sales of reserves in place                (667)        (77)        --      (744)
Development costs incurred during
  the period                               330         120         --       450
Changes in production rates and other       16        (490)      (2,236) (2,710)
Revisions of previous quantity
  estimates                             32,023         436       32,781  65,240
Accretion of discount                    2,467         748        1,601   4,816
Net change in income taxes             (16,385)     (4,958)      (9,017)(30,360)
                                      ---------    ---------    --------  ------
Balance at end of year                 $73,329     $11,041      $32,119 $116,489
                                      =========    =========    ========= ======

(1) See reference (1) on page F-37

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


                                                        1997
                                                        ----
                                     United
                                     States     Canada (1)   Colombia     Total
Balance at beginning of year        $73,329      $11,041      $32,119   $116,489
----------------------------
Acquisitions, discoveries and
  extensions                         31,593          726       8,368      40,687
Sales and transfers of oil
  and gas produced, net of
  production costs                 (10,497)      (1,254)     (5,611)    (17,362)
Changes in estimated future
  development costs                   9,920       (1,108)      9,231      18,043
Net changes in prices, net of
  production costs                  (51,463)      (4,739)    (15,151)   (71,353)
Sales of reserves in place           (4,314)         --          --      (4,314)
Development costs incurred during
  the period                          1,601           70        (719)       952
Changes in production rates and
  other                              (9,298)        (927)      2,076     (8,149)
Revisions of previous quantity
  estimates                         (20,764)        (126)      9,761    (11,129)
Accretion of discount                 9,515        1,540       4,471     15,526
Net change in income taxes           16,207        3,879      (9,622)    10,464
                                    ---------    ---------    --------- --------
Balance at end of year              $45,829       $9,102     $34,923    $89,854
                                   =========    =========    ========= =========


(1) See reference (1) on page F-[ ]

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of directors and Stockholders
Saba Petroleum Company

     Our report on the consolidated financial statements of Saba Petroleum Company and subsidiaries, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, is included on page F- _____ of this Form S-4. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule listed in the index on page F-1 of this Form S-4.

     In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein. This information should be read in conjunction with the explanatory paragraph of our report referred to above.



/s/PRICEWATERHOUSECOOPERS LLP


Los Angeles, California
April 15, 1998


                                               Additions
                                    ---------------------------------
                        Balance at   Charged    Charged   Deductions Balance at
                       beginning      to       to other     from     close of
                        of period    income     accounts   reserves    period
                        ---------    ------     --------   --------    ------
1995
Amounts deducted from
  applicable assets:
    Accounts receivable    $62         $12        $(17)     $ --       $ --   57
     Deferred income taxes   --         155          --        --         155
     Other non current
      assets                 85          18          17        78          42
     Reserves included in other
      non current liabilities:
     Restoration and
      reclamation            64          26          --        --          90

1996
Amounts deducted from
  applicable assets:
     Accounts receivable    $57         $12        $ --        $4         $65
     Deferred income taxes  155         897          --        --       1,052
     Other non current
       assets                42          12          --        19          35
     Reserves included in
      other non current liabilities:
     Restoration and
      reclamation            90          28          --        30          88

1997
Amounts deducted from
  applicable assets:
     Accounts receivable    $65         $12        $ --        $8         $69
     Deferred income
       taxes              1,052         818          --         --      1,870
     Other non current
       assets                35          --          --         --         35
     Reserves included in other
      non current liabilities:
     Restoration and
      reclamation            88          34          --        44          78

                                       Annex I



                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into this 18th day of December, 1998 among Horizontal Ventures, Inc., a Colorado corporation ("Horizontal Ventures"), Horizontal Ventures Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Horizontal Ventures ("Merger Sub"), and Saba Petroleum Company, a Delaware corporation ("Saba").

                                     RECITALS

     WHEREAS, Horizontal Ventures has entered into certain transactions to acquire an aggregate of 3,953,298 shares of the common stock, $.001 par value per share, of Saba ("Saba Common stock"), which will represent approximately 35% of the issued and outstanding shares of Saba Common stock immediately after consummation of such transactions;

     WHEREAS, Merger Sub has been formed for the sole purpose of enabling Horizontal Ventures to acquire the remaining issued and outstanding shares of Saba Common stock and Merger Sub has not conducted any operations that were not related to, and for the purpose of, such acquisition;

     WHEREAS, in furtherance of the acquisition by Horizontal Ventures of the remaining issued and outstanding shares of Saba Common stock, the respective Boards of Directors of Horizontal Ventures, Merger Sub and Saba have approved the merger of Saba with and into Merger Sub, as set forth below (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Saba Common stock, other than shares of Saba Common stock owned directly or indirectly by Horizontal Ventures, will be converted into the right to receive shares of common stock, no par value per share, of Horizontal Ventures ("Horizontal Ventures Common stock") as set forth in Section 2.1; and

     WHEREAS, Horizontal Ventures, Merger Sub and Saba desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to set forth various conditions to the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                  [Remainder of Page Intentionally Left Blank]

                                        ARTICLE I

                                       THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Saba shall be merged with and into Merger Sub at the Effective Time
(as defined in Section 1.3). Following the Merger, the separate corporate existence of Saba shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "Saba Petroleum Company" and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Santa Maria, California time on the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in
Article V of this Agreement (the "Closing Date"), at the offices of Saba Petroleum Company at 3201 Airpark Drive, Suite 201, Santa Maria, California, unless another date or place is agreed to in writing by the parties hereto. The parties agree to use all reasonable efforts to close the Merger as soon as practicable, subject to Article V hereof.

Section 1.3 Effective Time. As soon as practicable following the Closing, the parties shall execute and file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent time as the parties shall agree, which subsequent time shall be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Saba and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Saba and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in accordance with the DGCL such that the certificate of incorporation of the Surviving Corporation shall consist of the provisions of the certificate of incorporation of Merger Sub, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the corporation shall be Saba Petroleum Company."

Section 1.6 Bylaws. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                     ARTICLE II
  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                                   CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

  (a) Conversion of Saba Common stock. Each share of Saba Common stock issued and outstanding immediately prior to the Effective Time (other than shares of Saba Common stock owned by Horizontal Ventures, Merger Sub, Saba, or any subsidiary of Saba, all of which shall be canceled as provided in Section 2.1(b))
shall be converted into the right to receive that number of shares of Horizontal Ventures Common stock equal to the Exchange Ratio (as defined below) (the "Merger
Consideration"). "Exchange Ratio" means the quotient represented by the ratio of one share of Horizontal Ventures Common stock for each six shares of Saba Common stock. At the Effective Time, all such shares of Saba Common stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Saba Common stock ("Certificate") (other than Horizontal Ventures, Merger Sub and Saba) shall thereafter cease to have any rights with respect to such shares of Saba Common stock, except the right to receive the applicable Merger Consideration in accordance with Section
2.2 upon the surrender of such Certificate.

   (b) Cancellation of Treasury Stock and Horizontal Ventures Owned Stock. Each share of Saba Common stock issued and outstanding immediately prior to the Effective Time that is owned by Saba or by any subsidiary of Saba and each share of Saba Common stock that is owned by Horizontal Ventures, Merger Sub or any other subsidiary of Horizontal Ventures shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Horizontal
Ventures Common stock or other consideration shall be delivered in exchange therefor.

   (c) Capital Stock of Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

   (d) Treatment of Options and Warrants to Acquire Saba Common stock. At or prior to the Effective Time all outstanding warrants to Aberfoyle Capital Limited and RGC International Investors LDC and those other options and warrants exercisable at $2.00 or below to acquire Saba Common stock will be addressed. Saba shall give written notice to each holder of an option or warrant as soon as practicable (and in any event within ten business days after the execution of this Agreement) advising such option or warrant holder how its warrants or options will be handled, and permitting the exercise of such option or warrant (to the extent exercisable by the terms of such option or warrant) during the remaining period of time preceding the Effective Time.

   (e) Treatment of Convertible Debt Securities. Horizontal Ventures shall enter into an agreement with each holder of a 9% Convertible Senior Subordinated Debenture issued by Saba under the Amended and Restated Debenture Agreement, dated as of February 7, 1996 between Saba and the debenture holders (all such securities, collectively, the "Convertible Debentures") to provide that the Surviving Corporation shall be entitled to redeem the Convertible Debentures before any conversion of the then outstanding Convertible Debentures in their original principal amount and accrued interest without premium or penalty.

   (f) Provisions for the Series A Convertible Preferred Stock. Prior to the Effective Time, Horizontal Ventures shall have notified each Holder of the Series
A Convertible shares of Saba ("Saba Preferred Shares") of the provisions it has made for the conversion of said Saba Preferred Shares into Common of Horizontal Ventures in accordance with the Saba Preferred Shares designation.

   (g) Notice to Bank One. Upon execution of this Agreement, the parties shall give notice of the proposed merger to Bank One by providing it with a copy of this Agreement.

Section 2.2   Exchange of Certificates.

   (a) Exchange Fund. Prior to the Effective Time, Horizontal Ventures shall appoint a commercial bank or trust company, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Horizontal Ventures shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Saba Common stock, certificates representing the Horizontal Ventures Common stock issuable by Section 2.1 in exchange for outstanding shares of Saba Common stock. Horizontal Ventures agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares by Section 2.2(d). Any cash and certificates of Horizontal Ventures Common stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive the Merger Consideration by Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which letter shall be in customary form and have such other provisions as Horizontal Ventures may reasonably specify) and
(ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly
executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such
Certificate shall be entitled to promptly receive in exchange therefor (A) one or more shares of Horizontal Ventures Common stock representing, in the aggregate, the whole number of shares that such holder has the right to receive by Section
2.1 (after taking into account all shares of Saba Common stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive by the provisions of this Article II, including cash in lieu of any fractional shares of Horizontal Ventures Common stock by Section 2.2(d). No interest will be paid or will accrue on any cash payable by Section 2.2(d). The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Saba Common stock which is not registered in the transfer records of Saba, one or more shares of Horizontal Ventures Common stock evidencing, in the aggregate, the proper number of shares of Horizontal Ventures Common stock and a check in the proper amount of cash in lieu of any fractional shares of Horizontal Ventures Common stock by Section 2.2(d) may be issued promptly with respect to such Saba Common stock to such a transferee if the Certificate representing such shares of Saba Common stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

   (c) No Further Ownership Rights in Saba Capital Stock. All shares of Horizontal Ventures Common stock issued and cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Saba Common stock theretofore represented by such Certificates.

   (d) No Fractional Shares of Horizontal Ventures Common stock/Provision for Small Shareholders.

       (1) No certificates or scrip or shares of Horizontal Ventures Common stock representing fractional shares of Horizontal Ventures Common stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Horizontal Ventures or a holder of shares of Horizontal Ventures Common stock.

       (2) Notwithstanding any other provision of this Agreement, each holder of shares of Saba Common stock exchanged by the Merger who would otherwise have been entitled to receive a fraction of a share of Horizontal Ventures Common stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Horizontal Ventures Common stock multiplied by (ii) the closing bid price per share of Horizontal Ventures Common stock reported on Nasdaq SmallCap Market in The Wall Street Journal, Eastern edition, as of the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Horizontal Ventures, and Horizontal
Ventures shall cause the Surviving Corporation to promptly deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

       (3) Horizontal Ventures shall offer to pay cash in lieu of Common stock to all Saba shareholders who will be issued two(2) shares or less of Horizontal Ventures Common stock as a result of the merger. The cash offer shall be at the closing bid price per share of Horizontal Ventures on Nasdaq on the Closing Date as determined by subsection (2) above.

   (e) Termination of Exchange Fund; No Liability. Following the date that is six months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all remaining undistributed Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate directly to the Surviving Corporation by the provisions of this Section 2.2 and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Exchange Agent as such amounts accrue or become available. If any Certificates shall not have been surrendered prior to such date on which any payment by this Article II would otherwise escheat to or become the property of any governmental entity, the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. None of Horizontal Ventures, Merger Sub, Saba, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official by any applicable abandoned property, escheat or similar law.

   (f)   Investment of the Exchange Fund.   The Exchange Agent shall invest any
cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest or other income resulting from such investments shall promptly be paid to the Surviving Corporation.

   (g) Withholding Rights. Each of the Surviving Corporation and Horizontal Ventures shall be entitled to deduct and withhold from the consideration otherwise payable by this Agreement to any holder of shares of Saba Common stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended
(the "Code"), and
the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Horizontal Ventures, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Saba Common stock in respect of which such deduction and withholding was made by the Surviving Corporation or Horizontal Ventures, as the case may be.

   (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting of a bond by such person in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Saba
Common stock formerly represented thereby and any cash in lieu of fractional shares of Horizontal Ventures Common stock by this Agreement.

 (i) Further Assurances. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Saba or Merger Sub, or otherwise to carry out the provision of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Saba and Merger Sub, to execute and deliver any and all things necessary or proper to vest or perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

   (j) Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of Saba shall be closed and there shall be no further registration of transfers of shares of Saba Common stock thereafter on the records of Saba. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Saba Common stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Horizontal Ventures for any reason shall be converted into the Merger Consideration with respect to the shares of Saba Common stock formerly represented thereby and any cash in lieu of fractional shares of Horizontal Ventures Common stock to which the holders thereof are entitled by
Section 2.2(d).

                                     ARTICLE III

                          REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Saba. Saba hereby represents and warrants to Horizontal Ventures that, except as set forth on Schedule 3.1 attached hereto, Schedules 3.1 and 3.1(2)(a) to the Common stock Purchase Agreement dated October 8, 1998 and the disclosures contained in Saba's S-1 Registration Statement filed on December 23, 1998 or as described in filings heretofore made by Saba by the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"):

  (1) Organization and Standing of Saba. Saba is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.
It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. Saba is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets (including intangible assets), properties or operations ("Material Adverse Effect") of Saba. Saba has no direct or indirect interest, either by way of stock ownership or otherwise, in any other firm, corporation, association, or business except for partnerships, operating agreements, farmout agreements, unitization, pooling agreements and other customary oil and gas industry arrangements.

   (2) Capitalization and Indebtedness for Borrowed Moneys. Saba is duly and lawfully authorized by its Certificate of Incorporation, as amended, to issue 150 million shares of Saba Common stock and 50 million shares of preferred stock, $.001 par value per share ("Saba Preferred Stock"), of which as of the date hereof there are issued and outstanding 11,385,726 shares of Saba Common stock and
8,000
shares of Series A Convertible Preferred Stock ("Preferred Stock"). Saba has no treasury stock and no other authorized series or class of stock. All the outstanding shares of Saba Common stock and Saba Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Saba is not obligated to issue any additional common or preferred stock as a result of any options, warrants, rights, conversion rights, obligations upon default, subscription agreement or other obligation of any kind.
Saba is not presently liable on account of any indebtedness for borrowed moneys, except as reflected in the Saba Financial Statements (as hereinafter defined).

   (3) Saba's Authority. The execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action, subject to the approval of this Agreement by the shareholders of Saba. This Agreement has been executed and delivered by Saba and constitutes a valid and binding obligation of Saba enforceable in accordance with its terms (except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights). The execution, delivery and performance of this Agreement will not conflict with any provision of Saba's Certificate of Incorporation or Bylaws, as amended, or with any contract to which Saba is a party or otherwise bound.

   (4)   Saba Financial Statements. Saba has furnished to Horizontal
Ventures its
audited balance sheets as of December 31, 1997 and 1996, its audited statements of income and retained earnings and cash flows for each of the three years ended December 31, 1997, its unaudited balance sheet as of September 30, 1998, and its unaudited statements of income and cash flows for the nine months ended September
30, 1998 (collectively, the "Saba Financial Statements"). All of the Saba Financial Statements present fairly the financial position of Saba as of the respective balance sheet dates, and the results of its operations and cash flows for the respective periods therein specified. The Saba Financial Statements were prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods.

  (5) Present Status. Subject to the provisions of Section 3.3, Saba has not, since September 30, 1998 and will not prior to the Closing Date without the prior written consent of Horizontal Ventures, which consent shall not be unreasonably withheld or delayed, and shall be based on the best interests of Saba's stockholders as a whole.

       (a) Incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise and whether due or to become due, except liabilities incurred in the ordinary course of business;

       (b) Entered into any agreement obligating it to issue any equity securities except as required by the Common stock Purchase Agreement dated October 8, 1998 (the "Common stock Purchase Agreement") as extended between Saba and Horizontal Ventures;

       (c) Discharged or satisfied any liens or encumbrances, or paid any obligation or liability, absolute, accrued, contingent, or otherwise and whether due or to become due, other than current liabilities reflected on the Saba Financial Statements and current liabilities incurred since the close of business on the date of the Saba Financial Statements, in each case, in the ordinary course of business;

       (d) Declared or made any payment or distribution to its stockholders or purchased or redeemed, or obligated itself to purchase or redeem, any of its shares of Common stock or other securities except with respect to its Series A Preferred Stock and except as may be required by its Convertible Debentures;

       (e) Voluntarily mortgaged, pledged, or subjected to lien, or any other encumbrances or charges, any of its assets, tangible or intangible;

       (f) Sold or transferred any of its material assets, or canceled any material debt or claim;

       (g) Suffered any material damage, destruction, or loss (whether or not covered by insurance) affecting the properties of Saba, or waived any rights of substantial value; or

       (h) Except with respect to this Agreement and the Common stock Purchase Agreement, entered into any transaction regarding the sale, lease or encumbrance of any asset or the settlement of any obligation, or entered into any other material transaction other than in the ordinary course of business.

  (6) Litigation. Except as disclosed in the Saba Financial Statements, there are no legal actions, suits, arbitrations, or other legal or administrative proceedings pending or threatened against Saba which would reasonably be expected to have a material adverse effect upon it, its properties, assets, or business; and Saba is not aware of any facts which to its knowledge would reasonably be expected to result in any action, suit, arbitration, or other proceeding which in turn would reasonably be expected to result in any material adverse change in the business or condition (financial or otherwise) of Saba or its properties or assets. Saba is not in default of any judgment, order, or decree of any court or, in any material respect of, any requirements of a government agency or instrumentality, except as set forth in the Saba Financial Statements.

   (7) Compliance With the Law and Other Instruments. To the best of Saba's knowledge, the business operations of Saba have been and are being conducted in substantial compliance with all applicable laws, rules, and regulations of all authorities. Saba is not in violation of, or in default under, any term or provision of its Certificate of Incorporation, as amended, or its Bylaws, as amended, or in any material respect of any lien, mortgage, lease, agreement, instrument, order, judgment, or decree, or subject to any restriction contained in any of the foregoing of any kind or character which materially adversely affects the business, properties, assets, or prospects of Saba, or which would prohibit Saba from entering into this Agreement.

   (8) Title to Properties and Assets. Saba has good and marketable title to all of its material properties and assets, including without limitation those reflected in the Saba Financial Statements and those used or located on property controlled by Saba in its business (except assets leased or sold in the ordinary course of business), subject to no mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those which (a) are disclosed in the
Saba Financial Statements as securing specified liabilities; or (b) do not materially adversely affect the use thereof.

   (9) Contracts and Other Obligations. Saba is not a party to or otherwise bound by any material written or oral:

       (a)   Contract or agreement not made in the ordinary course of business;

       (b) Employment or consultant contract which is not terminable at will without cost or other liability to Saba or any successor;

       (c)   Contract with any labor union;

       (d) Bonus, pension, profit-sharing, retirement, share purchase, stock option, hospitalization, group insurance, or similar plan providing employee benefits;

       (e)   Advertising contract or contract for public relations services;

       (f) Purchase, supply, or service contracts in excess of $100,000 each, or in the aggregate of $500,000 for all such contracts whether below or above $100,000;

      (g) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt, or any other agreement or arrangement whereby any of the assets or properties of Saba are subjected to a lien, encumbrance, charge, or other restriction;

       (h) Material contract or other material commitment continuing for a period of more than thirty days and which is not terminable without cost or other liability to Saba or its successor; or

      (i) Any material contract, agreement, lease or other binding arrangement with which Saba is not in substantial compliance therewith.

       (j) Nothing herein shall prohibit or restrict Saba from making expenditures required under operating agreements, joint venture agreements, unit, pooling, farmout agreements or expenditures necessitated by emergency conditions to protect or preserve life or property or expenditures required by law or administrative authority or to perform its existing commitments.

  (10) Records. To the best of Saba's knowledge, the books of account, minute books, stock certificate books, and stock transfer ledgers of Saba are complete and correct, and there have been no transactions involving the business of Saba which properly should have been set forth in said respective books, other than those set forth therein.

   (11) Vote Required. The approved of the holders of a majority of the outstanding shares of Saba Common stock to approve this Agreement (the "Required Saba Vote") is the only vote of the holders of any class or series of Saba capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

   (12) Brokers or Finders. All negotiations on the part of Saba relative to this Agreement and the transactions contemplated hereby have been carried on by Saba without the intervention of any person or as the result of any act of Saba in such manner as to give rise to any valid claim for a brokerage commission, finder's fee, or other like payment.

   (13) Absence of Certain Changes or Events. Since September 30, 1998, there has not been any material adverse change in, or event or condition materially and adversely affecting the, condition (financial or otherwise), properties, assets, liabilities or, to the knowledge of Saba, the business or prospects of Saba, except for conditions generally affecting the segments of the oil and gas industry in the locales in which Saba conducts its business.

  (14) Taxes. Saba has duly filed all federal, state, county and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes) required to have been filed by Saba up to the date hereof. All of the foregoing returns are true and correct in all material respects and Saba has paid or provided for all taxes, interest and penalties shown on such returns or reports as being due. Saba has no liability for any material amount of taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Closing
Date in
the ordinary course of business and are properly accrued on the books of Saba as of the Closing Date.

   (15) Environmental Matters. Saba is aware of no actions, proceedings or investigations pending or, to the actual knowledge of Saba, threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging noncompliance by Saba with CERCLA or any other laws or regulations regulating the discharge of materials into the environment
("Environmental Laws").
To the actual knowledge of Saba: (i) there is no reasonable basis for the institution of any action, proceeding or investigation against Saba under any Environmental Law; (ii) Saba is not responsible under any Environmental Law for any release by any person at or in the vicinity of real property of any hazardous substance (as defined by CERCLA), caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (iii) Saba is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment including, without limitation, costs arising from security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body; (iv) Saba is in substantial compliance with all applicable Environmental Laws; and (v) no real property used, owned, managed or controlled by Saba contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which
(a) violates any Environmental Law, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

 (16) Full Disclosure. To Saba's knowledge and belief, this Agreement, Saba's periodic public reports filed with the SEC by the requirements of the Exchange Act, and any schedules and certificates delivered by Saba in connection herewith or with the transactions contemplated hereby, taken as a whole, neither contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
To Saba's knowledge and belief, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition or operations of Saba that have not been set forth in this Agreement, the Schedules hereto, the periodic public reports of Saba or in other documents delivered by Saba in connection herewith or disclosed orally by an executive officer of Saba.

   (17) State Takeover Statutes. Prior to the time that Horizontal Ventures became an "interested stockholder" of Saba within the meaning of Section 203 of the DGCL, the Board of directors of Saba approved the transactions which resulted in Horizontal Ventures becoming an interested stockholder and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the
Merger and the transactions contemplated by this Agreement. To Saba's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement or the Merger, or any of the transactions contemplated by this Agreement. The Company is not subject to any provision of the California General Corporation Law by operation of Section 2115 thereof.

Section 3.2 Representations and Warranties by Horizontal Ventures. Horizontal Ventures hereby represents and warrants to Saba that, except as set forth on
Schedule 3.2 attached hereto or as described in filings heretofore made by Horizontal Ventures by the informational reporting requirements of the Exchange
Act:

 (1) Organization and Standing of Horizontal Ventures. Horizontal Ventures is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado. It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. Horizontal Ventures is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets (including intangible assets), properties or operations ("Material Adverse Effect") of Horizontal Ventures. Except with respect to Calox, Inc. and Horizontal Ventures Cat Canyon, Inc., both of which are wholly owned subsidiaries of Horizontal Ventures, Horizontal Ventures has no direct or indirect interest, either by way of stock ownership or otherwise, in any other firm, corporation, association, or business excepting partnerships, operating agreements, farmout agreements, unitization, pooling agreements and other customary oil and gas industry arrangements.

   (2) Capitalization. Horizontal Ventures is duly and lawfully authorized by its Articles of Incorporation, as amended, to issue 50 million shares of Horizontal Ventures Common stock and 50 million shares of preferred stock, no par value per share ("Horizontal Ventures Preferred Stock"), of which as of the date hereof there are issued and outstanding 2,910,981 shares of Horizontal Ventures Common stock and no shares of Horizontal Ventures Preferred Stock. Horizontal Ventures has no treasury stock and no other authorized series or class of stock.
All the outstanding shares of Horizontal Ventures Common stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as may be required to convert the Saba Preferred shares and as listed on Schedule 3.2(2)(a) attached hereto, Horizontal Ventures is not obligated to issue any additional common or preferred stock as a result of any options, warrants, rights, conversion rights, obligations upon default, subscription agreement or other obligation of any kind. Horizontal Ventures is not presently liable on account of any indebtedness for borrowed moneys, except as reflected in the Horizontal Ventures Financial Statements (as hereinafter defined).

 (3) Horizontal Ventures' Authority. The execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action, subject to the approval of the Horizontal Ventures Share Issuance (as defined below) by the shareholders of Horizontal Ventures. This Agreement has been executed and delivered by Horizontal Ventures and constitutes a valid and binding obligation of Horizontal Ventures enforceable in accordance with its terms (except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights). The execution, delivery and performance of this Agreement will not conflict with any provision of Horizontal Ventures' Articles of Incorporation and any amendments thereto, Bylaws and any amendments thereto, or of any contract to which Horizontal Ventures is a party or otherwise bound.

   (4) Horizontal Ventures Financial Statements. Horizontal Ventures has furnished to Saba its audited balance sheet as of December 31, 1997, its audited statements of operations and cash flows for each of the two years ended
December 31, 1997, its unaudited balance sheet as of September 30, 1998, and its unaudited statements of operations and cash flows for the nine months ended September 30, 1998 (collectively, the "Horizontal Ventures Financial Statements").
All of the Horizontal Ventures Financial Statements present fairly the financial position of Horizontal Ventures as of the respective balance sheet dates, and the results of its operations and cash flows for the respective periods therein specified. The Horizontal Ventures Financial Statements were prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods.

   (5) Vote Required. The approved of the holders of shares of Horizontal Ventures Common stock representing a majority of the total votes cast at a duly held meeting of the holders of outstanding shares of Horizontal Ventures Common stock (the "Required Horizontal Ventures Vote"), to approve the issuance by Horizontal Ventures of shares of Horizontal Ventures Common stock (the "Horizontal
Ventures Share Issuance") by the terms of this Agreement, is the only vote of the holders of any class or series of Horizontal Ventures capital stock necessary to approve the Horizontal Ventures Share Issuance contemplated by this Agreement.

   (6) Present Status. Subject to the provisions of Section 3.3, Horizontal Ventures has not, since September 30, 1998 and will not prior to the Closing Date without the prior written consent of Saba, which consent shall not be unreasonably withheld or delayed, and shall be based on the best interests of Horizontal Ventures' stockholders as a whole.

       (a) Incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise and whether due or to become due, except liabilities incurred in the ordinary course of business;

       (b) Entered into any agreement obligating it to issue any equity securities except as required by the Common stock Purchase Agreement dated October
8, 1998 (the "Common stock Purchase Agreement") as extended between Saba and Horizontal Ventures;

       (c) Discharged or satisfied any liens or encumbrances, or paid any obligation or liability, absolute, accrued, contingent, or otherwise and whether due or to become due, other than current liabilities reflected on the Horizontal Ventures Financial Statements and current liabilities incurred since the close of business on the date of the Horizontal Ventures Financial Statements, in each case, in the ordinary course of business;

       (d) Declared or made any payment or distribution to its stockholders or purchased or redeemed, or obligated itself to purchase or redeem, any of its shares of Common stock or other securities except with respect to its Series A Preferred Stock and except as may be required by its Convertible Debentures;

       (e) Voluntarily mortgaged, pledged, or subjected to lien, or any other encumbrances or charges, any of its assets, tangible or intangible;

       (f) Sold or transferred any of its material assets, or canceled any material debt or claim;

       (g) Suffered any material damage, destruction, or loss (whether or not covered by insurance) affecting the properties of Horizontal Ventures, or waived any rights of substantial value; or

       (h) Except with respect to this Agreement and the Common stock Purchase Agreement, entered into any transaction regarding the sale, lease or encumbrance of any asset or the settlement of any obligation, or entered into any other material transaction other than in the ordinary course of business.

   (7) Litigation. Except as disclosed in the Horizontal Ventures Financial Statements, there are no legal actions, suits, arbitrations, or other legal or administrative proceedings pending or threatened against Horizontal Ventures which would reasonably be expected to have a material adverse effect upon it, its properties, assets, or business; and Horizontal Ventures is not aware of any facts which to its knowledge would reasonably be expected to result in any action, suit, arbitration, or other proceeding which in turn would reasonably be expected to result in any material adverse change in the business or condition (financial or otherwise) of Horizontal Ventures or its properties or assets. Horizontal Ventures is not in default of any judgment, order, or decree of any court or, in any material respect of, any requirements of a government agency or instrumentality, except as set forth in the Horizontal Ventures Financial Statements.

 (8) Compliance With the Law and Other Instruments. To the best of Horizontal Ventures' knowledge, the business operations of Horizontal Ventures have been and are being conducted in substantial compliance with all applicable laws, rules, and regulations of all authorities. Horizontal Ventures is not in violation of, or in default under, any term or provision of its Certificate of Incorporation, as amended, or its Bylaws, as amended, or in any material respect of any lien, mortgage, lease, agreement, instrument, order, judgment, or decree, or subject to any restriction contained in any of the foregoing of any kind or character which materially adversely affects the business, properties, assets, or prospects of Horizontal Ventures, or which would prohibit Horizontal Ventures from entering into this Agreement.

   (9) Title to Properties and Assets. Horizontal Ventures has good and marketable title to all of its material properties and assets, including without limitation those reflected in the Horizontal Ventures Financial Statements and those used or located on property controlled by Horizontal Ventures in its business (except assets leased or sold in the ordinary course of business), subject to no mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those which (a) are disclosed in the Horizontal Ventures Financial Statements as securing specified liabilities; or (b) do not materially adversely affect the use thereof.


   (10) Records. To the best of Horizontal Ventures' knowledge, the books of account, minute books, stock certificate books, and stock transfer ledgers of Horizontal Ventures are complete and correct, and there have been no transactions involving the business of Horizontal Ventures which properly should have been set forth in said respective books, other than those set forth therein.

 (11) Taxes. Horizontal Ventures has duly filed all federal, state, county and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes) required to have been filed by Horizontal Ventures up to the date hereof.
All of
the foregoing returns are true and correct in all material respects and Horizontal
Ventures has paid or provided for all taxes, interest and penalties shown on such returns or reports as being due. Horizontal Ventures has no liability for any material amount of taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Closing Date in the ordinary course of business and are properly accrued on the books of Horizontal
Ventures as of the Closing Date.

   (12) Environmental Matters. Horizontal Ventures is aware of no actions, proceedings or investigations pending or, to the actual knowledge of Horizontal Ventures, threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging noncompliance by Horizontal Ventures with CERCLA or any other laws or regulations regulating the discharge of materials into the environment ("Environmental Laws"). To the actual knowledge of Horizontal Ventures: (i) there is no reasonable basis for the institution of any action, proceeding or investigation against Horizontal Ventures under any Environmental Law; (ii) Horizontal Ventures is not responsible under any Environmental Law for any release by any person at or in the vicinity of real property of any hazardous substance (as defined by CERCLA), caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (iii) Horizontal Ventures is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment including, without limitation, costs arising from security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body; (iv) Saba is in substantial compliance with all applicable Environmental Laws; and (v) no real property used, owned, managed or controlled by Horizontal Ventures contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) violates any Environmental Law, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

 (13) Brokers or Finders. All negotiations on the part of Horizontal Ventures relative to this Agreement and the transactions contemplated hereby have been carried on by Horizontal Ventures without the intervention of any person or as the result of any act of Horizontal Ventures in such manner as to give rise to any valid claim for a brokerage commission, finder's fee, or other like payment.

   (14) Absence of Certain Changes or Events. Since September 30, 1998, there has not been any material adverse change in, or event or condition materially and adversely affecting the, condition (financial or otherwise), properties, assets, liabilities or, to the knowledge of Horizontal Ventures, the business or prospects of Horizontal Ventures, except for conditions generally affecting the oil and gas industry.

   (15) Full Disclosure. To Horizontal Ventures' knowledge and belief, this Agreement, Horizontal Ventures' periodic public reports filed with the SEC by the requirements of the Exchange Act, and any schedules and certificates delivered by
Horizontal Ventures in connection herewith or with the transactions contemplated hereby, taken as a whole, neither contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To Horizontal Ventures' knowledge and belief, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition or operations of Horizontal Ventures that have not been set forth in this Agreement, the Schedules hereto, the periodic public reports of Horizontal Ventures or in other documents delivered by Horizontal Ventures in connection herewith.

   (16) No Business Activities by Merger Sub. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no subsidiaries.

Section 3.3 Certain Restrictions on Dispositions. Without the prior written consent of Horizontal Ventures, which consent shall not be unreasonably withheld or delayed, until the Closing Date Saba shall not enter into a processing agreement covering its Santa Maria Refinery as presently proposed in invitations for tenders, copies of which have been supplied to Horizontal Ventures, nor sell or otherwise voluntarily dispose of the Santa Maria Refinery or any interest therein, nor sell or otherwise voluntarily dispose of any of the material assets of Saba Energy Company of Texas, Inc.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

Section 4.1 Preparation of Joint proxy statement/prospectus; Meetings of Saba and Horizontal Ventures Shareholders.

  (a) As promptly as practicable following the date hereof, Horizontal Ventures shall, in cooperation with Saba, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint proxy statement/prospectus (such Joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint proxy statement/prospectus") and a registration statement on Form S-4 with respect to the issuance of Horizontal Ventures Common stock in the Merger (the "Form S-4"). The Joint proxy statement/prospectus will be included in the Form S-4 as Horizontal Ventures' prospectus. The Form S-4 and the Joint proxy statement/prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act of 1933 (the "Securities Act") and the
Exchange Act and the rules and regulations thereunder. Each of Horizontal Ventures and Saba shall use all reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Horizontal Ventures shall, as promptly as practicable after receipt thereof, provide copies to Saba of any written comments received from the SEC with respect to the Joint proxy statement/prospectus and advise Saba of any oral comments with respect to the Joint proxy statement/prospectus received from the SEC. Horizontal
Ventures agrees that none of the information supplied or to be supplied by Horizontal Ventures for inclusion or incorporation by reference in the Joint proxy statement/prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Saba Shareholders Meeting (as defined below) or the Horizontal Ventures Shareholders Meeting (as defined below), will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Saba agrees that none of the information supplied or to be supplied by Saba for inclusion or incorporation by reference in the Joint proxy statement/prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Saba Shareholders Meeting or the Horizontal Ventures Shareholders
Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
For purposes of the foregoing, it is understood and agreed that information concerning or related to Horizontal Ventures and the Horizontal Ventures Shareholders Meeting will be deemed to have been supplied by Horizontal Ventures and information concerning or related to Saba and the Saba Shareholders Meeting shall be deemed to have been supplied by Saba. Horizontal Ventures will provide Saba with a reasonable opportunity to review and comment on any amendment or supplement to the Joint proxy statement/prospectus prior to filing such with the SEC, and will provide Saba with a copy of all such filings made with the SEC.
 No
amendment or supplement to the information supplied by Saba for inclusion in the Joint proxy statement/prospectus shall be made without the approval of Saba, which approval shall not be unreasonably withheld or delayed.

   (b) Saba shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Saba Shareholders Meeting") for the purpose of obtaining the Required Saba Vote with respect to this Agreement, shall take all lawful action to solicit the approval of this Agreement by the Required Saba Vote, and the Board of directors of Saba shall recommend approval of this Agreement by the shareholders of Saba. Horizontal Ventures agrees that at the Saba Shareholders Meeting Horizontal Ventures shall vote all of its shares of Saba Common stock in favor of this Agreement, and thus the Merger agreement will receive the Required
 Saba Vote
as result of such vote by Horizontal Ventures.

   (c) Horizontal Ventures shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Horizontal Ventures Shareholders Meeting") for the purpose of obtaining the Required Horizontal Ventures Vote, shall take all lawful action to solicit the approval of the Horizontal Ventures Share Issuance by the Required Horizontal Ventures Vote and the Board of directors of Horizontal Ventures shall recommend approval of the Horizontal Ventures Share Issuance contemplated by this Agreement by the shareholders of Horizontal Ventures.

   (d) On or prior to the date of the Saba Shareholders Meeting, Saba will deliver to Horizontal Ventures a letter (the "Saba Affiliate Letter") identifying all persons who are "affiliates" of Saba for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, Saba will use all reasonable efforts to cause each person identified as an "affiliate" in the Saba Affiliate Letter to deliver a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145.

Section 4.2 Access to Information. Upon reasonable notice, each party shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause its subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period by the requirements of federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) a governmental entity requires such party or any of its subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any governmental entity applicable to such party requires such party or its subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence. Any investigation by Horizontal Ventures or Saba shall not affect the representations and warranties of Saba or Horizontal Ventures, as the case may be.

Section 4.3   Best Efforts.

       (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. Nothing in this
Section 4.3(a) shall require any of Horizontal Ventures and its subsidiaries to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of Horizontal Ventures, Saba or their respective subsidiaries, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason, if Horizontal Ventures reasonably determines that such sale or other disposition would have or is likely to have a Material Adverse Effect on Horizontal Ventures and its subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

       (b) In furtherance and not in limitation of the covenants of the parties contained in Section 4.4(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of Horizontal Ventures and Saba shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

                                       ARTICLE V

                               CONDITIONS TO CLOSING

Section 5.1 Conditions to Each Party's Obligation to Effect the Merger. Except as may be waived in writing by the Parties, all of the obligations of the Parties under this Agreement are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following conditions:

       (a) Shareholder Approval. Saba shall have obtained the Required Saba Vote in connection with the adoption of this Agreement by the shareholders of
 Saba
and Horizontal Ventures shall have obtained the Required Horizontal Ventures
 Vote
in connection with the approval of the Horizontal Ventures Share Issuance by the shareholders of Horizontal Ventures.

       (b) No Injunctions, Restraints or Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity
of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, provided however, that the provisions of this Section 5.1(b) shall not be available to any
party whose failure to fulfill its obligations by Section 4.3 shall have been the
cause of, or shall have resulted in, such order or injunction.

     (c) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

       (d) Nasdaq Listing. The shares of Horizontal Ventures Common stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for quotation on the Nasdaq SmallCap Market.

Section 5.2 Additional Conditions to Obligations of Horizontal Ventures and Merger Sub. The obligations of Horizontal Ventures and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Horizontal Ventures, on or
prior to the Closing Date of the following conditions:

       (a) Representations and Warranties. The representations and warranties of Saba set forth in Section 3.1 shall be true and correct in all material respects as of the Closing Date, subject to any changes contemplated by this Agreement.

       (b) Performance of Obligations of Saba. Saba shall have performed or complied in all material respects with all agreements and covenants required to be
performed by it under this Agreement at or prior to the Closing Date.

       (c) No Conversion or Redemption of the Saba Preferred Shares. At or prior to the Effective Time, none of the Saba Preferred Shares presently issued and outstanding shall have converted to Saba Common stock unless said conversion was completed with the written consent of Horizontal Ventures or otherwise waived
in writing by Horizontal Ventures. Additionally, Saba shall not have received a notice of redemption relative to the Saba Preferred Shares unless Saba shall have
redeemed said Preferred Shares or provided for their redemption out of its available cash.

       (d) No Adverse Change. In accordance with Section 3.1(13) Saba shall not have suffered any material adverse change, materially adversely affecting the condition (financial or otherwise) including the inability to meet a redemption notice, call notice or any other form of obligation outstanding at the time of entering into this Agreement that cannot be satisfied through legally available funds of Saba.

     (e) Opinion of Saba's Counsel. Saba shall have delivered to Horizontal Ventures the opinion, dated as of the Closing Date, of Susan M. Whalen, Esq., counsel to Saba, in the form attached hereto as Schedule 5.2(c).

       (f) Certificate of Officers. Saba shall have delivered to Horizontal Ventures a certificate dated as of the Closing Date, executed in its corporate name by, and verified by, the oath of the Chairman of its management committee certifying to the fulfillment of the conditions specified in this Section 5.2.

Section 5.3 Additional Conditions to Obligations of Saba. The obligations of Saba to effect the Merger are subject to the satisfaction of, or waiver by Saba, on or prior to the Closing Date of the following conditions:

       (a) Representations and Warranties. The representations and warranties of Horizontal Ventures and Merger Sub set forth in Section 3.2 shall be true and correct in all material respects as of the Closing Date, subject to any changes contemplated by this Agreement.

       (b) Performance of Obligations of Horizontal Ventures and Merger Sub. Horizontal Ventures and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date.

     (c) Certificate of Officer. Horizontal Ventures shall have delivered to Saba a certificate dated as of the Closing Date, executed in its corporate name by, and verified by, the oath of its chairman and chief executive officer certifying to the fulfillment of the conditions specified in this Section 5.3.

                                  ARTICLE VI

             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All statements of fact contained herein, any certificate or schedule delivered by or on behalf of Saba, Horizontal Ventures or Merger Sub by the terms hereof, shall be deemed representations and warranties made by Saba, Horizontal Ventures and Merger Sub, respectively, to each other under this Agreement. The representations and warranties of the parties shall survive the Closing for a period of one year.

                                 ARTICLE VII

                         TERMINATION AND AMENDMENT


Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Saba or Horizontal
Ventures:

      (a) By mutual written consent of Horizontal Ventures and Saba, by action of their respective Boards of Directors;

     (b) By either Saba or Horizontal Ventures if the Effective Time shall not have occurred on or before the elapse of three months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 4.3) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

       (c) By either Saba or Horizontal Ventures if (i) the approval by the shareholders of Saba required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Saba Vote or (ii) the approval by the shareholders of Horizontal Ventures required for the Horizontal Ventures Share Issuance to consummate the Merger shall not have been obtained by reason of the failure to obtain the Required Horizontal
Ventures Vote,
in each case upon the taking of such vote at a duly held meeting of the shareholders of Saba or Horizontal Ventures, as the case may be, or at any reconvened meeting after any adjournment or postponement thereof.

       (d) By either Saba or Horizontal Ventures if any condition precedent contained in Article V has not occurred and has not been waived by the other party or cured in time to comply with Section 7.1(b).

Section 7.2   Effect of Termination.

       (a) A termination as a result of Section 7.1(b) resulting from the failure of any party to fulfill an obligation under this Agreement in a timely manner (including without limitation Section 4.3) or a termination that results from Section 7.1(d) with respect only to conditions precedent contained in Sections 5.2 and 5.3 of Article V shall be deemed a "Default" on the part of the party responsible for the Termination and the party who is in Default shall be deemed a "Defaulting Party."

       (b) In the event of termination of this Agreement by either Saba or Horizontal Ventures as provided in Section 7. 1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Horizontal Ventures or Saba or their respective officers, directors or counsel except with respect to this Section 7.2.

       (c) Horizontal Ventures and Saba agree that should this Agreement be terminated as a result of a default by a Defaulting Party, the Defaulting Party shall pay the sum of $1 million plus in the case of Saba being the Defaulting Party, all sums invested into Saba by Horizontal Ventures or its affiliates and all sums advanced by Horizontal Ventures on behalf of Saba up to the Termination Date (the "Termination Fee") in the event that either party shall terminate this Agreement by Sections 7.1(b) or (d) with respect only to conditions precedent contained in Sections 5.2 and 5.3 of Article V as a result of the failure of either party to fulfill its obligations under this Agreement (including without limitation Section 4.3).

       (d) The Termination Fee required to be paid by Section 7.2(b) shall be made to non defaulting party upon termination of this Agreement by wire transfer of immediately available funds to an account designated by non defaulting party.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Saba and Horizontal Ventures, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or of Nasdaq requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a
party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE VIII

                                   MISCELLANEOUS

Section 8.1 Announcement. Unless otherwise previously announced, the parties agree to draft an announcement relating to this Agreement within 24 hours of the execution hereof, which announcement shall be released as a joint announcement through the business new wire services.

Section 8.2 Counterparts and Facsimile Signatures. In order to facilitate the execution of this Agreement, the same may be executed in any number of counterparts and signature pages may be delivered by telefax.

Section 8.3 Assignment. Neither this Agreement nor any right created hereby shall be assignable by Saba or Horizontal Ventures without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereby and their respective successors, assigns, heirs, executors, administrators, or personal representatives, any rights or remedies under or by reason of this Agreement.

Section 8.4 Entire Agreement. This Agreement, the schedules hereto, and the other documents delivered pursuant hereby constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein. All prior agreements and understandings are superseded by this Agreement and the schedules hereto.

Section 8.5 Knowledge. When used in this Agreement, the term "knowledge" and words of similar import means knowledge actually possessed by an officer or director of a party, whether by personal discovery or communication received from
a subordinate, but does not include imputed or vicarious knowledge.

Section 8.6 Governing Law. This Agreement shall be governed by the laws of the State of Colorado, except that the DGCL shall govern as to matters of corporate law pertaining to Saba and Merger Sub. Any action brought to enforce this Agreement or any term thereof shall be brought in a court of competent jurisdiction in Denver, Colorado and each party hereto affirmatively agrees to submit to the jurisdiction in that city and state.

Section 8.7 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.8 Notices. Any notice, communication, request, reply, or advice, hereinafter severally and collectively called "notice," in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing and may be given by personal delivery or U.S. mail, or confirmed telefax.
If given by mail, such notice must be sent by registered or certified mail, postage prepaid, mailed to the party at the respective address set forth below, and shall be effective only if and when received by the party to be notified. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

    (1)     If to Horizontal Ventures and/or Merger Sub:

            Horizontal Ventures, Inc.
            Attn: Mr. Randeep S. Grewal
            Chairman and Chief Executive Officer
            630 Fifth Avenue, Suite 1501
            New York, NY 10111
            Telefax: (212) 218-4679

            With a copy to:

            Cohen Brame & Smith Professional Corporation
            Attn: Roger V. Davidson, Esq.
            1700 Lincoln Street, Suite 1800
            Denver, CO 80203
            Telefax: (303) 894-0475

    (2)     If to Saba:

            Saba Petroleum Company
            Attn: Susan M. Whalen, Esq.
            3201 Airpark Drive, Suite 201
            Santa Maria, CA 93455
            Telefax: (805) 347-1072

or at such other address or telefax number as any party may have advised the others in writing.

Section 8.9 Attorney Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees from the other party or parties, which fees shall be in addition to any other relief which may be awarded.


              [Remainder of Page Intentionally Left Blank.]


     IN WITNESS WHEREOF, this Agreement is hereby duly executed by each party hereto as of the date first written above.


Horizontal Ventures:

HORIZONTAL VENTURES, INC.,
a Colorado corporation

By:/s/ RANDEEP S. GREWAL
      Randeep S. Grewal, Chairman
      and Chief Executive Officer


MERGER SUB:

Horizontal Ventures ACQUISITION CORPORATION, a Delaware corporation

By:/s/ RANDEEP S. GREWAL
      Randeep S. Grewal, Chairman
      and Chief Executive Officer


SABA:

SABA PETROLEUM COMPANY,
a Delaware corporation

By: /S/WILLIAM HAGLER
       William Hagler, Chairman
       of the Executive Committee



                                  AMENDMENT NO. 1
                      TO THE AGREEMENT AND PLAN OF MERGER


     This Amendment No. 1 to the Agreement and Plan of Merger (the "Agreement") is entered into this 16th day of February, 1999 by and among Horizontal Ventures,
Inc., a Colorado corporation ("Horizontal"), Horizontal Ventures Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Horizontal ("Merger Sub") and Saba Petroleum Company, a Delaware corporation ("Saba").

                                      RECITALS

       WITNESSETH:

       WHEREAS, on December 18, 1998 all of the parties hereto entered into the Agreement; and

       WHEREAS, since that time two new matters have arisen regarding the terms of the Agreement which require the attention of the parties; and

       WHEREAS, the parties have determined that it is in the mutual best interests of the parties and their respective shareholders to adopt the following amendments.

       NOW THEREFORE, in consideration of representations, covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereby agree as follows:

       1. Amendment of the Exchange Ratio. Section 2.1(a) of the Agreement shall be amended such that the exchange ratio shall be defined as follows:
"Exchange Ratio" means the quotient of a fraction whereby the numerator is the number of issued and outstanding shares of Saba Petroleum Corporation not owned directly, indirectly or beneficially by Horizontal Ventures, Inc. on the Closing Date and the denominator is 1,240,000 (the number of shares estimated by Horizontal to be due to the shareholders of Saba on the date of the Agreement, December 18, 1998).

     2. Section 2.2(d) shall be amended to eliminate subsection (3) relating to the offer to pay cash in lieu of stock to Saba shareholders who would result in receipt of less than 2 whole shares of Horizontal.

       3. Miscellaneous. All other matters and sections contained in the Agreement shall remain the same as amended hereby. All defined terms herein shall have the meanings as set forth in the Agreement. Any interpretation of this Amendment shall take into consideration the Agreement as a whole and the intent of this Amendment with respect thereto.


       IN WITNESS WHEREOF, this Amendment to the Agreement and Plan of Merger is hereby duly executed by each party hereto as of the date first written above.



HORIZONTAL VENTURES, INC.,
a Colorado corporation

   /s/ Randeep S. Grewal
By__________________________
     Randeep S. Grewal,
     Chairman and Chief Executive Officer



HORIZONTAL VENTURES ACQUISITION CORPORATION, a Delaware corporation


   /s/ Randeep S. Grewal
By___________________________
     Randeep S. Grewal,
     Chairman and Chief Executive Officer


SABA PETROLEUM COMPANY,
a Delaware corporation


 /s/ Randeep S. Grewa;
By____________________________
    Randeep S. Grewal, President


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     As permitted by the provisions of the Colorado Business Corporation Act (the "CBCA"), Horizontal Ventures has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of Horizontal Ventures, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of Horizontal Ventures and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of Horizontal Ventures, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

     Horizontal Ventures must indemnify a director, officer, employee or agent of Horizontal Ventures who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of Horizontal Ventures, against expenses actually and reasonably incurred by them in connection with the defense.

     Horizontal Ventures may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by Horizontal
Ventures.

  As permitted by Section 7-108-402 of the CBCA, the Horizontal Ventures Articles of Incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (I) breaches of their duty of loyalty to Horizontal Ventures or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions involving unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The general effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care.

     The Horizontal Ventures Articles of Incorporation provide for indemnification of Horizontal Ventures' officers and directors to the maximum extent permitted by law.

     The CBCA also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of Horizontal Ventures, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not Horizontal Ventures has the authority to indemnify them against such liability and expenses. Horizontal Ventures does
not  presently  carry such insurance.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits. The following is a list of exhibits furnished as part of this Registration Statement:

Exhibit No.                      Exhibit Description
-----------                      -------------------

2.1       Agreement and Plan of Merger dated December 18,  1998 (See Annex I)*
2.2 Amendment to Agreement and Plan of Merger dated February 8, 1999 (See Annex I)*
3.1       Restated  Articles  of  Incorporation of Horizontal Ventures (filed as
          Exhibit 3A to Horizontal Ventures' Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 (File No. 0-20760) and incorporated herein by reference)
3.2 By-Laws of Horizontal Ventures (incorporated by reference to Exhibit No. 3 to the Horizontal Ventures' Registration Statement (#33-24265-LA)
4.1 Specimen Common stock Certificates of Horizontal Ventures (incorporated by reference to Exhibit Nos. 1A and 1B of Horizontal Ventures'
          Form 8-A/A registration  Statement (File #0.20760)
5.1       Opinion of Ballard Spahr Andrews & Ingersoll, LLP
8.1       Opinion of Ballard Spahr Andrews & Ingersoll, LLP
10.1 Post-Petition Loan Agreement (incorporated by reference to Exhibit 10E to Horizontal Ventures' Annual Report on Form 10-KSB for the year ended
          December 31, 1996).
10.2      Amended  Post-Petition  Loan Agreement  (incorporated  by reference to
          Exhibit 10-F to Horizontal Ventures' Annual Report on Form 10-KSB for the year ended December 31, 1996).
10.3 Horizontal Drilling Services Letter Agreement (incorporated by reference to Exhibit 10-G to Horizontal Ventures' Annual Report on Form 10-KSB for the year ended December 31, 1996).
10.4 Agreement and Plan of Acquisition (incorporated by reference to Exhibit 10.1 to Horizontal Ventures' Current Report on Form 8-K for
          event dated August 11, 1997).
10.5      Randeep S. Grewal Employment Agreement (incorporated by reference to
          Exhibit 10.1 to Horizontal Ventures' Current Report on Form 8-K for event dated August 28, 1997).
10.6      Post Petition  Loan Agreement  (incorporated  by reference to Exhibit
         10.1 to Horizontal Ventures' Current Report on Form 8-K for event dated August 28, 1997.
10.7 Cat Canyon Lease Purchase Agreement (filed as Exhibit 10K to Horizontal Ventures' Annual Report on Form 10-KSB for the year ended December 31, 1997 (File No. 0-20760) and incorporated herein by reference).
10.8 Employment Agreement with Ilyas Chaudhary (filed as Exhibit 10.3 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.9 Employment Agreement with Walton C. Vance (filed as Exhibit 10.31 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.10     First  Amendment,  Letter  Agreement with Bradley T. Katzung (filed as
          Exhibit 10.33 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.11     Second  Amendment  to  Employment  Agreement with Bradley T. Katzung
          (Filed as Exhibit 10.5 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.12 Employment Agreement with Burt Cormany (filed as Exhibit 10.1 to Saba's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.13    Employment Agreement with Alex Cathcart, dated March 1, 1997, (filed as
          Exhibit 10.38 to Saba's Quarterly Report Form 10-Q for the quarter ended June 30, 1997 (file No.001-13880) and incorporated herein by reference)
10.14 Retainer Agreement with Rodney C. Hill, A Professional Corporation, dated March 16, 1997 (filed as Exhibit 10.39 to Saba's Quarterly Report
          Form 10-Q for the quarter ended June 30, 1997(File No. 001-13880) and incorporated herein by reference)
10.15 Amendment to Retainer Agreement with Rodney C. Hill, A Professional Corporation dated March 13, 1998 (Filed as Exhibit 10.9 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference
10.16 Saba Petroleum Company 1996 Equity Incentive Plan (filed as Exhibit 4.4 to Saba's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference
10.17 Saba Petroleum Company 1997 Stock Option Plan for Non-Employee Directors (filed as Exhibit 4.5 to Saba's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)
10.18 First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.1 to Saba's quarterly report on Form 10-QSB for the quarter ended September 30, 1996 (File No. 001-13880) and incorporated herein by reference)
10.19 Amendment Number One to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.20 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 1-12322) and incorporated herein by reference)
10.20 Amendment Number Two to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.1 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)
10.21 Amendment Number Three to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.2 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)
10.22 Amendment Number Four to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10 to Saba's Current Report on Form 8-K filed September 24, 1997 (File No. 001-13880) and incorporated herein by reference)
10.23 Corrections relating to Second Amendment dated August 28, 1997, and Fourth Amendment dated September 9, 1997 to the First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A.
          (filed as Exhibit 10.4 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)
10.24 Amendment Number Five to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.4 to Saba's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.25 Consent Letter to Preferred Stock Transaction by Bank One, Texas, N.A. dated December 31, 1997 (filed as Exhibit 10.2 to Saba's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.26 Amendment of the First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A., dated December 31, 1997 (filed as
          Exhibit 10.3 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.27 Amendment Number Seven to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (Filed as Exhibit 10.21 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.28 Stock Purchase Agreement (filed as an exhibit to Saba's Current Report on Form 8-K dated January 10, 1995 (File No. 1-12322) and incorporated herein by reference)
10.29 Processing Agreement between Santa Maria Refining Company and Petro Source Refining Corporation (filed as Exhibit 10.6 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.30 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Teca and Nare fields (filed as
          Exhibit 10.7 to Saba's Registration Statement on Form SB-2 (File No.33-94678) and incorporated herein by reference)
10.31 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Cocorna Field (filed as Exhibit
          10.8 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.32 Agreement among Saba Petroleum Company and Cabot Oil and Gas Corporation to acquire Cabot Properties (filed as Exhibit 10.9 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.33 Agreement among Saba Petroleum Company, Beaver Lake Resources Corporation and Capco Resource Properties Ltd. (filed as Exhibit 10.10 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.34 Amendment to Agreement among Saba, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire the Teca and Nare fields (filed as Exhibit
          2.2 to Saba's Current Report on Form 8-K dated September 14, 1995 (File No. 1-12322) and incorporated herein by reference)
10.35 Promissory Notes of Saba (filed as Exhibit 10.13 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.36 CRI Stock Purchase Termination Agreement (filed as Exhibit 10.14 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.37 Form of Common Stock Conversion Agreement between Capco and Saba (filed as Exhibit 10.15 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.38 Form of Agreement regarding exercise of preemptive rights between Capco and Saba (filed as Exhibit 10.16 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.39 Letter Agreement, as amended, between Omimex de Colombia, Ltd. and Saba (filed as Exhibit 10.17 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.40 Promissory Note of Mr. Chaudhary (filed as Exhibit 10.2 to Saba's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)
10.41 Form of Stock Option Agreements between Mr. Chaudhary and Messrs. Hickey and Barker (filed as Exhibit 10.3 to Saba's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)
10.42 Form of Stock Option Termination Agreements between Saba and Messrs. Hagler and Richards (filed as Exhibit 10.4 to Saba's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No.001-13880) and incorporated by reference)
10.43 Agreement Minutes concerning Colombia oil sales contract between Omimex as operator and Ecopetrol (filed as Exhibit 10.21 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.44 Operating Agreement between Omimex and Sabacol-Velasquez property (filed as Exhibit 10.22 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.45 Operating Agreement between Omimex and Sabacol-Cocorna and Nare properties (filed as Exhibit 10.23 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.46 Operating Agreement between Omimex and Sabacol-Velasquez-Galan Pipeline (filed as Exhibit 10.24 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.47 Operating Agreement between Omimex and Sabacol-Cocorna Concession property (filed as Exhibit 10.25 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.48     Life insurance contract on life of Ilyas Chaudhary  (filed as Exhibit
          10.26 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.49     Life insurance  contract on life of Ilyas Chaudhary (filed as Exhibit
          10.27 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.50 Agreement for Assignment of Leases between Saba and Geo Petroleum, Inc. (filed as an exhibit to Saba's amended annual report on Form 10-KSB/A for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.51 Amendment to Agreement for Assignment of Leases between Saba and Geo Petroleum, Inc. (Filed as Exhibit 10.45 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.52 Agreement to Provide Collateral between Capco and Saba Petroleum Company (filed as Exhibit 10.29 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.53 Purchase and Sale Agreement between DuBose Ventures, Inc., Rockbridge Oil & Gas, Inc., Saba Energy of Texas, Incorporated and Energy Asset
          Management Corporation to acquire properties in Jefferson Parish, LA (filed as Exhibit 10.30 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.54 Beaver Lake Resources Corporation March 1997 Re-Financing Agreement (filed as Exhibit 10.3 to Saba's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.55 Production Sharing Contract between Perusahaan Pertambangan Minyak Dan Gas Bumi Nagara (Pertamina) and Saba Jatiluhur Limited (filed as
          Exhibit 10.5 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)
10.56 Agreements among Saba, Amerada Hess Corporation and Hamar Associates II, LLC dated November 1, 1997 (Filed as Exhibit 10.50 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.57 Agreements among Saba, Chevron U.S.A. Production Company and Nahama Natural Gas (Filed as Exhibit 10.51 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.58 Exchange Agreement between Saba and Energy Asset Management Company, L.L.C. dated March 6, 1998 (Filed as Exhibit 10.52 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.59 Office Lease Agreement, 3201 Airpark Drive, Santa Maria, California (filed as Exhibit 10.2 to Saba's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.60 Office Lease Agreement, 17526 Von Karman Avenue, Irvine, California (Filed as Exhibit 10.54 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.61 Purchase and Sale Agreement between Saba and Statoil Exploration (US) Inc. dated August 19, 1997 (filed as an exhibit to Saba's Current Report on Form 8-K dated September 24, 1997 (File No. 001-13880) and incorporated herein by reference)
10.62     Securities  Purchase  Agreement dated December 31, 1997 (filed as
          Exhibit 10.1 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.63 Registration Rights Agreement dated as of December 31, 1997(filed as Exhibit 3(I).1(a) to Saba's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)
10.64 Stock Purchase Warrant (Closing Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to Saba's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)
10.65 Stock Purchase Warrant (Redemption Warrant) dated December 31, 1997 (filed as Exhibit 3(I).1(a) to Saba's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)
10.66 Finder Agreement dated as of December 31, 1997 (Filed as Exhibit 10.60 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.67 Stock Purchase Warrant (Finder Warrant) dated as of December 31, 1997 (Filed as Exhibit 10.61 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.68     Preliminary Agreement To Enter Into A Business Combination dated
          March 18, 1998 by and among Saba and Omimex Resources, Inc. (filed as Exhibit 10.1 to Saba's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)
10.69 Press Release announcing the Proposed Combination between Saba and Omimex Resources, Inc. dated March 18, 1998 (filed as Exhibit 10.2 to Saba's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference) 10.70 Preferred Stock Transfer Agreement dated October 7, 1998 between Horizontal Ventures and RGC (filed as Exhibit 10.1 to Horizontal Ventures' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.71 Common stock Purchase Agreement dated October 8, 1998 between Horizontal Ventures and Saba (filed as Exhibit 10.2 to Horizontal Ventures' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.72 Option Agreement dated July 22, 1998 between Horizontal Ventures and IPH (filed as Exhibit 10.3 to Horizontal Ventures' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.73 Promissory Note dated October 6, 1998 payable by Horizontal Ventures to IPH (filed as Exhibit 10.4 to Horizontal Ventures' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.74 Pledge Agreement dated October 6, 1998 between Horizontal Ventures and IPH (filed as Exhibit 10.5 to Horizontal Ventures' Quarterly Report
          on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.75 Promissory Note dated November 4, 1998 payable by Horizontal Ventures to IPH (filed as Exhibit 10.6 to Horizontal Ventures' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.76 Pledge Agreement dated November 4, 1998 between Horizontal Ventures and IPH (filed as Exhibit 10.7 to Horizontal Ventures' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.77 Agreement and Plan of Reorganization dated as of June 1, 1998 by and among Saba and Ominex Resources, Inc. et al. (filed as Exhibit 10.1 to Saba's Current Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).
10.78 Consent letter to provisions of Section 1.7 of the Agreement and Plan of Reorganization by Bank One, Texas, NA, dated June 2, 1998 (filed as
          Exhibit 10.2 to Saba's Current Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).
10.79 Amendment to First Amended and Restated Loan Agreement dated September 23, 1996, as amended among Saba et al. And Bank One, Texas, NA dated June 9,(filed as Exhibit 10.3 to Saba's Current Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).
10.80 Mutual Termination and Release Agreement dated September 15, 1998 by and among Saba, Saba Acquisition, Inc., Omimex Resources, Inc., the Omimex Resources, Inc. stockholders and Ilyas Chaudhary (filed as Exhibit 10.67 to Amendment No. 2 to Saba's Registration Statement on Form S-1 dated December 22, 1998 (File No. 333-45023) and incorporated herein by reference).
10.81 Letter Agreement dated October 8, 1998 between Saba and Horizontal Ventures (filed as Exhibit 10.3 to Saba's Current Report on Form 8-K dated October 6, 1998 (File No. 001-138807) and incorporated herein by reference).
10.82     Employment  Agreement with Imran Jattala dated July 23, 1998 (filed as
          Exhibit 10.71 to Amendment No. 2 to Saba's Registration Statement on Form S-1 dated December 22, 1998 (File No. 333-45023) and incorporated herein by reference).
10.83 Stock Exchange Agreement dated November 23, 1998 among Horizontal Ventures and the Shareholders of Saba Acquisub, Inc.*
10.84 Agreement to Amend Common stock Purchase Agreement dated December 3, 1998 between Saba and Horizontal Ventures (filed as Exhibit
10.85 Amendment No. 1 dated December 15, 1998 to Stock Exchange Agreement dated November 23, 1998 among Horizontal Ventures and the shareholders of Saba Acquisub, Inc.* 10.1 to Saba's Current Report on Form 8-K dated December 18, 1998 File No. 001-13880) and incorporated herein by reference).
10.86     Amendment to $1,500,000 Promissory Note*
16.1 Letter by PricewaterhouseCoopers, LLP dated February 15, 1999 regarding change in accountants*
21.1      Subsidiaries of Horizontal Ventures Acquisition Corporation (filed as
          Exhibit 21.1 to Horizontal Ventures' Registration Statement on Form S-4 dated December 22, 1998 and incorporated herein by reference).
21.2 Subsidiaries of Saba (filed as Exhibit 21.1 to Saba's Registration Statement on Form S-1 dated January 21, 1998 and incorporated herein by reference).
23.1 Consent of Bateman & Co., Inc., P.C., Independent Certified Public Accountants, related to the financial statements for Horizontal Ventures, Inc.*
23.2 Consent of PricewaterhouseCoopers,LLP, Independent Certified Public Accountants, related to the financial statements for Saba Petroleum Company*
23.3      Consent of Netherland, Sewell & Associates, Inc. (filed as Exhibit
          23.3 to Horizontal Venture's Registration Statement on Form S-4 dated December 22, 1998 and incorporated by reference)
23.4 Consent of Sproule Associates Limited (filed as Exhibit 23.4 to Horizontal Venture's Registration Statement on Form S-4 dated
          December 22, 1998 and incorporated by reference)
23.5      Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in
          Exhibit 5.1 and Exhibit 8.1)
99.1      Form of Horizontal Ventures Proxy*
99.2      Form of Saba Proxy*

     *   Filed herewith.

     (b) Financial Statement Schedules.

  The following financial statement schedule has been furnished as part of this Registration Statement:

     Schedule II - Valuation and Qualifying Accounts of Saba Petroleum Company and Subsidiaries

Item 22. Undertakings

     (a) The undersigned registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (I) that is filed by paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant by presently existing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus by Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby also undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with he Commission pursuant to Rule 424(b) (section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES

     By the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 16, 1999.

                             HORIZONTAL VENTURES, INC.



                             By: /s/  Randeep S. Grewal
                                 ----------------------------------------------
                                 Randeep S. Grewal, Chairman and
                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: February 16, 1999           /s/  Randeep S. Grewal
                                 -----------------------------------------------
                                 Randeep S. Grewal, Chairman and Chief
                                 Executive Officer and a Director



Date: February 16, 1999           /s/  Jan F. Holtrop
                                 -----------------------------------------------
                                 Dr. Jan F. Holtrop, a Director


Date: February 16, 1999

                                 --------------------------------------------
                                 Dirk Van Keulen, a Director


Date: February 16, 1999           /s/  George Andrews
                                 -----------------------------------------------
                                 George Andrews, a Director